Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260266

PROSPECTUS FOR

55,665,294 SHARES OF CLASS A COMMON STOCK

8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK

2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK

AND

76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK

OF

NERDY INC.

This prospectus relates to (i) the resale of 11,549,890 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) issued to legacy Nerdy LLC holders in connection with the closing of the Business Combination, (ii) resale of 7,883,250 shares of Class A common stock issued to TPG Pace Tech Opportunities Sponsor, Series LLC which were issued upon the conversion of the Founder Shares, (iii) resale of 4,000,000 Earnout Shares issued to certain affiliates of TPG Pace, (iv) resale of 642,089 Earnout Shares issued to legacy Nerdy LLC holders, (v) the resale of 15,000,000 shares of Class A common stock issued in the PIPE Investment (as defined below) by certain of the selling securityholders, (vi) the resale of 16,116,750 shares of Class A common stock issued in connection with the Forward Purchase Agreements and (vii) the resale of 473,315 shares of Class A common stock reserved for issuance upon the exercise of the Stock Appreciation Rights held by former employees and consultants. This prospectus also relates to (a) the resale of 3,000,000 warrants to purchase shares of Class A common stock issued to certain shareholders of TPG Pace (as defined below), (b) 4,888,889 warrants to purchase Class A common stock issued to TPG Pace Tech Opportunities, Series LLC (c) the resale of 392,580 warrants to purchase shares of Class A common stock issued in exchange for warrants of Nerdy (as defined below), (d) the issuance by us of up to 8,281,469 shares of Class A common stock upon the exercise of outstanding warrants to purchase shares of Class A common stock, (e) the issuance by us of up to 2,051,864 shares of Class A common stock underlying the 2,051,864 shares of Class B common stock to be issued upon exercise of the outstanding warrants to purchase Class B common stock and (e) the issuance by us of up to 76,732,173 shares of Class A common stock upon the exercise of the OpCo Redemption Right (as defined herein) by the holders of OpCo Units.

On September 20, 2021 (the “Closing Date”), Nerdy Inc., a Delaware corporation (formerly known as TPG Pace Tech Opportunities Corp.) (the “Company”), consummated the previously announced business combination (the “Closing”) pursuant to that certain Business Combination Agreement, dated as of January 28, 2021 (as amended on March 19, 2021, on July 14, 2021, on August 11, 2021 and on August 18, 2021, the “Business Combination Agreement”) by and among the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“TPG Pace Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with TPG Pace Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy LLC”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (the “Blocker Holders”). The transactions contemplated by the Business Combination Agreement are collectively referred to herein as the “Business Combination.” Unless the context otherwise provides, “TPG Pace” refers to the registrant prior to the Closing, and “we,” “us,” “our,” “Nerdy Inc.,” and the “Company” refer to the registrant and, where appropriate, its subsidiaries following the Closing.

We are registering the resale of shares of common stock and warrants as required by (i) an amended and restated registration rights agreement, dated as of September 20, 2021 (the “Registration Rights Agreement”) with certain holders of Class A Common Stock and private placement warrants, (ii) the subscription agreements entered into by and between TPG Pace and certain qualified institutional buyers and accredited investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination, and (iii) the forward purchase agreements entered into by and between TPG Pace and (a) certain third parties and (b) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”).

We are also registering the (i) resale of other shares of common stock held by certain of our shareholders and (ii) the issuance and resale of shares of common stock reserved for issuance upon the exercise of Stock Appreciation Rights to receive shares of common stock and the settlement of restricted stock units, in each case, held by certain of our current and former employees.

We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants by the selling securityholders.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock, Stock Appreciation Rights and warrants. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Trading of our common stock and warrants began on The New York Stock Exchange (the “NYSE”) on September 20, 2021, under the new ticker symbol “NRDY” for the common stock and “NRDY WS” for the warrants. Prior to the Domestication, TPG Pace’s Class A ordinary shares, par value $0.0001 per share (the “TPG Pace Class A ordinary shares”) and warrants to purchase TPG Pace Class A ordinary shares (the “TPG Pace warrants”) traded under the ticker symbols “PACE” and “PACE WS”, respectively, on the NYSE. On October 22, 2021, the closing sale price of the our common stock was $8.95 per share and the closing price of our warrants was $2.02 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A and Class B Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (Loss) is a non-GAAP financial measure and should not be considered a substitute for any other performance metric derived in accordance with GAAP. Adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, gain on extinguishment of debt, non-cash compensation expense, transaction related costs, and losses on subleases. Nerdy’s management believes that Adjusted EBITDA (Loss) provides useful information to management and investors regarding certain financial and business trends relating to Nerdy’s financial condition and results of operations. The Company believes that the use of Adjusted EBITDA (Loss) provides an additional tool for investors to use in evaluating ongoing operating results and trends. Adjusted EBITDA (Loss) is not a GAAP measure of our financial performance or liquidity and management does not consider Adjusted EBITDA (Loss) in isolation or as an alternative to financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA (Loss) differently, and therefore the Adjusted EBITDA (Loss) of Nerdy included in this presentation may not be directly comparable to similarly titled measures of other companies. Please refer to the consolidated financial statements and notes thereto included elsewhere in this prospectus.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“additional forward purchasers” means third party purchasers not affiliated with TPG Global who committed to purchase securities under the Forward Purchase Agreements;

•	“amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of TPG Pace, effective October 6, 2020;

•

“Available Cash” means as of the closing, the amount of funds contained in TPG Pace’s trust account (net of any shareholder redemption amounts) plus the net cash proceeds to TPG Pace resulting from the Subscription Agreements and the Forward Purchase Agreements;

•	“Blocker Merger Sub I” means TPG Pace Blocker Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of TPG Pace;

•	“Blocker Merger Sub II” means TPG Pace Blocker Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of TPG Pace;

•	“Blocker Merger Subs” means Blocker Merger Sub I and Blocker Merger Sub II;

•	“Blockers” means TCV Blocker and Learn Blocker;

•

“Business Combination Agreement” means that certain Business Combination Agreement, dated January 28, 2021, by and among TPG Pace, TPG Pace Merger Sub, TCV Blocker, Learn Blocker, Blocker Merger Sub I, Blocker Merger Sub II, Nerdy, and, solely for the purposes stated therein, certain entities affiliates with the Blockers (as amended on March 19, 2021, on July 14, 2021, on August 11, 2021 and on August 18, 2021 and as amended, supplemented or otherwise modified from time to time in accordance with its terms);

•	“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Call Right” means the right, pursuant to the OpCo LLC Agreement and upon the exercise of the OpCo Redemption Right by an OpCo Unitholder, for Nerdy Inc. to acquire each tendered OpCo Unit directly from such OpCo Unitholder for, at Nerdy Inc.’s election, (i) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification, or (ii) an equivalent amount of cash;

•	“Cayman Islands Companies Act” means the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time;

•	“Class A Common Stock” means Class A common stock, $0.0001 par value of Nerdy Inc.;

•

“Class A Shares” means the Class A ordinary shares, $0.0001 par value in the capital of TPG Pace, which automatically converted, on a one-for-one basis, into shares of Class A Common Stock in connection with the Domestication;

•	“Class B Common Stock” means the Class B common Stock, par value $0.0001 per share of Nerdy Inc.;

•	“Closing Date” means the date on which the Closing occurred;

•	“Closing” means the closing of the transactions contemplated by the Business Combination Agreement;

•	“Cohn” means, collectively, Cohn Investments, LLC and Charles K. Cohn VT Trust U/A/D May 26, 2017

•	“Common Stock” means the Class A Common Stock and Class B Common Stock;

•

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal, collectively;

•	“Continental” means Continental Stock Transfer & Trust Company;

•

“Domestication” means the transfer by way of continuation and deregistration of TPG Pace from the Cayman Islands and the continuation and domestication as a corporation registered in the State of Delaware, upon which TPG Pace changed its name to Nerdy Inc.;

•	“Earnout Equity” means the TPG Pace Sponsor Earnout Equity and the Nerdy Earnout Consideration;

•	“Effective Time” means the time at which the Merger became effective;

•	“Equity Incentive Plan” means the Nerdy Inc. 2021 Equity Incentive Plan adopted and approved by the shareholders pursuant to the Equity Incentive Plan Proposal;

•	“Excess Shares” means shares in excess of 15,000,000 aggregate forward purchase shares;

•	“Excess Share Forfeitures” means the forfeiture of Excess Shares pursuant to the Waiver Agreement;

•	“Existing Governing Documents” means the amended and restated memorandum and articles of association;

•

“Existing Nerdy Holders” means the existing holders of equity securities of Nerdy, but including with respect to the Blockers, the owners of the Blockers with respect to their indirect interest in Nerdy equity;

•	“Experts” means Nerdy’s tutors, instructors, subject matter experts, educators and other professionals;

•	“Forward Purchase Agreements” means those certain forward purchase agreements, entered into in connection with the TPG Pace IPO, by and among TPG Pace, TPG Holdings and certain third parties pursuant to which TPG Holdings, certain transferees of TPG Holdings and certain third parties, upon the terms and subject to the conditions set forth therein, have agreed to purchase certain Class A Shares and forward purchase warrants prior to the consummation of TPG Pace’s initial business combination;

•	“forward purchase shares” means the shares of Class A Common Stock issued pursuant to the Forward Purchase Agreements;

•	“forward purchase warrants” means the warrants issued pursuant to the Forward Purchase Agreements;

•	“forward purchases” means the transactions contemplated under the Forward Purchase Agreements;

•	“forward purchase securities” means, collectively, forward purchase shares and forward purchase warrants;

•

“Founder Shares” means the 11,250,000 Class F ordinary shares, par value $0.0001 per share, of TPG Pace that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 160,000 were transferred to each of Chad Leat, Kathleen Philips, Wendi Sturgis and Kneeland Youngblood (40,000 shares each) in October 2020, and, following the Domestication, the 11,250,000 Class F ordinary shares automatically converted, on a one-for-one basis, into shares of Nerdy Inc. Class A Common Stock;

•	“Learn Blocker” means LCSOF XI VT, Inc., a Delaware corporation;

•	“Learn Capital” means, collectively, Learn Blocker, Learn Capital Special Opportunities Fund XIV, L.P. and Learn Capital Special Opportunities Fund XV;

•	“Learners” means Nerdy’s students, users, parents, guardians, and purchasers;

•	“Merger Subs” means the Blocker Merger Subs and TPG Pace Merger Sub;

•

“Merger” means the merger of TPG Pace Merger Sub with and into Nerdy pursuant to the Business Combination Agreement, with Nerdy as the surviving company in the Merger and, after giving effect to such Merger, OpCo becoming a subsidiary of TPG Pace;

•	“Minimum Available Cash Condition” means the condition in the Business Combination Agreement that states that Available Cash must equal no less than $250,000,000;

•	“Nerdy” means, prior to the Closing of the Business Combination, Live Learning Technologies LLC, a Missouri limited liability company;

•

“Nerdy Earnout Consideration” means those aggregate 4,000,000 (1) shares of Class A Common Stock or (2) OpCo Units (and a corresponding number of shares of Class B Common Stock) that were paid to certain Existing Nerdy Holders (treating for such calculation each OpCo Unit and corresponding share of Pace Class B Common Stock as one), which such shares or units, as applicable, were issued but subject to forfeiture until the achievement of Triggering Event I with respect 1,333,333 shares or units, Triggering Event II with respect to 1,333,333 shares or units, and Triggering Event III with respect to 1,333,334 shares or units;

•	“Nerdy Inc. Board” means the board of directors of Nerdy Inc.;

•	“Nerdy Inc. Founder Shares” means, after the domestication, the Class F Common Stock, par value $0.0001 of Nerdy Inc.;

•	“Nerdy Inc. Preferred Stock” means shares of Nerdy Inc. preferred stock, par value $0.0001;

•	“Nerdy Inc.” means Nerdy Inc., a Delaware corporation (f.k.a. TPG Pace Tech Opportunities Corp.), upon and after the Domestication;

•

“Nerdy Recapitalization” means the conversion of each outstanding class of Nerdy preferred units and the Nerdy profit units (whether vested or unvested) into Nerdy common units (subject to substantially the same terms and conditions, including applicable vesting requirements);

•	“Nerdy Securities” means Class A Common Stock and Nerdy Inc. warrants;

•	“Nerdy Stockholder Group” means, collectively, Cohn, Learn Capital and TCV;

•	“Nerdy Inc. warrants” means the warrants issued by Nerdy Inc. to acquire shares of Class A Common Stock;

•	“Nerdy warrants” means the Nerdy Inc. warrants and the OpCo warrants that were issued to the equity holders of Nerdy in connection with the Business Combination.

•	“NYSE” means the New York Stock Exchange;

•	“OpCo” means, after the conversion to a Delaware limited liability company and the Merger, Nerdy, LLC, a Delaware limited liability company;

•	“OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo entered into in connection with the Closing;

•

“OpCo Redemption Right” means the right, pursuant to the OpCo LLC Agreement, for OpCo Unitholders (other than Nerdy Inc.) to cause OpCo to acquire all or a portion of their vested OpCo Units and corresponding shares of Class B Common Stock for shares of Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each OpCo Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification;

•	“OpCo Units” means the units of OpCo;

•	“OpCo Unitholder” means a holder of OpCo Units;

•	“OpCo warrants” means the warrants issued by OpCo to purchase OpCo Units;

•

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the certain investors agreed to purchase, and TPG Pace agreed to issue and sell to such investors, newly issued shares of Class A Common Stock at a purchase price of $10.00 per share for gross proceeds of approximately $150 million, which purchase and sale was consummated concurrently with the Business Combination;

•	“PIPE Investors” means the investors who participated in the PIPE Financing.

•

“private placement warrants” means the 7,333,333 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor (which became exercisable for Class A Shares at an exercise price of $11.50 per share), which are substantially identical to the public warrants sold as part of the units in the TPG Pace IPO, subject to certain limited exceptions, 2,444,444 were forfeited by our Sponsor pursuant to the Waiver Agreement in connection with the Business Combination and, after the Domestication, the 4,888,889 private placement warrants (after giving effect to the forfeiture described in the foregoing) that are exercisable for Class A Common Stock at $11.50 per share;

•	“public shareholders” means holders of public shares;

•	“public shares” means the currently outstanding 45,000,000 Class A Shares issued as part of the Units in the TPG Pace IPO;

•

“public warrants” means the currently outstanding 9,000,000 warrants to purchase Class A Shares that were issued as part of the Units in the TPG Pace IPO (which became exercisable for Class A Shares at an exercise price of $11.50 per share) and, after the Domestication, the 9,000,000 warrants to purchase Class A Common Stock that are exercisable for shares of Class A Common Stock at $11.50 per share;

•	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

v

•

“Registration Rights Agreement” means that certain agreement with certain holders of Class A Common Stock and warrants after Closing, pursuant to which registration rights with respect to such securities will be offered;

•	“SEC” means the Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•

“Share Forfeitures” means, together, the Excess Share Forfeiture and the additional forfeiture of 2,000,000 shares of Class A Common Stock by holders of Founder Shares pursuant to the Waiver Agreement;

•

“Stockholders’ Agreement” means that certain agreement by and among TPG Pace, the Nerdy Stockholder Group and Sponsor, pursuant to which certain governing rights and obligations of the parties are given;

•	“Sponsor” means TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware limited liability company;

•	“Subscription Agreements” means the subscription agreements, entered into by TPG Pace and certain investors in connection with the PIPE Financing;

•	“TCV” means, collectively, TCV Blocker, TCV VIII (A) VT, L.P., TCV VIII, L.P., TCV VIII (B), L.P., TCV Member Fund, L.P and TCV VIII Master, L.P.;

•	“TCV Blocker” means TCV VIII (A) VT, Inc., a Delaware corporation;

•	“TPG” means TPG Global, LLC and its affiliates;

•	“TPG Capital BD” means TPG Capital BD, LLC, an affiliate of our Sponsor and TPG Pace;

•	“TPG Global” means TPG Global, LLC;

•	“TPG Global Purchasers” means affiliates and employees of TPG Global that have committed to purchase forward purchase securities pursuant to the Forward Purchase Agreements;

•	“TPG Pace Initial Shareholders” means our Sponsor and the TPG Pace Independent Directors;

•	“TPG Pace IPO” means TPG Pace’s initial public offering that was consummated on October 9, 2020;

•	“TPG Pace Merger Sub” means TPG Pace Tech Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TPG Pace;

•	“TPG Pace ordinary shares” means our Class A Shares and our Founder Shares;

•	“TPG Pace Public Securities” means Class A Shares and TPG Pace Public Warrants;

•

“TPG Pace Public Warrants” means the currently outstanding 9,000,000 warrants to purchase Class A Shares that were issued as part of the Units in the TPG Pace IPO (which became exercisable for Class A Shares at an exercise price of $11.50 per share);

•

“TPG Pace Sponsor Earnout Equity” means 4,000,000 shares of Class A Common Stock that have been made subject to potential forfeiture by Sponsor following the Closing until the achievement of Triggering Event I with respect 1,333,333 shares, Triggering Event II with respect to 1,333,333 shares, and Triggering Event III with respect to 1,333,334 shares, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration;

•	“TPG Pace,” means TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;

•

“TRA Holders” means the OpCo Unitholders (other than Nerdy Inc.) that are a party to the Tax Receivable Agreement (and their respective successors and permitted assigns under the Tax Receivable Agreement);

•	“transfer agent” means Continental, TPG Pace’s transfer agent;

•

“Triggering Event I” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $12.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

•

“Triggering Event II” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $14.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

•

“Triggering Event III” means the date on which the closing sale price of one share of Class A Common Stock quoted on the New York Stock Exchange (or the exchange on which the shares of Class A Common Stock are then listed) is greater than or equal to $16.00 for any 20 days within any 30 consecutive day period in which the Class A Common Stock are actually traded on the applicable exchange for the period between January 28, 2021 and the five-year anniversary of the Closing Date;

•

“Trust Account” means the trust account established at the consummation of the TPG Pace’s IPO that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“Units” means the units of TPG Pace, each unit representing one Class A Share and one-fifth of one warrant to acquire one Class A Share, that were offered and sold by TPG Pace in its initial public offering and in its concurrent private placement;

•

“Waiver Agreement” means that certain waiver agreement, dated January 29, 2021, by and among TPG Pace, our Sponsor and each holder of issued and outstanding Founder Shares which provides, among other things, that (i) holders of Founder Shares agreed to forfeit for no consideration a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock issued pursuant to certain Forward Purchase Agreements over an aggregate of 15,000,000 shares of Class A Common Stock, (ii) such holders of Founder Shares agreed to forfeit for no consideration 2,000,000 shares of Class A Common Stock, which shares of Class A Common Stock were immediately cancelled upon the Closing, (iii) Sponsor agreed to forfeit for no consideration 2,444,444 private placement warrants that were immediately cancelled upon the Closing and (iv) Sponsor further agreed to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout Consideration;

•	“warrants” means, collectively, the FPA Warrants, public warrants, private placement warrants and certain Nerdy warrants.

Unless otherwise specified, the share counts and other data set forth in this prospectus

•

includes (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which are issued and outstanding as of Closing, but subject to forfeiture and (b) an expected 18,075,207 shares (of which 5,976,406 will be shares of Class A Common Stock of Nerdy, Inc. and 12,098,801 shares of Class B Common Stock of Nerdy Inc.) underlying (i) 9,036,422 vested (of which 1,233,379 are vested unit appreciation rights and 7,803,043 are vested profit interest units) and (ii) 9,038,785 unvested (of which 4,743,027 are unvested stock appreciation rights and 4,295,758 are unvested profit interest units), which unvested stock appreciation rights and profit interest units will be subject to certain vesting conditions and a risk of forfeiture, that are held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing;

•	does not take into account the issuance of any shares under the Equity Incentive Plan; and

•	otherwise assumes that none of TPG Pace’s existing shareholders or Nerdy equity holders purchase Class A Shares in the open market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this prospectus in relation to Nerdy has been provided by Nerdy and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the market opportunity of Nerdy Inc.;

•	the ability to obtain and/or maintain the listing of the Class A and Class B Common Stock and the Company warrants on the NYSE, and the potential liquidity and trading of such securities;

•	the risk that the Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and retain its key employees;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our ability to effectively and strategically use the cash received in connection with the Business Combination;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	the period over which the Company anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	regulatory developments in the United States and foreign countries;

•	the impact of laws and regulations;

•	our ability to attract and retain key management personnel;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	the effect of COVID-19 on the foregoing; and

•	other factors detailed in the Prospectus in the section entitled “Risk Factors” beginning on page 12.

The forward-looking statements contained in this prospectus are based on information available as of the date of this Prospectus and current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THIS PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to making an investment descision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Nerdy and its subsidiaries prior to the Business Combination and to Nerdy Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Mission

Our mission is to transform how people learn through technology. We are enabling access to high quality, personalized, live learning in any subject, anywhere, at any time.

Business Overview

Nerdy is a leading direct-to-consumer platform for live online learning. We have built a comprehensive online learning destination that enables the delivery of scaled, high-quality, live instruction for Learners of all ages across more than 3,000 subjects. Through our flagship business, Varsity Tutors, we delivered over 4.7 million hours of live learning in 2020, including 1.6 million paid hours of live learning and 3.1 million hours of free live learning, across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Our purpose-built proprietary platform leverages technology, including artificial intelligence, or AI, to source, evaluate, and match tutors, instructors, subject matter experts, educators and other professionals (“Experts”) directly with students, users, parents, guardians, and purchasers (“Learners”).

Every day millions of student and professional learners in our country struggle to get the help they need to master the subjects they are attempting to learn. Whether it is seeking help understanding algebra or chemistry, learning to code, studying for a nursing exam or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance.

We attract Learners across a variety of audiences and subjects including K-8, High School, College, Graduate, Professional, and other Adult Learners to get the knowledge that they need. The breadth of our platform offering in terms of both subject and learning format, combined with our ability to build trust, own the customer relationship, and make good on our customer promises has allowed us to generate high customer satisfaction as evidenced by our Net Promoter Score of 68 for customers surveyed in 2020. This relationship with our customers and a relentless focus on delivering an exceptional customer experience enables longer-term and higher lifetime value relationships with Learners.

We attract Experts to our platform who are highly qualified to instruct across a variety of audiences and subjects. We offer Experts the opportunity to generate income from the convenience of home with less hassle, deliver a superior online instruction experience, and empower them to help people learn. Our technology platform matches Learners to the Experts who are qualified to provide the unique assistance our Learners need, which results in long-term highly-satisfied customer relationships that generate sustained income for our Experts.

Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, which enables us to match Learners to the Experts who are ideally qualified to help them learn. The result is an exceptional experience for Learners. We use AI to select the ideal Expert for a given Learner’s needs, taking into account more than 100 variables, including Learner and Expert attributes, diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for Nerdy, something that legacy offline models and online directories struggle to do well.

	Nerdy’s Model	Online Directories / Online Open Marketplace Models	Offline / Legacy Models

Expert Quality	Technology driven-process for identifying and curating top Experts	Limited qualifying and vetting of Experts	Limited ability to find top Experts due to constraint of local geography

Matching Students to Experts	Technology-driven process helps Nerdy identify the right Expert for each Learner’s particular needs	Limited effort to match the Experts best suited to help a specific Learner and limited data captured programmatically to inform personalization	Limited ability to optimize matching due to geographic constraints and limited data captured programmatically to inform personalization

Availability of Formats	Multiple learning formats woven together into one comprehensive online experience	Limited formats typically involving one online format or only facilitating off- platform learning	Multiple offline formats requiring in-person attendance

Session Convenience	Efficient, convenient, and high customer satisfaction	Inefficient, inconsistent customer experience and satisfaction	Inefficient, inconsistent and costly

A recent industry report estimates that the global market for supplemental education in 2020 is $1.3 trillion, excluding government-funded education. The vast majority, approximately 98%, of this direct-to-consumer market remains offline. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning. COVID-19 has further highlighted the inadequacies of traditional in-person models as well as the benefits of online supplemental learning. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024.

Nerdy’s multi-format online learning destination improves access and lowers cost barriers to high-quality, live learning and other additive learning resources. In addition to our paid one-on-one instruction and small group class products, we offer free live large-format online classes that are interactive and can accommodate 500 to over 50,000 Learners. In 2020, over 500,000 Learners experienced over 3 million hours of free live online instruction, including classes taught by celebrity scientists, astronauts, and wildlife experts completely free of charge to Learners. In addition, Nerdy’s library of hundreds of thousands of resources, including online adaptive diagnostic tests and practice problems, are offered completely free for Learners. Our free content helps attract new users to our platform and complements our paid product offerings by increasing retention of our existing users.

Our platform and multiple learning formats allow us to deliver value in more ways and establish lasting relationships between Learners and Experts. This generates powerful network effects in our business: high customer satisfaction attracts more Learners to our platform which in turn attracts more Experts as well. Our business has delivered growth and healthy unit economics.

Active Learner growth is up 80% for the three months ended June 30, 2021 compared to the same period in 2020, while paid online sessions have grown 109% in the same time frame. Active Learner growth is up 67% for the six months ended June 30, 2021, while paid online sessions have grown 142% in the same time frame. For the year ended December 31, 2020, Active Learners increased by 37% from approximately 63 thousand in 2019 to approximately 87 thousand in 2020, while paid online sessions increased by 103% in the same time frame from 549 thousand to 1.1 million sessions.

Revenue during the three months ended June 30, 2021 increased $11.2 million from $21.6 million to $32.8 million, or 52%, compared to the prior year period. Revenue during the six months ended June 30, 2021 increased $22.8 million from $44.6 million to $67.4 million, or 51%, compared to the prior period, due to increased online revenue, which was partially offset by a decline in in-person revenues. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company scaled and integrated several new services, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination. These initiatives resulted in revenue growth throughout the second half of 2020 which continued through the three and six months ended June 30, 2021. Revenue for the year ended December 31, 2020 increased $13.5 million from $90.5 million to $104.0 million, or 15% compared to the same period in 2019. Online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year-over-year.

Gross margins of 65% in the three months ended June 30, 2021, remained flat at 65% compared to the same period in 2020. Gross margins of 66% in the six months ended June 30, 2021, increased by 2% compared to the same period in 2020. Gross margin increases as the result of increased adoption of our online products were partially offset by lower than expected expirations of hours purchased by Learners and increased capitalized software amortization costs. For the year ended December 31, 2020, gross margins increased to 66.5% from 65.9% in the year ended December 31, 2019. Margin expansion for the year ended December 31, 2020 was primarily driven by increased adoption of our online services.

We experienced net loss of $0.3 million in the three months ended June 30, 2021 as compared to a net loss of $4.1 million in the same period in 2020. Net loss for the six months ended June 30, 2021 was $6.1 million compared to the $12.1 million in the same period in 2020. Net loss in the year ended December 31, 2020 was $24.7 million, compared to a net loss of $22.4 million in the same period in 2019.

Our Market Opportunity

A recent industry report estimates that the global market for supplemental education in 2020 is estimated to be $1.3 trillion, excluding government-funded education. GSV Ventures estimates that online penetration of this market is expected to grow 5 fold over the next seven years, which represents a CAGR of 30%, providing significant macroeconomic tailwinds for our business. COVID-19 has further highlighted the need for consumers to take ownership of their own education. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students conducted by a third-party indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward.

The market for direct-to-consumer learning is large, fragmented, and ripe for disruption. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning platforms. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024. We believe that a significant portion of our market opportunity is currently being served by traditional in-person learning models but is rapidly transitioning online. We view our market opportunity across a handful of major categories:

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Academic Tutoring: Academic Tutoring encompasses private tutoring services availed by students from third-party training providers to supplement learning through academic education, including subjects such as STEM, arts, and foreign languages. The Academic Tutoring market in the U.S. as of 2019 is estimated to be $10.7 billion and is projected to reach $13.5 billion by 2024.

•

Test Preparation: Test Preparation encompasses tools, study materials, and live instruction delivered through online and blended learning models, serving students in their preparation for elementary, high school, undergraduate, and graduate school exams. The Test Preparation market size in the U.S. as of 2019 is estimated to be $19.9 billion and is projected to reach $27.1 billion by 2024.

•

Professional Certifications, Training, & Skills: Professional Certifications, Training, & Skills encompasses test preparation services tools, study materials, and live instruction delivered through online and blended learning models, serving professionals seeking new training, upskilling, or certifications. The size of this market in the US is estimated to be $10.7 billion in 2019 and is projected to be $14.3 billion by 2024.

•

Other Education: Other Education encompasses instruction in non-academic segments such as enrichment, visual arts, and technology. The size of this market in the US is estimated to be $5.8 billion in 2019 and is projected to grow to $6.9 billion by 2024, according to IBISWorld research from June 2020.

Our Competitive Strengths

Innovative highly scalable technology platform purpose-built for online learning.

We have built our proprietary technology platform from the ground up with the purpose of transforming how people learn. We leverage AI and process automation to scale high quality, live instruction, and our platform is designed to optimize online Learner-Expert interactions through tech-enabled features. Our platform is built to scale quickly to accommodate high volumes, and the rapid introduction of new learning formats and subjects. In the second quarter of 2021, our platform hosted 468 thousand online sessions, serving 54 thousand Active Learners, representing 109% and 80% year-over-year growth, respectively. For the six months ended June 30, 2021, our platform hosted 945 thousand online sessions, serving 73 thousand Active Learners, representing 142% and 67% year-over-year growth, respectively. Our recently introduced large classes format served over 500,000 Active Learners in 2020. We believe our highly scalable platform provides us with opportunities to continue to grow with relatively low capital expenditure requirements.

Trusted online learning destination with a leading consumer brand

We provide an engaging and enjoyable learning experience for both our Learners and the Experts, as reflected in our Net Promoter Score of 68 and average all-time session rating of 4.9 out of 5.0 for each quarter in 2020. The engagement of Experts on the platform is growing, demonstrated by the increase in paid sessions per Active Expert in the three and six months ended June 30, 2021 of 31% and 59%, respectively, compared to the same period in 2020. Our high-quality free large class format drives incremental traffic, brand awareness, and engagement on our platform. Our aided brand awareness is rapidly increasing, growing from 31% in 2019 to 64% in 2020 based on a survey of 1,000 parents of K-12 learners conducted by a third party. As a result of our commitment to quality, we have become a trusted online learning destination with 90% of Learners believing Varsity Tutors offers high quality instruction and 87% believing Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

Strong unit economics

We generate revenue from our Learner’s consumption of paid online sessions across both one-on-one instruction and group classes. In 2020, we generated approximately $1,100 per Active Learner. As a result, our customers are profitable on their first package purchase, unlike many other gig-economy business models that depend on substantial retention before an individual customer is profitable. Additional formats and our adaptive self-study capability provide the opportunity to consume more free and paid resources through our platform, which has proven to even further extend the lifetime value of our Learners.

Superior learning experience powered by a rich dataset

As a result of our online direct-to-consumer model, we are able to instrument and capture a rich dataset that we utilize to enhance the learning experience throughout the customer journey, which also creates a data driven competitive advantage that would be hard for competitors to replicate. We leverage AI and process automation to rigorously identify and vet highly qualified Experts to ensure high quality instruction at scale is consistently delivered to Learners. Our AI powered proprietary matching algorithm analyzes over 100 attributes per Learner and Expert to identify the Learner-to-Expert matches with the highest projected probability of a successful interaction. Our data asset grows more valuable as the platform scales, allowing us to better leverage the growing dataset of learning interactions to better personalize the Learner experience. We are leveraging software and AI to scale personalized learning in a way that we believe is unparalleled and nearly impossible to replicate via an antiquated in-person model.

Founder-led, seasoned management team

We are a company of thinkers, builders, and innovators with a passion for learning. Our management team brings extensive technology, consumer brand, and e-commerce experience and, together with our founder, are deeply passionate about transforming how people learn through technology. We embrace diversity of experience, thought, and skill sets to ensure our team has complementary strengths to succeed in a rapidly evolving industry.

Our Growth Strategy

We have multiple growth vectors that will enable us to further scale our platform by attracting and retaining more Learners and Experts through more deep and meaningful relationships.

Audience and subject expansion

As a leading provider of direct-to-consumer, live, online learning and one of the largest platforms for live, online learning in the United States, we attract and help Learners across multiple audience segments and subjects.

We are continually investing in broadening our existing catalogue of over 3,000 subjects for audiences across the learning lifecycle, including live instruction solutions, as well as proprietary content used for adaptive self-study. Most recently, we have made investments to enter the learning market for professionals by expanding our subject coverage to include one-on-one and group instruction for professional certifications. There is also considerable and relatively untapped opportunity to extend our platform to reach audiences beyond the United States. We believe that as our range of subjects offered and audiences served grows across learning categories, our market presence and brand recognition will expand, driving more Learners and Experts to our platform.

Learning formats expansion and class penetration

We’ve added several learning formats beyond one-on-one instruction and are constantly exploring new methods of learning that will allow us to broaden our appeal to more Learners. As we continue to improve the breadth of our class products, including small group classes, make the class experience more immersive and interactive; add selection; and optimize pricing, we aim to grow the live class business in the coming years as we seek to penetrate this large and growing market. We have seen strong initial demand for live online classes and believe there is an opportunity to further monetize this learning format and expand gross margins.

Cross-sell existing Learners to new offerings and new learning formats

Our comprehensive learning platform provides an opportunity to engage Learners across multiple formats as we continue to expand beyond one-on-one instruction to large group classes, small group classes, and self-study formats. Our platform has evolved from an episodic, needs-based solution to a continuous, multi-format, learning experience. As Learners diversify their experiences to meet more learning needs, multi-format engagement is driving recurring relationships and expanding revenue per Learner. Average revenue per Learner is more than 60% higher in the first year from Learners who use just one additional learning format beyond one-on-one instruction, including free products. We believe our revenues will continue to increase as we further capitalize with our Learners by delivering great experiences through our free large classes and adaptive self-study tool, expanding subject coverage, increasing the number of learning formats, and improving the personalized learning experience on our platform.

Product innovation and expansion

We make continuous innovations to our technology that power meaningful improvements to the experiences for Learners and Experts. As we gain further scale, our ability to leverage data to infuse more personalization throughout the experience compounds. This leads to improved retention, monetization, and organically driven growth of new Learners and Experts using the platform. We continue to evolve and enhance our product experience to build relevance and find solutions to unmet needs across all of our audiences, which opens up new avenues for new growth and lifetime value expansion.

Targeted acquisitions

We intend to leverage our leadership position, deep experience in the sector, and the scale of our platform to opportunistically acquire businesses that unlock additional technology capabilities, and provide our Learners with transformative learning technologies that drive continuous improvements across our platform and the user experience.

Organizational Structure

The following diagram illustrates the ownership structure of Nerdy Inc. immediately following the Closing. The equity interests shown in the diagram include (a) the 8,000,000 aggregate shares of Class A Common Stock or OpCo Units (with equivalent number of shares of Class B Common Stock) that comprise the Earnout Equity, which were issued and outstanding as of Closing, but subject to forfeiture and (b) any shares of Common Stock of Nerdy Inc. underlying vested and unvested stock appreciation rights and profit interest units held by the former Nerdy unit appreciation rights and profit interest units holders immediately following the Closing, which total 18,490,087 shares, consisting of 6,391,286 shares of Class A Common Stock for the stock appreciation rights of Nerdy Inc. and 12,098,801 shares of Class B Common Stock for the profit interest units of Nerdy Inc.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of an investment in shares of Class A common stock, please see “U.S. Federal Income Tax Considerations.”

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, TPG Pace will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders comprising a majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Following the Transaction,

Nerdy LLC will be governed by a Board of Managers consisting of five Managers with three Managers designated by Nerdy Inc. and two Managers that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Nerdy and TPG Pace at historical cost, with no goodwill or other intangible assets recognized.

The Company is currently evaluating the appropriate accounting treatment related to the noncontrolling interest (“NCI”) associated with the outstanding Nerdy LLC units held by certain Existing Nerdy Holders. For purposes of the unaudited pro forma condensed combined financial information, the NCI has been classified as a component within temporary “mezzanine” equity. However, it is possible upon completion of the evaluation the NCI could be considered a component of permanent equity.

The Company is currently evaluating the accounting treatment related to certain warrants upon the close of the Transaction. For purposes of the unaudited pro forma condensed combined financial information, all warrants are classified as derivative liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change.

For purposes of the unaudited pro forma condensed combined financial information, all earnouts are classified as derivative liability instruments. Upon the close of the Transaction, certain earnouts were provided to employees of the Company. The Company is currently evaluating whether any of these earnouts represents compensation expense pursuant to Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (“ASC 718”).

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified.

Unless otherwise indicated, the information contained in this Prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment.

Risks Related to Nerdy’s Business Model, Operations and Growth Strategy

•	Nerdy has a limited operating history, which makes it difficult to predict future financial and operating results, and Nerdy may not achieve expected financial and operating results in the future.

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Nerdy has incurred significant net losses since its formation, and its operating expenses are expected to increase significantly in the foreseeable future, which may make it more difficult to achieve and maintain profitability.

•	COVID-19 may materially and adversely affect Nerdy’s business and its financial results.

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Nerdy contracts with some individuals and entities classified as independent contractors, not employees, and is subject to the federal laws and regulations, including but not limited to Internal Revenue Service regulations, and applicable state laws and regulations.

•

Nerdy’s business depends heavily on the adoption by new and existing customers of one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. If Nerdy fails to attract new Learners or retain existing Learners, its revenue growth and profitability will suffer.

•	Nerdy did not design or maintain an effective control environment that meets its accounting and reporting requirements.

•	Nerdy faces various litigation risks which may be heightened by the fact that many users on its platform are minor children.

•	Attracting new Learners and Experts for existing offerings and the launch of new offerings is complex and time-consuming.

•	Nerdy faces competition from established as well as other emerging companies, which could result in pricing pressure or otherwise significantly reduce its revenue.

•

Nerdy could lose Learners, Experts, and employees, suffer economic and reputational harm, and/or be exposed to protracted and costly litigation if its security measures are breached or fail and result in unauthorized disclosure of data.

•	Nerdy relies on third party vendors, tools, and platforms including for services including and not limited to hosting, discovery, advertising, delivering content, and more.

•

Errors, defects, or disruptions in Nerdy’s platform could diminish its brand, subject it to liability, and materially and adversely affect its business, prospects, financial condition, and results of operations.

•	Computer malware, viruses, hacking, phishing attacks, and spamming could harm Nerdy’s business and results of operations.

•	Nerdy’s future products may not gain market acceptance.

•	The seasonality of Nerdy’s business.

Risks Related to Regulations

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Any changes in laws or regulations relating to consumer data privacy or data protection or other laws applicable to Nerdy, or any actual or perceived failure by Nerdy to comply with such laws and regulations or its privacy policies.

Risks Related to Intellectual Property

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Nerdy operates in an industry with extensive intellectual property litigation, and has been, and may be in the future, subject to claims related to a violation of third party’s intellectual property rights. Such claims against Nerdy or its important vendors and suppliers, even where meritless, can be costly to defend and may hurt Nerdy’s business, results of operations, and financial condition.

•	Failure to adequately protect Nerdy’s intellectual property and other proprietary rights could adversely affect its business, results of operations, and financial conditions.

Risks Related to this Offering, Ownership of Class A Common Stock, and Nerdy Inc.’s Status as a Public Company

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Nerdy is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Nerdy Inc.’s Class A Common Stock may be less attractive to investors.

Risks Related to the Business Combination with TPG Pace

•	The Business Combination may be materially adversely affected by world health events, including the COVID-19 pandemic.

•	Charles Cohn, Nerdy Inc.’s Chief Executive Officer, beneficially owns a significant portion of Nerdy Inc.’s Common Stock and has significant influence over us.

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We may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

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We are dependent upon the efforts of key personnel of Nerdy Inc. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Nerdy Inc.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Nerdy as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We expect to remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) when we have total annual gross revenue of at least $1.07 billion, or (c) when we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

Our principal executive office is located at 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105. Our telephone number is 314-412-1227. Our website address is www.nerdy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy.”

Risks Related to Our Business Model, Operations and Growth Strategy

We have a limited operating history, which makes it difficult to predict our future financial and operating results, and we may not achieve our expected financial and operating results in the future.

We have a limited operating history and we may not achieve our expected financial and operating results in the future. Further, we cannot assure you that our newer products and services, or any other products and services we may introduce or acquire, will be integrated effectively into our business, achieve or sustain profitability, or achieve market acceptance at levels sufficient to justify our investment.

Our ability to fully integrate these new services into our platform or achieve satisfactory financial results from them is unproven. Because we have a limited operating history and the market for our services, including newly built products and services, is rapidly evolving, it is difficult for us to predict our operating results, particularly with respect to our most recent offerings. If the market for a direct-to-consumer, online, learning platform does not develop as we expect, or if we fail to address the needs of this market, our business may be harmed. Some of our offerings, including small group classes, large format group classes, and adaptive self-study, have only been meaningfully integrated into our broader platform over the past year and thus have limited operating history.

You should consider our business and prospects in light of the risks, expenses, and difficulties typically encountered by companies in their early stage of development, including, but not limited to our ability to successfully:

•	execute on our relatively new, evolving, and unproven business model, including our shift in 2020 to operate 100% online;

•	build new products and services, both internally or through third parties;

•	acquire complementary products and services to expand our offerings and enhance our platform;

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attract and retain students, users, parents, guardians, and purchasers (“Learners”) and tutors, instructors, subject matter experts, educators and other professionals (“Experts”) and increase their engagement with/through our platform;

•	manage the growth of our business, including increasing or unforeseen expenses;

•	develop and scale a technology infrastructure to efficiently handle increased utilization by Learners, especially during peak periods;

•	maintain and manage relationships with strategic partners;

•	ensure our platform remains secure and protects the information of Learners, experts, and other users;

•	build and pursue a profitable business model and pricing strategy;

•	compete with companies that offer similar services or products;

•	expand into adjacent markets;

•	navigate the ongoing evolution and uncertain application of regulatory requirements, such as privacy laws, to our business; and

•	continue our expansion into new geographic markets, including markets outside the United States.

We have encountered and will continue to encounter these risks and if we do not manage them successfully, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We have incurred significant net losses since our formation, and we expect our operating expenses to increase significantly in the foreseeable future, which may make it more difficult for us to achieve and maintain profitability.

We have experienced significant net losses since our formation in October 2007, and we may continue to experience net losses in the future. Our net losses for the years ended December 31, 2020, 2019 and 2018 were $24.7 million, $22.4 million and $25.4 million, respectively.

We expect to make significant investments in the building and expansion of our business and platform and anticipate that our cost of revenues and operating expenses will increase. In addition, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We may not succeed in increasing our revenue sufficiently to offset these higher expenses, and our efforts to grow the business may prove more expensive than we currently anticipate. We may incur significant losses in the future for a number of reasons, including slowing demand for online learning by consumers, slowing demand for our other products and services, increasing competition, including increasing price competition, decreasing spending on learning and education by consumers, impacts of the COVID-19 pandemic, and other risks described in this prospectus. We may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors as we pursue our business plan and our business model continues to evolve. While our revenue has grown in recent periods, this growth may not be sustainable and we cannot assure you that we will be able to achieve profitability, which will require us to scale our operations efficiently.

A regional or global health pandemic, including COVID-19, could severely affect our business, results of operations and financial condition due to impacts on Learners and Experts that use the platform, and consumer spending more broadly, as well as impacts from remote work arrangements, actions taken to contain the disease or treat its impact and the speed and extent of the recovery.

A regional or global health pandemic, depending upon its duration and severity, could have a material adverse effect on our business. For example, on March 11, 2020 COVID-19 was declared by the World Health Organization as a global pandemic, and has had numerous effects on the global economy. Governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including shutdowns and “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in many of our markets.

As a result of the COVID-19 pandemic, as near-term measures, we have transitioned most of our employees to remote working arrangements and closed most of our corporate, sales, product/engineering, and administrative offices in the United States (including not renewing office space and subleasing office space). Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, market by market.

As a result of the COVID-19 pandemic, most of our personnel are working remotely, and it is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult for us to continue our business for a substantial period of time. The increase in remote working may also result in consumer privacy, IT security, and fraud concerns, as well as increase our exposure to potential employment-related issues and claims.

In addition, we have experienced significant growth in the usage of our platform during the COVID-19 pandemic, when in-person learning alternatives were less attractive or not available. It is possible that a portion of the customers that have purchased online sessions during the COVID-19 pandemic may subsequently reduce or discontinue their use of our services after the impact of the pandemic has tapered and in-person learning can safely be resumed.

We are unable to accurately predict the impact that COVID-19 will have on our operations going forward due to uncertainties that will be dictated by the length of time that the pandemic and related disruptions continue, the impact of governmental regulations that might be imposed in response to the pandemic and overall changes in consumer behavior. Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Many countries have imposed limitations on gatherings, social distancing measures and restrictions on movement, only allowing essential businesses to remain open. Such orders or restrictions have resulted in temporary store closures, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, any of which may negatively impact workforces, customers, consumer sentiment and the economies in many of our markets, and as a result, may adversely affect our operations.

At this point, there is still significant uncertainty relating to the long-term impact of COVID-19, including the impact to global and local economic conditions. Purchase and utilization of our offerings may be affected by changes in the U.S. economy and by global economic conditions, including the impact of the COVID-19 pandemic as well as economic changes unrelated to the pandemic. An improvement in the COVID-19 pandemic would have an unknown impact on our business and may reduce demand among potential Learners for online learning services. Conversely, a worsening of the conditions resulting from the COVID-19 pandemic would have an unknown impact on our business and may reduce the willingness of Learners to purchase or consume online learning services. Given the uncertainties associated with COVID-19 or any other regional or global health pandemic, it is difficult to fully predict the magnitude of potential effects on our business, both positive and negative, and our strategic partners, financial condition, and results of operations.

To the extent the COVID-19 pandemic or any other regional or global health pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk factors” section.

We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted.

We engage independent contractors and are subject to the federal laws and regulations, including but not limited to Internal Revenue Service regulations, and applicable state laws and regulations regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it could be determined that the independent contractor classification is inapplicable to the nature of the relationship between us and the independent contractors. Further, if legal standards for classification of independent contractors change, it may be necessary to change our business model or modify our compensation structure for these roles, including by paying additional compensation or reimbursing expenses (or whatever other requirements related to employees, versus independent contractors, are implicated by any such determination(s) or change(s)).

For example, the California Legislature passed AB 5, which was signed into law on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. A campaign for the 2020 California ballot initiative to address AB 5 and preserve flexibility for certain independent contractors, known as Proposition 22, passed, which changes the impact of AB 5 in certain instances. In addition, several other states may be considering adopting legislation similar to the 2020 California ballot initiative, which may increase costs in such jurisdictions and could also adversely impact results of operations. Even with the passage of the 2020 California ballot initiative and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. Additionally, an increasing number of jurisdictions are considering implementing standards similar to AB 5 to determine worker classification.

A determination in, or settlement of, any legal proceeding(s), whether we are party to such legal proceeding or not, that classifies independent contractors with whom we contract as employees, could harm our business, financial condition, and results of operations, including as a result of:

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monetary exposure arising from or relating to failure to withhold and remit taxes, unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, including related to attorney general actions by states, and government fines;

•	injunctions prohibiting continuance of existing business practices;

•	claims for employee benefits, social security, workers’ compensation, and unemployment;

•	claims of discrimination, harassment, and retaliation under civil rights laws;

•	claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;

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other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and

•	harm to our reputation and brand.

As of December 31, 2020, the Company had independent contractor agreements with approximately 20 thousand Experts (of which approximately 15 thousand Experts were active in 2020). The Company defines an Active Expert as having instructed one or more sessions in a given period (excluding the Legacy Businesses and VT+). We engage all of our Experts as independent contractors, and therefore, any of these outcomes could result in substantial costs to us, could significantly impair our financial condition and our ability to conduct our business as we choose, and could damage our reputation and our ability to attract and retain Experts and employees. We may also choose to cease engaging with Experts who are located in jurisdictions where we may be prohibited or otherwise restricted from engaging Experts as independent contractors, which may adversely affect our business.

Our business depends heavily on the adoption by new and existing customers of one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. If we fail to attract new Learners or retain existing Learners, our revenue growth and profitability will suffer.

The success of our business depends heavily on our ability to attract and retain new and existing Learners for one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. The growth of our business also depends on the level of engagement by existing Learners with our platform. The substantial majority of our revenue depends on small transactions made by a widely dispersed population with an inherently high rate of turnover primarily as a result of changing needs. In 2020, our average revenue per Active Learner was approximately $1,100. The rate at which we expand our user base of Active Learners and increase Active Learner engagement with our platform may decline or fluctuate because of several factors, including:

•	our ability to consistently provide Learners with a convenient, high quality experience;

•	the pricing of our offerings in relation to other alternatives, including the prices charged by offline competitors and other learning alternatives;

•	the quality and prices of our products and services that we offer to Learners and those of our competitors and other learning alternatives;

•	our ability to acquire and retain Learners of all age segments;

•	changes in standardized testing or admissions requirements;

•	changes in college or university enrollment;

•	changes in online versus in-person attendance at schools, colleges, or universities;

•	changes in professional licensure or certification requirements or regulations;

•	changes in learning-related spending levels by consumers;

•	the effectiveness of our sales and marketing efforts;

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seasonal demands for one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings may fluctuate with the seasonal nature of traditional academic calendars; and

•	our ability to introduce new products and services that are favorably received by Learners.

If we do not attract more Learners to our platform and offerings or if Learners do not increase their level of engagement with our platform, our revenue may grow more slowly than expected or decline. In particular, in order to engage new Learners, we need to convince Learners of our ability to provide high quality learning online that is better than offline alternatives they may have. It may be difficult to overcome any skepticism, and there can be no assurance that online offerings of the kind we develop will ever achieve mass market acceptance.

We rely on our new and existing Learners to drive utilization and to generate revenue and pay for our services.

Building awareness of our product offerings and platform is critical to our ability to acquire prospective Learners, drive consumption and utilization, and generate revenue. A substantial portion of our expenses is attributable to marketing and sales efforts dedicated to attracting potential Learners to adopt our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Because we generate revenue based on Learners making purchases for services delivered by Experts on our behalf, it is critical to our success that we identify prospective Learners in a cost-effective manner and that Learners purchase and remain active in our offerings.

The following factors, many of which are largely outside of our control, may prevent us from successfully driving and maintaining purchase and utilization of our online offerings in a cost-effective manner or at all:

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Negative perceptions about online learning offerings and other non-traditional online services. As a non-traditional form of delivering learning and/or instruction direct-to-consumers over the internet, our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings will be subject to increased scrutiny by prospective Learners. Online product offerings that we or our competitors offer may not be successful or operate efficiently, and new entrants to the field of online learning also may not perform well. Such underperformance could create the perception that online offerings in general are not an effective way to learn or educate, whether or not our offerings achieve satisfactory performance, which could make it difficult for us to successfully attract prospective Learners. Additionally, as a result of the COVID-19 pandemic, telehealth services, and other non-traditional online services are becoming increasingly prevalent. If any of these online products or services fail to perform well, Learners may become reluctant to purchase or consume online offerings for fear that the learning experience may be substandard and begin to look for alternatives to online learning.

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Ineffective marketing efforts. We invest substantial resources in developing and implementing marketing and sales strategies that focus on identifying new Learners and Experts for our platform. If our execution of this strategy proves to be inefficient or unsuccessful in generating a sufficient quantity of high quality prospective Learners and Experts, our revenue could be adversely affected.

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Impact of the COVID-19 pandemic and other general economic and social conditions. Purchase and utilization of our offerings may be affected by changes in the U.S. economy and, to a lesser extent, by global economic conditions, including the impact of the COVID-19 pandemic. An improvement in the COVID-19 pandemic would have an unknown impact on our business and may reduce demand among potential Learners for direct-to-consumer online learning services. Conversely, a worsening of the conditions resulting from the COVID-19 pandemic would have an unknown impact on our business and may reduce the willingness of Learners to purchase or consume online learning services.

If one or more of these factors reduces demand from Learners for our offerings, purchase or utilization could be negatively affected or our costs associated with acquisition and retention could increase, or both. These developments could also harm our reputation and make it more difficult for us to engage additional Learners or to produce new products and services, which would negatively impact our ability to expand our business.

We did not design or maintain an effective control environment that meets our accounting and reporting requirements.

We did not design or maintain an effective control environment that meets our accounting and reporting requirements. Specifically, we did not have a sufficient complement of personnel with an appropriate degree of accounting knowledge and experience to appropriately analyze, record, and disclose accounting matters commensurate with our accounting and reporting requirements and lacked related internal controls necessary to satisfy our accounting and financial reporting requirements.

This material weakness contributed to the following additional material weaknesses:

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We did not maintain effective controls over risk assessment, including designing and maintaining formal accounting and information technology (“IT”) policies, procedures, and controls over significant accounts and disclosures to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including with respect to segregation of duties controls including controls over the preparation and review of account reconciliations and journal entries and controls over review of assurance reports from third party service organizations.

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We did not design and maintain effective controls over IT general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls for financial systems to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel; and (iii) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The material weaknesses related to the control environment and risk assessment resulted in adjustments to accounts and disclosures in the December 31, 2020, 2019 and 2018 annual financial statements. The IT deficiencies did not result in an adjustment to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Additionally, each of these material weaknesses could result in a misstatement of account balances and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have implemented and are continuing to implement measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including continuing to evaluate cybersecurity risks, developing a priority list of key information systems and designing and implementing control activities such as implementing additional security policies and processes, hiring and training additional personnel, strengthening supervisory reviews and further enhancing our processes and internal control documentation.

The Company is working to remediate the material weaknesses as efficiently and effectively as possible but expects that full remediation could potentially go beyond December 31, 2021. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, incur significant costs, and place significant demands on our financial and operational resources.

In addition, if we are unable to successfully remediate existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and the stock price may decline as a result. We also could become subject to investigations by the SEC or other regulatory authorities.

Illegal, improper, or otherwise inappropriate activity of Experts and Learners, whether or not occurring while utilizing our platform, could expose us to liability and harm our business, brand, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activities by Experts and Learners, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our platform could adversely affect our brand, business, financial condition, and results of operations. These activities may include harassment, sexual misconduct, unauthorized use of credit and debit cards or bank accounts, sharing of Learner accounts, sharing of Experts’ accounts, and other misconduct. While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring in connection with our offerings. Such conduct could expose us to liability or adversely affect our brand or reputation. At the same time, if the measures we have taken to guard against these illegal, improper, or otherwise inappropriate activities, such as our requirement that Experts undergo third-party background check(s) as part of the initial contracting process and every other year thereafter, periodic Google/internet checks done inhouse, and other related policies, are too restrictive and inadvertently prevent qualified Experts otherwise in good standing from using our offerings, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and retention of the number of qualified Experts on our platform and their utilization of our platform could be negatively impacted. Further, any negative publicity related to the foregoing, whether such incident occurred on our platform, on our competitors’ platforms, or on any online platform, could adversely affect our reputation and brand or public perception of our industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition, and results of operations.

Many of our Learners are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

Because of the nature of our business, many of our Learners are minors under the age of 18. As a result, we may be subject to additional laws and regulations that are applicable when businesses interact with children, such as the Child Online Privacy Protection Act. Additionally, although transactions with minor children are ultimately authorized and paid for by a parent or guardian, these minor children may not have the capacity to enter into binding agreements or may have the ability to subsequently void contracts. As a result, we may not be able to enforce the terms of these agreements. An incident involving a child, and in particular an incident that has the potential to compromise the safety or privacy of a child, could garner negative attention, which could harm our brand or reputation and affect our business.

We may be exposed to claims and losses, including class action lawsuits, brought by or on behalf of our Learners or Experts, which could have a material adverse effect on our business.

We may be exposed to claims and losses, including class action lawsuits, brought by or on behalf of our Learners or Experts, which could have a material adverse effect on our business. We have written contracts with Learners and Experts (either directly or through related and affiliated entities) that establish the terms and conditions of the relationships memorialized therein. Learners and Experts could seek to challenge those terms and conditions, including but not limited to: network access, minors, recorded sessions, taxes, integration with other policies, confidentiality, content, restrictions, arbitration, disclaimer of warranties, limitation of liability, indemnification, third party beneficiaries, non-solicitation provisions, non-disclosure provisions, non-exclusivity, non-disparagement, governing law/choice of law, jurisdiction, venue, notice requirements, affiliate marketing, other platform activities, contract termination (including early contract termination), authority, installment payments, subscriptions, refunds, minimum billing, redemptions, guarantees, compensation (and adjustments/additions thereto), independent contractor status, insurance, intellectual property rights, and economics of the relationships (noting that some of these items apply solely to Learners, some apply solely to Experts, and some apply to both).

We may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation by our Experts. There can be no assurance that the corporate policies we have in place to help reduce our exposure to these risks will be effective or that we will not experience losses as a result of these risks. There can also be no assurance that the insurance policies we have purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Our reputation, brand, and the network effects among Experts and Learners on our platform are important to our success, and if we are not able to maintain and continue developing our reputation, brand, and network effects, our business, financial condition, and results of operations could be adversely affected.

We believe that building a strong reputation and brand as a safe, reliable, and effective platform and continuing to increase the strength of the network effects among Experts and Learners on our platform are critical to our ability to attract and retain qualified Experts and Learners. The successful development of our reputation, brand, and network effects will depend on a number of factors, many of which are outside our control.

Negative perception of our platform or company may harm our reputation, brand, and networks effects, including as a result of:

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complaints or negative publicity about us, Experts on our platform, our product offerings, or our policies and guidelines, including our practices and policies, even if factually incorrect or based on isolated incidents;

•	illegal, negligent, reckless, or otherwise inappropriate behavior by Experts or Learners or third parties;

•	a failure to provide Experts with competitive compensation and opportunities to work with Learners;

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actual or perceived disruptions or defects in our platform, such as privacy or data security breaches, site outages, payment disruptions, or other incidents that impact the reliability of our offerings;

•	litigation over, or investigations by regulators into, our platform or our business;

•	Learners’ lack of awareness of, or compliance with, our policies and terms and conditions;

•	Experts’ lack of awareness of, or compliance with, our terms and conditions;

•	changes to our policies that Learners or others perceive as overly restrictive, unclear, or inconsistent with our values or mission or that are not clearly articulated;

•	changes to our terms and conditions that Experts perceive as overly restrictive, unclear, or inconsistent with our values or mission or that are not clearly articulated;

•	a failure to enforce our policies or terms and conditions in a manner that users perceive as effective, fair, and transparent;

•	inadequate or unsatisfactory Learner support service experiences;

•	illegal or otherwise inappropriate behavior by Experts, management team members, or other employees or contractors;

•	negative responses by Experts or Learners to new offerings on our platform;

•	impacts of COVID-19 generally;

•	political or social policies or activities; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Charles Cohn, our Founder, Chairman & Chief Executive Officer, may adversely impact our brand and reputation. If we do not successfully maintain and develop our brand, reputation, and network effects and successfully differentiate our offerings from competitive offerings, our business may not grow, we may not be able to compete effectively, and we could lose existing qualified Experts or existing Learners or fail to attract new qualified Experts or new Learners, any of which could adversely affect our business, financial condition, and results of operations.

Attracting new Learners for the launch of new offerings is complex and time-consuming. If we pursue unsuccessful offerings, we may forego more profitable offerings and our operating results and growth would be harmed.

The process of identifying new products and services that will be a good fit for our platform is complex and time-consuming. Because of the initial reluctance on the part of some Learners to embrace a new method of delivering their learning experience, the process to attract and engage a new Learner can be lengthy. We invest significant resources in these new offerings and there is no guarantee that we will recoup these costs. As a result, we may ultimately be unable to recover the full investment that we make in a new offering or achieve our expected level of profitability for the offering.

Attracting new Experts for our existing online offerings and the launch of new offerings is complex and time-consuming. If we pursue unsuccessful offerings, we may forego more profitable offerings and our operating results and growth would be harmed.

To launch a new offering, we must integrate our platform with the relevant products, content, subject information, Experts with subject knowledge and other operating model or platform modifications that we use to manage functions for our one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other direct-to-consumer online learning offerings. This process of launching a new offering is time-consuming and costly and we are primarily responsible for the significant costs of this effort even before we generate any revenue. Additionally, we often need to attract new Experts to provide the new offerings that we launch and we are responsible for the associated costs. We invest significant resources in these new offerings and there is no guarantee that we will recoup these costs.

The time that it takes for us to recover our investment in a new offering depends on a variety of factors, primarily the level of our Learner acquisition costs and the rate of growth in Learner purchase and/or repeat purchase of the product. Because of the lengthy period required to recoup our investment in an offering, unexpected developments beyond our control could occur that result in current Learners ceasing or significantly curtailing an offering before we are able to fully recoup our investment. It may be several years, if ever, before we generate revenue from a new offering sufficient to recover our costs. As a result, we may ultimately be unable to recover the full investment that we make in a new offering or achieve our expected level of profitability for the offering.

If we are not successful in quickly and efficiently scaling up offerings with new and existing Learners, our reputation and our profitability will suffer.

Our continued growth and profitability depends on our ability to successfully scale up our existing and newly launched products. As we continue aggressively growing our business, we plan to continue to hire new employees at a rapid pace, particularly in software engineering, data science, product, design, marketing, sales, and customer service. If we cannot adequately recruit, train, or retain these new employees, we may not be successful in acquiring potential Learners for our offerings, which would adversely impact our ability to generate revenue. In addition, the Learners in our offerings could lose confidence in the knowledge and capability of the Experts on the platform. If we cannot quickly and efficiently scale up our technology to handle growing purchases and utilization and new offerings, the Learners’ experiences with our platform may suffer, which could damage our reputation among Experts and Learners.

Our ability to effectively manage any significant growth of new offerings and increasing purchases and utilization will depend on a number of factors, including our ability to:

•	satisfy existing Learners in, and attract and engage new Learners for, our offerings;

•	attract qualified Experts to support expanding offerings and utilization;

•	develop and produce new products;

•	successfully introduce new features and enhancements and maintain a high level of functionality in our platform; and

•	deliver high quality technical support and customer service to Experts and Learners using our platform.

Establishing new offerings or expanding existing offerings will require us to make investments in management and key staff, increased investments in our technology platform, incur additional marketing expenses and reallocate other resources. If purchases or utilization of our offerings does not increase, we are unable to launch new offerings in a cost-effective manner or we are otherwise unable to manage new offerings effectively, our ability to grow our business and achieve profitability would be impaired, and the quality of our solutions and the satisfaction of the Learners using our platform could suffer.

Our financial performance depends heavily on Learner retention within our offerings, and factors influencing Learner retention may be out of our control.

Once a Learner begins consuming one or more of our learning offerings, we must retain Learners to generate ongoing revenue from that Learner. Our strategy involves offering high quality support to Learners for a variety of needs, including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other direct-to-consumer online learning offerings in order to drive Learner satisfaction and retention.

If we do not help Learners to quickly resolve any learning, technological, or logistical issues they encounter, otherwise provide effective ongoing support to Learners or deliver the type of high quality, engaging products that Learners expect, they may withdraw from our offerings, which would negatively impact our revenue.

In addition, Learner retention could be compromised by the following factors, many of which are largely outside of our control:

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Learner dissatisfaction or changes in preference. Learners may decline to continue in our offerings based on their individual perceptions of the value they are getting from us. For example, we may face retention challenges as a result of Learners’ dissatisfaction with the quality of the products or platform, quality of the Experts, level and quality of customer service, platform reliability, or other factors. In addition, it is possible that a portion of the Learners that have purchased online sessions during the COVID-19 pandemic may subsequently reduce or discontinue their use of our services after the impact of the pandemic has tapered and in-person learning can safely be resumed. Factors outside our control related to Learners’ satisfaction with, and overall perception of, an offering may contribute to decreased retention rates for that offering.

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Poor Performance by Experts. Experts that are responsible for instructing may not understand what is involved in meeting Learner expectations, or may otherwise be unwilling to change the ways in which they present the same content in an in-person setting, if necessary. Our ability to maintain high Learner retention will depend in part on the ability of the Experts to devote the necessary time and effort to develop their own teaching style(s), lesson plans, course curriculum, and content. Inability of Experts to meet Learner needs could cause the quality of the instruction and the quality of the customer experience to decline, which could contribute to decreased Learner satisfaction and retention.

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Personal factors. Factors impacting a Learner’s willingness and ability to stay engaged in an offering include personal factors, such as ability to continue to pay for the offering(s), lack of interest in continuing to learn in a particular area, distractions in the Learner’s learning environment, and sufficient time to engage in the offering(s), all of which are generally beyond our control.

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Circumvention of the platform/Disintermediation. Although both Learners and Experts are contractually prohibited from doing so, Learners and Experts may make arrangements for services and payments outside of our platform or through another platform, which may contribute to decreased retention rates, in addition to lost revenue.

Any of these factors could significantly reduce the revenue that we generate, which would negatively impact our operations and could compromise our ability to grow our business and achieve profitability.

We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model may be compromised.

We have experienced rapid growth in a relatively short period of time. Our revenue grew from $72.0 million in 2018 to $90.5 million in 2019 and $104.0 million in 2020. The number of our full-time employees increased from 588 as of December 31, 2018 to 678 as of December 31, 2019, with a reduction to 530 as of December 31, 2020 (pandemic related), and we plan to hire a significant number of additional employees in the future. In addition, we currently contract with thousands of independent contractors, and we plan to vet and contract with a significant number of additional independent contractors to engage as Experts on the platform in the future.

Our rapid growth has placed, and will continue to place, a significant strain on our administrative and operational infrastructure and other resources. Our ability to manage our operations and growth will require us to continue to expand our marketing and sales personnel, technology team, finance, accounting, legal, and administration teams, as well as our infrastructure. We will also be required to refine our operational, financial, and management controls and reporting systems and procedures. If we fail to efficiently manage this expansion of our business, our costs and expenses may increase more than we plan and we may not successfully expand our customer base, enhance our platform and technology-enabled services, develop new offerings with new and existing customers, attract a sufficient number of new customers in a cost-effective manner, attract a sufficient number of qualified Experts in a cost-effective manner, satisfy the requirements of our existing customers, respond to competitive challenges or otherwise execute our business plan. Although our business has experienced significant growth in the past, we cannot provide any assurance that our revenue will continue to grow at the same rate in the future.

Our ability to effectively manage any significant growth of our business will depend on a number of factors, including our ability to:

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effectively recruit, onboard, motivate, and retain a large number of new employees, including in software engineering, data science, product, design, marketing, sales, and customer service, while retaining existing employees, maintaining the most important aspects of our corporate culture and effectively executing our business plan;

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effectively recruit, vet, contract, and curate a large number of new independent contractors, while retaining existing independent contractors, maintaining and improving our platform and its curation while effectively executing our business plan;

•	continue to improve our operational, financial, and management controls;

•	protect and further develop our strategic assets, including our intellectual property rights; and

•	make sound business decisions in light of the scrutiny associated with operating as a public company.

These activities will require significant capital expenditures and allocation of valuable management and employee resources, and our growth will continue to place significant demands on our management and our operational and financial infrastructure.

There are no guarantees that we will be able to effectively manage any future growth in an efficient, cost-effective, or timely manner, or at all. In particular, any failure to successfully implement systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems, and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our offerings could suffer, which could negatively affect our reputation, results of operations, and overall business.

We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, and significantly reduce our revenue.

We expect existing competitors and new entrants to the online learning market to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other market participants introduce new or improved delivery of direct-to-consumer online learning and technology-enabled services that we cannot match or exceed in a timely or cost-effective manner, our ability to grow our revenue and achieve profitability could be compromised.

We compete against thousands of companies and hundreds of thousands of independent professionals. Some of our current and tangential and potential competitors have significantly greater financial resources than we do. Increased competition may result in competitive pressure for us or a decrease in our market share, which could negatively affect our revenue and future operating results and our ability to grow our business.

A number of competitive factors could cause us to lose potential opportunities or force us to offer our solutions on less favorable economic terms, including:

•	competitors may develop service offerings that Learners find to be more compelling than ours;

•	competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in student requirements;

•	competitors may offer better compensation to Experts or divert qualified Experts from our platform;

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current and potential competitors may establish relationships among themselves or with third parties to enhance their products and expand their markets, and our industry is likely to see an increasing number of new entrants and increased consolidation. Accordingly, new competitors may emerge and rapidly acquire significant market share.

We may not be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.

Our business is affected by seasonality driven by school and standardized testing schedules.

Our business is affected by the general seasonal trends common to education, tutoring and standardized testing markets. We have observed increased traffic during the late summer and early fall months of August and September as Learners seek educational enrichment tools to start the school year. We have also historically observed increased traffic on our platform in advance of standardized tests. This seasonality may adversely affect our business and cause our results of operations to fluctuate.

Part of our revenue is based on demand related to certain tests and admissions to certain types of schools, which could face headwinds.

College and graduate school attendance dropped due to the COVID-19 pandemic, decreasing demand for both academic and test prep-related support.

Testing for both professional and standardized exams including the Series Exams, GMAT, LSAT, GRE, MCAT, NCLEX, GMAT, LSAT, SAT, ACT, and numerous other exams were cancelled or had testing center and test administration problems in the past year. Additionally, some universities indicated they were moving to ‘test optional’ admissions that does not require a standardized test score related to one of these exams. If this trend becomes pervasive, or if it extends to all of standardized testing at all age and education levels, it could have a negative impact on our business.

We may need additional capital in the future to pursue our business objectives. Additional capital may not be available on favorable terms, or at all, which could compromise our ability to grow our business.

We believe that our existing cash balances will be sufficient to meet our minimum anticipated cash requirements for at least the next twelve months. We may, however, need to raise additional funds to respond to business challenges or opportunities, accelerate our growth, develop new offerings, or enhance our platform. If we seek to raise additional capital, it may not be available on favorable terms or may not be available at all. Lack of sufficient capital resources could significantly limit our ability to manage our business and to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute our stock ownership. If adequate additional funds are not available if and when needed, we may be required to delay, reduce the scope of, or eliminate material parts of our business strategy.

Individuals, including celebrity instructors, that appear in content hosted on our platform may claim violation of their agreements.

Experts and Learners that appear in video segments hosted or digital images located on our platform may claim that proper assignments, licenses, consents and releases were not obtained for use of their likenesses, images, or other contributed content. Experts and Learners are contractually required to ensure that proper assignments, licenses, consents and releases are obtained for their course material, but we cannot know with certainty that they have obtained all necessary rights. Moreover, the laws governing rights of publicity and privacy, and the laws governing copyright or ownership, are imprecise and adjudicated on a case-by-case basis, such that the enforcement of agreements to transfer the necessary rights, if any, is unclear. As a result, we could incur liability to third parties for the unauthorized duplication, display, distribution, or other use of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. Our various liability insurance coverages may not cover potential claims of this type adequately or at all, and we may be required to alter or cease our use of such material, which may include changing or removing content from courses, or to pay monetary damages. Moreover, claims by Experts and Learners could damage our reputation, regardless of whether such claims have merit.

Our employees located outside of the United States and the international residents accessing our platform and purchasing our offerings expose us to international risks.

Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that are different from those in the United States. We have international employees in the United Kingdom. Because we have employees in the United Kingdom, we are subject to the compensation and benefits regulations of those jurisdictions, which differ from compensation and benefits regulations in the United States. Further, acquiring international applicants and purchases or utilization by Learners requires us to comply with international data privacy regulations of the countries from which our offerings draw Learners to our platform. Failure to comply with international regulations or to adequately adapt to international markets could harm our ability to successfully operate our business and pursue our business goals.

Experts may access the platform and continue to offer one-on-one and group instruction from any location in which they have access to our platform, even if located outside of the United States, which exposes us to international risks.

Experts may access the platform and continue to offer one-on-one and group instruction from any location in which they have access to our platform, even if located outside of the United States, which exposes us to international risks. While we primarily operate in the United State today, the products and services on our platform are digitally delivered over the internet and therefore our Experts and Learners worldwide can interface with our platform. We cannot be certain that we are in compliance with country-specific laws, including those related to data privacy, consumer protection, employment laws, among others. Moreover, we may contract with Experts who have provided a United States address but may actually be residents of non-US jurisdictions, or an Expert can change geographic locations without our awareness. While we attempt to monitor the location of Experts, and terminate contracts where we are aware that an Expert has moved to a restricted or governmentally prohibited geography, we are subject to risks that could arise when Experts access our platform from new or foreign locations.

Failures of our platform, or disruption to its access, could reduce Learners’ and Experts’ satisfaction with our offerings and could harm our reputation.

The performance and reliability of our platform, and its uninterrupted access, are critical to our operations, reputation, and ability to attract new Learners and Experts, as well as our acquisition and retention of Learners and Experts already using our platform. Learners and Experts both rely on our technology platform to receive and provide their online offerings, which requires them to be able access to our platform on a frequent basis. Accordingly, any errors, defects, disruptions, or other performance problems with our platform, including features in third party products that restrict or prevent access to our platform or our ability to adequately communicate with Learners and Experts, could damage our reputation, decrease satisfaction and retention, and impact our ability to attract new Learners and Experts in the future. If any of these problems occur, Learners and Experts may decide to terminate their relationship with us, not repurchase or renew, or make claims against us. In addition, we license certain technology from third parties and the failure by any of these licensed technologies to perform could similarly harm our ability to provide these services and our reputation in the marketplace.

Our online systems, including our website and mobile apps, could contain undetected errors, or “bugs,” that could adversely affect their performance. Additionally, we regularly update and enhance our website, platform, and our other online systems and introduce new versions of our software products and apps. These updates may contain undetected errors when first introduced or released, which may cause disruptions in our services and may, as a result, cause us to lose market share, and our brand, business, prospects, financial condition, and results of operations could be materially and adversely affected.

If our security measures are breached or fail and result in unauthorized disclosure of data, we could lose Learners, Experts, and employees; fail to attract new Learners, Experts, and employees; and could be exposed to protracted and costly litigation.

Our business involves the storage, processing, and transmission of users’ proprietary, confidential and personal data as well as the use of third-party partners who store, process, and transmit users’ proprietary, confidential, and personal data. We also maintain certain other proprietary and confidential data relating to our business and personal data of our personnel and applicants. There are risks of security incidents both on and off our systems as we increase the types of technology used to operate our platform, which includes mobile apps and third-party payment processing providers. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or users’ data, the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our users. We have experienced attempted security incidents in the past and we may face additional attempted security intrusions in the future.

Any such incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines, and potential liability. An increasing number of online services have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we and our third-party partners may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our or our third-party vendors’ and suppliers’ security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose users. Data security breaches and other cybersecurity incidents may also result from non-technical means, for example, actions by employees, contractors, or vendors. Any compromise of our or our third-party vendors’ and suppliers’ security could result in a violation of applicable security, privacy, or data protection; consumer and other laws; regulatory or other governmental investigations; enforcement actions; and legal and financial exposure, including potential contractual liability, in all cases that may not always be limited to the amounts covered by our insurance. Any such compromise could also result in damage to our brand and a loss of confidence in our security and privacy or data protection measures.

Our systems and the systems we use under contract with third-parties may be vulnerable to computer viruses and other malicious software, physical or electronic break-ins, or weakness resulting from intentional or unintentional actions by us, our third-party service providers, as well as similar disruptions that could make all or portions of our website or apps unavailable for periods of time. While we currently employ various antivirus and computer protection software in our operations, we cannot assure you that such protections will in all cases successfully prevent hacking or the transmission of any computer virus or malware, which could result in significant damage to our hardware and software systems and databases, disruptions to our business activities, including to our e-mail and other communications systems, breaches of security and the inadvertent disclosure of personal, confidential, or sensitive data; interruptions in access to our website through the use of “denial of service;” or similar attacks and other material adverse effects on our operations.

Further, we may need to expend significant resources to protect against, and to address issues created by, security breaches and other incidents. Security breaches and other security incidents, including any breaches of our security measures or those of parties with which we have commercial relationships (e.g., third-party service providers who provide development or other services to us) that result in the unauthorized access of users’ confidential, proprietary or personal data, or the belief that any of these have occurred, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Significant unavailability of our platform due to attacks could cause users to cease using our platform and materially and adversely affect our business, prospects, financial condition, and results of operations. Although we maintain cybersecurity liability insurance, we cannot be certain our coverage will be adequate for liabilities actually incurred or will continue to be available to us on reasonable terms, or at all.

Many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure, and/or other processing of personal data. Such laws and regulations may include data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions or international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), requirements that companies implement privacy or data protection and security policies, or requirements that companies grant individuals certain rights, such as the right to access, correct, and delete personal data stored or maintained by such companies, be informed of security breaches that affect their personal data or provide consent to use their personal data for other purposes. While we have implemented various measures intended to enable us to comply with applicable privacy or data protection laws, regulations, and contractual obligations, these measures may not always be effective and do not guarantee compliance. In addition, privacy or data protection laws and regulations may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another; and may conflict with one another, other requirements, or legal obligations, or our practices. Further, the existence and need to comply in certain markets could impact our ability to make our platform available in those markets (without taking additional compliance steps). Cultural norms around privacy or data protection also vary from country to country and can drive a need to localize or customize certain features of our platform in order to address varied privacy or data protection concerns, which can add cost and time to our development of new features and platform enhancements.

We depend on third party vendors, tools, and platforms for services including and not limited to hosting, discovery, advertising, delivering content, and more.

We depend on major vendors including Amazon, Apple, Facebook, Google, and Microsoft for services including and not limited to hosting, discovery, advertising, delivering content and more. In addition to proprietary technologies, we also rely on third party tools and platforms for delivering certain products and services including Zoom, YouTube, and other infrastructure providers. These vendors and other third parties could change their rules, cost structure, marketing programs, and/or algorithms from time to time and any such changes could adversely impact our ability to generate revenue or deliver paid products and services. If we do not sufficiently differentiate the customer experience for Learners, including product interactions, we may not attract or retain Learners at the same levels.

Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations.

Computer malware, viruses, physical or electronic break-ins, and similar disruptions could lead to interruptions and delays in our service and operations and loss, misuse, or theft of data. Computer malware, viruses, computer hacking, and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future. We believe that we could be a target for such attacks because of the incidence of hacking among students.

Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our Cyber Liability/Tech E&O insurance may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal system. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our offerings and technical infrastructure may harm our reputation, brand, and our ability to attract Learners and Experts to our platform. Any significant disruption to our website or internal systems could result in a loss of Learners and Experts and, particularly if disruptions occur during the peak periods at the beginnings of each academic term, could adversely affect our business and results of operations.

Additionally, depending on the nature of the information compromised, in the event of a security breach or other privacy or security related incident, we may also have obligations to notify affected individuals and regulators about the incident, and we may need to provide some form of remedy, such as a subscription to credit monitoring services, payment of significant fines, or payment of compensation in connection with a class-action settlement (including under international and state privacy laws). Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises our, our users’, our employees’, or other confidential or personal information.

Our platform contains open source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to market or operate our platform.

We use open source software in connection with our technology and services. Some open source software licenses require those who distribute open source software as part of their software to publicly disclose all or part of the source code (including proprietary code) to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. The use of such open source code may ultimately require us to replace certain code used on our platform or discontinue certain aspects of our platform. From time to time, we may face claims from third parties claiming infringement of their intellectual property rights, or demanding the release or license of the open source software or derivative works that we developed using such software (which could include our proprietary source code) or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to pay substantial damages, publicly release the affected portions of our source code, be limited in or cease using the implicated software unless and until we can re-engineer such software to avoid infringement or change the use of, or remove, the implicated open source software.

In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as the original developers of open source code generally do not provide warranties (with respect to, for example, non-infringement or functionality) or indemnities or other contractual protections. Our use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage.

Our business accepts payment by credit card that, among other payment methods, are subject to government regulations and other requirements.

In order to process credit card payments, we are required to comply with payment rules established by payment card networks, such as the Payment Card Industry and its Data Security Standard. Our failure to comply with these laws or requirements could result in fines or impact our ability to accept payments in the future. Any restrictions that impact our ability to accept payments in the future will affect our business, including loss of credit card acceptance privileges. Some jurisdictions have adopted laws that govern payments and other financial activities. These laws could require us to obtain money transmitter licenses, or other licenses or approval for financial transactions, that may cause disruption regarding our ability to accept credit card payments and thereby impacting our sales and revenue.

If we do not retain our senior management team and key employees, we may not be able to sustain our growth or achieve our business objectives.

Our future success is substantially dependent on the continued service of our senior management team. We do not maintain key-person insurance on any of our employees, including our senior management team, other than the key-person insurance policy on Mr. Cohn. The loss of the services of any individual on our senior management team could make it more difficult to successfully operate our business and pursue our business goals.

Our future success also depends heavily on the retention of personnel from our software engineering, data science, product, design, marketing, sales, and customer service teams that are necessary to continue to attract and retain customers in our offerings, thereby generating revenue for us. In particular, our highly-skilled technical employees are responsible for maintaining and enhancing our products and platform, which ultimately have a significant impact on customer satisfaction and retention. Competition for these employees is heightened. As a result, we may be unable to attract or retain these key personnel that are critical to our success, resulting in harm to our relationships with customers, loss of expertise or know-how and unanticipated recruitment and training costs.

Risks Related to Regulations

Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change.

Many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure, and/or other processing of personal data. Such laws and regulations may include data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions or international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), requirements that companies implement privacy or data protection and security policies, or requirements that companies grant individuals certain rights, such as the right to access, correct and delete personal data stored or maintained by such companies, be informed of security breaches that affect their personal data or provide consent to use their personal data for other purposes. While we have implemented various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance.

In addition, privacy or data protection laws and regulations may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, or our practices. Further, the existence and need to comply in certain markets could impact our ability to offer our platform in those markets (without taking additional compliance steps). As we continue to expand into new markets outside the United States, cultural norms around privacy or data protection will vary from country to country and can drive a need to localize or customize certain features of our platform in order to address varied privacy or data protection concerns, which can add cost and time to our development of new features and platform enhancements.

Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business.

We receive, collect, store, process, transfer and use personal data and other user data. The effectiveness of our ability to offer our platform to users relies on the collection, storage and use of this data concerning freelancers and other users, including personally identifying or other sensitive data. Our collection and use of this data might raise privacy and data protection concerns, which could negatively impact the demand for our services. Privacy and data protection laws could restrict or add regulatory and compliance processes to our ability to effectively use and profit from those services.

There are numerous Federal, state and international laws and regulations regarding privacy, data protection, information security and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal data and other content (such as the CAN-SPAM Act of 2003, the TCPA, the FCRA, FTC guidelines related to communications with consumers, COPPA, CPRA, GDPR, among others), the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other laws and regulations. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection and information security. We strive to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security to the extent possible. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to our business operations may limit the use and adoption of our services and reduce overall demand for them. However, the regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of personal data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process user data or develop new services and features.

If we were found in violation of any applicable privacy or data protection laws or regulations, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features available through our platform. In addition, these laws and regulations could impose significant costs on us and could make it more difficult for us to use our current technology to promote certain offerings and connect Experts with Learners. In addition, if a breach of data security were to occur, or other violation of privacy or data protection laws and regulations were to be alleged, solutions may be perceived as less desirable and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We also expect that there will continue to be new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions, such as those passed in Nevada, California, and other states, which are continuing to emerge and evolve. For example, California passed the California Consumer Privacy Act (“CCPA”) that became effective on January 1, 2020, and passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”) in November 2020, which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. These laws may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation. Additionally, the CCPA and other legal and regulatory changes are making it easier for certain individuals to opt-out of having their personal data processed and disclosed to third parties through various opt-out mechanisms, which could result in an increase to our operational costs to ensure compliance with such legal and regulatory changes. In recent years, there has also been an increase in attention to and regulation of data protection and data privacy across the globe, including in the United States with the increasingly active approach of the Federal Trade Commission (“FTC”) to enforcing data privacy under the FTC Act Section 5 of the Unfair and Deceptive Acts framework.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to users or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection or information security may result in governmental investigations or enforcement actions, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our users may limit the adoption and use of, and reduce the overall demand for, our platform. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our users’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our users to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Additionally, certain actions of our users that are deemed to be a misuse of or unauthorized disclosure of another user’s personal data could negatively affect our reputation and brand and impose liability on us. While we have adopted policies regarding the misuse or unauthorized disclosure of personal data obtained through our services by our users and retain authority to put a hold on or permanently disable user accounts, users could nonetheless misuse or disclose another user’s personal data. The safeguards we have in place may not be sufficient to avoid liability on our part or avoid harm to our reputation and brand, especially if such misuse or unauthorized disclosure of personal data was high profile, which could adversely affect our ability to expand our user base, and our business and financial results.

If the personally identifiable information we collect from Learners or Experts is unlawfully acquired, accessed, or obtained, we could be required to pay substantial fines and bear the cost of investigating the data breach and providing notice to individuals whose personally identifiable information was unlawfully accessed.

In providing services to Learners and contracting with Experts to provide offerings to Learners, we collect personally identifiable information from Learners, prospective Learners, and those Experts, such as names, birth dates, contact information and payment information as well as limited access to social security numbers of employees and Experts through third party systems. In the event that the personally identifiable information is unlawfully accessed or acquired, the majority of states and many jurisdictions have laws that require institutions to investigate and immediately disclose the data breach to impacted individuals, usually in writing. In addition to costs associated with investigating and fully disclosing a data breach in such instances, we could be subject to substantial monetary fines or private claims by affected parties and our reputation would likely be harmed.

Risks Related to Intellectual Property

We operate in an industry with extensive intellectual property litigation, and we have been, and may be in the future, subject to claims related to a violation of third party’s intellectual property rights. Such claims against us or our important vendors and suppliers, even where meritless, can be costly to defend and may hurt our business, results of operations, and financial condition.

Our success depends, in part, upon our ability to avoid infringing intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The technology and software fields generally are characterized by extensive intellectual property litigation and many companies that own, or claim to own, intellectual property have aggressively asserted their rights. From time to time, we have been and may be subject to legal proceedings and claims relating to the intellectual property rights of others, and we expect that third parties will assert intellectual property claims against us, particularly as we expand the complexity and scope of our business. In addition, some of our agreements with certain third parties may require us to indemnify others against claims that our platform infringes a third party’s intellectual property rights.

Future litigation may be necessary to defend against intellectual property infringement claims or to establish our proprietary rights. Some of our competitors have substantially greater resources than we do and would be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

•	hurt our reputation;

•	adversely affect our relationships with our current or future Learners, Experts, or other instructors or business relationships;

•	cause delays or stoppages in providing our offerings;

•	divert management’s attention and resources;

•	require technology changes to our platform or other software that could cause us to incur substantial cost;

•	subject us to significant liabilities; and

•	require us to cease some or all of our activities.

In addition to liability for monetary damages against us, which may include attorneys’ fees and/or treble damages in the event of a finding of willful infringement, or, in some circumstances, damages against Experts, we may be prohibited from developing, commercializing or continuing to provide some or all of our bundled technology-enabled solutions unless we obtain licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

Failure to adequately protect our intellectual property and other proprietary rights could adversely affect our business, results of operations, and financial conditions.

Our ability to compete effectively depends, in part, upon protection of our rights in trademarks, trade names, trade secrets, copyrights, and other intellectual property rights. We rely on and plan to rely on contractual provisions, confidentiality procedures, and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights, and such measures may be inadequate. We may be unable to preclude third parties from misappropriating or infringing our technology and intellectual property. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information. Any litigation or claims brought by us could result in substantial costs and diversion of our resources. If the protection of our intellectual property and proprietary rights is inadequate to prevent use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

Third parties may challenge any copyrights, trademarks, and other intellectual property and proprietary rights owned or held by us. Third parties may knowingly or unknowingly infringe, misappropriate, or otherwise violate our patents, copyrights, trademarks, and other proprietary rights and we may not be able to prevent infringement, misappropriation, or other violation without substantial expense to us. Additionally, if we fail to protect our domain names, it could adversely affect our reputation and brand and make it more difficult for students to find our website, our content, and our services. If we pursue litigation to assert our intellectual property or proprietary rights, an adverse decision could limit our ability to assert our intellectual property or proprietary rights, limit the value of our intellectual property or proprietary rights, or otherwise negatively impact our business, financial condition, and results of operations.

In addition, while we have written contracts with Learners and Experts (either directly or through related and affiliated entities) that establish the terms and conditions of the relationships memorialized therein, Learners and Experts could seek to challenge those terms and conditions, including but not limited to network access, recorded sessions, confidentiality, content restrictions, disclosure provisions and other intellectual property rights. We have not faced litigation on these agreements or the provisions therein and accordingly there is uncertainty as to whether any or all of these protective provisions would be enforceable.

Risks Related to the Business Combination, Ownership of Class A Common Stock, and Our Status as a Public Company

Our quarterly operating results have fluctuated in the past and may do so in the future, which could cause our stock price to decline.

Our quarterly operating results have historically fluctuated due to seasonality and changes in our business, and our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may cause fluctuations in our quarterly operating results include, but are not limited to, the following:

•	Timing of our costs incurred in connection with the launch of new offerings and the delay in receiving revenue from these new offerings, which delay may last for several years;

•	Seasonal variation driven by the seasonal nature of traditional academic calendars;

•	Changes in Learner purchases, utilization, and retention levels in our offerings;

•	Changes in our key metrics or the methods used to calculate our key metrics;

•	Changes in our pricing;

•	Changes in the mix of our product offerings;

•	Timing and amount of our marketing and sales expenses;

•	Costs necessary to improve and maintain our software platform; and

•	Changes in the prospects of the economy generally, which could alter current or prospective customers’ spending priorities, or could increase the time it takes us to launch new offerings.

Our operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of Class A Common Stock to decline substantially.

An active trading market for Class A Common Stock may not develop and you may not be able to sell your shares of Class A Common Stock.

Prior to the closing of the Business Combination, there was no public market for Class A Common Stock. Although we have listed the Class A Common Stock on the NYSE, an active trading market may never develop or be sustained. If an active market for the Class A Common Stock does not develop or is not sustained, it may be difficult for you to sell shares at an attractive price or at all.

The trading price of the shares of Class A Common Stock may be volatile, and purchasers of the Class A Common Stock could incur substantial losses.

Our stock price may be volatile. The stock market in general and the market for technology companies and learning technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Common Stock at or above the price paid for the shares. The market price for the Class A Common Stock may be influenced by many factors, including:

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	conditions or trends in our industry;

•	changes as a result of the COVID-19 pandemic, or similar macroeconomic events;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the software and information technology industries;

•	announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	capital commitments;

•	investors’ general perception of our company and our business;

•	recruitment or departure of key personnel; and

•	sales of Class A Common Stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our stock price and trading volume could decline.

The trading market for Class A Common Stock will be influenced by the research and reports that equity research analysts publish about us and our business. Equity research analysts may elect not to provide research coverage of Class A Common Stock, and such lack of research coverage may adversely affect the market price of Class A Common Stock. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Concentration of ownership among members of our senior management, our existing directors, and principal stockholders may prevent new investors from influencing significant corporate decisions.

Concentration of ownership among members of our senior management, our existing directors, and principal stockholders may prevent new investors from influencing significant corporate decisions. As a result, these persons, if they were to act together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions. For example, Mr. Cohn, our Founder, Chairman & Chief Executive Officer, has the right to designate a certain number of directors based on his stock ownership and currently has the right to designate three directors.

Moreover, some of these persons or entities may have interests different than yours. For example, because many of these stockholders have held their shares for a long period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Nerdy Inc.’s Class A Common Stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We may be an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of TPG Pace’s initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenue in any fiscal year, (ii) the market value of Class A Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Class A Common Stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Class A Common Stock less attractive as a result, there may be a less active trading market for the Class A Common Stock and our stock price may decline or become more volatile.

We will incur significant increased costs to implement an effective system of internal controls and as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance initiatives. If we fail to maintain effective internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in our company.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and, therefore, we are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. However, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As a public company, we will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. Once we cease to be an emerging growth company, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Nerdy has identified material weaknesses in its internal control over financial reporting. See “—We have identified material weaknesses in our internal control over financial reporting. This could result in material misstatements in our historical financial statements and, if we are unable to successfully remediate any current or future material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, investors may lose confidence in the accuracy and completeness of our financial statements and the market price of our Class A Common Stock may be materially and adversely affected.”

To comply with the requirements of being a public company, we may need to undertake actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. In addition, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal controls over financial reporting or we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion that our internal control over financial reporting is effective investors may lose confidence in the accuracy and completeness of our financial reports. As a result, the market price of the Class A Common Stock could be materially adversely affected.

Because we do not anticipate paying any cash dividends on the Class A Common Stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains and you may never receive a return on your investment.

You should not rely on an investment in the Class A Common Stock to provide dividend income. We have not declared or paid cash dividends on the Class A Common Stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of our existing credit facility preclude, and the terms of any future debt agreements we may elect to utilize are likely to similarly preclude us from paying dividends. As a result, capital appreciation, if any, of the Class A Common Stock will be your sole source of gain for the foreseeable future. Investors seeking cash dividends should not purchase Class A Common Stock.

We will incur increased costs and demands upon management as a result of being a public company.

As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We are subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining our provision for income taxes. Our effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of our operations, changes in our future levels of research and development spending, mergers and acquisitions or the result of examinations by various tax authorities. Although we believe our tax estimates are reasonable, if the United States Internal Revenue Service or other taxing authority disagrees with the positions taken on our tax returns, we could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Future interpretations of existing accounting standards could adversely affect our operating results.

Generally accepted accounting principles in the United States, or GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, or AICPA, the SEC and various other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and they could affect the reporting of transactions completed before the announcement of a change.

Our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws that became effective upon the closing of the Business Combination specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our bylaws provide that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business.

Charles Cohn, Nerdy Inc.’s Founder, Chairman & Chief Executive Officer, beneficially owns a significant portion of Nerdy Inc.’s Common Stock and has significant influence over us.

Charles Cohn beneficially owns approximately 24.5% of the outstanding Class A Common Stock, assuming conversion of his Class B Common Stock and all other shares of Class B Common Stock. Furthermore, so long as Mr. Cohn beneficially owns certain specified percentages of the Class A Common Stock owned by him at the Closing, Mr. Cohn will have rights to nominate up to three directors to the Nerdy Inc. Board of Directors, and will also have consent rights with respect to other parties’ nominees under the Stockholders Agreement. As long as Mr. Cohn owns or controls a significant percentage of outstanding voting power, he will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Mr. Cohn may have interests different than yours. For example, because Mr. Cohn’s Common Stock was obtained at prices substantially below the current trading price of the Class A Common Stock and has held such interests for a longer period, he may be more interested in a transaction involving the sale of Nerdy Inc. or Mr. Cohn may want Nerdy Inc. to pursue strategies that deviate from your interests.

We may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We may incur additional costs and expenses and we may be forced to later write-down or write-off assets, incur mark-to-market losses on our earnout share and warrant liabilities, restructure our operations, or incur impairment or other charges that could result in our recognizing losses. Unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Nerdy Inc. Accordingly, shareholders could suffer a reduction in the value of their shares and warrants.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what Nerdy Inc.’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Nerdy being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Nerdy at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial registration, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources and increase the time and costs of completing a business combination.

Nerdy is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Nerdy Inc. management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Nerdy Inc. after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of Nerdy Inc.’s Class A Common Stock and Nerdy Inc. warrants may be volatile.

The price of Class A Common Stock and Nerdy Inc. warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which Nerdy Inc. and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in Nerdy Inc.’s quarterly or annual operating results;

•	publication of research reports by securities analysts about Nerdy Inc. or its competitors or its industry;

•	the public’s reaction to Nerdy Inc.’s press releases, its other public announcements and its filings with the SEC;

•	Nerdy Inc.’s failure or the failure of its competitors to meet analysts’ projections or guidance that Nerdy Inc. or its competitors may give to the market;

•	additions and departures of key personnel, including Charles Cohn, Nerdy Inc.’s Founder, Chairman & Chief Executive Officer;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving Nerdy Inc.;

•	changes in Nerdy Inc.’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Class A Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Class A Common Stock and Nerdy Inc. warrants regardless of the operating performance of Nerdy Inc.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Class A Common Stock to drop significantly, even if Nerdy Inc.’s business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock.

Upon completion of the Business Combination, (i) the Existing Nerdy Holders own, collectively, approximately 57% of our outstanding Common Stock, which includes (A) Class A Common Stock and (B) Opco Units (and an equivalent number of Class B Common Stock) that may be exchanged into Class A

Common Stock, (ii) the TPG Pace Initial Stockholders own approximately 9% of the outstanding Common Stock and (iii) the purchasers in the PIPE Financing and under the Forward Purchase Agreements own approximately 17% of the outstanding Common Stock, in each case, assuming that none of TPG Pace’s outstanding public shares are redeemed in connection with the Business Combination. These percentages (i) assume that 95,315,438 shares of Common Stock are issued to the holders of shares of equity securities of Nerdy at Closing, which would be the number of shares of Common Stock issued to these holders. The number of shares of Common Stock to be paid to the holders of Nerdy equity and the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) will be based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting an amount of cash equal to the excess of the amount of Available Cash over $250,000,000 (but not to exceed $388,200,000) paid to holders of Nerdy Equity, plus (ii) certain Nerdy warrants, plus (iii) the Nerdy Earnout Consideration, if payable.

TPG Pace warrants are now exercisable for Nerdy Inc. Class A Common Stock, which increases the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Upon completion of the Business Combination outstanding warrants to purchase an aggregate of 19,333,333 shares of Nerdy Inc. Class A Common Stock became exercisable in accordance with the terms of the warrant agreement governing those securities. The exercise price of these warrants is $11.50 per share. To the extent such warrants are exercised, additional shares of Nerdy Inc. Class A Common Stock will be issued, which will result in dilution to the holders of Nerdy Inc. Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Nerdy Inc. Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—The public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

The public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

Our warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants, the forward purchase warrants and additional forward purchase warrants, may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants, forward purchase warrants and additional forward purchase warrants, voting together as a single class, to make any change that adversely affects the interests of the registered holders of warrants, forward purchase warrants and additional forward purchase warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the warrant agreement with respect to the private placement warrants or working capital warrants, 50% of the then outstanding private placement warrants or working capital warrants, as applicable, voting together as a single class. Accordingly, we may amend the terms of the warrants, forward purchase warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants, forward purchase warrants and additional forward purchase warrants, voting together as a single class, approve of such amendment. Our ability to amend the terms of such warrants with the consent of at least 50% of the then outstanding warrants includes, but is not limited to amendments to increase the exercise price, convert such warrants into cash or shares, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of such warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send the notice of such redemption to the warrant holders. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Class A common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws, or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such shares of Class A common stock under the blue sky laws of the state of such residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our shares Class A common stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders. In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Class A common stock determined based on the redemption date and the fair market value of our shares of Class A common stock. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.3611 shares of Class A common stock per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants or forward purchase warrants will be redeemable by us, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure will increase Nerdy Inc.’s costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and our future efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect Nerdy Inc.’s and OpCo’s business and future profitability.

Nerdy Inc. has no material assets other than its interest in OpCo, which will hold, directly or indirectly, all of our business. OpCo generally is not subject to U.S. federal income tax, but may be subject to certain U.S. state and local and non-U.S. taxes. Nerdy Inc. is a U.S. corporation subject to U.S. corporate income tax on its allocable share of the income of OpCo. Further, since our operations and customers are located throughout the United States, Nerdy Inc. and OpCo are subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Nerdy Inc. or OpCo and may have an adverse effect on our business, cash flows and future profitability.

President Joe Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (such as Nerdy Inc.) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long-term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the Biden administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Nerdy Inc.’s or OpCo’s business, cash flows and future profitability.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.

In the event that our operating business expands domestically or internationally, our effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of our business.

Additionally, we may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

The only principal asset of Nerdy Inc. is its interest in OpCo, and, accordingly, Nerdy Inc. will depend on distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover Nerdy Inc.’s corporate and other overhead expenses.

We are a holding company and have no material assets other than our ownership interest in OpCo. We have no independent means of generating revenue or cash flow. To the extent the funds of OpCo are legally available for distribution, and subject to any restrictions contained in any credit agreement to which OpCo or its subsidiaries is bound, Nerdy Inc. intends to cause OpCo (i) to make generally pro rata distributions to its unitholders, including Nerdy Inc., in an amount generally intended to allow the OpCo Unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of OpCo, based on certain assumptions and conventions, and (ii) to reimburse Nerdy Inc. for its corporate and other overhead expenses. In the future, Nerdy Inc. may be limited, however, in its ability to cause OpCo and its subsidiaries to make these and other distributions to Nerdy Inc. due to restrictions contained in any credit agreement to which OpCo or any of its subsidiaries is bound. To the extent that Nerdy Inc. needs funds and OpCo or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements or are otherwise unable to provide such funds, Nerdy Inc.’s liquidity and financial condition could be adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Nerdy Inc. in an amount sufficient to cover Nerdy Inc.’s tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions contained in any credit agreement to which OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest are bound. To the extent that Nerdy Inc. is unable to make payments under the Tax Receivable Agreement for any reason, such payments will accrue interest until paid.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be substantial.

In connection with the Business Combination, Nerdy Inc. entered into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes in periods after the Business Combination as a result of: (i) certain increases in tax basis that occur as a result of (A) the Business Combination (including as a result of cash received in the Business Combination and debt repayment occurring in connection with the Business Combination) or (B) exercises of the OpCo Redemption Right or Call Right; and (ii) imputed interest deemed to be paid by Nerdy Inc. as a result of, and additional basis arising from, any payments under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings.

The term of the Tax Receivable Agreement commenced upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless Nerdy Inc. exercises its right to terminate the Tax Receivable Agreement (or the Tax Receivable Agreement is terminated due to other circumstances described below) and Nerdy Inc. makes the termination payment specified in the Tax Receivable Agreement.

The payment obligations under the Tax Receivable Agreement are Nerdy Inc.’s obligations and not obligations of OpCo, and Nerdy Inc. expects that the payments it will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of Nerdy Inc.’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of Nerdy Inc.’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis associated with the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income Nerdy Inc. generates in the future, the timing and amount of any earlier payments that Nerdy Inc. may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable to Nerdy Inc. and the portion of Nerdy Inc.’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing Nerdy Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and certain simplifying assumptions with respect to state and local income taxes) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The amount and timing of any payments under the Tax Receivable Agreement are dependent upon significant future events, including those noted above in respect of estimating the amount and timing of Nerdy Inc.’s realization of tax benefits.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Nerdy Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If the Tax Receivable Agreement terminates early (at Nerdy Inc.’s election or due to other circumstances, including Nerdy Inc.’s breach of a material obligation thereunder or upon the election of the TRA Holders in connection with certain changes of control described below), Nerdy Inc. would be required to make an immediate payment to each TRA Holder equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to the lesser of (i) 6.5% and (ii) one-year LIBOR (or a replacement rate, if applicable) plus 150 basis points) and the aggregate amount of such early termination payments is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) Nerdy Inc. has sufficient income to fully utilize the tax attributes covered by the Tax Receivable Agreement, (ii) net operating losses and credits that are available as of the termination are utilized through the earlier of the scheduled expiration of such losses or credits or the fifth anniversary of the termination, (iii) the applicable tax rates will be those specified by law as in effect as of the termination date, (iv) non-amortizable asset basis is utilized on an accelerated timeline, and (v) any OpCo Units (other than those held by Nerdy Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.

If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions applicable to an early termination of the Tax Receivable Agreement, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction, in which case the Tax Receivable Agreement will terminate with respect to such TRA Holder as described in the paragraph above. Any payment made under the Tax Receivable Agreement following a change of control may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which such payment relates.

If the Tax Receivable Agreement terminates early (in the situations described above), Nerdy Inc.’s obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock. For example, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated early termination payments would be, in the aggregate, approximately $263.6 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of approximately $314.9 million, calculated based on certain assumptions, including but not limited to a $10.00 per share trading price of Class A Common Stock, a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates, no material change in U.S. federal income tax law and that Nerdy Inc. will have sufficient taxable income to utilize such estimated tax benefits). The foregoing number is merely an estimate and the actual payment could differ materially.

If Nerdy Inc.’s obligation to make payments under the Tax Receivable Agreement is accelerated by election of the TRA Holders in connection with a change of control, we generally expect the accelerated payments due under the Tax Receivable Agreement to be funded out of the proceeds of the change of control transaction giving rise to such acceleration. However, Nerdy Inc. may be required to fund such payment from other sources, and, as a result, any early termination of the Tax Receivable Agreement could have a substantial negative impact on our liquidity. We do not currently expect to cause an acceleration due to Nerdy Inc.’s breach, and we do not currently expect that Nerdy Inc. would elect to terminate the Tax Receivable Agreement early, except in cases where the early termination payment would not be material. There can be no assurance that Nerdy Inc. will be able to meet its obligations under the Tax Receivable Agreement.

If Nerdy Inc.’s payment obligations under the Tax Receivable Agreement are accelerated in connection with certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of Nerdy Inc.’s Class A Common Stock could be substantially reduced.

If Nerdy Inc. experiences a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), then Nerdy Inc.’s obligations under the Tax Receivable Agreement would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, and, in such situations, payments under the Tax Receivable Agreement may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of Nerdy Inc.’s payment obligations under the Tax Receivable Agreement, holders of Nerdy Inc. Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, Nerdy Inc.’s payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in Nerdy Inc. or OpCo, and the rights of the TRA Holders (including the right to receive payments) under the Tax Receivable Agreement are generally transferable by the TRA Holders as long as the transferee of such rights has executed and delivered, or in connection with such transfer executes and delivers, a joinder to the Tax Receivable Agreement. Accordingly, the TRA Holders’ interests may conflict with those of the holders of Nerdy Inc.’s Class A Common Stock.

Nerdy Inc. will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on certain tax reporting positions, and the IRS or another tax authority may challenge all or part of the tax basis increases upon which payment under the Tax Receivable Agreement are based, as well as other related tax positions Nerdy Inc. takes, and a court could sustain such challenge. The TRA Holders will not reimburse Nerdy Inc. for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after Nerdy Inc.’s determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, Nerdy Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could materially adversely affect its liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Nerdy Inc. and OpCo might be subject to potentially significant tax inefficiencies, and Nerdy Inc. would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, redemptions of OpCo Units pursuant to the OpCo Redemption Right or other transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more such safe harbors. For example, we intend to limit the number of OpCo Unitholders, and the OpCo LLC Agreement, which will be entered into in connection with the consummation of the Business Combination, will provide for limitations on the ability of OpCo Unitholders to transfer their OpCo Units and will provide Nerdy Inc. with the right to cause the imposition of limitations and restrictions (in addition to those already in place) on the ability of OpCo Unitholders to redeem their OpCo Units pursuant to the OpCo Redemption Right to the extent Nerdy Inc. believes it is necessary to ensure that OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Nerdy Inc. and OpCo, including as a result of Nerdy Inc.’s inability to file a consolidated U.S. federal income tax return with OpCo. In addition, Nerdy Inc. may not be able to realize tax benefits covered under the Tax Receivable Agreement, and Nerdy Inc. would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo Unitholders, including Nerdy Inc., and the tax distributions that OpCo will be required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

OpCo will generally make quarterly tax distributions, to the OpCo Unitholders, including Nerdy Inc. Such distributions will be pro rata and be in an amount sufficient to cause each OpCo Unitholder to receive a distribution at least equal to such OpCo Unitholder’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local income tax rate that may potentially apply to any member for the applicable taxable year. The highest marginal U.S. federal income tax rate applicable to corporations such as Nerdy Inc. is significantly lower than the highest marginal U.S. federal income tax rate applicable to non-corporate taxpayers. In addition, the per-OpCo Unit taxable income allocable to Nerdy Inc. will likely be lower than the per-OpCo Unit taxable income allocated to other OpCo Unitholders. As a result of these disparities, Nerdy Inc. may receive tax distributions from OpCo significantly in excess of its actual tax liability and its obligations under the Tax Receivable Agreement.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained (or reinvested in OpCo without an accompanying stock dividend with respect to our Class A Common Stock), could cause the value of an OpCo Unit to deviate from the value of a share of Class A Common Stock, contrary to the one-to-one relationship described in the section titled “Business Combination Proposal—Related Agreements—OpCo LLC Agreement”. If Nerdy Inc. retains such cash balances (or reinvests such balances in OpCo without an accompanying stock dividend with respect to our Class A Common Stock), the other OpCo Unitholders would benefit from any value attributable to such accumulated or reinvested cash balances as a result of their exercise of the OpCo Redemption Right. We intend to cause Nerdy Inc. to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Class A Common Stock and reinvesting such cash balances in OpCo for additional OpCo Units (with an accompanying stock dividend with respect to our Class A Common Stock).

The tax distributions to the OpCo Unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

Delaware law and Nerdy Inc.’s Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Certificate of Incorporation, Bylaws, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Nerdy Inc. Board and therefore depress the trading price of Nerdy Inc. Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Nerdy Inc. board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Governing Documents, include provisions regarding:

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the ability of the Nerdy Inc. Board to issue shares of preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, Nerdy Inc.’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by the Chief Executive Officer, the Chairman of the Board or the Nerdy Inc. Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the Nerdy Inc. Board to amend the bylaws, which may allow the Nerdy Inc. Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the Nerdy Inc. Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Nerdy Inc. Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Nerdy Inc.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Nerdy Inc. Board or management.

Nerdy Inc.’s Bylaws designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between Nerdy Inc. and its stockholders, which could limit Nerdy Inc.’s stockholders’ ability to obtain a favorable judicial forum for disputes with Nerdy Inc. or its directors, officers, stockholders, employees or agents.

Our Bylaws provide that, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Nerdy Inc. to Nerdy Inc. or Nerdy Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against Nerdy Inc. governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

This choice of forum provision in our Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Nerdy Inc. or any of Nerdy Inc.’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and investors cannot waive compliance with the federal securities laws and the rules and regulations proposed thereunder. If a court were to find the choice of forum provision contained in the Bylaws to be inapplicable or unenforceable in an action, Nerdy Inc. may incur additional costs associated with resolving such action in other jurisdictions, which could harm Nerdy Inc.’s business, results of operations and financial condition.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all outstanding warrants being offered pursuant to this prospectus for cash, we will receive an aggregate of approximately $95.2 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis”, the amount of cash we would receive from the exercise of the warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND

INFORMATION

Market Price of Our Common Stock and Warrants

Our common stock and warrants are currently listed on NYSE under the symbols “NRDY” and “NRDY WS,” respectively. Prior to the Domestication, TPG Pace’s Class A ordinary shares and TPG Pace’s warrants traded on the NYSE under the ticker symbols “PACE” and “PACE.WS”, respectively. On October 22, 2021, the closing sale prices of our common stock and warrants were $8.95 and $2.02, respectively. As of the Closing Date, there were 89 holders of record of Class A Common Stock, 27 holders of Class B Common Stock and 92 holders of record of the Company warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock to date and prior to the Business Combination, TPG Pace had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Nerdy Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the “Transaction” as described in the Business Combination Agreement entered into between TPG Pace and Nerdy and in the Company’s Definitive Proxy Statement/Prospectus (“Proxy Statement/Prospectus”) filed with the SEC on August 19, 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet of Nerdy Inc. as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of Nerdy Inc. for the year ended December 31, 2020 and the six months ended June 30, 2021 present the combination of the financial information of TPG Pace Tech Opportunities Corp. (“TPG Pace”) and Live Learning Technologies LLC d/b/a Nerdy, a Missouri limited liability company (“Nerdy”) after giving effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes. TPG Pace and Nerdy are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Transaction, the PIPE Financing, and the Forward Purchase Agreements, are referred to herein as Nerdy Inc. See the accompanying notes to the Unaudited Condensed Combined Pro Forma Financial Information for a discussion of assumptions made.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes (the “Pro Forma Transactions”) as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021, gives pro forma effect to the Transaction, the PIPE Financing, the Forward Purchase Agreements, and related adjustments described in the accompanying notes as if they were completed on June 30, 2021.

The historical financial information of Nerdy was derived from the Live Learning Technologies LLC d/b/a Nerdy December 31, 2020 Audited Consolidated Financial Statements and June 30, 2021 Unaudited Condensed Consolidated Financial Statements, which are included in the Proxy Statement/Prospectus. The historical financial information of TPG Pace was derived from the TPG Pace December 31, 2020 Audited Financial Statements, as amended and restated, and June 30, 2021 Unaudited Condensed Financial Statements, which are included in the Company’s Proxy Statement/Prospectus. This information should be read together with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the Live Learning Technologies LLC d/b/a Nerdy Audited December 31, 2020 Consolidated Financial Statements and accompanying notes, the Live Learning Technologies LLC d/b/a Nerdy Unaudited June 30, 2021 Condensed Consolidated Financial Statements and accompanying notes, the TPG Pace Audited December 31, 2020 Financial Statements and accompanying notes, the TPG Pace Unaudited June 30, 2021 Condensed Financial Statements and accompanying notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nerdy” and “TPG Pace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Financial Information of TPG Pace” and “Selected Historical Financial Information of Nerdy” and other financial information included in the Proxy Statement/Prospectus.

Description of the Transaction

On January 28, 2021, TPG Pace entered into the Business Combination Agreement with Nerdy. TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware (the “Domestication”), upon which TPG Pace will change its name to “Nerdy Inc.” Immediately after the Domestication, (i) Nerdy will cause each outstanding class of preferred units and the Nerdy profit units (whether vested or unvested) to be automatically converted into Nerdy common units (“Nerdy Common Units”) (subject to substantially the same terms and conditions, including applicable vesting requirements) (the “Nerdy Recapitalization”) and (ii) TCV Blocker will consummate certain restructuring transactions such that, following such transactions, TCV Blocker will directly own common units in Nerdy, Inc.

On September 20, 2021, TPG Pace Merger Sub merged with and into Nerdy, with Nerdy surviving the Merger, and Blocker Merger Sub I merged with and into TCV Blocker, with TCV Blocker surviving such merger, and Blocker Merger Sub II merged with and into Learn Blocker, with Learn Blocker surviving such merger, and immediately following the Merger and Reverse Blocker Mergers, each surviving Blocker merged with and into Nerdy Inc., with Nerdy Inc. surviving each Direct Blocker Merger. The aggregate consideration paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in Nerdy equity and the holders of Nerdy unit appreciation rights and profit units to the extent entitled to consideration, as described below) is based on an enterprise value of $1,250,000 thousand (subject to certain debt related adjustments) and consisted of (i) an amount of cash equal to the excess of the amount of available cash over $250,000 thousand (but not to exceed $388,200 thousand), plus (ii) equity consideration valued at $10.00 per share/unit in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain Nerdy warrants, plus (iv) the Nerdy Earnout Consideration, if payable. In addition, immediately after the completion of the Transaction, certain investors have agreed to subscribe for and purchase 15,000,000 shares of Class A common stock for an aggregate of $150,000 thousand in the PIPE Financing. In addition, pursuant to the Forward Purchase Agreements certain investors have purchased 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A share at $11.50 per share, at an aggregate transaction price of approximately $150,000 thousand. With respect to certain of the additional forward purchases, TPG Pace issued an additional 1,116,750 shares of Class A Common stock, of which 66,950 Class A Shares was issued to affiliates of TPG Global, including 500 Class A Shares issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

In connection with the Transaction, certain of Nerdy’s equity holders received 4,000,000 earnout shares and 2,444,444 warrants (the “Nerdy Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Nerdy Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

In connection with the Transaction, certain of TPG Pace’s equity holders received 4,000,000 earnout shares and 4,888,889 warrants (the “Sponsor Earnout Consideration”) contingent upon achieving certain market share price milestones within a period of 60 months post Transaction. These earnout shares will be forfeited if the set milestones are not reached. The Sponsor Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. The Sponsor Earnout Consideration shares include voting rights and are eligible to receive nonforfeitable dividends to the extent dividends are declared but does not contractually obligate the holders of such shares to participate in losses.

The following summarizes the pro forma number of Class A and Class B Common Stock outstanding following the consummation of the Transaction, the PIPE Financing and the Forward Purchase Agreements,

discussed further in the sections below, based on the exercise price of all vested existing equity of Nerdy at the consummation of the Transaction excluding the potential dilutive effect of the exercise or vesting of warrants, stock-based compensation, Nerdy Earnout Consideration, and Sponsor Earnout Consideration:

	Shares	%
TPG Pace Public Stockholders	28,683,317	18.0%
Nerdy equity and unitholders	91,315,438	57.5%
Sponsor and its affiliates	10,552,200	6.6%
PIPE Investors	15,000,000	9.4%
Forward purchase agreement investors	13,447,800	8.5%

Closing shares	158,998,755	100.00%

In connection with the Transaction, Nerdy Inc. entered into the Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by Nerdy Inc. to certain holders of Nerdy Common Units (or their permitted assignees) (“TRA Holders”) of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Nerdy Inc. actually realizes (or is deemed to realize in certain circumstances) in periods after the Transaction as a result of: (i) certain increases in tax basis that occur as a result of (A) the Transaction (including as a result of cash received in the Transaction and debt repayment occurring in connection with the Transaction) or (B) exercises of the redemption or call rights set forth in the OpCo LLC Agreement; and (ii) imputed interest deemed to be paid by Nerdy Inc. as a result of, and additional basis arising from, any payments Nerdy Inc. makes under the Tax Receivable Agreement. Nerdy Inc. will retain the benefit of the remaining 15% of these net cash savings. If Nerdy Inc. elects to terminate the Tax Receivable Agreement early, Nerdy Inc. would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it to the TRA Holders under the Tax Receivable Agreement (based upon certain valuation assumptions and deemed events set forth in the Tax Receivable Agreement). If a change of control occurs (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and certain changes to the composition of the Nerdy Inc. board), the Tax Receivable Agreement will remain in effect with respect to each TRA Holder (provided that certain valuation assumptions, including that there will be sufficient income to utilize all tax attributes covered by the Tax Receivable Agreement, will be utilized to determine the payments to be made under the Tax Receivable Agreement), unless such TRA Holder elects (or the representative of the TRA Holders causes all of the TRA Holders to elect) to receive its early termination payment in connection with the change of control transaction.

Accounting Treatment

The Transaction will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, TPG Pace will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Existing Nerdy Holders expecting to comprise a majority of the voting power of the combined company, Nerdy’s operations prior to the acquisition comprising the only ongoing operations of Nerdy Inc., and Nerdy’s senior management comprising a majority of the senior management of Nerdy Inc. Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with three Managers designated by Nerdy Inc. and two Managers that were designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc. Under this method of accounting, the ongoing financial statements of the registrant will reflect the net assets of Nerdy and TPG Pace at historical cost, with no goodwill or other intangible assets recognized.

The Company is currently evaluating the appropriate accounting treatment related to the NCI associated with the outstanding Nerdy LLC units held by certain Existing Nerdy Holders. For purposes of the unaudited pro forma condensed combined financial information, the NCI has been classified within temporary “mezzanine” equity. However, it is possible upon completion of the evaluation the NCI could be considered a component of permanent equity.

The Company is currently evaluating the accounting treatment related to certain warrants upon the close of the Transaction. For purposes of the unaudited pro forma condensed combined financial information, all warrants are classified as derivative liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change.

For purposes of the unaudited pro forma condensed combined financial information, all earnouts are classified as derivative liability instruments. Upon the close of the Transaction, certain earnouts were provided to employees of the Company. The Company is currently evaluating whether any of these earnouts represents compensation expense pursuant to Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation (“ASC 718”).

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Nerdy Inc.’s financial condition or results of operations would have been had the Transaction, the PIPE Financing, and the Forward Purchase Agreements occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Nerdy Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Pro Forma Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Pro Forma Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$1,122	$14,718	$—	$286,846	(A	)	$160,436
				150,000	(B	)
				150,000	(C	)
				(336,846)	(D	)
				(10,039)	(E	)
				(5,389)	(F	)
				(33,197)	(G	)
				(41,342)	(H	)
				(2,000)	(R	)
				(8,395)	(T	)
				(2,042)	(U	)
				(3,000)	(V	)
Accounts receivable, net	—	1,442	—	—			1,442
Prepaid expenses	241	1,032	—	3,000	(V	)	4,273
Other current assets	—	1,224	—	—			1,224

Total current assets	1,363	18,416	—	147,596			167,375
Fixed assets, net	—	9,864	—	—			9,864
Goodwill	—	5,717	—	—			5,717
Intangible assets, net	—	8,035	—	—			8,035
Other assets	—	1,154	—	—			1,154
Deferred issuance costs	—	2,278	—	(2,278)	(S	)	—
Deferred tax assets	—	—	—	—	(I	)	—
Investments held in Trust Account	450,020	—	—	(450,020)	(A	)	—

Total assets	451,383	45,464	—	(304,702)			192,145

Liabilities, redeemable noncontrolling interest, redeemable shares, redeemable preferred units, and equity
Current liabilities
Accounts payable	$—	$5,243	$—	$(598)	(F	)	$4,645
Other current liabilities	—	6,127	4,717	(4,791)	(F	)	6,053
Promissory note	—	—	—				—
Deferred revenue	—	17,695	—				17,695
Accrued professional fees and other expenses	4,717	—	(4,717)	—			—
Note payable to Sponsor	2,000	—	—	(2,000)	(R	)	—
Derivative liabilities	34,773	—	—	(940)	(Q	)	33,833

Total current liabilities	41,490	29,065	—	(8,329)			62,226
Other liabilities	—	1,452	—				1,452
Long-term debt, net	—	39,620	—	(39,620)	(H	)	—
Tax receivable agreement liability	—	—	—	—	(J	)	—
Deferred underwriting commissions	15,750	—	—	(15,750)	(E	)	—
Earnout liability	—	—	—	60,022	(K	)	60,022

Total liabilities	57,240	70,137	—	(3,677)			123,700

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Commitments and Contingencies
Redeemable noncontrolling interest	—	—	—	31,585	(M	)	31,585
Redeemable shares
TPG Pace Class A ordinary shares subject to redemption—45,000,000 as of June 30, 2021, at a redemption value of $10.00 per share	450,020	—		(450,020)	(L	)	—

Total redeemable shares	450,020	—	—	(450,020)			—
Redeemable preferred units
Nerdy Class B Redeemable Preferred Units, no par value—40,499,299 units authorized, issued and outstanding as of June 30, 2021	—	259,638		(259,638)	(D	)	—
Nerdy Class C Redeemable Preferred Units, no par value—18,586,623 units authorized, issued and outstanding as of June 30, 2021	—	119,158		(119,158)	(D	)	—

Total redeemable preferred units	—	378,796	—	(378,796)	0		—
Stockholders’ equity
Nerdy Class A Preferred Units, no par value—7,906,980 units authorized, issued and outstanding as of June 30, 2021	—	3,309		(3,309)	(D	)	—
Nerdy Class A-1 Preferred Units, no par value—7,822,681 units authorized, issued and outstanding as of June 30, 2021	—	3,398		(3,398)	(D	)	—
Nerdy Common units, $0.000001 par value—85,564,605 units authorized, issued and outstanding as of June 30, 2021	—	86		(86)	(D	)	—
Nerdy Class A ordinary shares, $0.0001 par value—200,000,000 shares authorized; 2,046,599 shares issued and outstanding as of June 30, 2021	—	—		—			—
TPG Pace Class F ordinary shares, $0.0001 par value—20,000,000 shares authorized, 11,250,000 shares issued and outstanding as of June 30, 2021	1	—		(1)	(O	)	—

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2021

(amounts in thousands)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Class A common shares				1	(B	)	5
				1	(C	)
				2	(D	)
				1	(O	)
Class B common shares				7	(D	)	7
Additional paid-in capital	—	7,837		(163,174)	(A	)	496,308
				149,999	(B	)
				149,999	(C	)
				(336,846)	(D	)
				5,711	(E	)
				(29,386)	(G	)
				450,020	(L	)
				385,589	(D	)
				(9)	(D	)
				(31,425)	(M	)
				(55,878)	(N	)
				25,231	(P	)
				(60,022)	(K	)
				940	(Q	)
				(2,278)	(S	)
Accumulated deficit	(55,878)	(418,445)		(3,811)	(G	)	(459,646)
				(1,722)	(H	)
				55,878	(N	)
				(25,231)	(P	)
				(8,395)	(T	)
				(2,042)	(U	)
Accumulated other comprehensive loss	—	346		(160)	(M	)	186

Total equity	(55,877)	(403,469)	—	496,206			36,860
Total liabilities, redeemable noncontrolling interest, redeemable shares, redeemable preferred units, and equity	$451,383	$45,464		$(304,702)			$192,145

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Six Months Ended

June 30, 2021

(amounts in thousands, except per share and per share amounts)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Revenue	$—	$67,351	$—	$—			$67,351
Cost of revenue	—	22,705	—	—			22,705

Gross Profit	—	44,646	—	—			44,646
Sales and marketing expenses	—	28,747		—			28,747
Professional fees and other expenses	5,632	—	(5,632)				—
General and administrative expenses	—	27,772	5,632	12,906	(W	)	50,822
				4,512	(X	)
Change in fair value of derivatives	(24,763)	—	—	17,030	(Y	)	(7,733)

Operating income (loss)	19,131	(11,873)	—	(34,448)			(27,190)
Interest expense (income)	(14)	2,502	—	(2,502)	(Z	)	—
				14	(AA	)
Other expense (income), net		82		—			82
Gain on extinguishment of debt	—	(8,395)	—	8,395	(BB	)	—

Income (loss) before income taxes	19,145	(6,062)	—	(40,355)			(27,272)
Income tax benefit	—	—	—	—	(CC	)	—

Net income (loss)	19,145	(6,062)	—	(40,355)			(27,272)
Net loss attributable to redeemable noncontrolling interest	—	—	—	(12,583)	(DD	)	(12,583)
Net loss attributable to Nerdy, Inc.	$19,145	$(6,062)	$—	$(27,772)			$(14,689)

Net loss per ordinary share
Class A ordinary shares—basic and diluted	$0.34				(EE	)	$(0.17)
Class F ordinary shares—basic and diluted	$0.34
Weighted average shares outstanding
Class A ordinary shares—basic and diluted	45,000,000						85,624,492
Class F ordinary shares—basic and diluted	11,250,000

Unaudited Pro Forma Condensed Combined

Statement of Operations for the Year Ended

December 31, 2020

(amounts in thousands, except per share and per share amounts)

	TPG Pace Tech Opportunities Corp. (Historical)	Nerdy (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Notes		Pro Forma Combined
Revenue	$—	$103,968	$—	$—			$103,968
Cost of revenue	—	34,834	—	—			34,834

Gross Profit	—	69,134	—	—			69,134
Sales and marketing expenses	—	43,838		—			43,838
Professional fees and other expenses	1,396	—	(1,396)				—
General and administrative expenses	—	43,231	1,396	38,482	(FF	)	98,944
				9,024	(GG	)
				3,000	(HH	)
				3,811	(II	)
Change in fair value of derivatives	31,927	—	—	(17,970)	(JJ	)	13,957

Operating loss	(33,323)	(17,935)	—	(36,347)			(87,605)
Interest expense (income)	(6)	4,904	—	(4,904)	(KK	)	(6)
	—	—	—	1,947	(LL	)	1,947
				6	(MM	)	6
Other expense (income), net	—	1,824	—	2,042	(NN	)	3,866

Loss before income taxes	(33,317)	(24,663)	—	(35,438)			(93,418)
Income tax benefit	—	—	—	—	(OO	)	—

Net loss	(33,317)	(24,663)	—	(35,438)			(93,418)
Net loss attributable to redeemable noncontrolling interest	—	—	—	(43,110)	(PP	)	(43,110)
Net loss attributable to Nerdy, Inc.	$(33,317)	$(24,663)	$—	$7,672			$(50,308)

Net loss per ordinary share
Class A ordinary shares—basic and diluted	$(2.58)				(QQ	)	$(0.59)
Class F ordinary shares—basic and diluted	$(0.37)
Weighted average shares outstanding
Class A ordinary shares—basic and diluted	10,327,869						85,624,492
Class F ordinary shares—basic and diluted	18,050,376

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Transaction consist of those necessary to account for the Transaction. The pro forma adjustments are prepared to illustrate the estimated effect of the Transaction, the PIPE Financing, the Forward Purchase Agreements, and certain other adjustments.

The Transaction will be accounted for as a reverse recapitalization because Nerdy has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•

Following the Transaction, Nerdy LLC will be governed by a Board of Managers consisting of five Managers with two managers being designated by the members holding a majority of the then outstanding vested units held by members other than Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will hold the majority of, among others, voting rights in Nerdy Inc.;

•	The pre-combination equity holders of Nerdy will have the right to appoint the majority of the directors on the Nerdy Inc. Board;

•	Senior management of Nerdy will comprise the senior management of Nerdy Inc.;

•	Operations of Nerdy will comprise the ongoing operations of Nerdy Inc; and

•	Nerdy is significantly larger than TPG Pace in terms of revenue, total assets (excluding cash) and employees.

Under the reverse recapitalization model, the Transaction will be treated as Nerdy issuing equity for the net assets of TPG Pace, with no goodwill or intangible assets recorded.

Note 2—Reclassifications

Certain reclassification adjustments have been made to conform TPG Pace’s financial statement presentation to that of Nerdy’s as noted below:

a.

TPG Pace’s Accrued professional fees and other expenses was reclassified to Other current liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021. The reclassification has no impact on Total current liabilities.

b.

TPG Pace’s Professional fees and other expenses were reclassified to General and administrative expenses on the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 and the six months ended June 30, 2021. The reclassification had no impact on Operating loss.

Note 3—Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)

Represents the release of the restricted investments and cash held in the TPG Pace trust account upon consummation of the Transaction at closing. Upon closing $450,020 thousand of cash held in the TPG Pace trust account was released less redemption payments of $163,174 thousand which were made to TPG Pace shareholders who redeemed 16,316,683 shares. Accordingly, Cash and cash equivalents increased $286,846 thousand with a decrease to Investments held in Trust Account of $450,020 thousand and additional paid-in capital (“APIC”) of $163,174 thousand.

(B)

Represents the gross proceeds from the issuance, in the PIPE Financing to certain investors of 15,000,000 shares of Class A Common Stock with a par value of $0.01 per share at a price of $10.00 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with acorresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to APIC. Transaction costs incurred related to the PIPE financing are discussed in tick mark (G) below.

(C)

Represents the issuance in the Forward Purchase Agreements to certain investors of 16,116,750 shares of Class A Common Stock with a par value of $0.01 at a blended price of $9.31 per share. Accordingly, Cash and cash equivalents increased by $150,000 thousand, with a corresponding increase in Class A Common Stock of $1 thousand and $149,999 thousand to APIC. Transaction costs incurred related to the Forward Purchase Agreements are discussed in tick mark (H), below. In conjunction with the Forward Purchase Arrangements Nerdy Inc. will issue 3,000,000 warrants to purchase Class A common Stock, which are included within the Company’s derivative liabilities.

(D)

Represents an exchange of equity interests in Nerdy, including all issued and outstanding Class B Redeemable Preferred Units, Class C Redeemable Preferred Units, Class A Preferred Units, Class A-1 Preferred Units, and Common Units. In exchange for their equity interests in Nerdy, investors will receive 18,583,264 Class A Shares with a par value of $0.01 per share (including 642,089 earnout shares, if payable) and 76,732,173 Class B Shares with a par value of $0.01 per share (including 3,357,911 earnout shares, if payable), including shares issued to settle the Companies’ vested PIUs and UARs, as well as the cash consideration payable to Nerdy shareholders of $336,846 thousand.

(amounts in thousands)
Retirement of Nerdy LLC ownership interests	$(259,638)
Nerdy Class B Redeemable Preferred Units	(119,158)
Nerdy Class C Redeemable Preferred Units	(3,309)
Nerdy Class A Preferred Units	(3,398)
Nerdy Class A-1 Preferred Units	(86)

Nerdy Class A Ordinary Shares	$(385,589)
Cash consideration to Nerdy LLC shareholders	$336,846

(E)

Nerdy Inc. Underwriting fees are due based on the number of shares of Nerdy Inc. Class A Common Stock issued to the current holders of TPG Pace Class A Common Stock. As 16,316,683 shares were redeemed and will not be issued, only $10,039 thousand of the deferred underwriting fee will be paid. Accordingly, deferred underwriting compensation will decrease by $15,750 thousand with a corresponding decrease in cash of $10,039 thousand and an increase of $5,711 of Additional paid-in capital.

(F)

Represents payment of TPG Pace’s and Nerdy’s accrued transaction expenses of $4,791 thousand and $598 thousand, respectively. Accordingly, Cash and cash equivalents decreased $5,389 thousand, Accounts payable decreased $598 thousand and Other current liabilities decreased by $4,791 thousand. These accrued transaction expenses are for advisory, legal, and accounting costs.

(G)

Reflects the payment of $33,197 thousand of transaction costs at close in connection with the Transaction. Of total transaction fees, $16,335 thousand relates to advisory, legal and other fees, $18,969 thousand relates to capital market advisory expenses, $4,500 thousand relates to PIPE fees and $5,500 thousand relates to Forward Purchase Agreement fees. Of these transaction fees $31,664 thousand are expected to be recorded within APIC (including $2,278 thousand of deferred issuance costs discussed in tickmark (S) for a net adjustment of $29,386 thousand) and the remaining $13,640 thousand are expected to be recorded in Accumulated Deficit (including $9,829 thousand of costs previously expensed for a net adjustment of $3,811 thousand).

(H)

Reflects cash payments to extinguish Nerdy’s existing Loan and Security Agreement in the amount of approximately $41,342 thousand (inclusive of approximately $1,722 thousand of debt extinguishment costs). Accordingly, Cash and cash equivalents decreased by $41,342 thousand with a corresponding decrease in long-term debt of $39,620 thousand and an increase in interest expense of $1,722 thousand which is reflected on the Unaudited Pro Forma Condensed Combined Balance Sheet as a decrease in Accumulated Deficit.

(amounts in thousands)
Repayment of Loan and Security Agreement	$(39,000)
Payment of accrued paid-in-kind interest	(392)
Payment of accrued end of term charge	(548)
Write-off of unamortized debt issuance costs	320

Pro forma decrease in long-term debt	$(39,620)
Payment of end of term charge	$(622)
Payment of early repayment penalty	(780)
Write-off of Unamortized debt issuance costs	(320)

Pro forma debt extinguishment expense	$(1,722)
Pro forma decrease in cash to extinguish LSA	$(41,342)

(I)

Represents adjustments to reflect applicable deferred tax assets. The Companies’ deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740—Income Taxes. As such, the Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance. The deferred taxes are primarily related to (1) the tax basis step up in Nerdy, Inc.’s investment in Nerdy, and (2) the Combined Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4.4%; and (3) a valuation allowance of $64,153 thousand.

(J)

Upon the completion of the Transaction, Nerdy, Inc. will be a party to a tax receivable agreement. Under the terms of that agreement, Nerdy Inc. generally will be required to pay to certain parties to the agreement 85% of the tax savings that Nerdy, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement.

The Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Class B Units in Nerdy LLC as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740—Income Taxes. Accordingly, the Company has not recorded a liability related to the tax receivable agreement as of June 30, 2021, as the liability is not considered to be probable in accordance with ASC 450—Contingencies.

As noted above, $336,846 thousand of cash will be paid to historical owners of Nerdy, which results in a gross potential tax receivable agreement liability of $99,951 thousand assuming: (1) a share price equal to $10.00 per share, (2) a constant federal income tax rate of 21.0% and a state tax rate of 4.4%, (net of the federal benefit), (3) no material changes in tax law, (4) the ability to utilize tax attributes and (5) future tax receivable agreement payments. Nerdy Inc. anticipates that it will account for the income tax effects resulting from future taxable exchanges of Nerdy Common Units by historical owners of Nerdy for Nerdy Inc. Class A shares or the cash equivalent thereof by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. Further, Nerdy, Inc. will evaluate the likelihood that the benefit represented by the deferred tax asset will be realized. To the extent that it is more likely than not that the tax benefit will not be realized, Nerdy, Inc. will reduce the carrying amount of the deferred tax asset with a valuation allowance. Due to the uncertainty as to the amount and timing of future exchanges of Nerdy Common Units by historical owners of Nerdy, and as to the price per share of Class A shares at the time of any such exchanges, the unaudited pro forma condensed combined financial information does not assume future exchanges to have occurred. Therefore, no increases in tax basis in Nerdy Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. As no tax benefits arising from the results of future exchanges have been included in the unaudited pro forma condensed combined financial statements, the related tax receivable agreement liability is also excluded. However, if all of the Nerdy Common Units were exchanged (in each case, together with a corresponding number of shares of Nerdy Inc. Class B Common Stock), immediately following the completion of this offering, we would recognize an incremental deferred tax asset of approximately $370,440 thousand and a non-current liability of approximately $314,874 thousand based on our estimate of the aggregate amount that we will pay under the tax receivable agreement as a result of such future exchanges, assuming: (i) a price of $10.00 per share; (ii) a constant corporate tax rate of 25.4%; (iii) that we will have sufficient taxable income to fully utilize the tax benefits; and (iv) no material changes in tax law. Assuming no change in the other assumptions, a $1.00 increase (decrease) in the assumed price per share would increase (decrease) the incremental deferred tax asset and non-current liability that we would recognize if all of Nerdy Common Units were exchanged, immediately following the completion of this offering by approximately $34,368 thousand and $29,213 thousand, respectively.

(K)

Reflects the recording of the liability for contingent earnout share consideration due to Nerdy’s equity holders and TPG Pace’s equity holders. These shares are outstanding and participate in any Company dividends, however, earnout shares do not contractually obligate the holders of such shares to participate in losses. These shares are contingently issued to Nerdy and TPG Pace equity holders and will be forfeited if set market share price milestones are not met within a period of 60 months following the Transaction. The Nerdy Earnout Consideration will be deemed to have been earned in the event of a change of control if the change of control occurs within a period of 60 months post Transaction. Due to conditions surrounding the change in control of the earnout agreement, earnout consideration is recorded as a noncurrent liability at the fair market value of the earnout shares of $60,022 thousand with a corresponding decrease to APIC.

(L)

Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity. Accordingly, this adjustment reflects a decrease in TPG Pace Class A ordinary shares of $450,020 thousand with a corresponding increase to APIC.

(M)

Based on redemptions of 16,316,683 Class A common shares, a 53.9% controlling interest and a 46.1% NCI were calculated. Following the Closing of the Transaction, Class A shareholders own direct controlling interests in the combined results of Nerdy and Nerdy Inc. while the Nerdy unitholders own an economic interest in Nerdy shown as a redeemable NCI in the financial statements of Nerdy Inc. The redeemable NCI will be subsequently measured at redemption fair value if it is greater than the carrying amount determined based upon ASC 810 (which is the initial carrying value adjusted for allocations of profits and losses and contributions/distributions) with any adjustments recorded as adjustments to APIC. The indirect economic interests are held by the Nerdy unitholders in the form of Nerdy Common Units that can be redeemed for Class A shares or cash in an amount equal to the fair market value of Class A shares at the option of Nerdy Inc. Exchanges of indirect economic interests for cash are required to be funded by the sale of Class A shares within 5 business days of the Redemption Notice Date. If Nerdy Inc. elects that the redeemed Nerdy Common Units will be settled in cash, the cash used to settle the redemption of the Nerdy Common Units must be funded through a private or public offering of Class A Shares no later than five business days after the Redemption Notice Date.

As of the completion of the Business Combination, 73,374,242 units in Nerdy LLC were outstanding which were not held by NRDY, Inc. The redeemable noncontrolling interest will be subsequently measured at redemption value if it is greater than the carrying amount determined based on ASC 810 (which is the initial carrying value adjusted for allocations of profits and loss and contributions/distributions) with any adjustments recorded as an adjustment to available additional paid-in-capital and accumulated deficit if necessary. Utilizing an assumed fair value of $10.00 per Class A share, the Company’s Redeemable Noncontrolling Interest would have a fair value of $733,347 thousand. The increase in the fair value of the Redeemable Noncontrolling Interest would result in an increase in the Redeemable Noncontrolling Interest of $701,762 thousand with an corresponding decrease in APIC and Accumulated Deficit of $496,308 thousand and $205,454 thousand, respectively.

The redeemable NCI will decrease as Class B shares and Nerdy Common Units are exchanged for Class A shares in Nerdy Inc. The calculation of the redeemable NCI is based on the net assets of Nerdy LLC following the completion of the Transaction. Both the Nerdy Earnout Consideration Shares and the Sponsor Earnout Consideration shares will be excluded from the calculation of the Companies’ redeemable NCI until such time they become vested. Accordingly, redeemable NCI increased by $31,585 thousand with a corresponding decrease in accumulated other comprehensive income (“AOCI”) and APIC of $160 thousand and $31,425 thousand, respectively.

(N)	Reflects the elimination of TPG Pace’s historical Accumulated deficit of $55,878 thousand.

(O)	Represents the conversion of TPG Pace Class F shares with a par value of $0.01 per share to Nerdy Inc. Class A Shares with a par value of $0.01 per share.

(P)

Represents expense related to Unit Appreciation Rights (“UARs”) held by Nerdy employees which will be converted into Stock Appreciation Rights (“SARs”) in conjunction with the Transaction. In connection with the transaction, Nerdy will modify these awards to allow for vesting upon the completion of the Transaction subject to the existing service conditions being achieved and as a result the compensation cost will be measured based on the modification date fair value. The $25,231 thousand adjustment is calculated as only the amount of compensation expense for awards that had their service condition achieved as of June 30, 2021, the assumed date of the Transaction for purposes of the pro forma balance sheet. The adjustment does not include any amounts related to unvested awards as of June 30, 2021 since the compensation expense related to unvested awards measured at the Type III modification date is required to be recognized prospectively from the date of the Transaction to the service completion dates.

Accordingly, APIC increases by $25,231 thousand with a corresponding increase of $25,231 thousand in Accumulated Deficit.

(Q)

Represents the reclassification of the Forward Purchase Agreement (“FPA”) liability to equity. TPG Pace entered into Forward Purchase Agreements with certain investors at the time of its initial public offering that provided (i) Class A shares of Nerdy Inc. at a price of $10.00 per share for 15,000,000 shares and (ii) 3,000,000 warrants to purchase ordinary shares under similar terms as the Company’s private warrants. In conjunction with the consummation of the Transaction, the investors that entered into the Company’s FPA will receive their shares of Class A stock and will retain their warrants. The proceeds from the FPA shares are recorded in tickmark (C). The liability for the FPA shares of $940 thousand will be reclassified to APIC.

(R)	Represents the repayment of a note payable which is due on the date of the Transaction. Accordingly, a decrease to Note payable to Sponsor and Cash decreased by $2,000 thousand.

(S)	Represents deferred expenses related to the Company’s S-4 being netted against proceeds from the Transaction. Accordingly, Deferred issuance costs and APIC decreased by $2,278 thousand.

(T)	Reflects the repayment of the Company’s PPP Loan for $8,293 thousand in principal and accrued interest of $102 thousand. As the Company had previously received forgiveness of the PPP Loan and recognized the forgiveness, the repayment of the PPP Loan is recognized as a decrease Cash and cash equivalents and an increase in Accumulated Deficit.

(U)

The Company entered into certain arrangements with lenders which obligated the Company to pay a success fee upon the occurrence of certain liquidity events. Following the completion of the Transaction, the Company will pay success fees of $2,042 thousand. Accordingly, Cash and cash equivalents decreased and Accumulated Deficit increased by $2,042 thousand.

(V)	Represents payment of D&O insurance of $3,000 thousand which is recorded as a prepaid expense to be amortized over the term of the agreement.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021

(W)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $12,906 thousand, which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved.

(X)

Represents the Company’s estimate of stock-based compensation expense associated with the Company’s Founder’s Award in the amount of $4,512 thousand. Upon the Completion of the Transaction, the Company approved the issuance of the Founder’s Award, which consists of market-based restricted stock units which can be earned over seven years. The valuation of the Founder’s Award and the derived service period is currently under evaluation. For the purposes of the pro forma financial statements, the Company has assumed a 4.7 Year service period.

(Y)

Represents the mark-to-market activity on the FPA derivative liability for the six months ended June 30, 2021. Upon the consummation of the Transaction, the FPA liability is reclassified to equity as described in tickmark (Q), above. Accordingly, the change in the fair value of derivative liabilities related to the Forward Purchase Agreement will be decreased by $17,030 thousand.

(Z)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $2,460 thousand. Additionally, as the PPP Loan was repaid in connection with the Transaction, interest expense decreased $42 thousand.

(AA)	Reflects the elimination of investment income on the trust account.

(BB)

Represents the repayment of the Company’s PPP Loan for $8,293 thousand in principal and accrued interest of $102 thousand. As the Company had previously received forgiveness of the PPP loan and recognized the forgiveness as a gain on debt extinguishment, the repayment of the PPP Loan is recognized as a Loss on debt extinguishment.

(CC)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(DD)	The net loss of Nerdy Inc. was reduced by the redeemable NCI ownership of 46.1%

(amounts in thousands)
Pro forma loss before taxes	$(27,272)
Redeemable NCI percentage	46.1%
Redeemable NCI pro forma adjustment	(12,583)

Net loss attributable to Nerdy, Inc.	$(14,689)

(EE)

Represents the net loss per issued share calculated using Nerdy Inc. shares of Class A Common Stock issued in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

As the Company was in a net loss, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)
Pro forma net loss attributable to Nerdy Inc.	$(14,689)
Weighted average Common Stock outstanding, basic and diluted	85,624,492
Net loss per share of Common Stock, basic and diluted	$(0.17)
TPG Pace Public Shareholders	28,683,317
Nerdy Shareholders	17,941,175
Sponsor and its affiliates	10,552,200
PIPE Shareholders	15,000,000
Forward purchase agreement investors	13,447,800

Pro forma shares outstanding, basic and diluted	85,624,492

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(FF)

Represents stock-based compensation expense associated with the historical UAR plan of Nerdy in the amount of $38,482 thousand. which is related to both vested and unvested awards. These awards become exercisable (to the extent previously vested) upon the completion of the Transaction and related modification and will require the recognition of compensation cost as the related performance condition is achieved. Of the $38,482 thousand, $19,962 thousand of stock- based compensation expense is associated with the vested portion of these awards becoming exercisable in conjunction with the Transaction. The additional $18,520 thousand of stock-based compensation expense is related to unvested awards and the portion of requisite service rendered during the year ended December 31, 2020. The actual compensation expense that will be recorded at the time of the completion of the transaction will be based on the amount of awards vested at that date.

(GG)

Represents the Company’s estimate of stock-based compensation expense associated with the Company’s Founder’s Award in the amount of $9,024 thousand. Upon the Completion of the Transaction, the Company approved the issuance of the Founder’s Award, which consists of market-based restricted stock units which can be earned over seven years. The valuation of the Founder’s Award and the derived service period is currently under evaluation. For the purposes of the pro forma financial statements, the Company has assumed a 4.7 Year service period.

(HH)	Represents D&O expense of $3,000 thousand.

(II)	Represents expenses incurred in conjunction with the close of the Transaction of $3,811 thousand.

(JJ)

Represents the mark-to-market activity on the Forward Purchase Arrangement derivative liability for the year December 31, 2020. Upon the consummation of the Transaction, the derivative liability related to the FPA shares will be reclassified to equity; the FPA warrants will retain their liability classification until exercised. Accordingly, the Change in the fair value of derivatives related to the Forward Purchase Arrangement is decreased by $17,970 thousand.

(KK)

Represents the estimated changes in Nerdy’s historical interest expense following the extinguishment of Nerdy’s Loan and Security Agreement and the repayment of the PPP Loan in connection with the Transaction. Accordingly, Interest expense (including the amortization of debt issuance costs) decreased $4,904 thousand.

(LL)	Represents the debt extinguishment expense of $1,947 thousand associated with the payoff of the Loan and Security Agreement.

(MM)	Reflects the elimination of investment income on the trust account.

(NN)

The Company entered into certain arrangements with lenders which obligated the Company to pay a success fee upon the occurrence of certain liquidity events. Following the completion of the Transaction, the Company will pay success fees of $2,042 thousand. Accordingly, Other expense will be increased by $2,042 thousand.

(OO)

TPG Pace is a Cayman Islands exempted company and has received an exemption from the Cayman Islands government that exempts TPG Pace from taxes levied on profits, income, expenses, gains and losses. Immediately prior to the Transaction, TPG Pace will change its jurisdiction of registration by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation registered under the laws of the State of Delaware. Nerdy is a limited liability company and is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a result, it is not liable for U.S. federal or state and local income taxes in most jurisdictions in which Nerdy LLC operates, and the income, expenses, gains and losses are reported on the returns of its members. It is subject to local income tax in certain jurisdictions in which it is not treated like a partnership, where it pays income taxes. Following the Transaction, Nerdy Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to its allocable share of any taxable income from Nerdy.

As Nerdy has concluded that it is not more likely than not that any deferred tax assets will be realized in future periods, no income tax benefit is recognized.

(PP)	The net loss of Nerdy Inc. was reduced by the Redeemable NCI ownership of 46.1%

(amounts in thousands)
Pro forma loss before taxes	$(93,418)
Redeemable NCI percentage	46.1%
Redeemable NCI pro forma adjustment	(43,110)

Net loss attributable to Nerdy, Inc.	$(50,308)

(QQ)

Represents the net loss per issued share calculated using Nerdy Inc. shares of Class A Common Stock issued in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2020. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Pro Forma Transactions have been outstanding for the entire period presented.

As the Company was in a net loss, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such warrants and unvested share-based compensation would be anti-dilutive.

(amounts in thousands, except share and per share amounts)
Pro forma net loss attributable to Nerdy Inc.	$(50,308)
Weighted average Common Stock outstanding, basic and diluted	85,624,492
Net loss per share of Common Stock, basic and diluted	$(0.59)
TPG Pace Public Shareholders	28,683,317
Nerdy Shareholders	17,941,175
Sponsor and its affiliates	10,552,200
PIPE Shareholders	15,000,000
Forward purchase agreement investors	13,447,800

Pro forma shares outstanding, basic and diluted	85,624,492

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Nerdy,” “we,” “us,” “our” and other similar terms refer to Nerdy Inc. and its consolidated subsidiaries.

Introduction

A letter from our Founder & CEO

At Nerdy, our mission is to transform learning. We believe that improving yourself is a brave and noble goal and that asking for help is a sign of strength-the first step on your journey towards the very best version of yourself. We believe that innovative technology can make all the difference. At Nerdy, we are aiming to seamlessly connect experts and learners in any subject, anywhere, anytime and to make learning more personalized and accessible.

For all of the advances in technology over the first 20 years of this 21st century, learning and education have been stuck as they haven’t changed in a significant way in more than 150 years. Learning has remained rooted in predominantly brick-and-mortar offline solutions oriented around teaching to the average and not the individual. Our students are falling behind. At the same time, professional workers are facing increasing pressure to constantly learn new skills and train for new jobs in a rapidly changing economy.

Fortunately, a better way is now possible. Advances in technology over the last 20 years created a foundation for innovation. That foundation, coupled with significant advances in machine learning and artificial intelligence, have now made it possible for Nerdy to deliver an exceptional, personalized learning experience online at scale and to do so with higher quality, more convenience and lower costs. We intend to remain at the forefront of this important evolution.

Online learning enables opportunities and capabilities that are simply not possible in the offline world.

In an online world, you can now ignore geographic constraints that would otherwise limit your ability to find the right expert for your specific needs, allowing you to find the perfect person to help you in seconds instead of days or weeks. In an online world, it now becomes possible to digitally enhance the actual delivery of live learning through technology in a way simply not possible in the offline world. You can also receive the help you need from any location of your choosing, improving access for all.

Almost every consumer category has undergone a radical digital transformation. Nerdy is now leading that digital transformation in learning and reinventing for consumers what online learning can be.

The inspiration for our mission has its roots in my own challenges as a student while attending college. Like many students before me, I struggled in a calculus course - after all, derivatives and integrals aren’t the easiest thing to learn. Simply attending class wasn’t sufficient. The professor taught the course the same way he taught it every other semester, but there were 100+ other students in the class. We’d typically spend more time on the concepts I already understood, and far too little time on the ones where I was struggling. I needed to get personalized help. I tried to find help on my own- asking friends for referrals, looking online, trying to find a brick and mortar solution that could provide the help-but struggled to find someone who could credibly help me. There was an inherent discovery problem in the market and I realized my frustrations weren’t specific to my own experience but were, in fact, a pervasive problem for learners of all ages and backgrounds. I thought that there had to be a better way-one that actually leveraged technology- to allow anyone to access the expert they needed when they needed it.

When I founded Nerdy it was to solve this problem of personalized live learning-experts matched with learners. I wanted to provide learners one single destination for finding the expertise they needed in any subject. And I wanted to help people with expert knowledge find clients and generate supplemental earnings. In the early days, I would personally meet with each prospective expert to personally interview, vet, and test whether they had the subject matter expertise, communication abilities, and confidence to effectively help learners in a given subject. For learners who needed help, I would painstakingly attempt to identify the expert best suited for their particular needs. The results and feedback were terrific from both experts and learners. However, it was such a labor-intensive process that I realized I needed to invest heavily in technology to figure out how to scale that experience.

We began investing in a platform and technology that would make it possible to scale high quality live instruction in a way that had never been done before. We started building capabilities, eventually including leaning heavily into AI and machine learning, that were purposefully designed to eliminate friction in the experience for learners and experts with the aim of improving quality, lowering cost, and increasing convenience. Thus began our journey to transform learning through technology.

Fast forward to 2021. Our direct-to-consumer platform allows people to learn how they want, when they want, where they want, and what they want. We’ve scaled a learning experience for both Learners and Experts that is effective, engaging, and convenient. We believe that each learner deserves an experience that is as unique as they are. To deliver on this, we offer a wide range of subjects on our platform - we’re at 3,000 and counting - and we deliver personalized learning across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. We’re fundamentally transforming how knowledge is exchanged across the entirety of the learning lifecycle.

We now are a leader in a category that is undergoing a rapid digital disruption and is at an inflection point in the shift from offline to online learning. In the past year, we’ve seen COVID-19 accelerate this long-term trend as more and more consumers realize the accessibility and superiority of the online learning experience vs. the antiquated in-person solutions. While we believe we stand to gain disproportionately from this powerful trend in the years to come, COVID-19 created some short-term challenges for our business.

Many schools went to optional grading and many standardized and professional exams were suspended, which reduced demand for supplemental learning. During this period. though, we were able to lean into product evolution and completed our long-term transition to 100% online in April of 2020, a goal we had been working toward since first launching our online platform in 20 14, and shut down the in-person component of our marketplace. We invested heavily in our product capabilities to innovate our way through the short-term challenges, including bringing together what had been four disparate product formats we were building into a single cohesive destination that allowed us to extend and strengthen the extent to which we can help learners beyond what had been just one-on-one instruction.

Our investments in innovation during COVID-19 enabled us to hit key financial milestone we had established for ourselves, namely improving our unit-level economics and demonstrating to ourselves we could be self-sustaining in the back of the year. The fact that we had such a productive year in terms of growth, unit-level economic improvements, and product innovation during such a disruptive year truly speaks to the caliber of the team who have elected to join me on our mission to transform learning. I’m proud of the value we were able to provide to both sides of our platform during a time when they needed it most.

But as much as we have accomplished since launching Nerdy, this is just the beginning and as we are now positioned to accelerate our investments, I believe the best is still in front of us. We have an incredible opportunity ahead of us to build an exceptional business, seize an enormous commercial opportunity, and transform how people learn. To help even one person to learn is an important accomplishment. To do it at this scale is truly transformational. We have a tremendous team, we’re just getting started, and I cannot wait to show you what we’re going to build in the years to come.

Sincerely,

Chuck Cohn

Founder, Chairman & CEO at Nerdy

Mission

Our mission is to transform how people learn through technology. We are enabling access to high quality, personalized, live learning in any subject, anywhere, at any time.

Business Overview

Nerdy is a leading direct-to-consumer platform for live online learning. We have built a comprehensive online learning destination that enables the delivery of scaled, high-quality, live instruction for Learners of all ages across more than 3,000 subjects. Through our flagship business, Varsity Tutors, we delivered over 4.7 million hours of live learning in 2020, including 1.6 million paid hours of live learning and 3.1 million hours of free live learning, across multiple learning formats including one-on-one instruction, small group classes, large format group classes, and adaptive self-study. Our purpose-built proprietary platform leverages technology, including AI, to source, evaluate, and match tutors, instructors, subject matter experts, educators and other professional (“Experts”) directly with students, users, parents, guardians, and purchasers (“Learners”).

Every day millions of student and professional learners in our country struggle to get the help they need to master the subjects they are attempting to learn. Whether it is seeking help understanding algebra, chemistry, learning to code, studying for a nursing exam or attempting to comprehend thousands of other topics, Learners are increasingly looking for help to supplement their in-classroom education or on-the-job training. We created Nerdy to help these Learners get the help they need from the Experts who are most qualified to provide the assistance.

We attract Learners across a variety of audiences and subjects including K-8, High School, College, Graduate, Professional, and other Adult Learners to get the knowledge that they need. The breadth of our platform offering in terms of both subject and learning format, combined with our ability to build trust, own the customer relationship, and make good on our customer promises has allowed us to generate high customer satisfaction as evidenced by our Net Promoter Score of 68 for customers surveyed in 2020. This relationship with our customers and a relentless focus on delivering an exceptional customer experience enables longer-term and higher lifetime value relationships with Learners.

We attract Experts to our platform who are highly qualified to instruct across a variety of audiences and subjects. We offer Experts the opportunity to generate income from the convenience of home with less hassle, deliver a superior online instruction experience, and empower them to help people learn. Our technology platform matches Learners to the Experts who are qualified to provide the unique assistance our Learners need, which results in long-term highly-satisfied customer relationships that generate sustained income for our Experts.

Finding the exact right Expert to meet the specific and unique needs of a Learner is a critical driver of having a successful learning experience and has a profound impact on Learner satisfaction. Our technology platform identifies and curates the top Experts in every subject, which enables us to match Learners to the Experts who are ideally qualified to help them learn. The result is an exceptional experience for Learners. We use AI to select the ideal Expert for a given Learner’s needs, taking into account more than 100 variables, including Learner and Expert attributes, diagnostic assessments, and data from past learning experiences. We believe quality matching is a key differentiator for Nerdy, something that legacy offline models and online directories struggle to do well.

	Nerdy’s Model	Online Directories / Online Open Marketplace Models	Offline / Legacy Models

Expert Quality	Technology driven-process for identifying and curating top Experts	Limited qualifying and vetting of Experts	Limited ability to find top Experts due to constraint of local geography

Matching Students to Experts	Technology-driven process helps Nerdy identify the right Expert for each Learner’s particular needs	Limited effort to match the Experts best suited to help a specific Learner and limited data captured programmatically to inform personalization	Limited ability to optimize matching due to geographic constraints and limited data captured programmatically to inform personalization

Availability of Formats	Multiple learning formats woven together into one comprehensive online experience	Limited formats typically involving one online format or only facilitating off- platform learning	Multiple offline formats requiring in-person attendance

Session Convenience	Efficient, convenient, and high customer satisfaction	Inefficient, inconsistent customer experience and satisfaction	Inefficient, inconsistent and costly

A recent industry report estimates that the global market for supplemental education in 2020 is $1.3 trillion, excluding government-funded education. The vast majority, approximately 98%, of this direct-to-consumer market remains offline. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning. COVID-19 has further highlighted the inadequacies of traditional in-person models as well as the efficacy of online supplemental learning. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024.

Nerdy’s multi-format online learning destination improves access and lowers cost barriers to high-quality, live learning and other additive learning resources. In addition to our paid one-on-one instruction and small group class products, we offer free live large-format online classes that are interactive and can accommodate 500 to 50,000+ Learners. In 2020, over 500,000 Learners experienced over 3 million hours of free live online instruction, including classes taught by celebrity scientists, astronauts, and wildlife experts completely free of charge to Learners. In addition, Nerdy’s library of hundreds of thousands of resources, including online adaptive diagnostic tests and practice problems, are offered completely free for Learners. Our free content helps attract new users to our platform and complements our paid product offerings by increasing retention of our existing users.

Our platform and multiple learning formats allow us to deliver value in more ways and establish lasting relationships between Learners and Experts. This generates powerful network effects in our business: high customer satisfaction attracts more Learners to our platform which in turn attracts more Experts as well. Our business has delivered growth and healthy unit economics.

Active Learner growth is up 80% for the three months ended June 30, 2021 compared to the same period in 2020, while paid online sessions have grown 109% in the same time frame. Active Learner growth is up 67% for the six months ended June 30, 2021, while paid online sessions have grown 142% in the same time frame. For the year ended December 31, 2020, Active Learners increased by 37% from approximately 63 thousand in 2019 to approximately 87 thousand in 2020, while paid online sessions increased by 103% in the same time frame from 549 thousand to 1.1 million sessions.

Revenue during the three months ended June 30, 2021 increased $11.2 million from $21.6 million to $32.8 million, or 52%, compared to the prior year period. Revenue during the six months ended June 30, 2021 increased $22.8 million from $44.6 million to $67.4 million, or 51%, compared to the prior period, due to increased online revenue, which was partially offset by a decline in in-person revenues. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company scaled and integrated several new services, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination. These initiatives resulted in revenue growth throughout the second half of 2020 which continued through the three and six months ended June 30, 2021. Revenue for the year ended December 31, 2020 increased $13.5 million from $90.5 million to $104.0 million, or 15% compared to the same period in 2019. Online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year over year.

Gross margins of 65% in the three months ended June 30, 2021, remained flat at 65% compared to the same period in 2020. Gross margins of 66% in the six months ended June 30, 2021, increased by 2% compared to the same period in 2020. Gross margin increases as the result of increased adoption of our online products were partially offset by lower than expected expirations of hours purchased by Learners and increased capitalized software amortization costs. For the year ended December 31, 2020, gross margins increased to 66.5% from 65.9% in the year ended December 31, 2019. Margin expansion for the year ended December 31, 2020 was primarily driven by increased adoption of our online services.

We experienced net loss of $0.3 million in the three months ended June 30, 2021 as compared to a net loss of $4.1 million in the same period in 2020. Net loss for the six months ended June 30, 2021 was $6.1 million compared to the $12.1 million in the same period in 2020. Net loss in the year ended December 31, 2020 was $24.7 million, compared to a net loss of $22.4 million in the same period in 2019.

Our Two-Sided Network

Nerdy connects Learners of all ages with the Experts they need to advance and develop in-demand skills, pass critical exams and certifications, excel academically, and live up to their potential. Nerdy allows people to learn in over 3,000 subjects, online, when they want, from the convenience of home, and at the click of a button.

Note:

[1]

Percentage of Net Bookings by Audience is data for 2020. Net Bookings by Audience is a non-GAAP measure representing client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers. Amounts exclude Legacy Businesses and VT+.

[2]	45% of 2020 Active Experts hold a Graduate degree or more represents the percentage of 2020 active tutors who have a postgraduate degree.

The Learners

We serve a diverse population of audiences across the entire learning life cycle from kindergarten all the way through professional and adult. Learners use our platform for a broad set of purposes:

•	to proactively improve their academic performance;

•	to remediate academic underperformance;

•	for enrichment to learn about a subject they are passionate about or to advance a foundational skill they want to develop;

•	to learn new professional and technical skills;

•	to obtain professional and technical designations and certifications; and

•	to maximize their chances of admission into their school or program of choice, spanning private schools, to undergraduate programs, to graduate school, and beyond.

Through a platform and product-led approach to growth, combined with brand and marketing efforts, we continue to engage, retain and grow our Learner base. In 2020, we had approximately 87 thousand Active Learners, representing a 37% increase compared to 2019, and in 2019, we had approximately 63 thousand Active Learners, representing a 34% increase compared to approximately 47 thousand Active Learners in 2018.

Our value proposition for Learners

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Trust: We are relentlessly focused on delighting our Learners and building a powerful brand founded on the principle of trust. 87% of our Learners believe that Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

•

Quality experience: Learners choose our platform because of the superior learning experience we provide and the intuitive and purpose-built technology we offer to interact with the Experts. Our AI-powered Learner-Expert matching engine intelligently matches Learners with Experts who best fit their specific needs in order to deliver effective live learning. In addition, Learners benefit from our modern technology and learning tools, including adaptive testing capabilities, that support a collaborative interaction and optimize the learning experience.

•

Convenience: Our platform makes learning engaging and accessible. Learners can access thousands of Experts on Nerdy’s platform using numerous devices, providing them with the ability to learn across our various learning formats anytime and from anywhere, including at pre-scheduled times and on-demand. Our Instant Tutoring service empowers Learners to connect with an Expert in any of over 200 subjects in just minutes for an on-demand live video chat-based session, without prior scheduling.

•

Purpose-Built Technology: Our platform was designed specifically for learning with interactive technology tools such as two-way video, collaborative work-spaces, recording and replay capabilities, and integrated personalization features to facilitate instruction and provide a more engaging and enjoyable experience to Learners.

•

Expansive range of subjects: We are focused on developing breadth and depth in our catalog. The over 3,000 subjects we currently offer our Learners serves their needs across the entire learning lifecycle.

•

Cost effective: We believe we provide the best value for money for our Learners by offering a cost-effective and superior learning experience in comparison to traditional offline learning models. The flexibility of access provided by our platform along with the expansive subject catalog and multi-format learning experience at varying price points alleviates the inefficiencies of legacy models.

The Experts

Our platform attracts highly qualified and experienced Experts who are passionate about helping people learn and interested in earning supplemental income in a flexible and convenient manner. Approximately 45% of the Experts on our platform hold a Graduate degree or higher. They come from varied backgrounds, including teachers, professors, professionals, graduate and college students, retirees and self-employed individuals. Our rigorous multi-step interview and vetting process leverages AI, and conditional human review for candidate evaluation. This confluence of technology, process automation, and AI allows us to source high quality experts at scale with minimal human labor, making the process highly scalable and efficient. We have strong and growing engagement in the Expert network, yet have the ability to scale significantly with demand as the average active Expert on the platform provides less than five hours of instruction per week.

Our value proposition for Experts

•

Strong income potential, less hassle: Our platform empowers Experts with the convenience of immediate access to a large audience of Learners, providing the opportunity for meaningful supplementary earnings without the required effort to find new customers and without geographical constraints.

•

Flexibility: As the modern workforce mindset shifts toward flexibility and choice, our platform empowers Experts to work from wherever, whenever and however they want, giving them convenience and control over their work schedule.

•

Purpose-Built Technology: Our platform empowers Experts with interactive technology features such as two-way video, collaborative work-spaces, recording and replay capabilities, and integrated personalization features to make delivering online instruction easy.

•

Frictionless payment processing: We ensure the Experts are paid on-time and securely with frequent direct deposits, alleviating administrative burden and hassle and allowing them to focus on helping Learners learn.

Marketplace Network Effects

Our platform benefits from several positive and reinforcing network effects. As we leverage technology to improve the match quality between Experts and Learners, we are able to improve the experience on both sides of our network. Our AI leverages over 80 million usable data points to personalize the experience for each Learner and Expert. The result is a high-quality learning experience across over 3,000 subjects and is evidenced by our Net Promoter Score of 68. The higher the quality of Experts the more Learners are attracted to our platform.

More Learners leads to more earning opportunities for Experts and more high quality and rewarding interactions. Our algorithms allocate more work to the best Experts, which has led to a 4.9 out of 5 instructor rating and increased engagement among Learners and Experts with paid sessions per Expert being up 31% in the second quarter of 2021 compared to the same period in 2020 and up 59% for the six months ended June 30, 2021 compared to the same period in 2020. In addition, access to the best Experts has enabled us to add more subjects and more learning formats to our platform. We have built a comprehensive online learning destination that provides Learners of all ages with multiple ways to learn beyond one-on-one instruction. This has resulted in 80% Active Learner growth for the second quarter of 2021 compared to the same period in 2020 and 67% Active Learner growth for the six months ended June 30, 2021 compared to the same period in 2020.

1.

Active Learners defined as the unique number of learners attending a paid online one-on-one session or a paid online class in a given period. Amounts exclude Legacy Businesses and VT+. YoY growth as of Q2 2021.

2.

Net Promoter or Net Promoter Score is the percentage of customers rating their likelihood to recommend a company, a product, or a service to a friend or colleague as 9 or 10 minus the percentage rating this at 6 or below on a scale from 0 to 10. Nerdy client trigger-based NPS survey data, Q1-Q4 2020; n=700. Amounts exclude Legacy Businesses.

3.

Defined as data points generated from student attributes, instructor attributes, past matching, learning interactions from online platform, website and marketing event interactions, and self study interaction. Amounts exclude Legacy Businesses.

4.	Sources: Average session rating on customer feedback (all time through December 2020). Amounts exclude Legacy Businesses.

Industry Background and Key Trends

There are several favorable trends in the learning market that make our platform and proposition appealing on both sides of the network and we believe that our business will disproportionately win as these category dynamics shift.

•

Gig economy is changing the dynamics of the workforce: The advent of Technology has dramatically changed how people view work, and platforms that enable interactions directly between providers and consumers are disrupting traditional, antiquated models. The shifting mindset of today’s workforce towards seeking flexibility, freedom, and personal fulfillment has enabled the gig economy to transform several categories in recent years. We believe these dynamics will also fundamentally change the way people learn. We have a significant opportunity to leverage technology to connect highly qualified Experts directly to Learners of all ages and to enable high quality live learning at scale.

•

Secular digitization of learning: While the learning industry has historically been a laggard for online adoption, we believe it is at an inflection point and is now undergoing rapid digital transformation. Technology has lowered the barriers for individuals to access learning opportunities and connect with

Experts on a global scale and is removing the inefficiencies of in-person interactions, increasing affordability, extending geographic access and providing flexibility and convenience through on-demand online models. AI is the theory and development of computer systems able to perform tasks that normally require human intelligence. Machine learning is a method of data analysis that automates analytical model building. It is a branch of artificial intelligence based on the idea that systems can learn from data, identify patterns and make decisions with minimal human intervention. We leverage both internally developed and externally licensed capabilities related to AI, which allows large data sets to be leveraged and understood in a way that can generate substantial insights that drive the personalization of the learning experience. Increased digital connectivity between Learners, Experts, and other key stakeholders is improving communication and accountability to provide increased transparency into Learner achievement. These trends have only accelerated as the COVID-19 pandemic has provided an enormous catalyst, with global digital learning projected to grow at a 30% CAGR over the next seven years, according to GSV Ventures.

•

Pandemic’s impact on learning proficiency: The abrupt shelter-in-place directives led to prolonged closures in 2020 of K-12 schools, colleges and universities, and testing centers throughout the US. Many of the public K-12 schools, in particular, shut down and did not reopen virtually until the fall semester. These closures have been a significant driver of learning loss in the last year for students across the United States. According to a recent industry report, math achievement of students in grades 3 to 8 in Fall 2020 was about 5 to 10 percentile points lower compared to same-grade students in the prior year. Additionally, as the world continues to grapple with the uncertainty of the pandemic, the long-term effect on learning outcomes is unknown but thought to be potentially significant. To combat the learning loss created by the pandemic, Learners are in need of significant additional learning support that our platform is ideally positioned to provide.

•

Consumerization of learning: The transition in modern Learners’ preferences towards finding, curating, and managing their own learning is reshaping the learning markets and contributing to the digitization of learning. These consumers experience the same level of agency and modern technology-enabled approach they experience in other categories that have digitized. As a result of this shift in consumer behavior, learning providers have emerged that focus on direct-to-consumer models making learning resources, including live learning, available broadly and on-demand. By providing numerous learning formats to help Learners access top Experts across a multitude of formats and leverage adaptive self-study tools, our platform empowers both Learners and Experts to have more agency, optimize interactions, and enhance their learning and instructing experience.

•

Shift to lifelong and skills-based learning: Our economy has evolved to a knowledge-based economy, with employers competing for workers with the most job-appropriate and up to-date skill sets. Additionally, technological advancements and their resulting transformational changes across industries are impacting skill requirements in today’s workplace. According to the Future of Jobs Report 2018 published by the World Economic Forum, no less than 54% of all employees will require significant training to maintain and improve their skillsets by 2022. As a result, today’s workforce needs to constantly learn new concepts and skills to keep pace with fast-changing job requirements without the heavy penalty of having to temporarily exit the workforce. Our learning platform is ideally positioned to provide today’s professionals the flexibility to continue their learning journey at their convenience while acquiring the requisite skills across a vast range of subjects and multiple learning modalities.

Our Market Opportunity

A recent industry report estimates that the global market for supplemental education in 2020 is estimated to be $1.3 trillion, excluding government-funded education. Gold Standard Ventures Corp. estimates that online penetration of this market is expected to grow 5 fold over the next seven years, which represents a CAGR of 30%, providing significant macroeconomic tailwinds for our business. COVID-19 has further highlighted the need for consumers to take ownership of their own education. We believe these trends will persist past COVID-19, as a November 2020 survey of 1,000 parents of K-12 students conducted by a third-party indicated that those consumers are 70% more likely to use online learning than they were a year ago, and 83% of consumers report that they plan to continue using online learning going forward.

The market for direct-to-consumer learning is large, fragmented, and ripe for disruption. We believe that inefficiencies in traditional in-person learning models have created a significant opportunity for online learning platforms. We estimate our U.S. direct-to-consumer learning total addressable market was approximately $47 billion in 2019 and will grow to approximately $62 billion by 2024. We believe that a significant portion of our market opportunity is currently being served by traditional in-person learning models but is rapidly transitioning online. We view our market opportunity across a handful of major categories:

•

Academic Tutoring: Academic Tutoring encompasses private tutoring services availed by students from third-party training providers to supplement learning through academic education, including subjects such as STEM, arts, and foreign languages. The Academic Tutoring market in the U.S. as of 2019 is estimated to be $10.7 billion and is projected to reach $13.5 billion by 2024, according to Technavio’s US Private Tutoring Market Report.

•

Test Preparation: Test Preparation encompasses tools, study materials, and live instruction delivered through online and blended learning models, serving students in their preparation for elementary, high school, undergraduate, and graduate school exams. The Test Preparation market size in the U.S. as of 2019 is estimated to be $19.9 billion and is projected to reach $27.1 billion by 2024, according to Technavio’s US Test Preparation Market Report.

•

Professional Certifications, Training, & Skills: Professional Certifications, Training, & Skills encompasses test preparation services tools, study materials, and live instruction delivered through online and blended learning models, serving professionals seeking new training, upskilling, or certifications. The size of this market in the US is estimated to be $10.7 billion in 2019 and is projected to be $14.3 billion by 2024, according to Technavio’s US Test Preparation Market Report.

•

Other Education: Other Education encompasses instruction in non-academic segments such as enrichment, visual arts, and technology. The size of this market in the US is estimated to be $5.8 billion in 2019 and is projected to grow to $6.9 billion by 2024, according to IBISWorld research from June 2020.

Our Solution—A Comprehensive Online Learning Destination

To address the large market opportunity, we built Nerdy and our flagship business, Varsity Tutors, to be a leading, multi-format, online learning destination. We incorporate one-on-one instruction, live small and large group classes, and adaptive self-study tools to address the needs of Learners of all ages across more than 3,000 subjects.

One-on-One Instruction

Through our one-on-one instruction format, Learners receive a completely personalized learning experience. Our award-winning and purpose-built Live Learning Platform enables collaboration and interaction including features such as two-way video, collaborative workspace, and session recording that not only seeks to replicate the best aspects of the in-person learning experience online, but actually delivers an enhanced experience that was simply not possible offline. Learners use our platform to access highly qualified Experts, on a flexible schedule, and from wherever they want, whether that is the comfort of their own home, while they are on the go, or on vacation.

We also created Instant Tutoring, an on-demand solution that, provides Learners immediate access to live online one-on-one instruction 24 hours a day and 7 days a week with no prior appointment necessary. One-on-one instruction is typically purchased in packages of hours. Students can buy as little as one hour and use as little as 15 minutes at a time; however, Learners typically purchase a package of 9 to 50 hours, which can be used in any subject, with a variety of Experts, at any time. Hourly prices for one-on-one instruction range from $45 per hour to more than $75 per hour.

Live Group Classes

We offer a comprehensive, multi-format, learning experience to meet our Learners’ needs beyond one-on-one instruction. Our interactive, live, online classes allow Learners of all ages to connect in a collaborative and social environment and provide a lower cost solution than one-on-one instruction.

•

Small Group Classes: Our Small Group Class format is re-inventing the in-person classroom online, allowing Learners to join up to 20 other peers for live lessons in a virtual classroom across a range of topics, including academic, enrichment, foreign languages, test prep, and professional certification. By using adaptive assessments to determine the proficiency of each Learner before placement, the class experience is more tailored to the individualized needs of participants. Classes are taught by highly qualified Experts with deep tutoring and classroom experience. Through Q&A sessions, student projects, and individualized attention, the Experts are able to intimately engage with each Learner while providing a lower cost solution than one-on-one instruction. Prices for Small Group Classes range from $10 per hour to more than $45 per hour.

•

Large Group Classes: Through our Large Group Class format, we can facilitate high quality scaled live learning experiences for 500 to over 50,000 students at any given time. Subjects offered range from academic, to test prep, to enrichment, all offered completely free of charge. This is both a “top of funnel” strategy that builds trust and awareness and that drives engagement among existing Learners. It also allows us to improve educational accessibility in a scalable way. Large Group Classes are often taught by celebrity Experts, who bring notoriety and additional excitement to the live class format. In 2020, we delivered over 3 million hours of free live instruction to more than 500,000 Learners.

Self-Study

Our adaptive self-study solutions drive engagement with both new and existing Learners on the platform. Tools and resources, such as adaptive assessments, practice problems, and videos to help Learners progress at a pace that works for them, are offered completely free of charge. Our collection of over 200,000 curriculum-aligned practice problems, quizzes, flashcards, and diagnostic assessments are delivered on our platform and via our mobile apps at no cost, enabling millions of Learners to access quality asynchronous tools to improve learning outcomes. Using the latest advances in learning science and AI, our adaptive assessments can measure a Learner’s proficiency in a given subject in as little as 20 minutes.

Our Competitive Strengths

Innovative highly scalable technology platform purpose-built for online learning.

We have built our proprietary technology platform from the ground up with the purpose of transforming how people learn. We leverage AI and process automation to scale high quality, live instruction, and our platform is designed to optimize online Learner-Expert interactions through tech-enabled features. Our platform is built to scale quickly to accommodate high volumes, and the rapid introduction of new learning formats and subjects. In the second quarter of 2021, our platform hosted 468 thousand paid online sessions serving approximately 54 thousand Active Learners, representing 109% and 80% year-over-year growth, respectively. For the six months ended June 30, 2021, our platform hosted 945 thousand paid online sessions serving approximately 73 thousand Active Learners, representing 142% & 67% year-over-year growth, respectively. Our recently introduced large classes format served over 500,000 Active Learners in 2020. We believe our highly scalable platform provides us with opportunities to continue to grow with relatively low capital expenditure requirements.

Trusted online learning destination with a leading consumer brand

We provide an engaging and enjoyable learning experience for both our Learners and the Experts, as reflected in our Net Promoter Score of 68 and average all-time session rating of 4.9 out of 5.0 for each quarter in 2020. The engagement of Experts on the platform is growing, demonstrated by the increase in paid sessions per active Expert in the three and six months ended June 30, 2021 of 31% and 59%, respectively from the same period in 2020. Our high-quality free large class format drives incremental traffic, brand awareness, and engagement on our platform. Our aided brand awareness is rapidly increasing, growing from 31% in 2019 to 64% in 2020 based on a survey of 1,000 parents of K-12 learners conducted by a third party. As a result of our commitment to quality, we have become a trusted online learning destination with 90% of Learners believing Varsity Tutors offers high quality instruction and 87% believing Varsity Tutors is a brand they can trust based on a November 2020 survey of current and past Nerdy Learners.

Strong unit economics

We generate revenue from our Learner’s consumption of paid online sessions across both one-on-one instruction and group classes. In 2020, we generated approximately $1,100 per Active Learner. As a result, our customers are profitable on their first package purchase, unlike many other gig-economy business models that depend on substantial retention before an individual customer is profitable. Additional formats and our adaptive self-study capability provide the opportunity to consume more free and paid resources through our platform, which has proven to even further extend the lifetime value of our Learners.

Superior learning experience powered by a rich dataset

As a result of our online direct-to-consumer model, we are able to instrument and capture a rich dataset that we utilize to enhance the learning experience throughout the customer journey, which also creates a data driven competitive advantage that would be hard for competitors to replicate. We leverage AI and process automation to rigorously identify and vet highly qualified Experts to ensure high quality instruction at scale is consistently delivered to Learners. Our AI powered proprietary matching algorithm analyzes over 100 attributes per Learner and Expert to identify the Learner-to-Expert matches with the highest projected probability of a successful interaction. Our data asset grows more valuable as the platform scales, allowing us to better leverage the growing dataset of learning interactions to better personalize the Learner experience. We are leveraging software and AI to scale personalized learning in a way that we believe is unparalleled and nearly impossible to replicate via an antiquated in-person model.

Founder-led, seasoned management team

We are a company of thinkers, builders, and innovators with a passion for learning. Our management team brings extensive technology, consumer brand, and e-commerce experience and, together with our founder, are deeply passionate about transforming how people learn through technology. We embrace diversity of experience, thought, and skill sets to ensure our team has complementary strengths to succeed in a rapidly evolving industry.

Our Growth Strategy

We have multiple growth vectors that will enable us to further scale our platform by attracting and retaining more Learners and Experts through more deep and meaningful relationships.

As a leading provider of direct-to-consumer, live, online learning and one of the largest platforms for live, online learning in the United States, we attract and help Learners across multiple audience segments and subjects. We are continually investing in broadening our existing catalogue of over 3,000 subjects for audiences across the learning lifecycle, including live instruction solutions, as well as proprietary content used for adaptive self-study. Most recently, we have made investments to enter the learning market for professionals by expanding our subject coverage to include one-on-one and group instruction for professional certifications. There is also considerable and relatively untapped opportunity to extend our platform to reach audiences beyond the United States. We believe that as our range of subjects offered and audiences served grows across learning categories, our market presence and brand recognition will expand, driving more Learners and Experts to our platform.

Learning formats expansion and class penetration

We’ve added several learning formats beyond one-on-one instruction and are constantly exploring new methods of learning that will allow us to broaden our appeal to more Learners. As we continue to improve the breadth of our class products, including small group classes, make the class experience more immersive and interactive; add selection; and optimize pricing, we aim to grow the live class business in the coming years as we seek to penetrate this large and growing market. We have seen strong initial demand for live online classes and believe there is an opportunity to further monetize this learning format and expand gross margins.

Cross-sell existing Learners to new offerings and new learning formats

Our comprehensive learning platform provides an opportunity to engage Learners across multiple formats as we continue to expand beyond one-on-one instruction to large group classes, small group classes, and self-study formats. Our platform has evolved from an episodic, needs-based solution to a continuous, multi-format, learning experience. As Learners diversify their experiences to meet more learning needs, multi-format engagement is driving recurring relationships and expanding revenue per Learner. Average revenue per Learner is more than 60% higher in the first year from Learners who use just one additional learning format beyond one-on-one instruction, including free products. We believe our revenues will continue to increase as we further capitalize with our Learners by delivering great experiences through our free large classes and adaptive self-study tool, expanding subject coverage, increasing the number of learning formats, and improving the personalized learning experience on our platform.

Product innovation and expansion

We make continuous innovations to our technology that power meaningful improvements to the experiences for Learners and Experts. As we gain further scale, our ability to leverage data to infuse more personalization throughout the experience compounds. This leads to improved retention, monetization, and organically driven growth of new Learners and Experts using the platform. We continue to evolve and enhance our product experience to build relevance and find solutions to unmet needs across all of our audiences, which opens up new avenues for new growth and LTV expansion.

Targeted acquisitions

We intend to leverage our leadership position, deep experience in the sector, and the scale of our platform to opportunistically acquire businesses that unlock additional technology capabilities, and provide our Learners with transformative learning technologies that drive continuous improvements across our platform and the user experience.

Our Technology Platform

Technology is at the core of everything we do. Our direct-to-consumer model is driven by a scalable technology infrastructure that is engineered for learning. We consistently invest in improving our technology architecture and developing new solutions backed by a team of highly experienced and talented developers. At our core, we are a technology business and technology investments persist throughout all aspects of the Learner and Expert journey. There are specific groupings of core competencies, or layers, highlighted below, that we believe to be particularly differentiated and powerful. We collectively call them AI for HITM, short for Artificial Intelligence for Human Interaction. The four layers collectively form our operating system that is engineered for learning.

The core layers that form the foundation of our platform are:

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Data Lake: We have built a rich database of learning interactions, capturing years of critical Learner and Expert data that we use to optimize learning on our platform. We have accumulated millions of hours of recorded live instruction, instrumented every interaction, captured a multitude of individualized attributes for Learners and Experts, and have built an adaptive self-study platform that records every practice problem and answer. We leverage technology and software to take our vast dataset to build personalized learning pathways and to enhance the learning experience. As the platform grows, the dataset and our cumulative intelligence grows. This enables even more personalization and unlocks powerful network effects that serve as a competitive advantage that is difficult for others to replicate.

•

Curation Layer: The curation layer of the platform utilizes our database of past learning interactions, built over several years through over 100,000 hours of recorded video interviews, to identify critical traits, knowledge, and experience in Experts that correlate to better learning outcomes, which allows us to be highly selective and source the best Experts.

•

Matching Layer: Our AI-powered Learner-Expert matching engine analyzes over 100 high dimensional features per Learner and Expert to identify the Learner-to-Expert combination with the highest projected probability of a successful interaction. Since 2012 our platform has identified over 800,000 successful Learner-to-Expert matches based on over 80 million usable data points generated from Learner and Expert attributes, past matching, learning interactions, website and marketing event interactions, and self- study interactions.

•

Adaptive Learning Layer: Our platform delivers personalized learning at scale. The system adapts after every learning interaction, which matures and compounds its intelligence to deliver increasingly better guidance to the Learner. Model-derived insights using our rich database of past interactions and Learner attributes continuously adapt the sequencing of the content and learning after every learning interaction, which personalizes the learning path to mastery.

•

Interaction Layers: We have designed our platform to optimize the Learner-Expert interaction through two-way video, collaborative workspaces purpose-built for learning, a companion app to enhance the interactivity of sessions in real-time, reference tools, proprietary and third party content integrations, and additional subject-specific tools. These features enable effective on-demand, integrated and personalized live learning interaction that increases engagement and Learner satisfaction. Our interactive learning platform serves multiple learning formats meeting the individual preferences of each Learner and empowering them to acquire knowledge in any chosen subject.

Competition

Although we have built a scaled and differentiated direct-to-consumer platform for live learning, we compete with a variety of competitors both online and offline. We believe that the vast majority of our competition is from offline competitors. Within this market, there exist thousands of companies and hundreds of thousands of individuals that provide supplemental instruction and learning services. These span academics, test preparation, professional training and skills, adult learning, enrichment, and other categories. We believe that offline solutions are inferior to the online solution we have developed. Specifically, we believe that our platform is more efficient, convenient, effective and affordable than most offline solutions. We believe this value proposition is a big factor in driving consumer adoption of online solutions like ours.

The offline market for live learning—both one-on-one tutoring and small group classes is large and fragmented. We compete for time and attention with many small and local businesses, small proprietorships, and larger national companies including franchises. While we believe our online technology driven solution offers significant benefits when compared to these offline options, we compete with them to attract Learners and Experts to our platform.

While we believe we are one of the few companies that offers a comprehensive destination for live learning online, we compete with other direct-to-consumer businesses for time, attention and share of wallet. Consumers have a variety of choices in terms of competitive options across our more than 3,000 subjects offered on the platform. Some of these competitors are well capitalized. We compete against a variety of tutor and class marketplaces and directories and also against companies that offer asynchronous and self-study products. We believe that consumer awareness is one of the primary barriers to the adoption of our online solution. While we have scaled to hundreds of thousands of users, many Americans are not aware of the direct-to-consumer online solutions we offer. Many still believe they need to drive to a brick and mortar location often during rush hour traffic to find supplemental learning assistance. We have invested millions of dollars to drive consumer awareness and believe that we will continue to raise awareness of the value and availability of our platform. See “Risk Factors—Risks Related to Our Business Model, Operations and Growth Strategy—We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, and significantly reduce our revenue” for more information.

Human Capital

Nerdy is a remote-first company, meaning that for the vast majority of roles, our employees have the option to work remotely. Much like online learning affords Learners the ability to ignore geographical constraints and find the best Expert for their needs irrespective of location, we believe a remote-first orientation allows us the ability to access a significantly larger talent pool from which to hire, which can serve as a long-term competitive advantage. As of the end of 2020, we have approximately 530 full-time employees of which approximately 98% are working remotely.

Facilities

Our corporate headquarters is located in St. Louis, Missouri and consists of approximately 19,280 square feet of office space under a lease with an initial term that expires in August 2023, subject to two, 5 year lease extension options. We believe that our facilities are adequate to meet our needs for the immediate future and that we will be able to secure additional space to accommodate expansion of our operations, as necessary, and if needed.

Legal Proceedings

Independent Contractor Classification Matters

Varsity Tutors is subject to various legal and regulatory proceedings at the federal, state, and municipal levels challenging the classification of third-party Experts on Nerdy’s platform as independent contractors, and claims that, by the alleged misclassification, we have violated various labor and other laws that would apply to employees. Laws and regulations that govern the status and classification of independent contractors are subject to change and divergent interpretations by various authorities, which can create uncertainty and unpredictability for Nerdy. Nerdy disputes any allegations of wrongdoing and intends to continue to defend itself vigorously in these matters.

We are currently involved in a representative action brought under the Private Attorneys General Act, or PAGA, and an individual claim in arbitration and other matters challenging the classification of third-party delivery providers on the Platform as independent contractors. These actions and claims include the following:

On May 1, 2019, Plaintiffs Alexander Charles and Henry Mulak filed a Complaint in the Superior California Court, County of Santa Clara against Varsity Tutors alleging that Varsity Tutors misclassified California tutors as independent contractors as opposed to employees in violation of the California Labor Code and seeks penalties and other remedies under PAGA. Varsity Tutors filed its Answer on July 15, 2019. Varsity Tutors believes it has meritorious defenses and disputes the allegations of misclassification in this action.

On March 3, 2020, Aziz Tazi filed a Demand for Arbitration with the AAA in Los Angeles, CA. The Demand asserted claims under the California Labor Code for failure to pay minimum and overtime wages, failure to maintain and provide certain records, a violation of the Unfair Competition Law under the Business and Professions Code, and other claims. Plaintiff filed an Amended Demand/Statement of Claims on April 8, 2020. On May 4, 2020, Varsity Tutors filed its Answer and Affirmative Defenses to the Amended Demand. The parties are currently working through a process related to the selection of arbitrators. Varsity Tutors believes it has meritorious defenses and disputes the allegations in this arbitration.

In December 2015, Varsity Tutors appealed the finding of the Hawaii Department of Labor and Industrial Relations (“DLIR”) that tutor John Quinn had been misclassified by Varsity Tutors as an independent contractor pursuant to Hawaii statute. The Appeals Officer affirmed the agency’s decision that Mr. Quinn had been misclassified. Varsity Tutors filed its appeal with the First Circuit Court of Hawaii on December 23, 2016. On February 6, 2019, the Circuit Court found that Varsity Tutors could not modify or reverse the agency’s finding but remanded the matter to the DLIR to allow the cross-examination of the auditor. There has been no action taken by the DLIR since the matter was remanded to it by the Circuit Court.

In May 2016, Varsity Tutors appealed the Vermont Department of Labor’s finding that tutor Sandra Lynch had been misclassified by Varsity Tutors as an independent contractor pursuant to Vermont statute. The Office of Administrative Hearings affirmed the Administrative Law Judge’s determination that Varsity Tutors misclassified Dr. Lynch. In late 2016, Varsity Tutors filed its appeal which remains pending.

There is no other pending litigation or arbitration related to the issue of misclassification of Experts, although there are other administrative proceedings pending that have been brought by various state agencies.

New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented, and interpreted in response to the issue of misclassification and related technologies. For example, the California Legislature passed AB 5, which was signed into law on September 18, 2019 and became effective on January 1, 2020. AB 5 codified the Dynamex standard regarding contractor classification, expanded its application, and created numerous carve-outs. A campaign for the 2020 California ballot initiative to address AB 5 and preserve flexibility for certain independent contractors, known as Proposition 22, passed, which changes the impact of AB 5 in certain instances. In addition, several other states may be considering adopting legislation similar to the 2020 California ballot initiative, which may increase costs in such jurisdictions and could also adversely impact results of operations. Even with the passage of the 2020 California ballot initiative and similar legislation, such initiatives and legislation could still be challenged and subject to litigation. Additionally, an increasing number of jurisdictions are considering implementing standards similar to AB 5 to determine worker classification.

Other Action

Varsity Tutors received a cease and desist letter dated May 15, 2017, from counsel for Varsity Brands LLC regarding Varsity Tutors’ stylized “V” (U.S. Registration No. 5232131). Varsity Brands filed a Notice of Opposition to the Varsity Tutors LLC trademark registration application on April 8, 2019. On September 13, 2019, Varsity Tutors filed its Answer and Affirmative Defenses with the USPTO Trademark Trial and Appeal Board. The matter remains in the discovery stage. On March 1, 2021, Varsity Spirit LLC, an affiliated and related entity of Varsity Brands, filed a lawsuit against us in the Northern District of Texas, Dallas Division, asserting various trademark infringement claims.

Regulatory and Administrative Investigations, Audits, and Inquiries

Varsity Tutors and its related and/or affiliated entities, have in the past been, are currently, and may in the future be the subject of regulatory and administrative investigations, audits, and inquiries conducted by federal, state, or local governmental agencies concerning the classification and compensation of Experts, data security, tax issues, unemployment insurance, workers’ compensation insurance, business practices, and other matters. Results of investigations, audits, and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, or inquiry having a material impact on Nerdy’s business, financial condition, and results of operations, particularly in the event that an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of the outcome, these matters can have an adverse impact on Nerdy in light of the costs associated with cooperating with, or defending against, such matters, reputational risks, and the diversion of management resources and other factors.

See the sections titled “Risk Factors,” including the sections titled “Risk Factors—We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business would be adversely impacted,” “Risk Factors—Individuals that appear in content hosted on our platform may claim violation of their rights,” and “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change” for additional information about the legal proceedings we may be subject to and the risks to our business associated with such legal proceedings.

Government Regulation

There are a variety of regulations that apply to how Nerdy operates its business, including, for example, regulations related to marketing efforts (such as the CAN-SPAM Act of 2003, the Telephone Consumer Protection Act of 1991 (TCPA), FTC guidelines related to communications with consumers, the Children’s Online Privacy Protection Act (COPPA), among others); regulations related to data privacy of consumers (such as the California Consumer Privacy Act (CCPA)) and how Nerdy processes such information (such as the CCPA and other similar legislation that is or may be enacted (including the forthcoming California Privacy Rights Act (CPRA)), as well as data security and data breaches; regulations related to background checks as regulated by the Fair Credit Reporting Act (FCRA) and similar state laws and new hire reporting (for employees and independent contractors depending on the state) and other federal, state, and local laws of general applicability to employers, direct-to-consumer companies, and companies in general (these laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, whistleblowing and worker confidentiality obligations, personal injury, text messaging, subscription services, intellectual property, consumer protection and warnings, marketing, taxation, privacy, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application and website accessibility, money transmittal, and background checks).

There have been statutory changes and resulting ballot initiatives regarding independent contractor status that demonstrate certain sentiment among certain legislatures and the public (both favorable and unfavorable). There are also ongoing proposals as it relates to the classification of independent contractors in various states and cities, and there is potential for federal legislation regarding test(s) to determine whether independent contractors are properly classified by their putative employers. It is not possible to predict whether or when such legislative or judicial changes could or would be adopted or implemented, and there are certain proposals that, if adopted, could harm our business through a decrease in the number of Experts available through our platform or through a change to Nerdy’s unit level economics (in the event Experts are deemed to be employees). Nerdy may also run the risk of retroactive applications of new laws to our business model that could result in liability or losses. This issue exists for a variety of publicly traded companies.

Nerdy is also subject to data privacy and data security laws related to the personal information we collect from Learners (and Experts). It is not possible to predict whether or when such legislation may be adopted in additional jurisdictions (such as the CCPA that recently entered into force in California and the CPRA that was recently passed), and certain proposals, if adopted, could harm our business through a decrease in consumer registrations and revenues, or through a change in marketing strategies; however, a federal data privacy and security standard, which is also a possibility, may provide substantial clarity and benefits for businesses that collect and maintain such data.

These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

As stated above, Nerdy and its related and/or affiliated remain subject to a variety of laws and regulations. Nerdy monitors changes to applicable state and federal regulations and believes they are in compliance with the existing interpretations or applications of such applicable state and federal regulations. There is also a possibility of retroactive application of new laws to the business as well.

See the sections titled “Risk Factors,” including the sections titled “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change,” “Risk Factors—Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business,” and “Risk Factors—We contract with some individuals and entities classified as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business would be adversely impacted for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.”

Data Privacy and Security

Nerdy prioritizes the trust of Learners, Experts, vendors, and employees, and places an emphasis on data privacy and security. The security and privacy programs are designed and implemented in an effort to address the security and compliance requirements of data related to Learners, Experts, vendors, and employees.

Nerdy has a dedicated team of professionals that focus on application, network, and system security, as well as security compliance, education, and incident response. Nerdy maintains a documented vulnerability management program that includes periodic scans designed to identify security vulnerabilities on servers, workstations, network equipment and applications, and subsequent remediation of vulnerabilities. Regular internal and external penetration tests are also conducted and open items remediated according to severity for any results found.

Nerdy relies on Internet systems and infrastructure to operate our business. Nerdy has implemented physical, technical, and administrative safeguards designed to help protect our systems. Nerdy systems must be constantly updated, monitored, patched, and upgraded to optimize performance and protect against known and unknown vulnerabilities, material disruptions, or slowdown. Nerdy encrypts external data in transit and uses security controls in order to control access to the resources containing personal data or other confidential information.

Nerdy designs the platform, offerings, and policies to facilitate compliance with evolving privacy and data security laws and regulations. Nerdy posts privacy policies online, and maintains certain other policies and practices relating to data security and concerning processing, use, and disclosure of personal information. Nerdy collects and uses aggregated, end-user information to develop, provide, and improve our platform and offerings.

Nerdy’s publication of the privacy policy and other statements regarding privacy and security may subject Nerdy to investigation or enforcement actions by state and federal regulators if they are found to be deficient, lacking transparency, deceptive, or misrepresentative of the practices. Nerdy also may be bound from time to time by contractual obligations related to its collection and use of certain personally identifiable information.

The privacy and data security laws and regulations to which Nerdy is subject, as well as their interpretation, are evolving and expected to continue to change over time. Nerdy continues to monitor the current landscape of privacy and security laws as well as pending and emerging legislation, both in the US and abroad. It is not possible to predict whether or when such legislation may be adopted in additional jurisdictions (such as the CCPA that recently went into effect in California and the CPRA that was recently enacted in California), and certain proposals, if adopted, could harm our business through a decrease in consumer registrations and revenues, or through a change in marketing strategies; however, a federal data privacy and security standard, which is also a possibility, may provide substantial clarity and benefits for businesses that collect and maintain such data.

Other privacy and data security laws and regulations laws and regulations to which Nerdy may be subject include emerging state legislation, the California Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the TCPA, and Section 5(c) of the Federal Trade Commission Act. In addition, the Company may be subject to foreign privacy rand data protection requirements including the European General Data Protection and Canada’s Persona Information Protection and Electronic Documents Act. More generally, the various privacy and data security legal obligations that apply to Nerdy may evolve in a manner that relates to its practices or the features of its mobile application or website. Nerdy may need to take additional measures to comply with the new and evolving legal obligations and to maintain and improve the information security posture in an effort to avoid information security incidents or breaches affecting personal information or other sensitive or proprietary data.

See the section titled “Risk Factors,” including the sections titled “Risk Factors—If our security measures are breached or fail and result in unauthorized disclosure of data, we could lose Learners, Experts, and employees; fail to attract new Learners, Experts, and employees; and could be exposed to protracted and costly litigation,” “Risk Factors—Computer malware, viruses, hacking, phishing attacks, and spamming could harm our business and results of operations,” “Risk Factors—Our business accepts payment by credit card that, among other payment methods, are subject to government regulations and other requirements,” “Risk Factors—Our activities are subject to federal and state laws and regulations and other requirements and these regulations are subject to change,” “Risk Factors-Changes in laws or regulations relating to consumer data privacy or data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business,” for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.

Intellectual Property

Nerdy believes that its intellectual property rights are valuable and important to the business. Nerdy relies on trademarks, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. Though Nerdy relies in part upon these legal and contractual protections, Nerdy believes that factors such as the skills and ingenuity of its employees and the functionality and frequent enhancements to the platform are larger contributors to our success in the marketplace.

Nerdy has an ongoing trademark and service mark registration program pursuant to which it registers our brand names and product names, taglines, and logos in the United States and other countries to the extent it is determined to be appropriate and cost-effective. As of January 31, 2021, Nerdy, through Varsity Tutors, held 6 registered trademarks in the United States and 9 registered trademarks in foreign jurisdictions. In addition, Nerdy had 4 pending trademark applications in the United States and 17 pending trademark applications in foreign jurisdictions. Nerdy also has common law rights in some trademarks and numerous pending trademark applications in the United States and foreign jurisdictions. In addition, Nerdy has at least 90 registered copyrights in the United States. Nerdy also has numerous registered domain names for websites that are used in the business, such as www.nerdy.com, and the businesses of the subsidiary entities, such as www.varsitytutors.com, and other businesses and their respective variations.

Nerdy continues to evaluate and act upon additional intellectual property protections to the extent it believes it would be beneficial and cost-effective. Despite efforts to protect Nerdy’s intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. For additional information, see the sections titled “Risk Factors—The Company operates in an industry with extensive intellectual property litigation, and has, and may be in the future, be subject to claims related to a violation of third party’s intellectual property rights. Such claims against Nerdy or our important vendors and suppliers, even where meritless, can be costly to defend and may hurt the business, results of operations, and financial condition” and “Risk Factors—Failure to adequately protect our intellectual property and other proprietary rights could adversely affect our business, results of operations, and financial conditions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF NERDY

The following discussion should be read in conjunction with the consolidated financial statements and related notes as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and our unaudited interim financial statements and related notes thereto as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, which are included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis of the Company’s financial condition and results of operations also contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise stated or the context otherwise indicates, all references the succeeding paragraphs to “Nerdy,” “the Company,” “us,” “our” or “we” mean Live Learning Technologies LLC and its consolidated subsidiaries.

Overview

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000+ subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages, delivering superior value to both sides of the network across multiple learning formats. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company believes it has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Our revenue for the years ended December 31, 2020, 2019, and 2018 was $104.0 million, $90.5 million, and $72.0 million, respectively. We completed our multi-year transition to delivering 100% online learning in April 2020. Our online revenues were $97.4 million for the year ended December 31, 2020, an increase of 51%; and were $64.4 million, for the year ended December 31, 2019, an increase of 54%.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors.

Seasonality of Our Business

We have experienced in the past, and expect to continue to experience seasonal fluctuations in our revenues and earnings due to Learner spending and consumption habits, and the timing of the academic year. Historically, we experience lower than normal revenues during the summer when schools and universities are out of session in the United States and when people travel for vacations and holidays. With the diversification of our business into new categories including Professional Certifications and Small Group Classes, we are growing into areas that are less correlated with school calendars, which we expect will decrease some seasonal aspects of the business. Due to seasonality, comparisons of our historical quarterly results of operations on a sequential basis may not provide meaningful insight into our overall financial performance.

COVID-19 Pandemic

The COVID-19 pandemic has caused and continues to cause global economic disruption and uncertainty, including in our business. We are closely monitoring the impact of the COVID-19 pandemic and developments related thereto and are taking necessary actions to ensure our ability to safeguard the health of our employees, maintain our operations to serve Learners and Experts, and preserve financial liquidity to navigate the uncertainty caused by the pandemic.

In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The loss of in-person one-on-one instruction has been offset by increases in the Company’s online offerings. We estimate that approximately 11 thousand offline Learners converted to online Learners during the year ended December 31, 2020. Online revenue from these existing Learners that previously received in-person instruction during the period January 1, 2019 to February 29, 2020 totaled an estimated $8.8 million for the period March 1, 2020 through December 31, 2020, which was approximately 9% of our online revenue in 2020. Our online revenue increased by $33.1 million from approximately $64.4 million in the year ended December 31, 2019 to approximately $97.4 million in the year ended December 31, 2020, an increase of 51% year-over-year. Our online revenues increased $29.3 million to $67.4 million in the six months ended June 30, 2021, an increase of 77% year-over-year with a corresponding decrease in in-person learning from $6.5 million to $0.0 million, resulting in a decline of 100% for the six months ended June 30, 2021. Total revenue for the six months ended June 30, 2021 increased $22.8 million or 51% year-over-year to $67.4 million.

For additional discussion, refer to “Liquidity and Capital Resources” within this section, as well as “Cautionary Statement on Forward-Looking Statements” and “Risk Factors” elsewhere in this prospectus.

Components of our Results of Operations

Revenue

The Company generates revenue by selling services to Learners for one-on-one instruction and classes that are fulfilled by Experts, who deliver instruction on the Company’s behalf through its proprietary platform.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments) and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first payment. Beginning with the adoption of Topic 606, Revenue from contracts with customers on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

The Company recognizes revenues from its one-on-one and class services as performance obligations are satisfied. Given the customer receives benefit from the completion of each session (as Learners are not obligated to meet with the same Expert for a minimum number of sessions), the Company has concluded that each session is a separate performance obligation. Revenue is recognized and deferred revenue is relieved on the date services are delivered to Learners in an amount that reflects the consideration the Company is contractually entitled to receive in exchange for those services.

The Company provides a significant service of integrating instruction services, which are provided by Experts on the Company’s behalf through its platform, using the Company’s curation and matching technologies, and features in order to deliver a combined output to meet the Company’s performance obligation to Learners.

The Company is primarily responsible for the services provided, and sets pricing. The Company has determined that collectively, these factors reflect that it is the principal in transactions with Learners.

Prior to the adoption of Topic 606, the Company’s revenue recognition policy was as follows: when cash for services was collected in advance from Learners, who are the Company’s customers, the Company recorded the associated amounts to deferred revenue until services were provided to the Learner. Revenue was recognized when services were provided to Learners and learning services were consumed. Advanced payments for services were recognized in revenue when the related services were used, or deposits were forfeited in accordance with the related contractual terms.

Cost of Revenue

Cost of revenue includes the cost of Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners. Cost of Experts are recognized as services are provided to Learners.

Sales and Marketing

Sales expenses consist of salaries and benefits for our employees engaged in our consultative sales process, which is an important part of the Learner experience and decision making process given the high consideration and degree of personalization and uniqueness of our products and platform. Marketing expenses primarily include costs related to media costs, including television, radio, podcasts, paid social, paid search and other paid channels. Costs associated with the delivery of our Large Group Classes, including celebrity-led StarCourse costs, and expenditures across new marketing channels to drive brand awareness and reach. We drive a significant portion of our Learner acquisition through performance marketing investments. We will continue to diversify and strengthen our performance marketing capabilities and invest in both data science personnel and approaches aimed at acquiring more Learners to the platform and improving their customer lifetime value once on the platform. We believe that content strategies—including adaptive self-study and large group classes—can be a scalable way to attract Learners to the platform and differentiate the experience when on the platform. Some of these content strategies, like Large Group Classes, allow us to establish a relationship with an audience, drive greater brand awareness, and establish trust and credibility. Marketing costs are expensed as incurred by the Company.

General and Administrative

General and administrative expenses are recorded in the period which they are incurred and include salaries, benefits, and stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations. General and administrative expenses also include engineering and product design expenses intended to support continued product innovation. We believe that the quality of the product and platform experience are significant drivers of Learner and Expert acquisition and retention and that in the fullness of time “the best product will win.” We intend to continue making significant investments in developing new products and services and enhancing existing products and services over the next several years to support our anticipated growth and develop product and platform leadership. These costs include salaries and benefits for employees on our product, engineering, design, and business intelligence teams who are responsible for developing new and improving existing products, maintaining our website, and improving efficiencies across our organization through the use of automation and AI.

Interest Expense

Interest expense consists of interest and costs incurred to obtain financing. Debt issuance costs are reflected as a reduction of long-term debt on the consolidated balance sheets, and are amortized to interest expense over the term of the Company’s debt agreements.

Tax Expense

Nerdy is an LLC taxed as a partnership. As such, its income and losses are allocated to its members.

Other Expense (Income), net

Other expense (income), net consists primarily of interest income on our cash and cash equivalents and investment balances as well as the impacts of non-operating transactions.

Key Financial and Operating Metrics

We monitor the following key financial and operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

“Active Learners” is defined as the unique number of Learners attending a paid online one-on-one instruction or a paid online class in a given period. Variations in the number of Active Learners are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new products and learning formats and therefore is a key indicator of our ability to attract and engage Learners. During the year ended December 31, 2020, the Company transitioned to 100% online learning. The following table summarizes the number of Active Learners for the three and six months ended June 30, 2021 2020 and for the years ended December 31, 2020, 2019, and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Active Learners	54,206	30,142	72,856	43,709	86,614	63,060	47,137

In conjunction with that change, it is estimated that approximately 11 thousand offline learners converted to online learners during the year ended December 31, 2020. During the year ended December 31, 2019, the Company had approximately 23 thousand unique paid offline learners.

“Revenue per Active Learner” is calculated as online revenue divided by the number of Active Learners in a given year or period. The Company estimates that online revenue from existing Learners that previously received in-person instruction during the period January 1, 2019 to February 29, 2020 totaled approximately $8.8 million for the period March 1, 2020 through December 31, 2020. The following table summarizes Revenue per Active Learner for the three and six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Revenue per Active Learner	$605	$687	$924	$870	$1,125	$1,021	$888

“Paid Sessions” is defined as the total number of online one-on-one sessions and the number of paid online group classes attendees in a given period (excluding Legacy Businesses and VT+). The following table summarizes total Paid Sessions for the three and six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019, and 2018 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Paid Sessions	468	224	945	391	1,113	549	381

“Sessions Taught per Active Expert” is calculated as the number of one-on-one sessions and the number of paid online group classes per active Expert in a given period. The following table summarizes sessions taught per

Active Experts for the three and six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Sessions Taught per Active Expert	41	31	69	44	67	54	45

“One-on-One Average Session Length” is defined as a session (e.g., an instructional meeting) between a single Learner and a single Expert in an online, one-on-one setting (excluding Legacy Businesses and VT+). The following table summarizes total One-on-One Average Session Length for the three and six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020, 2019, and 2018 (in hours):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
One-on-One Average Session Length	1.32	1.39	1.31	1.42	1.39	1.49	1.52

Results of Operations

Comparison of the Three and Six Months ended June 30, 2021 and 2020

The following table summarizes our results of operations for the three and six months ended June 30, 2021 and 2020 (in thousands, except percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	%	2020	%	2021	%	2020	%
Revenue	$32,786	100%	$21,570	100%	$67,351	100%	$44,565	100%
Cost of revenue	11,513	35%	7,523	35%	22,705	34%	15,982	36%

Gross profit	21,273	65%	14,047	65%	44,646	66%	28,583	64%
Sales and marketing expenses	14,165	43%	7,411	34%	28,747	43%	17,615	40%
General and administrative expenses	14,526	44%	9,475	44%	27,772	41%	20,647	46%

Operating loss	(7,418)	(23)%	(2,839)	(13)%	(11,873)	(18)%	(9,679)	(22)%
Interest expense	1,258	4%	1,248	6%	2,502	4%	2,372	5%
Other expense (income), net	55	—%	14	—%	82	—%	48	—%
Gain on extinguishment of debt	$(8,395)	(26)%	$—	—%	$(8,395)	(12)%	$—	—%

Net loss	$(336)	(1)%	$(4,101)	(19)%	$(6,062)	(9)%	$(12,099)	(27)%

Revenue

Revenue during the three months ended June 30, 2021 increased $11.2 million to $32.8 million, or 52%, compared to the prior year period. Revenue during the six months ended June 30, 2021 increased $22.8 million to $67.4 million, or 51%, compared to the prior period, due to increased online revenue, which was partially offset by a decline in in-person revenues. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company scaled and integrated several new services, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination. These initiatives resulted in revenue growth throughout the second half of 2020 which continued through the three and six months ended June 30, 2021.

The following table sets forth our total revenue for the periods shown for our online and in-person revenue (in thousands, except for percentages):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	%	2020	%	2021	%	2020	%
Online	$32,786	100%	$20,718	96%	$67,351	100%	$38,037	85%
In-person	—	—	852	4%	—	—	6,528	15%

Revenue	$32,786	100%	$21,570	100%	$67,351	100%	$44,565	100%

For the three months ended June 30, 2021, online revenue increased $12.1 million to $32.8 million, or 58% compared to the same period in the prior year; in-person revenue decreased $0.9 million to $0.0 million, or 100% from the same period in the prior year as a result of the transition to deliver live learning 100% online.

For the six months ended June 30, 2021, online revenue increased $29.3 million to $67.4 million, or 77% compared to the same period in the prior year; in-person revenue decreased $6.5 million to $0.0 million, or 100% from the same period in the prior year as a result of the transition to deliver live learning 100% online. Going forward, we expect to focus on our online products and revenue streams.

Cost of Revenue

The following table sets forth our Cost of revenue for the periods shown (in thousands, except for percentages):

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Revenue	$32,786	$21,570	$11,216	52%	$67,351	$44,565	$22,786	51%
Cost of revenue	11,513	7,523	3,990	53%	22,705	15,982	6,723	42%

Gross Profit	$21,273	$14,047	$7,226	51%	$44,646	$28,583	$16,063	56%

% Margin	65%	65%			66%	64%

Cost of revenue includes the cost of independently contracted Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners.

For the three months ended June 30, 2021, Cost of revenue increased by $4.0 million to $11.5 million, or 53% compared to the same period in 2020. The increase during the three months ended June 30, 2021, was primarily attributable to higher Expert costs of $3.9 million due to higher session volume and higher non-cash capitalized software amortization of $0.1 million.

For the six months ended June 30, 2021, Cost of revenue increased by $6.7 million to $22.7 million, or 42% compared to the same period in 2020. The increase during the six months ended June 30, 2021, was primarily attributable to higher Expert costs of $6.4 million due to higher session volume and higher non-cash capitalized software amortization of $0.3 million.

Gross margins of 65% in the three months ended June 30, 2021, remained flat at 65% compared to the same period in 2020. Gross margins of 66% in the six months ended June 30, 2021, increased by 2% compared to the same period in 2020. Gross margin increases as the result of increased adoption of our online products were partially offset by lower than expected expirations of hours purchased by Learners and increased capitalized software amortization costs.

Operating Expenses

The following table sets forth our operating expenses for the periods shown (in thousands, except for percentages):

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
Sales and marketing expenses	$14,165	$7,411	$6,754	91%	$28,747	$17,615	$11,132	63%
General and administrative expenses	14,526	9,475	5,051	53%	27,772	20,647	7,125	35%

Total operating expenses	$28,691	$16,886	$11,805	70%	$56,519	$38,262	$18,257	48%

Sales and Marketing

Sales and marketing expenses as a percentage of revenue were 43% during the three months ended June 30, 2021, compared to 34% during the same period in 2020. Total sales and marketing expenses were $14.2 million during the three months ended June 30, 2021, an increase of $6.8 million, or 91% compared to the same period in 2020. During the three months ended June 30, 2021, we gained considerable leverage in our sales expenses through the utilization of automation, machine learning, and AI to streamline our consultative sales organization. Sales expenses were $3.8 million during the three months ended June 30, 2021, which is an increase of $0.9 million, or 28% compared to the same period in 2020. Marketing expenses were $10.4 million during the three months ended June 30, 2021, which was an increase of $5.9 million, or 134% compared to the same period in 2020. We deliberately reinvested the sales cost savings into new marketing vehicles, including Star Courses, our free celebrity-led live large group classes, and television advertising to drive brand awareness and reach. Marketing expenses may fluctuate from period-to-period based on revenue levels and the timing of our investments in marketing activities.

Sales and marketing expenses as a percentage of revenue were 43% during the six months ended June 30, 2021, compared to 40% during the same period in 2020. Total sales and marketing expenses were $28.7 million during the six months ended June 30, 2021, an increase of $11.1 million, or 63% compared to the same period in 2020. During the six months ended June 30, 2021, we gained considerable leverage in our sales expenses through the utilization of automation, machine learning, and AI to streamline our consultative sales organization. Sales expenses were $7.3 million during the six months ended June 30, 2021, which is a decrease of $0.1 million, or 1% compared to the same period in 2020. Marketing expenses were $21.4 million during the six months ended June 30, 2021, which was an increase of $11.2 million, or 109% compared to the same period in 2020. We deliberately reinvested the sales cost savings into new marketing vehicles, including Star Courses, our free celebrity-led live large group classes, and television advertising to drive brand awareness and reach. Marketing expenses may fluctuate from period-to-period based on revenue levels and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses of $14.5 million during the three months ended June 30, 2021 increased by $5.1 million, or 53% compared to the same period in 2020. General and administrative expenses as a percentage of revenue remained flat at 44% during the three months ended June 30, 2021, compared to the same period in 2020.

General and administrative expenses of $27.8 million during the six months ended June 30, 2021 increased by $7.1 million, or 35% compared to the same period in 2020. General and administrative expenses as a percentage of revenue were 41% during the six months ended June 30, 2021, compared to 46% during the same period in 2020. The transition to delivering live learning 100% online in the year ended December 31, 2020, lowered support related expenses as the Company was able to capture additional labor cost leverage through the use of automation, machine learning and AI across the curation and matching layers of our platform. The Company was also able to drive significant operating leverage across office expenses as we became a remote-first company.

Partially offsetting these savings were investments in engineering, product and design headcount to help drive the development of new products and services, or that enhance existing products and services of $2.2 million, or 54% during the three months ended June 30, 2021 and $2.2 million, or 41%, during the six months ended June 30, 2021 compared to the same period in 2020. Accounting and legal fees of $0.3 million and $2.4 million related to the business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”) were recorded during the three and six months ended June 30, 2021, respectively. We expect that our general and administrative expenses will increase for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with being a publicly listed company.

Interest Expense

Interest expense remained flat during the three months ended June 30, 2021 at $1.3 million compared to the same period in 2020. Interest expense increased during the six months ended June 30, 2021 by $0.1 million to $2.5 million, compared to the same period in 2020. The increases were primarily attributable to the increased borrowings under the Company’s Loan and Security Agreement (“LSA”).

Comparison of the Years ended December 31, 2020, 2019 and 2018

The following table summarizes our results of operations for the years ended December 31, 2020, 2019 and 2018 (in thousands, except percentages):

	Year Ended December 31,
	2020	%	2019	%	2018	%
Revenue	$103,968	100%	$90,452	100%	$72,038	100%
Cost of revenue	34,834	34%	30,830	34%	26,501	37%

Gross profit	69,134	66%	59,622	66%	45,537	63%
Sales and marketing expenses	43,838	42%	37,967	42%	30,494	42%
General and administrative expenses	43,231	42%	42,192	47%	40,592	56%

Operating loss	(17,935)	-17%	(20,537)	-23%	(25,549)	-35%
Interest expense	4,904	5%	2,101	2%	157	0%
Other expense (income), net	1,824	2%	(199)	0%	(329)	0%

Net loss	$(24,663)	-24%	$(22,439)	-25%	$(25,377)	-35%

Revenue

Revenue during the year ended December 31, 2020 increased $13.5 million to $104.0 million, or 15%, compared to the same period in 2019. In the first half of 2020, the COVID-19 pandemic and the resulting closure of schools and testing centers significantly negatively impacted revenue. We completed the transition to delivering live instruction 100% online in April 2020. The Company executed at a high level, successfully scaling and integrating existing and new solutions, including one-on-one instruction and small group classes, as well as free services including large format group classes, and adaptive self-study together into a single comprehensive learning destination, as well as increasing brand awareness, to deliver significant year-over-year revenue growth. In conjunction with the transition to 100% online live instruction, we successfully converted a significant portion of our in-person Learners to online instruction post COVID-19. The Company estimates that online revenue from existing Learners that previously received in-person instruction during the period January, 1 2019 to February, 29 2020 were approximately $8.8 million for the period March 1, 2020 thru December 31, 2020. During the year ended December 31, 2019, the Company had approximately 23 thousand unique paid offline learners.

Revenue during the year ended December 31, 2019 increased $18.4 million to $90.5 million, or 26%, compared to the same period in 2018, driven primarily by increased utilization of our services and $3.8 million related to the acquisition of Veritas Prep.

The following table sets forth our total revenue for the periods shown for our online and in-person revenue (in thousands, except for percentages):

	Year Ended December 31,
	2020	%	2019	%	2018	%
Online	$97,440	94%	$64,378	71%	$41,860	58%
In-person	6,528	6%	26,074	29%	30,178	42%

Revenue	$103,968	100%	$90,452	100%	$72,038	100%

For the year ended December 31, 2020, online revenue increased $33.1 million to $97.4 million, or 51% compared to the prior year; in-person revenue decreased $19.5 million to $6.5 million, or 75% from the prior year as we completed the transition to delivering live learning 100% online. Going forward, we expect to focus on our online products and revenue streams.

For the year ended December 31, 2019, online revenue increased $22.5 million to $64.4 million, or 54% compared to the prior year, primarily driven by increased utilization of our services, and $3.8 million related to the acquisition of Veritas Prep. We also successfully launched our online class product. In-person revenue decreased $4.1 million to $26.1 million, or 14% from the prior year due to increased adoption of our online services.

Cost of Revenue

The following table sets forth our Cost of revenue for the periods shown (in thousands, except for percentages):

	Year Ended December 31,
	2020	2019	2018
Revenue	$103,968	$90,452	$72,038
Cost of revenue	34,834	30,830	26,501

Gross profit	69,134	59,622	45,537
% Margin	66%	66%	63%

Cost of revenue includes the cost of independent contracted Experts performing instruction, amortization of capitalized technology costs, and other costs required to deliver instruction to Learners.

For the year ended December 31, 2020, Cost of revenue increased by $4.0 million to $34.8 million, or 13% compared to the same period in 2019. The increase was primarily attributable to higher Expert costs of $2.8 million due to higher session volume and higher non-cash capitalized software amortization of $1.2 million. Gross margins of 66% in the year ended December 31, 2020, were consistent with those during the same period in 2019. Gross margin increases as the result of increased adoption of our online products were offset by increased capitalized software amortization costs.

For the year ended December 31, 2019, Cost of revenue increased by $4.3 million to $30.8 million, or 16% compared to the same period in 2018. The increase was primarily attributable to higher Expert costs of $2.9 million driven by higher session volume, coupled with higher capitalized internal use software amortization of $1.4 million. Gross margins increased to 66% in the year ended December 31, 2019, from 63% during the same period in 2018.

Operating Expenses

The following table sets forth our operating expenses for the periods shown (in thousands):

	Year Ended December 31,
	2020	2019	2018
Sales and marketing expenses	$43,838	$37,967	$30,494
General and administrative expenses	43,231	42,192	40,592

Total operating expenses	$87,069	$80,159	$71,086

Sales and Marketing

Sales and marketing expenses were flat as a percentage of revenue at 42% during the years ended December 31, 2020 and 2019. Total sales and marketing expenses were $43.8 million during the year ended December 31, 2020 an increase of $5.9 million, or 15% compared to the same period in 2019. In 2020, we gained considerable leverage in our Sales expenses through the utilization of automation, machine learning, and AI to streamline our consultative sales organization. Sales expenses were $14.6 million during the year ended December 31, 2020, which is a decrease of $2.9 million, or 16% compared to the same period in 2019. We deliberately reinvested the sales cost savings in 2020 into launching new marketing vehicles, including our free celebrity-led live large group classes and television advertising to drive brand awareness and reach. As a result of these investments, costs attributable to providing free large group class instruction, and television advertising increased $2.1 million and $2.4 million, respectively, when compared to the prior year. Marketing expenses were $29.3 million during the year ended December 31, 2020, which was an increase of $8.7 million, or 43% compared to the same period in 2019. Marketing expenses may fluctuate from period-to-period based on revenue levels and the timing of our investments in marketing activities.

Sales and marketing expenses of $38.0 million during the year ended December 31, 2019 increased by $7.5 million, or 25% compared to the same period in 2018 due to higher headcount and marketing costs to support growth. Sales and marketing expenses as a percentage of revenue were 42% during the years ended December 31, 2019 and 2018. Sales expenses of $17.5 million during the year ended December 31, 2019, increased by $3.4 million, or 24%, compared to the same period in 2018. Marketing expenses of $20.6 million during the year ended December 31, 2019, increased $4.1 million, or 25%, compared to the same period in 2018.

General and Administrative

General and administrative expenses of $43.2 million during the year ended December 31, 2020 decreased by $1.0 million, or 2% compared to the same period in 2019. The transition to delivering live learning 100% online in the year ended December 31, 2020, improved support related expenses as the Company was able to capture additional labor cost leverage through the use of automation, machine learning and AI across the curation and matching layers of our platform. The Company was also able to drive significant operating leverage across headcount, office expenses, and third-party expenditures. Partially offsetting these savings were investments in engineering, product and design headcount for the development of new products and services, or that enhance existing products and services of $1.7 million, or 17% in 2020, compared to the same period in 2019. Accounting and legal fees related to the Company’s process of becoming a publicly listed company of $1.3 million were recorded in the year ended December 31, 2020. We expect that our general and administrative expenses will increase for the foreseeable future as we grow our business, as well as to cover the additional cost and expenses associated with being a publicly listed company.

General and administrative expenses of $42.2 million during the year ended December 31, 2019 increased by $1.6 million, or 4% compared to the same period in 2018. The increase was primarily due to increased headcount costs to support product innovation and growth. General and administrative expenses as a percentage of revenue were 47% during the year ended December 31, 2019 compared to 56% of revenue for the same period in 2018.

Interest Expense

Interest expense increased during the year ended December 31, 2020 by $2.8 million to $4.9 million, compared to the same period in 2019. Interest expense during the year ended December 31, 2019 increased by $1.9 million to $2.1 million, compared to the same period in 2018. The increases were attributable to the Company’s Loan and Security Agreement (“LSA”) entered into in 2019, and the related increases in outstanding debt.

Other Income (Expense), Net

Other income (expense), net, decreased $2.0 million to a loss of $1.8 million during the year ended December 31, 2020, compared to a gain of $0.2 million during the same period in 2019. The majority of the decrease was due to a charge of $1.8 million upon entering into a sublease agreement for the Company’s Tempe, Arizona office, a space the Company no longer intends to occupy.

Other income (expense), net, decreased $0.1 million to income of $0.2 million during the year ended December 31, 2019, compared to income of $0.3 million during the same period in 2018. The decrease was primarily due to a decrease in interest income on the Company’s cash and cash equivalents.

Liquidity and Capital Resources

As of June 30, 2021, the Company’s principal sources of liquidity were cash and cash equivalents of $14.7 million, as well as amounts available under the Company’s Loan and Security Agreement (“LSA”). The Company’s principal short-term financing needs consist of working capital requirements and debt service obligations on the Loan and Security Agreement (“LSA”).

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million, which was the full amount available under the Tranche 1 Advance, were used to extinguish existing debt consisting entirely of an unsecured revolving credit facility (the “Facility”), and for general corporate purposes. After the Tranche 1 Advance has been fully drawn and continuing through September 15, 2021, additional borrowings in an aggregate amount of $15.0 million may be requested as long as the total funded amount that is outstanding does not exceed 45% of consolidated GAAP revenue for the trailing 12-month period, and Gross Margin for such 12-month period is at least 62%. The LSA bears interest equal to the greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% for the years ended December 31, 2020 and 2019. Monthly payments on the LSA are interest only. Payment of principal and accrued PIK interest is dependent on the Company achieving in a timely manner Performance Milestone 1, which states that on or before September 30, 2022, the Company has either (i) achieved a trailing 12-months GAAP revenue of at least $150.0 million and trailing 12-month Gross Margin is at least 65%, or the Company has received at least $50.0 million in cash proceeds from the sale and issuance of its equity interests and/or convertible promissory notes that constitute subordinated indebtedness. If Performance Milestone 1 is achieved, the payment of principal and accrued PIK interest, along with the end of term charge, are due on the maturity date of August 1, 2023. If Performance Milestone 1 has not been achieved by February 1, 2022 (“Amortization Date”), the Company must repay the aggregate principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest beginning on the Amortization Date and continuing on the first business day of each month thereafter until the secured obligations are repaid, with remaining amounts of unpaid principal, accrued PIK interest, and end of term charge due in full on August 1, 2023. The LSA is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The LSA contains a prepayment charge, which is equal to the following percentage of the advance amount being prepaid: if such advance amounts are prepaid in any of the first 12 months following the advance date, 3%; after 12 but prior to 24 months, 2%; and 1%

thereafter. Unused capacity under the LSA does not bear a commitment fee. The Company will pay off the LSA in full at the consummation of the Business Combination. On July 28, 2021, the Company borrowed an additional $11.0 million from the LSA (the maximum borrowing capacity available at the time), increasing total borrowings from $39.0 million to $50.0 million. On September 20, 2021, the Company extinguished all outstanding borrowings under the LSA.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note was scheduled to mature on April 16, 2022 and bore a 1.00% interest rate. The promissory note was to be paid in 18 monthly payments of $0.5 million consisting of both principal and interest starting November 16, 2020. The Company did not and was not required to make monthly payments under the terms of the promissory note since the Company applied for forgiveness of the promissory note. On June 30, 2021, the Company received notice from the SBA that the promissory note of $8.3 million and accrued interest of $0.1 million was forgiven in full. Accordingly, the Company recognized a gain of $8.4 million on debt extinguishment for the three and six months ended June 30, 2021. On September 20, 2021, the Nerdy Inc. Board of Directors approved the repayment of the Company’s previously fully forgiven Promissory Note, which totals $8.4 million and includes $0.1 million of accrued interest. We expect to make this repayment in the fourth quarter of 2021.

As of June 30, 2021, we have incurred cumulative losses from our operations, and we expect to incur additional losses in the future. Our operations have historically been financed primarily through capital contributions, and debt financing.

Operations will continue to be financed primarily by equity issuances, our LSA and cash on hand. The Company believes its existing sources of liquidity will be sufficient to fund operations, working capital requirements, and debt service obligations for at least the next 12 months.

The following table sets forth our cash flows (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(10,837)	$(7,242)	$(6,654)	$(16,318)	$(14,668)
Net cash used in investing activities	$(2,115)	$(1,319)	$(2,874)	$(6,356)	$(15,842)
Net cash (used in) provided by financing activities	$(1,606)	$12,293	$12,293	$24,387	$11,033

Cash Flows Used in Operating Activities

Net cash used in operating activities during the six months ended June 30, 2021 of $10.8 million increased by $3.6 million compared to the same period in 2020, driven by a lower net loss of $6.0 million during the six months ended June 30, 2021 compared to the prior year. The Company’s increased cash use was driven by targeted investments in marketing, and new talent across executive management, engineering, product and design to drive new product innovation and growth. Our net loss of $6.1 million, which included a gain on extinguishment of debt of $8.4 million was offset by non-cash operating expenses, including depreciation and amortization expense of $3.1 million, stock-based compensation expense of $1.0 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2020 was $6.7 million. Our net loss of $24.7 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $6.0 million, stock-based compensation expense of $1.7 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2019 was $16.3 million. Our net loss of $22.4 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $5.0 million, stock-based compensation expense of $1.7 million, and net changes to working capital.

Net cash used in operating activities during the year ended December 31, 2018 was $14.7 million. Our net loss of $25.4 million was partially offset by non-cash operating expenses, including depreciation and amortization expense of $2.5 million, stock-based compensation expense of $1.4 million, and net changes to working capital.

Cash Flows Used in Investing Activities

Cash flows from investing activities primarily relate to capital expenditures for the development of internal use software and IT equipment. Net cash used in investing activities was $2.1 million and $1.3 million for the six months ended June 30, 2021 and 2020, respectively.

Cash flows from investing activities primarily relate to capital expenditures for the development of internal use software, as well as the acquisition of Veritas Prep for $10.0 million in 2018. Net cash used in investing activities was $2.9 million, $6.4 million, and $15.8 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Cash Flows (Used in) Provided by Financing Activities

Cash flows used in financing activities of $1.6 million for the six months ended June 30, 2021 relate to deferred equity issuance costs related to the Company’s process of becoming a publicly listed company. Cash flows from financing activities of $12.3 million relate to borrowings under the promissory note of $8.3 million, and additional borrowings under the Company’s LSA of $4.0 million during the six months ended June 30, 2020.

Net cash provided by financing activities during the year ended December 31, 2020, of $12.3 million included $4.0 million of additional proceeds from the LSA; and $8.3 million of proceeds from the Promissory note.

Net cash provided by financing activities during the year ended December 31, 2019 of $24.4 million included $35.0 million of initial proceeds from the LSA, net of issuance costs; and the corresponding $10.0 million extinguishment of the Company’s legacy revolving debt facility (“Facility”).

Net cash provided by financing activities during the year ended December 31, 2018 of $11.0 million included $10.0 million of proceeds from the Facility and $1.0 million of net capital contributions.

Contractual Obligations and Other Commitments

The following is a summary of our contractual obligations and other commitments as of June 30, 2021 (in thousands):

	Total	Less than 1 Year	1-3 Years	3-5 Years
Loan and security agreement (1)	$39,000	$—	$39,000	$—
Operating lease obligations (2)	6,164	1,800	4,364	—
CARES Act payroll obligation (3)	1,178	589	589	—

Total contractual obligations	$46,342	$2,389	$43,953	$—

(1)

The Company’s LSA matures in August 1, 2023, subject to certain conditions, and does not contain any financial covenants. Total principal borrowings of $39.0 million are outstanding as of June 30, 2021.

(2)

As of June 30, 2021, the Company leased office space in St. Louis, Missouri and Tempe, Arizona. During the year ended December 31, 2020, the Company entered into a sublease agreement for its Tempe, Arizona office space, resulting in a charge of $1.8 million. The Company’s sublease contract includes receipts of $3.9 million over the remaining term of the Tempe, Arizona office lease, which will be used to partially offset future minimum lease payments. All lease amounts are presented gross of any sublease obligations.
(3)

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act allowed employers the opportunity to defer payment of the employer portion of FICA taxes (6.2%) for payroll paid between March 27, 2020 and December 31, 2020. Fifty percent (50%) of deferred amounts are payable by December 31, 2021, and the remaining 50% by December 31, 2022.

Off-Balance Sheet Arrangements

Through June 30, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of these consolidated financial statements requires us to make judgments, estimates and assumptions. We make these subjective determinations after considering our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 within the “Notes to Consolidated Financial Statements.” Our critical accounting policies and estimates are those that have a meaningful impact on the reporting of our financial condition and results of operations.

Revenue Recognition and Deferred Revenue

The Company recognizes revenues from its services as performance obligations are satisfied. Performance obligations are satisfied throughout the term of its contracts with customers when customers are provided its services. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company has determined that it operates as the principal in the arrangements and thus recognizes revenue gross for the price paid by the Learners for instruction. This determination is subject to judgment. The Company has sole discretion in establishing pricing for the purchase of instruction by Learners.

The Company provides a significant service of integrating instruction provided by Experts on the Company’s behalf, through its Live Learning Platform to deliver instructional hours purchased by Learners and includes the Company’s proprietary content, learning tools, diagnostic tests, applications, website, mobile application, and technology in order to deliver a combined output to meet the Company’s performance obligation to Learners. Instruction services received by Learners are fulfilled by independently contracted Experts, who are under contract with the Company, and perform instruction services for Learners at the Company’s direction and on behalf of the Company. The Company determines which Expert to direct to each Learner based on its assignment technology, which utilizes inputs from both the Expert and the Learner. Experts are responsible for the preparation of, and the manner, means, and method of delivery of the services based on the Expert’s best judgment of the tutoring support required to achieve the goal of the Learner, throughout the course of the Expert’s interactions with the Learner. The Company is primarily responsible for the acceptability of the instruction and for the remediation of any service failures. In the event that a Learner finds the services provided by an Expert to be unacceptable or the Expert declines to provide services to a Learner, the Company retains its performance obligation for the delivery of services to the Learner by finding a suitable replacement and assigning a new Expert, by issuing a refund, and/or by providing replacement hours to the Learner’s account. The Company has determined based on the totality of these factors that it is the principal in transactions with Learners, and thus recognizes revenue on a gross basis.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments) and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first payment. Beginning with the adoption of Topic 606 on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. Under the acquisition method, our financial statements reflect the operations of an acquired business starting from the completion of the acquisition. The assets acquired and liabilities assumed are recorded at their respective estimated fair values at the date of the acquisition. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired are recorded as goodwill. Significant judgment is often required in estimating the fair value of assets acquired, particularly intangible assets. As a result, in the case of significant acquisitions, we normally obtain the assistance of a third party valuation specialist in estimating fair values of tangible and intangible assets and liabilities. The fair value estimates are based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While we believe that those assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. During the measurement period, which does not exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Fixed Assets, Net

Expenditures for fixed assets are capitalized and primarily include costs related to software developed or acquired for internal use and purchases of furniture and IT equipment. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation of fixed assets other than capitalized internal use software costs is calculated on a straight-line basis over estimated useful lives of one to seven years and is included in “General and administrative expenses.” When fixed assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in Consolidated Statements of Operations.

The Company capitalizes certain costs associated with software developed or obtained for internal use and website and application development. The Company capitalizes development stage internal and external costs. These costs are capitalized when management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. Once the software is ready for its intended use it is placed into service, such costs are amortized on a straight-line basis within “Cost of revenue”, generally over a four year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades.

Goodwill

Goodwill relates to the acquired assets of Veritas LLC (“Veritas”), through our subsidiary Veritas Prep LLC (“Veritas Prep”). Goodwill represents the excess of the fair value of purchase consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination. We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment, we consider factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of our reporting unit is less than the carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a quantitative goodwill impairment test. We performed a qualitative test for the Company’s single reporting unit in 2020, 2019, and 2018 and, for each year, determined there were no adverse trends that could negatively impact the fair value of the business. No impairment charges were recorded for the years ended December 31, 2020, 2019, and 2018.

Definite-lived Intangible assets

Intangible assets consist of definite-lived tradenames. Intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date. Intangible assets are amortized on a straight-line basis over 10 years.

We review definite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of definite-lived intangible assets is measured by a comparison of the carrying amount of an asset group with its undiscounted cash flows. Estimating the fair value of definite-lived intangible assets and the associated cash flows requires significant judgments, estimates and assumptions.

No impairments were recorded for the years ended December 31, 2020, 2019, and 2018. As of June 30, 2021, and December 31, 2020, the Company had intangible assets, net, of $8.0 million and $8.5 million, respectively.

Stock-based Compensation Expense

We account for stock-based compensation by measuring and recognizing as compensation expense the fair value of all stock-based payment awards made to employees, including Profits interest units (“PIUs”) and Unit Appreciation Rights (“UARs”), based on estimated grant date fair values, to the extent that the conditions associated with those awards are probable of being achieved. The determination of fair value involves a number of significant estimates. We use the Black Scholes option pricing model to estimate the value of PIUs and UARs, which requires a number of assumptions to determine the model inputs, including the expected volatility of our equity. Stock-based compensation expense is based on awards ultimately expected to vest. Forfeitures are recorded as they occur.

Redeemable Preferred Units

The Company accounts for its Class B and Class C redeemable preferred units in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. The Company’s Class B and Class C redeemable preferred units feature certain redemption rights that are redeemable upon the occurrence of an event that is not solely within the control of the Company. Accordingly, Class B and Class C redeemable preferred units are presented at redemption value as temporary equity, outside of the members’ equity section of the Company’s Condensed Consolidated Balance Sheet.

Recently Issued and Adopted Accounting Standards

See Note 3 within “Notes to Condensed Consolidated Financial Statements” for a discussion regarding recently issued and adopted accounting pronouncements.

We are exposed to market risk, including changes to interest rates and foreign currency exchange rates.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We expect to remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of TPG Pace’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the Market Value of our Class A ordinary shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

Long-term debt

As of June 30, 2021, the Company has indebtedness of $39.6 million related to its LSA, which bears interest at a weighted-average fixed interest rate of 10.75%. As of December 31, 2020, the Company had principal value of indebtedness of $47.6 million, related to its LSA and Promissory note. Of the total $47.6 million outstanding indebtedness at December 31, 2020, $39.3 million bears interest at a weighted interest rate of 10.75%. The Promissory note bore interest at a fixed interest rate of 1.00%. The Company applied for forgiveness of the promissory note and on June 30, 2021, the Company received notice from the SBA that the promissory note and accrued interest of $0.1 million was forgiven in full. Accordingly, the Company recognized a gain on debt extinguishment of $8.4 million for the three and six months ended June 30, 2021.

On September 20, 2021, the Company extinguished all outstanding borrowings under the LSA.

On September 20, 2021, the Nerdy Inc. Board of Directors approved the repayment of the Company’s previously fully forgiven Promissory Note, which totals $8.4 million and includes $0.1 million of accrued interest. We expect to make this repayment in the fourth quarter of 2021.

Cash and cash equivalents

We had cash and cash equivalents totaling $14.7 million and $29.3 million as of June 30, 2021 and December 31, 2020, respectively. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less, are stated at cost, and approximate fair value. Our investment policy and strategy are focused on preservation of capital, supporting our liquidity requirements, and delivering competitive returns subject to prevailing market conditions. We were not exposed to material risks due to changes in market interest rates given the liquidity of the cash and investments with original maturities of three months.

Foreign Currency Risk

We believe that we have no significant exposure to foreign currency risk as we have no significant international operations denominated in foreign currencies.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. Unless the context otherwise requires, any reference in this section of this prospectus to “Nerdy Inc.,” “we,” “us” or “our” refers to Nerdy and its consolidated subsidiaries prior to the consummation of the Business Combination and to Nerdy Inc. and its consolidated subsidiaries following the Business Combination.

This section discusses the material components of the executive compensation program offered to the executive officers of Nerdy who would have been “named executive officers” for 2020 and who will serve as the executive officers of Nerdy following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	Charles Cohn, our Founder, Chairman & Chief Executive Officer;

•	Jason Pello, our Chief Financial Officer; and

•	Heidi Robinson, our Chief Product Officer.

Each of our named executive officers will serve the Company in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the compensation earned or received by certain of our executive officers for services rendered during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Charles Cohn,	2020	270,375	—	—	—	2,352	272,727
Chief Executive Officer

Jason Pello,	2020	280,868	25,000	—	554,199	—	860,067
Chief Financial Officer

Heidi Robinson	2020	369,829	25,000	188,370	—	1,978	585,176
Chief Product Officer

(1)	Amounts represents a discretionary cash bonus paid to certain employees to reflect our performance in 2020.
(2)

Amounts reported reflect the grant date fair value of any profits units and unit appreciation rights granted to our named executive officers in 2020, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used in the valuation of these awards are set forth in the notes to the audited consolidated financial statements included in this prospectus.

(3)	Amounts represent matching 401(k) contributions made by the Company.

Narrative Disclosure to Summary Compensation Table

Base Salaries.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Bonus Compensation

We do not have a formal cash incentive plan, but may provide discretionary cash bonuses to reward performance. We awarded Mr. Pello and Ms. Robinson a bonus of $25,000 each to recognize their extraordinary performance in 2020.

Equity Compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Employment agreements with our named executive officers

We have entered into at-will offer letters or executive agreements with each of our named executive officers, other than Mr. Cohn.

We entered into an offer letter with Mr. Pello dated August 2019, as subsequently amended in October 2020 in connection with his promotion to Chief Financial Officer. Mr. Pello’s offer letter sets forth the standard terms of his employment, including his entitlement to base compensation and employee benefits. Pursuant to his offer letter, in the event we terminate Mr. Pello’s employment without cause, subject to his execution of a departure agreement that includes a general release of claims, he will be entitled to receive severance of two months’ base salary.

We entered into an executive agreement with Ms. Robinson dated May 2016, which was subsequently amended in 2018 and 2019. Ms. Robinson’s executive agreement sets forth the terms and conditions of Ms. Robinson’s employment, including her entitlement to base compensation and employee benefits. In the event we terminate Ms. Robinson’s employment without cause (as defined in her executive agreement) or she resigns for good reason (as defined in her executive agreement), subject to her execution of a departure agreement that includes a general release of claims, she will be entitled to severance equal to three months’ base compensation.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2020.

Name	Vesting Commencement Date	Unit Appreciation Rights Awards				Profits Units Awards
		Number of Common Units Underlying Unexercised Unit Appreciation Rights (#) Exercisable	Number of Common Units Underlying Unexercised Unit Appreciation Rights (#) (1) Unexercisable	Unit Appreciation Rights Base Value ($)	Expiration Date	Number of Profits Units that have not Vested (#) (2)	Market Value of Profits Units that have not Vested ($) (3)
Charles C. Cohn,
Chief Executive Officer		—	—	—	—	—	—

Jason Pello	1/16/2020	—	473,500	1.58	1/16/2030	—	—
Chief Financial Officer	6/12/2020	—	140,000	1.27	6/12/2030	—	—
	10/5/2020	—	550,000	1.27	10/5/2030	—	—

Heidi Robinson	2/28/2018	—	—	—	—	93,670	469,375
Chief Product Officer	4/26/2019	—	—	—	—	291,667	1,409,023
	7/26/2019	—	—	—	—	209,896	1,013,993
	6/12/2020	—	—	—	—	450,000	2,313,421

(1)

The unit appreciation rights vest in four equal annual installments following the vesting commencement date. Vested unit appreciation rights were not exercisable prior to a public offering or sale event. In connection with the Business Combination, unit appreciation rights will convert into stock appreciation rights and will thereafter be exercisable upon vesting.

(2)	Profits units vest over four years, with 25% vesting on the first anniversary of the grant date, with the remaining Profits units vesting in 36 equal monthly installments thereafter.
(3)

There is no public market for the Profits units. The amount reported above under the heading “Market Value of Profits Units That Have Not Vested” reflects the intrinsic value of the unvested profits units based on the estimated per unit value in the business combination. In connection with the business combination, the Profits units will be exchanged for OpCo Units.

Employee benefit and equity compensation plans and arrangements

Incentive Unit Plan

We have historically granted our senior executives profit units pursuant to our Incentive Unit Plan, which are intended to constitute “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43. These profits units generally vest over four years from the date of grant. In connection with the Business Combination and prior to the consummation thereof, Nerdy will effectuate a recapitalization, pursuant to which any outstanding profits units will be converted or exchanged pursuant to the Nerdy Recapitalization into OpCo Units in accordance with and to be set forth in the OpCo LLC Agreement, and shall continue to be subject to the same vesting conditions as applied to such profits units prior to the recapitalization. In addition, in connection with the consummation of the Business Combination, Pace will issue each holder of an OpCo Unit one share of Class B Common Stock, in accordance with, and as set forth in more detail in, the Business Combination Agreement. In the event these OpCo Units are forfeited or cancelled prior to vesting, the equivalent number of shares of Class A Common Stock will become available for issuance under the Equity Incentive Plan.

2016 Unit Appreciation Rights Plans

We have maintained the 2016 U.S. Unit Appreciation Rights Plan (the “U.S. UAR Plan”) and 2016 Canadian Unit Appreciation Rights Plan (the “Canadian Plan” and, together with the U.S. UAR Plan, the “UAR Plan”), pursuant to which we have granted Unit Appreciation Rights, or UARs. Following the effectiveness of the Equity Incentive Plan, we will not make any further awards under the UAR Plan. However, in connection with the Business Combination, any outstanding awards granted under the UAR Plan will be converted into stock appreciation rights, or SARs. References in the summary below to UARs and common units shall refer, following the Business Combination, to SARs and shares of Class A Common Stock, respectively. Shares of Class A Common Stock subject to the converted SARs that expire unexercised or are cancelled, terminated or forfeited in any manner without issuance of shares thereunder following the effective date of the Equity Incentive Plan will become available for issuance under the Equity Incentive Plan.

Our U.S. employees were eligible to participate in the U.S. UAR Plan and our Canadian contractors were eligible to participate in our Canadian Plan. The UAR Plan is administered by our board of directors. Subject to the provisions of the UAR Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the UAR Plan. UARs entitle their holder, upon exercise, to receive from us a number of units equal to the appreciation of the common units subject to the award between the grant date and the exercise date. The exercise price of a UAR may not be less than 100% of the fair market value of the underlying common unit on the grant date. The term of a UAR may not be longer than ten years. Following the business combination, UARs shall be converted to SARs and shall entitled the holder to receive a number of shares of Class A Common Stock equal to the appreciation in value between the grant date and the exercise date. In the event of certain changes in our capitalization such as a stock split, reverse stock split or spin-off, the plan administrator will make equitable adjustments to the UAR Plan and outstanding awards. In a sale event, except as may be set forth in an award agreement or otherwise, all vested awards will automatically be exercised. In addition, all awards shall be terminated unless the plan administrator, in its discretion, provides that outstanding awards be continued or assumed or substituted by the acquiring or surviving entity. In the event of a transaction where the consideration is solely cash, the administrator may determine that unvested awards shall be converted into the right to receive cash consideration subject to the same vesting conditions as applied to the unvested award.

Employee Benefits

Our named executive officers are eligible to participate in the employee benefit plans, including medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We also maintain a 401(k) plan for the benefit of our eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) plan.”

401(k) plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Live Learning Technologies SR 401(k) Plan (the “401(k) Plan”), eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, we are permitted to make discretionary matching contributions equal to a uniform percentage of the individual’s salary deferrals. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Director Compensation

In 2020, we did not provide any cash compensation to our non-employee directors. In November 2020, we granted 630,244 profits units to Catherine Beaudoin with an aggregate grant date fair value of $1,193,153, computed in accordance with ASC Topic 718. The assumptions used in the valuation of this award are set forth in the notes to the audited consolidated financial statements included in this prospectus. As of December 31, 2020, Catherine Beaudoin held 630,244 unvested profits units and Erik Blachford held 337,577 unvested profits units.

In connection with the consummation of the Business Combination, we approved and implemented a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors.

MANAGEMENT

The following table sets forth certain information concerning our executive officers and directors:

Name	Age	Position
Charles Cohn	35	Chief Executive Officer, Chairman and Class I Director
Ian Clarkson	50	President and Chief Operating Officer
Jason Pello	42	Chief Financial Officer
Heidi Robinson	47	Chief Product Officer
Chris Swenson	50	Chief Legal Officer
Catherine Beaudoin	58	Class III Director
Erik Blachford	54	Class III Director
Rob Hutter	49	Class II Director
Christopher (Woody) Marshall	52	Class II Director
Greg Mrva	50	Class I Director
Kathleen Philips	54	Class III Director

Executive Officers

Charles Cohn is the Founder, Chairman & Chief Executive Officer of Nerdy. Mr. Cohn founded the company in 2007 during his junior year of college after experiencing frustration finding the personalized help he needed for a calculus course. He spent his early career working in energy & power investment banking at Wells Fargo Securities and venture capital at Ascension Ventures. Mr. Cohn bootstrapped Nerdy before leaving his venture capital role to focus on growing Nerdy full-time at the end of 2011. He serves on the national council board of the entrepreneurship program at Washington University in St. Louis and on the Leadership Council of the Danforth Plant Science Center. Mr. Cohn has a BSBA in Finance & Entrepreneurship from Washington University in St. Louis. We believe that Mr. Cohn should serve as a member of our board of directors due to the perspective and experience he brings as our Founder, Chairman, & Chief Executive Officer, and as our largest stockholder.

Ian Clarkson has served as Nerdy’s President and Chief Operating Officer since January 2016. In his role, Mr. Clarkson oversees Nerdy’s product, technology, sales, support, and instructor supply. Prior to joining Nerdy in January 2016, Mr. Clarkson served as the Chief Operating Officer of Sears Home Services, a $3.5 billion revenue direct-to-consumer business, where he oversaw operations in the product, technology, sales, and field operations from July 2014 through December 2015. Mr. Clarkson has a BS in Accounting from University of Connecticut and a MBA from the University of Michigan.

Jason Pello is Nerdy’s Chief Financial Officer. Mr. Pello is responsible for Nerdy’s financial planning and analysis, investor relations, accounting, and treasury functions. Prior to joining Nerdy, Mr. Pello served as Vice President, Corporate Finance at SAVE-A-LOT, a $4 billion revenue grocery chain owned by private equity from December 2017 until September 2019. Prior to that role, Mr. Pello served as Vice President, Internal Audit from November 2015 through November 2017, and Interim Vice President of Financial Planning & Analysis from October 2016 through November 2017, at Caleres (formerly Brown Shoe Company), a $3 billion publicly traded shoe retailer. Mr. Pello received his Bachelor’s and Master’s degree in Accounting from the University of Missouri.

Heidi Robinson has served as Nerdy’s Chief Product Officer since July 2016. Ms. Robinson is responsible for product management, design, human resources, and recruiting at Nerdy. Prior to joining Nerdy, Ms. Robinson served as Vice President of Product & Customer Experience at Sears Home Services where she led the product management, engineering, and design teams from November 2014 through May 2016. Ms. Robinson has a Bachelor’s degree from Pacific Lutheran University and an MBA from the University of Washington.

Chris Swenson has served as Nerdy’s Chief Legal Officer and Corporate Secretary since August 2019, having started Nerdy’s legal department in May 2015 as its Vice President and General Counsel. Prior to joining Nerdy, Chris was a partner at the national law firm of Polsinelli PC, and began serving as Nerdy’s outside counsel in 2008, shortly after it was founded. Chris received his BSBA (marketing, with distinction) and BA (political science) from Washington University in St. Louis and his law degree from University of Missouri-Kansas City’s School of Law (Order of the Bench and Robe) and is admitted to practice law in Missouri (1996) and Illinois (1997).

Directors

Catherine Beaudoin joined the Nerdy board in November 2020 as an Independent Director. Ms. Beaudoin previously served as President of Amazon Fashion for eight years. During this time, she brought hundreds of reputable brands to Amazon, led Amazon’s 2012 sponsorship of the Met Ball, the opening of Amazon’s 40,000-square-foot photo studio in Williamsburg, New York, and a multi-year partnership with The Council of Fashion Designers of America (CFDA) to sponsor New York Fashion Week: Men’s. Prior to Amazon, she served as General Manager of Gap’s Piperlime, the e-commerce shoe platform she founded in 2005. While at Gap, she held a number of senior marketing positions across the company’s Old Navy and Banana Republic brands. Ms. Beaudoin began her career at Ogilvy One Worldwide. Ms. Beaudoin has also been a director of Torchy’s Tacos since April 2021.

Erik Blachford has served on Nerdy’s board of managers since 2015. He is currently a partner at Narrative Fund, an early stage venture capital firm. He has worked as an independent venture capital investor and advisor since January 2011. He focuses on consumer tech companies and has invested in companies such as Peloton, Zillow, Glassdoor, Grove Collaborative, and Hotel Tonight. Mr. Blachford was a member of the founding team at Expedia, and served as the company’s second Chief Executive Officer, then as the Chief Executive Officer of IAC/InterActiveCorp’s travel division, IAC Travel, until 2005. He was the Chief Executive Officer at Terrapass, Inc. from April 2007 to September 2009, and the Chief Executive Officer at Butterfield & Robinson, Inc. from September 2009 to January 2011. Mr. Blachford has also previously consulted as a Venture Partner at Technology Crossover Ventures, a private equity and venture capital firm. Mr. Blachford currently serves on the board of directors of Zillow Group, Inc., Peloton, Inc., and several private companies. He holds a B.A. in English and theater from Princeton University, an M.B.A. from Columbia Business School, and an M.F.A. in Creative Writing from San Francisco State University. We believe Mr. Blachford is qualified to serve on our board of directors based on his strategic and operational experience as a former executive officer and his extensive experience working with the management teams of, and investing in, a number of privately and publicly held companies.

Rob Hutter has served on Nerdy’s board of managers since November 2017. Mr. Hutter is a founder and Managing Partner at Learn Capital where he oversees the investing practice of the firm. He currently serves on the board or as board observer for a number of Learn Capital companies, including Andela, Brilliant, Higher Ground Education, Merlyn Mind, Photomath, Prenda, and SoloLearn. Mr. Hutter is a graduate of Harvard University.

Christopher (Woody) Marshall has served on Nerdy’s board of managers since June 2015. In addition to his role on our board of managers, Mr. Marshall currently serves on the boards of directors of Spotify and a number of private companies. Since 2008, he also has served as a general partner of Technology Crossover Ventures, a private equity firm. Prior to that, Mr. Marshall spent 12 years at Trident Capital, a venture capital firm. Mr. Marshall holds a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Greg Mrva has been President of TPG Pace since August 2020. Mr. Mrva has 25 years of experience leading finance and operations teams for technology businesses and leading investment banking teams advising global technology companies. Mr. Mrva was most recently the Chief Financial Officer of StubHub, where from

2018 to 2020 he sat on both the StubHub and eBay finance leadership teams. He was responsible for StubHub’s financial planning, analysis and forecasting, controllership, financial operations and strategic planning. Mr. Mrva also led the North American business for StubHub and completed the successful sale of StubHub to Viagogo in February 2020 for $4 billion. Prior to StubHub, Mr. Mrva was managing director at Morgan Stanley from 2013 to 2018 where he led the firm’s Global Internet Banking practice. Mr. Mrva also has been the President of TPG Pace Tech Opportunities II Corp. since March 2021. Mr. Mrva advised multiple companies on capital markets and strategic acquisition transactions including the public offerings of Alibaba, Snap, LendingClub, GoDaddy and Yext and capital markets financings for Amazon, eBay, Google, Facebook, PayPal, MercadoLibre and Zynga. Prior to Morgan Stanley, Mr. Mrva served as global head of internet investment banking for Barclays from 2010 to 2013. Prior to Barclays, Mr. Mrva was the head of corporate development for Yahoo from 2007 to 2010, during which time he led a team that acquired and integrated over a dozen businesses for Yahoo. Mr. Mrva was also an investment professional as a member of TPG’s technology team from 2003 to 2005.

Kathleen Philips has served as a member of TPG Pace’s board of directors since October 6, 2020. Ms. Philips has served as a member of the board of directors of Pace-II from June 2017 through its business combination with Accel in November 2018, and is currently a member of the board of directors of Accel. Ms. Philips served as an advisor at Zillow Group, Inc., from January 2019 until August 2020. Prior to that, Ms. Philips held many leadership positions at Zillow Group, including chief legal officer from September 2014 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Ms. Philips also serves as a member of the board of directors of TPG Pace Beneficial Finance Corp. since October 2020 and is a director nominee of TPG Pace Tech Opportunities II Corp. and TPG Pace Solutions Corp. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from The University of Chicago.

Directors

The Nerdy Inc. Board consists of seven (7) directors, which is divided into three classes (Class I, II and III) with Class I and Class II each consisting of two directors and Class III consisting of three directors.

Nerdy Inc. is subject to the terms of the Stockholders Agreement, including those regarding Nerdy Inc. Board director nomination rights. For further details, see “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

Director Independence

The NYSE listing standards require that a majority of our directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Each individual currently serving on the Nerdy Inc. Board, other than Mr. Cohn, qualifies as an independent director under NYSE listing standards.

Committees of the Board of Directors

The Nerdy Inc. Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Pursuant to the Stockholders Agreement, committee assignments have been be mutually agreed upon by the Sponsor and Cohn.

Audit Committee

The members of our audit committee are Kathleen Philips, Greg Mrva and Woody Marshall with Kathleen Philips serving as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the audit committee meets the financial literacy requirements of the NYSE and Kathleen Philips qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Our compensation committee consists of three members of the Nerdy Inc. Board, all of which are independent directors. The current members of the compensation committee are Woody Marshall, Erik Blachford and Catherine Beaudoin with Woody Marshall serving as the chairperson of the compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of three members of the Nerdy Inc. Board, all of which are independent directors. The current members of the nominating and corporate governance committee are Catherine Beaudoin, Erik Blachford and Kathleen Philips with Catherine Beaudoin serving as the chairperson of the nominating and corporate governance committee.

Code of Ethics

Nerdy Inc. has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on Nerdy Inc.’s website. Any amendments to or waivers of certain provisions of the Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver.

Non-Employee Director and Executive Officer Compensation

Except as described below, determinations with respect to director and executive compensation after the Business Combination have not yet been made.

Founder Equity Award

In connection with the Closing of the Business Combination, Mr. Cohn was granted a performance restricted stock unit award covering a maximum of 9,258,298 shares of Class A Common Stock, referred as the Founder and CEO Performance Award. This award vests upon the satisfaction of a service condition and achievement of certain stock price goals, as described below.

In determining the terms and conditions of the Founder and CEO Performance Award, the parties considered many factors in determining whether to grant the award and the size and terms of the award. The parties considered the desire to conserve cash that could be used for other purposes, including the hiring of additional personnel to grow the business. The parties were intent on establishing an award that would align Mr. Cohn’s long-term interests with those of stockholders, would require significant and sustained company performance and growth, and would not incentivize short-term risk taking to achieve performance. The parties considered Mr. Cohn’s significant ownership percentage in the company and that traditional compensation structures might not be particularly material or motivating to Mr. Cohn and wanted to create an incentive for him to continue his leadership of Nerdy Inc. as its Chief Executive Officer and to execute on his vision to further drive the growth of Nerdy Inc.’s business over a sustained period.

In awarding Mr. Cohn the Founder and CEO Performance Award, the parties intend for Mr. Cohn’s compensation through 2028 to be through the award, and to otherwise be a $1 annual base salary, unless there are unexpected changes in the Nerdy Inc. business or other unforeseen factors that the Nerdy Inc. Board of Directors determines would merit providing additional cash or equity compensation opportunities.

The Founder and CEO Performance Award is eligible to vest based on Nerdy Inc.’s stock price performance over a seven-year period after the effective date of the Business Combination (referred to as the Effective Date). To vest in the award, Mr. Cohn must remain employed as Nerdy Inc.’s Chief Executive Officer or Executive Chairman through the date a stock price hurdle is achieved, subject to certain exceptions. The Founder and CEO Performance Award is divided into seven equal tranches that are eligible to vest based on the achievement of stock price goals that occur at $18.00, $22.00, $26.00, $30.00, $34.00, $38.00, and $42.00 per share, measured based on an average of our stock price over a consecutive 90 calendar-day period during the performance period, which will be adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events. To the extent a stock price hurdle is achieved and shares of Class A Common Stock are delivered to Mr. Cohn, he will generally be limited in his ability to transfer the net after-tax shares, except for estate planning purposes, for two years following the vesting date. The foregoing is a summary of the terms of the Founder and CEO Performance Award and is qualified in its entirety by the award agreement entered into with Mr. Cohn following the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of Class A Common Stock and Class B Common Stock, as of September 20, 2021, after giving effect to the Closing, the PIPE Financing and the FPA Financing, by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s voting securities;

•	each of the Company’s current executive officers and directors; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of voting securities of the Company is based on (i) 90,266,581 shares of Class A Common Stock and 76,732,173 shares of Class B Common Stock, issued and outstanding as of September 20, 2021, after giving effect to the Closing, the PIPE Financing and the FPA Financing, and (ii) 17,281,469 warrants each exerciseable to purchase one share of Class A Common Stock and 2,051,864 warrants each exerciseable to purchase one OpCo unit (the exercise of which would result in the issuance of one corresponding share of Class B Stock).

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105.

Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock (1)	% of Total Voting Power (2)
Directors and Named Executive Officers:
Charles Cohn (3)	—	42,135,365	23.4
Ian Clarkson	—	4,209,423	2.3
Heidi Robinson	—	1,102,648	*
Chris Swenson	—	766,495	*
Jason Pello	132,569	—	*
Catherine Beaudoin	—	34,206	*
Erik Blachford	—	450,480	*
Rob Hutter	—	—	—
Christopher (Woody) Marshall	—	—	—
Greg Mrva	120,000	—	*
Kathleen Philips	70,000	—	*
All directors and officers as a group (11 individuals)	322,569	48,698,618	26.3

Five Percent Holders:
Entities affiliated with TCV (4)	4,153,956	17,496,469	12.0
TPG Pace Tech Opportunities Sponsor, Series LLC (5)	16,612,139	—	9.2
Light Street Capital Management, LLC (6)	10,593,139	—	5.9
Entities affiliated with Learn Capital (7)	8,329,990	1,281,539	5.3

*	Less than 1%

(1)

Each share of common stock entitles the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC, the OpCo Units, together with an equal number of shares of Class B common stock, are exchangeable for either cash or shares of Class A common stock on a one-for-one basis from and after the six-month anniversary of the Closing, subject to earlier termination upon the occurrence of certain events.

(2)	Represents percentage of voting power of the holders of Class A common stock and Class B common stock of the Company voting together as a single class.
(3)

Consists of common stock held by (i) Charles K. Cohn VT Trust U/A/D May 26, 2017 and (ii) Cohn Investments, LLC,. Mr. Cohn is the beneficial owner of the Charles K. Cohn VT Trust U/A/D May 26, 2017 and the sole managing member of Cohn Investments, LLC.

(4)

Consists of shares of common stock held by (i) TCV VIII (A), L.P. (“TCV VIII (A)”) and (ii) TCV VIII VT Master, L.P. (“TCV Master Fund”). The general partner of TCV Master Fund is TCV VIII VT Master GP, LLC (“Master GP”). The managing member of Master GP is TCV VIII, L.P. (“TCV VIII”). The direct general partner of TCV VIII and TCV VIII (A) is Technology Crossover Management VIII, L.P. (“TCM VIII”). The general partner of TCM VIII is Technology Crossover Management VIII, Ltd. (“Management VIII”). Each of TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV VIII (A). Each of Master GP, TCV VIII, TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV Master Fund. Each of Master GP, TCV VIII, TCM VIII and Management VIII disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 250 Middlefield Road, Menlo Park, CA 94025.

(5)

The managing member of TPG Pace Tech Opportunities Sponsor, Series LLC is TPG Pace Governance, LLC, a Cayman Islands limited liability company, which is controlled by David Bonderman, James G. Coulter and Karl Peterson. Messrs. Bonderman, Coulter and Peterson may therefore be deemed to beneficially own the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC. Messrs. Bonderman, Coulter and Peterson disclaim beneficial ownership of the shares held by TPG Pace Tech Opportunities Sponsor, Series LLC except to the extent of their pecuniary interest therein. The address of each of the entities and individuals in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.

(6)

Consists of shares of common stock held by Light Street Capital Management, LLC, a Cayman Islands limited liability company (“LSCM”). LSCM serves as the general partner to Light Street Mercury Master Fund, L.P., a Cayman Islands limited liability company (“Mercury”), and, in such capacity, exercises voting and investment power over Shares of Class A common stock held by Mercury. Glen Thomas Kacher is the Chief Investment Officer of LSCM and may be deemed to have shared voting control and investment discretion over securities owned by LSCM. The mailing address for LSCM is 525 University Avenue, Suite 300, Palo Alto, CA 94301. The record date beneficial ownership information in the table is based solely on the Schedule 13G filed by the holder on October 19, 2020 and a Form 4 filed by the holder on September 22, 2021.

(7)

Consists of shares of common stock held by (i) Learn Capital Special Opportunities Fund X, L.P. (“LC Fund X”), (ii) Learn Capital Special Opportunities Fund XI, L.P. (“LC Fund XI”), (iii) Learn Capital Special Opportunities Fund XII, L.P. (“LC Fund XII”), (iv) Learn Capital Special Opportunities Fund XIII, L.P. (“LC Fund XIII”), (v) Learn Capital Special Opportunities Fund XIV, L.P. (“LC Fund XIV”), (vi) Learn Capital Special Opportunities Fund XV, L.P. (“LC Fund XV”) and (vii) Learn Capital Special Opportunities Fund XVI, L.P. (“LC Fund XVI” and together with, LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII and LC Fund XIV and LC Fund XV, the “Learn Capital Funds”). The general partners for LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII, LC Fund XIV, LC Fund XV and LC Fund XVI are Learn Capital Management X, LLC (“Management X”), Learn Capital Management XI, LLC (“Management XI”), Learn Capital Management XII, LLC (“Management XII”), Learn Capital Management XIII, LLC (“Management XIII”), Learn Capital Management XIV, LLC (“Management XIV”), Learn Capital Management XV, LLC (“Management XV”) and Learn Capital Management XVI, LLC (“Management XVI”), respectively. Management X, Management XI, Management XII, Management XIII, Management XIV, Management XV and Management XVI are collectively referred to as the “Management Entities.” Each of the Management Entities may be deemed to beneficially own the shares held by the Learn Capital Funds. Each of the Management Entities disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 600 Congress Avenue, Suite 2800, Austin, Texas, 78701.

SELLING SECURITYHOLDERS

This Prospectus relates to (i) the resale of 11,549,890 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) issued to legacy Nerdy LLC holders in connection with the closing of the Business Combination, (ii) resale of 7,883,250 shares of Class A common stock issued to TPG Pace Tech Opportunities Sponsor, Series LLC which were issued upon the conversion of the Founder Shares, (iii) resale of 4,000,000 Earnout Shares issued to certain affiliates of TPG Pace, (iv) resale of 642,089 Earnout Shares issued to legacy Nerdy LLC holders, (v) 15,000,000 shares of Class A common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the PIPE Investment (as defined herein), (vi) 16,116,750 shares of Class A common stock issued pursuant to the Forward Purchase Agreements (as defined herein) and (vii) 473,315 shares of Class A common stock reserved for issuance upon the exercise of the Stock Appreciation Rights held by former employees and consultants. This prospectus also relates to (a) the resale of 3,000,000 Class A warrants to purchase shares of Class A common stock issued to certain shareholders of TPG Pace (as defined below), (b) the resale of 392,580 Class A warrants to purchase shares of Class A common stock issued in exchange for warrants of Nerdy (as defined below), (c) the issuance by us of up to 3,392,580 shares of Class A common stock to be issued to certain shareholders upon exercise of outstanding Class A warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $11.50 per share, (d) the issuance by us of up to 2,051,864 shares of Class A common stock underlying the 2,051,864 shares of Class B common stock to be issued to certain shareholders upon exercise of the outstanding Class B warrants, with each warrant exercisable for one share of Class B common stock, subject to adjustment, for an exercise price of $11.50 per share (e) the issuance by us of up to 76,732,173 shares of Class A common stock underlying the shares of outstanding Class B common stock (including 3,357,911 Earnout Shares. The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Percentage of Shares of Common Stock	Number of Warrants	Percentage
TPG Pace Tech Opportunities Sponsor Series LLC (2)	16,612,139	4,888,889	16,612,139	4,888,889	—	—	—	—
Entities affiliated with Millennium Management LLC (3)	2,916,830	490,426	2,800,000	400,000	116,830	*	90,426	*

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Percentage of Shares of Common Stock	Number of Warrants	Percentage
CW Crossover Opportunities I LP (4)	2,500,000	—	2,500,000	—	—	—	—	—
Franklin Templeton Investments (5)	2,500,000	—	2,500,000	—	—	—	—	—
Light Street Capital Management, LLC (6)	10,593,139	1,300,000	3,200,000	400,000	7,393,139	4.0%	900,000	4.7%
Norges Bank (7)	1,800,000	—	1,800,000	—	—	—	—	—
CVI Investments, Inc. (8)	1,856,854	281,854	1,825,000	250,000	31,584	*	31,584	*
Entities affiliated with Phoenix Insurance Company Ltd. (9)	1,791,000	—	1,500,000	—	291,000	*	—	—
Entities affiliated with TPG Public Equity Partners (10)	1,800,000	300,000	1,800,000	300,000	—	—	—	—
TPG Holdings III L.P. (11)	200,000	200,000	200,000	200,000	—	—	—	—
Charles Cohn (12)	42,135,365	1,195,376	42,135,365	1,195,376	—	—	—	—
Entities affiliated with TCV (13)	21,650,425	614,444	21,650,425	614,444	—	—	—	—
Entities affiliated with Learn Capital (14)	9,611,529	272,779	9,611,529	272,779	—	—	—	—
Davis VT LLC (15)	5,097,262	144,662	5,097,262	144,662	—	—	—	—
Ian Clarkson (16)	4,863,638	98,161	4,863,638	98,161	—	—	—	—
Heidi Robinson (17)	1,442,402	26,063	1,442,402	26,063	—	—	—	—
Chris Swenson (18)	1,053,312	17,303	1,053,312	17,303	—	—	—	—
Board of Director Profit Interest Unit Holder Group (19)	699,131	11,463	699,131	11,463	—	—	—	—
Current and Former Company Executive Profit Interest Unit Holder Group 1 (20)	1,629,290	10,635	1,629,290	10,635

	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including underlying shares of Class A Common Stock)	Percentage of Shares of Common Stock	Number of Warrants	Percentage
Current and Former Company Executive Profit Interest Unit Holder Group 2 (21)	1,575,526	9,598	1,575,526	9,598	—	—	—	—
Other Nerdy Class B Holder Group (22)	1,510,103	5,677	1,510,103	5,677	—	—	—	—
Former Company Executive Stock Appreciation Right Holder Group 1 (23)	573,928	38,283	573,928	38,283	—	—	—	—
PIPE Investor Group 1(24)	1,600,000	—	1,400,000	—	200,000	*	—	—
PIPE Investor Group 2 (25)	1,547,400	99,600	1,547,400	99,600	—	—	—	—
PIPE Investor Group 3 (26)	1,614,578	281,878	900,000	—	714,578	*	281,878	*
PIPE Investor Group 4 (27)	1,500,000	200,000	1,300,000	—	—	—	200,000	*
PIPE Investor Group 5 (28)	1,498,659	198,659	1,300,000	—	—	—	198,659	*
FPA Investor Group 1 (29)	1,647,250	253,500	1,647,250	253,500	—	—	—	—
FPA Investor Group 2 (30)	1,692,500	250,000	1,692,500	250,000	—	—	—	—
FPA Investor Group 3 (31)	1,587,000	234,500	1,587,000	234,500	—	—	—	—
FPA Investor Group 4 (32)	1,481,000	228,000	1,481,000	228,000	—	—	—	—
PIPE and FPA Investor Group 1 (33)	1,670,000	120,000	1,670,000	120,000	—	—	—	—
PIPE and FPA Investor Group 2 (34)	1,626,600	264,400	1,626,600	264,400	—	—	—	—

*	Less than 1%
**

“Percentage of Shares of Common Stock” based on a total of 186,332,088 shares of common stock, which number includes 90,266,581 shares of Class A common stock outstanding as of the date of this prospectus, plus 76,732,173 shares of common stock issuable upon the exchange of a corresponding number of Class B common stock (and OpCo Units), and 19,333,333 shares of Class A common stock which may be acquired upon exercise of the Company warrants.

(1)	Unless otherwise noted, the business address of each of those listed in the table above is 101 S. Hanley Rd., Suite 300, St. Louis, MO 63105.
(2)

Consists of (i) 11,723,250 shares of Class A common stock held of record and (ii) 4,888,889 shares of common stock which may be acquired upon exercise of warrants. The address of the Selling Securityholder is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.

(3)

Consists of (i) 2,507,629 shares of Class A common stock beneficially owned by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), which is comprised of (a) 2,070,000 shares of Class A common stock and 340,000 shares of common stock which may be acquired upon exercise of warrants, (ii) 390,000 shares of Class A common stock beneficially owned by ICS Opportunities, Ltd. (“ICS Opportunities”), which is comprised of (a) 330,000 shares of Class A common stock and 60,000 shares of common stock which may be acquired upon exercise of warrants, (iii) 18,200 shares of Class A common stock beneficially owned by ICS Opportunities II, Ltd. (“ICS Opportunities II”), and (iv) 1,001 shares of Class A common stock beneficially owned by Integrated Assets, Ltd. (“Integrated Assets”). Millennium International Management LP (“Millennium International”) is the investment manager to ICS Opportunities, ICS Opportunities II and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities, ICS Opportunities II and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities, ICS Opportunities II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities, ICS Opportunities II and Integrated Assets. The address of each of the entities and individuals in this footnote is 399 Park Avenue, New York, New York 10022.

(4)	The address of the Selling Stockholder is 11755 Wilshire Blvd., Suite 2320, Los Angeles, California 90025.
(5)

Franklin Advisers, Inc. (“FAV”) is the investment manager or sub-advisers for the funds that are the registered holders of these securities. FAV is an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of FAV is One Franklin Parkway, San Mateo, CA 94403-1906. FAV disclaims beneficial ownership of the securities.

(6)

Consists of shares of common stock held by Light Street Capital Management, LLC, a Cayman Islands limited liability company (“LSCM”). LSCM serves as the general partner to Light Street Mercury Master Fund, L.P., a Cayman Islands limited liability company (“Mercury”), and, in such capacity, exercises voting and investment power over Class A ordinary shares held by Mercury. Glen Thomas Kacher is the Chief Investment Officer of LSCM and may be deemed to have shared voting control and investment discretion over securities owned by LSCM. The mailing address for LSCM is 525 University Avenue, Suite 300, Palo Alto, CA 94301.

(7)	The address of the Selling Stockholder is Bankplassen, 0151 Oslo, Norway.
(8)

Consists of (i) 1,575,000 shares of Class A common stock held of record and (ii) 250,000 shares of common stock which may be acquired upon exercise of warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(9)

Consists of (i) 1,491,000 shares held by Shotfut Menayot Chul—Phoenix Amitim and (ii) 300,000 shares held by Phoenix Insurance Ltd. The address of each of the Selling Securityholders named above is Derech Hashalom 53, Giv’atayim, Israel 5345433.

(10)

Consists of (i) 1,010,825 shares of Class A common stock beneficially owned by TPG Public Equity Partners Master Fund, L.P., which is comprised of (a) 842,355 shares of Class A common stock and (b) 168,470 shares of common stock that may be acquired upon exercise of warrants, (ii) 699,810 shares of Class A common stock beneficially owned by TPG Public Equity Partners Long Opportunities Master Fund, L.P., which is comprised of (a) 583,175 shares of Class A common stock and (b) 116,635 shares of common stock that may be acquired upon exercise of warrants, and (iii) 89,365 shares of Class A common stock beneficially owned by TPG Public Equity Partners, LP, which is comprised of (a) 74,470 shares of Class A common stock and (b) 14,895 shares of common stock that may be acquired upon exercise of warrants. The address of the Selling Securityholders referenced in this footnote is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.

(11)	Consists of 200,000 shares of common stock which may be acquired upon exercise of warrants. The address of the Selling Securityholder is 301 Commerce St., Suite 3300, Fort Worth, TX 76102.
(12)

Represents (i) 40,939,989 shares of Class A common stock issuable upon the exchange of the same number of shares of Class B common stock (and OpCo Units) and (ii) 1,195,376 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units).

(13)

Represents (i) 4,036,066 shares of Class A common stock beneficially owned by TCV VIII (A), L.P. (“TCV VIII (A)”), (ii) 117,890 shares of Class A common stock issuable upon exercise of the Class A warrants, (iii) 16,999,915 shares of Class A common stock issuable upon the exchange of the Class B common stock (and OpCo Units) beneficially owned by TCV VIII VT Master, L.P. (“TCV Master Fund”) and (iv) 496,554 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). The general partner of TCV Master Fund is TCV VIII VT Master GP, LLC (“Master GP”). The managing member of Master GP is TCV VIII, L.P. (“TCV VIII”). The direct general partner of TCV VIII and TCV VIII (A) is Technology Crossover Management VIII, L.P. (“TCM VIII”). The general partner of TCM VIII is Technology Crossover Management VIII, Ltd. (“Management VIII”). Each of TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV VIII (A). Each of Master GP, TCV VIII, TCM VIII and Management VIII may be deemed to beneficially own the shares held by TCV Master Fund. Each of Master GP, TCV VIII, TCM VIII and Management VIII disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 250 Middlefield Road, Menlo Park, CA 94025.

(14)

Represents (i) 8,093,583 shares of Class A common stock, (ii) 236,407 shares of Class A common stock issuable upon exercise of the Class A warrants, (iii) 1,245,167 shares of Class A common stock issuable upon the exchange of the Class B common stock (and OpCo Units), and (iv) 36,372 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). The sole owner of TCV VIII (A) VT, Inc. is TCV VIII (A), L.P. Consists of shares of common stock held by (i) Learn Capital Special Opportunities Fund X, L.P. (“LC Fund X”), (ii) Learn Capital Special Opportunities Fund XI, L.P. (“LC Fund XI”), (iii) Learn Capital Special Opportunities Fund XII, L.P. (“LC Fund XII”), (iv) Learn Capital Special Opportunities Fund XIII, L.P. (“LC Fund XIII”), (v) Learn Capital Special Opportunities Fund XIV, L.P. (“LC Fund XIV”), (vi) Learn Capital Special Opportunities Fund XV, L.P. (“LC Fund XV”) and (vii) Learn Capital Special Opportunities Fund XVI, L.P. (“LC Fund XVI” and together with, LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII and LC Fund XIV and LC Fund XV, the “Learn Capital Funds”). The general partners for LC Fund X, LC Fund XI, LC Fund XII, LC Fund XIII, LC Fund XIV, LC Fund XV and LC Fund XVI are Learn Capital Management X, LLC (“Management X”), Learn Capital Management XI, LLC (“Management XI”), Learn Capital Management XII, LLC (“Management XII”), Learn Capital Management XIII, LLC (“Management XIII”), Learn Capital Management XIV, LLC (“Management XIV”), Learn Capital Management XV, LLC (“Management XV”) and Learn Capital Management XVI, LLC (“Management XVI”), respectively. Management X, Management XI, Management XII, Management XIII, Management XIV, Management XV and Management XVI are collectively referred to as the “Management Entities.” Each of the Management Entities may be deemed to beneficially own the shares held by the Learn Capital Funds. Each of the Management Entities disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for these entities is 600 Congress Avenue, Suite 2800, Austin, Texas, 78701.

(15)

Consists of (i) 4,952,600 shares of Class A common stock and (ii) 144,662 shares of Class A common stock issuable upon exercise of the Class A warrants. The address for VT Davis LLC is 10 Brentmoor Park, Clayton MO 63105.

(16)

Represents (i) 4,765,477 shares of Class A common stock issuable upon the exchange of the Class B common stock (and OpCo Units) and (ii) 98,161 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). Mr. Clarkson is an executive officer of Nerdy Inc.

(17)

Represents (i) 1,416,339 shares of Class A common stock issuable upon the exchange of the Class B common stock (and OpCo Units) and (ii) 26,063 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). Ms. Robinson is an executive officer of Nerdy Inc.

(18)

Represents (i) 1,036,009 shares of Class A common stock issuable upon the exchange of the Class B common stock (and OpCo Units) and (ii) 17,303 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units). Mr. Swenson is an executive officer of Nerdy Inc.

(19)

Represents (i) 687,668 shares of Class A common stock issuable upon the exchange of the same number of shares of Class B common stock (and OpCo Units) and (ii) 11,643 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units).

(20)

Represents (i) 1,618,655 shares of Class A common stock issuable upon the exchange of the same number of shares of Class B common stock (and OpCo Units) and (ii) 10,635 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units).

(21)

Represents (i) 1,565,928 shares of Class A common stock issuable upon the exchange of the same number of shares of Class B common stock (and OpCo Units) and (ii) 9,598 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units).

(22)

Represents (i) 1,504,426 shares of Class A common stock issuable upon the exchange of the same number of shares of Class B common stock (and OpCo Units) and (ii) 5,677 shares of Class A common stock which may be acquired upon exercise of Class B warrants and the subsequent exchange of the shares of Class B common stock (and OpCo Units).

(23)

Consists of (i) 535,645 shares of Class A common stock which may be acquired upon the exercise of Stock Appreciation Rights and 38,283 shares of common stock which may be acquired upon exercise of warrants held by former employees of Nerdy LLC or one of its affiliates.

(24)	Consists of 1,600,000 shares of Class A common stock held of record.
(25)	Consists of (i) 1,447,800 shares of Class A common stock held of record and (ii) 99,600 shares of common stock which may be acquired upon exercise of warrants.
(26)	Consists of (i) 1,332,700 shares of Class A common stock held of record and (ii) 281,878 shares of common stock which may be acquired upon exercise of warrants.
(27)	Consists of (i) 1,300,000 shares of Class A common stock held of record and (ii) 200,000 shares of common stock which may be acquired upon exercise of warrants.
(28)	Consists of (i) 1,300,000 shares of Class A common stock held of record and (ii) 198,659 shares of common stock which may be acquired upon exercise of warrants.
(29)	Consists of (i) 1,393,750 shares of Class A common stock held of record and (ii) 253,500 shares of common stock which may be acquired upon exercise of warrants.
(30)	Consists of (i) 1,442,500 shares of Class A common stock held of record and (ii) 250,000 shares of common stock which may be acquired upon exercise of warrants.
(31)	Consists of (i) 1,352,500 shares of Class A common stock held of record and (ii) 234,500 shares of common stock which may be acquired upon exercise of warrants.
(32)	Consists of (i) 1,253,000 shares of Class A common stock held of record and (ii) 228,000 shares of common stock which may be acquired upon exercise of warrants.
(33)	Consists of (i) 1,550,000 shares of Class A common stock held of record and (ii) 120,000 shares of common stock which may be acquired upon exercise of warrants.
(34)	Consists of (i) 1,362,200 shares of Class A common stock held of record and (ii) 264,400 shares of common stock which may be acquired upon exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding Common Units, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Operating Agreement

Nerdy is party to an operating agreement, dated as of December 31, 2018, pursuant to which certain entities affiliated with LCSOF XI VT, Inc., Learn Capital Special Opportunities Fund XIV, L.P. and Learn Capital Special Opportunities Fund XV, L.P. (collectively “Learn Capital”) and TCV have a right to purchase equity interests if certain of Nerdy’s common members propose to sell such interests to other parties. This right terminated upon Closing of the Business Combination. Christopher (Woody) Marshall and Rob Hutter, members of our board of managers, are affiliated with TCV and Learn Capital, respectively. In addition, pursuant to Nerdy’s operating agreement, certain holders of Nerdy’s equity interests, including entities affiliated with TCV and Learn Capital, have agreed to vote their equity interests on certain matters as more fully described in the operating agreement, including with respect to the election of managers.

Other than as described above under this section titled “Certain Relationships and Related Person Transactions,” since January 1, 2020, Nerdy has not entered into any transactions, nor are there any currently proposed transactions, between Nerdy and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. Nerdy believes the terms of the transactions described above were comparable to terms Nerdy could have obtained in arm’s-length dealings with unrelated third parties.

Registration Rights Agreement

Nerdy is party to a Registration Rights Agreement, dated as of December 31, 2018, which provides, among other things, that certain holders of Nerdy’s equity, including entities affiliated with Learn Capital and TCV, have the right to demand that Nerdy files a registration statement or request that their equity interests be covered by a registration statement that Nerdy is otherwise filing. Christopher (Woody) Marshall and Rob Hutter, members of Nerdy’s board of managers, are affiliated with TCV and Learn Capital, respectively. In addition, pursuant to the Registration Rights Agreement, the Cohn Entities have certain “piggyback” registration rights in the event that Nerdy files a registration statement. Charles Cohn, a member of Nerdy’s board of managers and our Chief Executive Officer, is affiliated with the Cohn Entities.

Indemnification of Directors and Officers

In connection with the Closing, Nerdy entered into agreements to indemnify Nerdy’s directors and executive officers. These agreements will, among other things, require Nerdy to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Nerdy’s right, on account of any services undertaken by such person on behalf of Nerdy’s company or that person’s status as a member of Nerdy’s board of directors to the maximum extent allowed under Delaware law.

The Certificate of Incorporation of Nerdy Inc. will provide Nerdy Inc. we will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation will provide that Nerdy Inc.’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Statement of Policy Regarding Transactions with Related Persons

Nerdy Inc. has adopted a formal written policy that became effective upon the completion of the Business Combination providing that the Nerdy Inc.’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Nerdy Inc.’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with Nerdy Inc. without the approval of the Nerdy Inc.’s audit committee, subject to certain exceptions.

Certain Relationships and Related Person Transactions—TPG Pace

Founder Shares

On August 12, 2019, TPG Pace Sponsor purchased 20,000,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to TPG Pace Sponsor’s initial investment in TPG Pace of $25,000, TPG Pace had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to TPG Pace by the number of Founder Shares issued. On October 2, 2020, TPG Pace Sponsor forfeited 7,062,500 Founder Shares for no consideration. Also, on October 2, 2020, TPG Pace Sponsor transferred 40,000 Founder Shares to each of TPG Pace’s independent directors at a purchase price of approximately $0.002 per share. Subsequent to the closing date of the TPG Pace IPO, 1,687,500 Founder Shares were forfeited because the underwriters’ overallotment was not exercised in full within 45 days after the TPG Pace IPO.

The Founder Shares are identical to the Class A Shares included in the units sold in TPG Pace IPO except that (i) only holders of the Founder Shares have the right to vote on the appointment of directors prior to the Business Combination; (ii) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; (iii) the initial shareholders and TPG Pace’s officers and directors entered into a letter agreement with TPG Pace, pursuant to which they have agreed (a) to waive their redemption rights with respect to the Founder Shares and in connection with the completion of the Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if TPG Pace fails to complete the Business Combination by October 9, 2022. The TPG Pace Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Class A Shares purchased during or after the TPG Pace IPO in favor of the Business Combination; and the Founder Shares are automatically convertible into Class A Shares on the first business day following the completion of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the initial shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (i) one year after the completion of the Business Combination; (ii) subsequent to the Business Combination, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Private Placement Warrants

On October 9, 2020, TPG Pace completed the private sale of an aggregate of 7,333,333 Private Placement Warrants, to TPG Pace Sponsor, at a price of $1.50 per Private Placement Warrant. The Private Placement Warrants are substantially similar to the TPG Pace Public Warrants underlying the units issued in the TPG Pace IPO, except that if held by TPG Pace Sponsor or its permitted transferees, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption. If the Private Placement Warrants are held by holders other than TPG Pace Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by TPG Pace and exercisable by the holders on the same basis as the TPG Pace Public Warrants.

Forward Purchase Agreements

TPG Pace entered into the Forward Purchase Agreements, in connection with the TPG Pace IPO. Pursuant to the Forward Purchase Agreements, TPG Pace issued (i) certain third parties and (ii) certain employees, affiliates and “friends of the firm” of TPG Global (such employees, affiliates and friends of the firm, the “TPG Global Purchasers” together with the third party forward purchasers, the “forward purchasers”), an aggregate of 15,000,000 Class A Shares at a price of $10.00 per share, plus an aggregate of 3,000,000 warrants to purchase one Class A Share at $11.50 per share, for an aggregate purchase price of $150,000,000. Affiliates of TPG Global purchased an aggregate of 2,602,000 Class A Shares, together with an aggregate of 520,400 warrants to purchase Class A Shares for a purchase price of approximately $26.0 million pursuant to the Forward Purchase Agreements. Of the amounts included in the previous sentence, officers and directors of TPG Pace have agreed to purchase an aggregate of 392,500 Class A Shares, together with an aggregate of 78,500 warrants to purchase Class A Shares, for a purchase price of $3.925 million. The forward purchase warrants are identical to the public warrants in all material respects except that the forward purchase warrants (and private placement warrants) are not redeemable by TPG Pace (other than as described in the section “Description of Nerdy Inc. Securities—Warrants—Public Warrants—Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00”). Further, the public warrants and the forward purchase warrants differ from the private placement warrants as the private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants or forward purchase warrants are held by holders other than the initial purchasers or any of their permitted transferees, they are redeemable by TPG Pace and exercisable by the holders on the same basis as the public warrants. In addition, the forward purchase warrants and private placement warrants (along with the Class A Shares underlying the forward purchase warrants and private placement warrants) have certain registration rights as long as they are held by initial purchasers or any of their permitted transferees. The transactions contemplated by the Forward Purchase Agreements closed on September 20, 2021 substantially concurrently with the closing of the Business Combination. In connection with the Domestication, the Class F ordinary shares, $0.0001 par value in the capital of TPG Pace converted into an equivalent number of shares of Class F Common Stock, par value $0.0001 per share of Nerdy Inc. which automatically converted at the closing of the Business Combination into a number of shares of Class A Common Stock at a conversion rate that entitles the holders of such Nerdy Inc. Founder Shares to continue to own, in the aggregate, 20% of TPG Pace’s issued and outstanding Common Stock after giving effect to the issuance of any shares of Class A Common Stock in connection with such initial business combination (including pursuant to the Forward Purchase Agreements). Accordingly, pursuant to the Business Combination Agreement and the Certificate of Incorporation, the TPG Pace Initial Shareholders received an additional aggregate 3,750,000 shares of Class A Common Stock as a result of the issuance of 15,000,000 shares of Class A Common Stock pursuant to the Forward Purchase Agreements. With respect to certain of the additional forward purchasers, TPG Pace issued an additional number of shares of Class A Common Stock equal to 10% of the shares purchased, or an aggregate of 1,116,750 additional shares of Class A Common Stock, of which 66,950 Class A Shares were issued to affiliates of TPG Global, including 500 Class A Shares will be issued to an officer of TPG Pace, for no additional cash consideration, lowering for certain additional forward purchasers, including the affiliates of TPG Global referenced above, the effective purchase price per Class A Share and one-fifth warrant to approximately $9.09 per share, compared to the $10.00 per share public offering price in the TPG Pace IPO.

Pursuant to the Waiver Agreement, TPG Pace Sponsor (i) forfeited a corresponding 1,116,750 shares of Class A Common Stock in connection with the consummation of issuances pursuant to the Forward Purchase Agreements of any Excess Shares and (ii) waived its right to any conversion adjustment with respect to any Excess Shares or shares issued pursuant to the Subscription Agreements in the PIPE Financing.

The terms of the forward purchase securities and additional forward purchase securities, respectively, are generally identical to the terms of the Class A Shares and the redeemable warrants included in the units issued in the TPG Pace IPO, except that the forward purchase shares and additional forward purchase shares have no redemption rights and have no right to liquidating distributions from the Trust Account. In connection with the sale of the forward purchase shares and additional forward purchase shares, except to the extent of any forfeitures of Founder Shares by TPG Pace Sponsor in connection with the Waiver Agreement, the TPG Pace Sponsor received an aggregate number of additional Class A Shares. On an as-converted basis, the TPG Pace Sponsor holds 20% of the Class A Shares upon consummation of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants hold registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that TPG Pace register the Private Placement Warrants, Class A Shares underlying the Private Placement Warrants and Class F Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by TPG Pace subsequent to its completion of an initial business combination and rights to require TPG Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that TPG Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. TPG Pace will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, Nerdy Inc. entered into a Registration Rights Agreement with the Holders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Holders will be entitled to certain registration rights.

Related Party Note Payable

Between July 11, 2019 (inception) and October 9, 2020 (the closing date of the TPG Pace IPO), TPG Pace Sponsor loaned TPG Pace $300,000 under an unsecured promissory note. The funds were used to pay up front expenses associated with the TPG Pace IPO. These notes were non-interest bearing and were repaid in full to TPG Pace Sponsor on October 9, 2020.

Indemnification

TPG Pace Sponsor has agreed that it will be liable to TPG Pace if and to the extent any claims by a vendor for services rendered or products sold to TPG Pace, or a prospective target business with which TPG Pace discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the TPG Pace’s indemnification of the underwriters of the TPG Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, TPG Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. TPG Pace has not independently verified whether TPG Pace Sponsor has sufficient funds to satisfy its indemnification obligations and believes that TPG Pace Sponsor’s only assets are securities of TPG Pace and, therefore, TPG Pace Sponsor may not be able to satisfy those obligations. TPG Pace has not asked TPG Pace Sponsor to reserve for such eventuality as TPG Pace believes the likelihood of TPG Pace Sponsor having to indemnify the Trust Account is limited because TPG Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with TPG Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Administrative Services Agreement

On October 9, 2020, TPG Pace entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of TPG Pace Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of TPG Pace.

DESCRIPTION OF OUR SECURITIES

The following summary of certain provisions of Nerdy Inc. securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws, the warrant-related documents referenced herein, and the provisions of applicable law. Copies of the Certificate of Incorporation, the Bylaws, and the warrant-related documents referenced herein are included as exhibits to the registration statement of which this prospectus is a part. We urge you to read the Certificate of Incorporation, the Bylaws, and the warrant-related documents referenced herein.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of Nerdy Inc., (ii) 20,000,000 shares of Class F common stock, par value $0.0001 per share of Nerdy Inc., (iii) 150,000,000 shares of Class B common stock, par value $0.0001 per share of Nerdy Inc., in order to provide for our “Up-C” structure and (iv) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of September 20, 2021, there were 90,266,581 shares of Class A common stock and 76,732,173 shares of Class B Class B common stock outstanding.

Class A Common Stock

Voting Rights. Except as provided by law or in a preferred stock designation, holders of our Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Except as otherwise required by law, holders of Class A Common Stock are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratably in proportion to the shares of Class A Common Stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Nerdy Inc. Board out of funds legally available for dividend payments.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of Preferred Stock.

Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock.

Class B Common Stock

Generally. Shares of Class B common stock will not be transferrable except in connection with a permitted transfer of a corresponding number of OpCo Units. Accordingly, each holder of Class B Common Stock will have a number of votes in Nerdy Inc. equal to the aggregate number of OpCo Units that it holds.

Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the holders of Common Stock. Holders of shares of our Class A

Common Stock, Class B Common Stock and Class F Common Stock (to the extent any shares of Class F Common Stock are outstanding) vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of Nerdy Inc.

Preferred Stock

The Nerdy Inc. Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of Nerdy Inc., diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of Nerdy Inc., or delaying or preventing a change in control of Nerdy Inc.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Stockholders Agreement, the number of directors of the Nerdy Inc. Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Nerdy Inc. Board, but shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors.

Under the Company’s Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Nerdy Inc. Board.

Except as the DGCL or the Stockholders Agreement may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Nerdy Inc. Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the outstanding Common Stock then entitled to vote at an election of directors. Subject to the terms and conditions of the Stockholders Agreement, in case that any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Nerdy Inc., subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Quorum

The holders of a majority of the voting power of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock (or units or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Nerdy Inc. Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Nerdy Inc. by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Nerdy Inc., for any purpose or purposes, may be called only (i) by the Chief Executive Officer, the Chairman of the Board or the Board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after Nerdy Inc.’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Nerdy Inc. Board or of any committee thereof may be taken without a meeting, if all members of the Nerdy Inc. Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Nerdy Inc. Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding shares of Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or any of its subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Our bylaws require, to the fullest extent permitted by law, unless Nerdy Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Nerdy Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of Nerdy Inc. to Nerdy Inc. or its stockholders, (iii) any action asserting a claim against Nerdy Inc. or any director or officer or other employee of Nerdy Inc. arising pursuant to any provision of the DGCL, the certificate of incorporation or bylaws, or (iv) any action asserting a claim against Nerdy Inc. or any of its director or officer or other employee governed by the internal affairs doctrine, in each such case subject to (a) said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and (b) the next sentence below hereof for any action asserted to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Unless Nerdy Inc. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Although we believe this provision benefits Nerdy Inc. by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

Public Warrants

Each whole redeemable warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the TPG Pace IPO and 30 days after the completion of the Business Combination, provided in each case that Nerdy Inc. has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a redeemable warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A Common Stock. This means that only a whole redeemable warrant may be exercised at any given time by a redeemable warrant holder. No fractional redeemable warrants will be issued upon the separation of the redeemable warrants, no cash will be paid in lieu of fractional redeemable warrants and only whole redeemable warrants will trade. Accordingly, unless you purchase at least five units, you will not be able to receive or trade a whole redeemable warrant. The redeemable warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the redeemable warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No redeemable warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the shares of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the redeemable warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any redeemable warrant. In the event that a registration statement is not effective for the exercised redeemable warrants, the purchaser of a unit containing such redeemable warrant will have paid the full purchase price for the unit solely for share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty (20) business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the redeemable warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redeemable warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if our Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of redeemable warrants who exercise their redeemable warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the redeemable warrants is not effective by the 60th day after the closing of the Business Combination, redeemable warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Redemption of Redeemable Warrants When the Price per Class A Common Stock Equals or Exceeds $18.00

Once the redeemable warrants become exercisable, we may call the redeemable warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per redeemable warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each redeemable warrant holder, provided that holders will be able to exercise their redeemable warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (subject to adjustment as described under the heading “—Redeemable Warrants—Redemption of Redeemable Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the redeemable warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock are available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we elect to require any holder wishing to exercise their warrants to do so on a cashless basis, each holder would exchange a number of warrants for a number of shares of Class A Common Stock equal to the number of warrants exchanged multiplied by the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 shares of Class A Common Stock per whole warrant (subject to adjustment). The “fair market value” of our Class A Common Stock as used in this paragraph shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each redeemable warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (subject to adjustment as described under the heading “Description of Securities—Redeemable Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) redeemable warrant exercise price after the redemption notice is issued.

Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

In addition, once the redeemable warrants become exercisable, we may call the redeemable warrants (and the private placement warrants) for redemption:

•	in whole and not in part;

•	at a price of $0.10 per redeemable warrant;

•

upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per public share (subject to adjustment as described under the heading “—Anti-dilution Adjustments” below) on the trading day prior to the date on which we send the notice of redemption to the redeemable warrant holders; and

•

if the last reported sale price of our Class A Common Stock is less than $18.00 per share (subject to adjustment as described under the heading “Description of Securities—Redeemable Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding redeemable warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a holder of redeemable warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Redemption Date (period to expiration of redeemable warrants)	Fair Market Value of Class A Common Stock
	<$	10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the redeemable warrant after such adjustment and the denominator of which is the price of the redeemable warrant immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted.

The “fair market value” of our Class A Common Stock shall mean the average reported last sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of redeemable warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $11.00 per share, and at such time there are 57 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the redeemable warrants is $13.50 per share, and at such time there are 38 months until the expiration of the redeemable warrants, holders may choose to, in connection with this redemption feature, exercise their redeemable warrants for 0.298 shares of Class A Common Stock for each whole redeemable warrant. In no event will the redeemable warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the redeemable warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for Class A Common Stock.

Any redeemable warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such redeemable warrants so redeemed (“fair market value” for such redeemable warrants held by our officers or directors being defined as the last sale price of the redeemable warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding redeemable warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the redeemable warrants. We have established this redemption feature to provide us with the flexibility to redeem such warrants without the redeemable warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Redeemable Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their redeemable warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their redeemable warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as such warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to redeemable warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of such redeemable warrants if we determine it is in our best interest to do so. As such, we would redeem the redeemable warrants in this manner when we believe it is in our best interest to update our capital structure to remove such redeemable warrants and pay the redemption price to the redeemable warrant holders.

As stated above, we can redeem the redeemable warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing redeemable warrant holders with the opportunity to exercise their redeemable warrants on a cashless basis for the applicable number of shares. If we choose to redeem the redeemable warrants when the Class A Common Stock are trading at a price below the exercise price of the redeemable warrants, this could result in the redeemable warrant holders receiving fewer shares of Class A Common Stock than they would have received if we had not called the redeemable warrants for redemption, in which case the redeemable warrant holders would have been able to wait to exercise their redeemable warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the redeemable warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the redeemable warrants become exercisable for a security other than shares of Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the redeemable warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a share dividend payable in shares of Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of shares entitling holders to purchase shares of Class A Common Stock at a price less than the “fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means average reported last sale price of our Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

In addition, if we, at any time while the redeemable warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the redeemable warrants are convertible), other than (a) as described above, (b) certain cash dividends that, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Business Combination, then the redeemable warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants is adjusted, as described above, the redeemable warrant exercise price will be adjusted by multiplying the redeemable warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the redeemable warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the redeemable warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the redeemable warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the redeemable warrants would have received if such holder had exercised their redeemable warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants. The purpose of such exercise price reduction is to provide additional value to holders of the redeemable warrants when an extraordinary transaction occurs during the exercise period of the redeemable warrants pursuant to which the holders of the redeemable warrants otherwise do not receive the full potential value of the redeemable warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the redeemable warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants, and they will not be redeemable by us, except as described above when the price per share of Class A Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for the public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Nerdy Inc. at the time of, or at any time during the three months preceding, a sale and (ii) Nerdy Inc. is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Nerdy Inc. was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Common Stock shares for at least six months but who are affiliates of Nerdy Inc. at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of New Nerdy Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Nerdy Inc. under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Nerdy Inc.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the TPG Pace Initial Shareholders will be able to sell their Class A Common Stock issuable upon conversion of their Nerdy Inc. Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•

block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $1.5 million.

LEGAL MATTERS

Goodwin Procter LLP has passed upon the validity of the securities of Nerdy Inc. offered by this Prospectus and certain other legal matters related to this Prospectus.

EXPERTS

The financial statements of TPG Pace Tech Opportunities Corp. as of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period from July 11, 2019 (inception) through December 31, 2019 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Live Learning Technologies LLC d/b/a Nerdy as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.nerdy.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Financial Statements of TPG Pace Tech Opportunities Corp
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2021 and for the Three and Six Months Ended June 30, 2020 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2020 and for the Three and Six Months Ended June 30, 2021 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and for the Six Months Ended June 30, 2020 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6

Audited Financial Statements of TPG Pace Tech Opportunities Corp
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheets as of December 31, 2020 (As Restated) and December 31, 2019	F-23
Statements of Operations for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-24
Statements of Shareholders’ Equity for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-25
Statements of Cash Flows for the Year Ended December 31, 2020 (As Restated) and the Period from July 11, 2019 (Inception) to December 31, 2019	F-26
Notes to Financial Statements	F-27

Unaudited Financial Statements of Live Learning Technologies LLC d/b/a Nerdy
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021 and June 30, 2020 (unaudited)	F-45
Condensed Consolidated Statements of Comprehensive Loss for the three and six months ended June 30, 2021 and June 30, 2020 (unaudited)	F-46
Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020 (unaudited)	F-47
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020 (unaudited)	F-48
Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity for the three and six months ended June 30, 2021 and June 30, 2020 (unaudited)	F-49
Notes to Condensed Consolidated Financial Statements (unaudited)	F-51

Audited Financial Statements of Live Learning Technologies LLC d/b/a Nerdy
Report of Independent Registered Public Accounting Firm	F-60
Consolidated Statements of Operations for Years Ended December 31, 2020, 2019 and 2018	F-61
Consolidated Statements of Comprehensive Loss for Years Ended December 31, 2020, 2019 and 2018	F-62
Consolidated Balance Sheets for December 31, 2020 and 2019	F-63
Consolidated Statements of Cash Flows for Years Ended December 31, 2020, 2019 and 2018	F-64
Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity for Years Ended December 31, 2020, 2019 and 2018	F-65
Notes to Consolidated Financial Statements	F-66

TPG Pace Tech Opportunities Corp.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$1,121,886	$534,095
Prepaid expenses	241,492	277,890

Total current assets	1,363,378	811,985
Investments held in Trust Account	450,019,539	450,005,937

Total assets	$451,382,917	$450,817,922

Liabilities and shareholders’ deficit
Current liabilities:
Accrued professional fees and other expenses	$4,717,220	$533,908
Note payable to Sponsor	2,000,000	—
Derivative liabilities	34,773,333	59,536,667

Total current liabilities	41,490,553	60,070,575
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	57,240,553	75,820,575
Commitments and contingencies
Class A ordinary shares subject to possible redemption: 45,000,000 shares at a redemption value of $10.00 per share	450,019,539	450,005,937
Shareholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 45,000,000 shares subject to possible redemption)	—	—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(55,878,300)	(75,009,715)

Total shareholders’ deficit	(55,877,175)	(75,008,590)

Total liabilities and shareholders’ deficit	$451,382,917	$450,817,922

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue	$—	$—	$—	$—
Professional fees and other expenses	1,139,648	868	5,631,919	868
Change in fair value of derivatives	8,053,333	—	(24,763,334)	—

(Loss) income from operations	(9,192,981)	(868)	19,131,415	(868)
Interest income	6,839	—	13,602	—

Net (loss) income attributable to ordinary shares	$(9,186,142)	$(868)	$19,145,017	$(868)

Net (loss) income per ordinary share:
Class A ordinary shares—basic and diluted	$(0.16)	$—	$0.34	$—

Class F ordinary shares—basic and diluted	$(0.16)	$(0.00)	$0.34	$(0.00)

Weighted average ordinary shares outstanding:
Class A ordinary shares—basic and diluted	45,000,000	—	45,000,000	—

Class F ordinary shares—basic and diluted	11,250,000	20,000,000	11,250,000	20,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(unaudited)

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	—	—

Balance at March 31, 2020	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506

Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(868)	(868)
Balance at June 30, 2020	—	$—	—	$—	20,000,000	$2,000	$23,000	$(9,362)	$15,638

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	—	$—	11,250,000	$1,125	$—	$(75,009,715)	$(75,008,590)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of March 31, 2021	—	—	—	—	—	—	—	(6,763)	(6,763)
Net income attributable to ordinary shares	—	—	—	—	—	—	—	28,331,159	28,331,159

Balance at March 31, 2021	—	$—	—	$—	11,250,000	$1,125	$—	$(46,685,319)	$(46,684,194)

Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of June 30, 2021	—	—	—	—	—	—	—	(6,839)	(6,839)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(9,186,142)	(9,186,142)

Balance at June 30, 2021	—	$—	—	$—	11,250,000	$1,125	$—	$(55,878,300)	$(55,877,175)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Tech Opportunities Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2020
Cash flows from operating activities:
Net income attributable to ordinary shares	$19,145,017	$(868)
Changes in operating assets and liabilities:
Prepaid expenses	36,398	—
Accrued professional fees and other expenses	4,183,312	868
Change in fair value of derivatives	(24,763,334)	—
Interest on investments held in Trust Account	(13,602)	—

Net cash used in operating activities	(1,412,209)	—
Cash flows from financing activities:
Proceeds of notes payable from Sponsor	2,000,000	—

Net cash provided by financing activities	2,000,000	—

Net change in cash	587,791	—

Cash at beginning of period	534,095	25,093

Cash at end of period	$1,121,886	$25,093

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Tech Opportunities Corp.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Business Operations

Organization and General

TPG Pace III Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 11, 2019. On July 27, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Tech Opportunities Corp. On October 6, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association in connection with its Proposed Offering (as defined below). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

All activity for the period from Inception to June 30, 2021 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares (“Public Shares”) and one-fifth of one warrant to purchase one Class A ordinary share (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and generates non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern

Proposed Business Combination

On January 28, 2021, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Nerdy Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Nerdy Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (“Blocker Holders”) entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Proposed Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein:

(a) Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of closing of the Proposed Business Combination (the “Closing”), prior to the Effective Time (as defined in the Business Combination Agreement), (i) the Company will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Nerdy Inc.”, and (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profits units to be automatically converted into Nerdy common units (subject to applicable vesting requirements).

(b) Nerdy Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) certain limited liability company units in Nerdy (“OpCo Units”), subject to applicable vesting requirements, and an equivalent number of shares of the Company’s class B common stock, par value $0.0001 per share (“Class B Common Stock”), or (y) certain shares of the Company’s class A common stock, par value $0.0001 per share (“Class A Common Stock” and, together with Class B Common Stock, “Common Stock”)), and (C) (x) certain Nerdy warrants to purchase OpCo Units at an exercise price of $11.50 (the “OpCo Warrants”) or (y) certain Company warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 (“Pace Warrants”) and (ii) each holder of unit appreciation rights under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for either (1) corresponding stock appreciation rights in the Company or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Immediately following the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (such mergers in clauses (i) and (ii), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iv) immediately following the Reverse Blocker Mergers, each surviving Blocker will merge with and into the Company (one after another) (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with the Company surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Pace Warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, the Company will contribute all of its assets (other than the OpCo Units it then holds) to Nerdy in exchange for a number of additional OpCo Units and a number of OpCo Warrants, such that the Company will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo Warrants equal to the total number of Pace Warrants, in each case, issued and outstanding immediately after giving effect to the Proposed Business Combination. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in the Nerdy equity) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of available cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain OpCo Warrants or Pace Warrants, as applicable, plus (iv) the Nerdy Earnout (as defined below), if payable.

Following the Closing, the combined company will be organized in an “Up-C” structure, and the Company’s only direct assets will consist of OpCo Units and OpCo Warrants. Immediately following the Closing, the Company is expected to own approximately 60% of the OpCo Units and approximately 90% of the OpCo Warrants, and will control Nerdy as the managing member of Nerdy in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy entered into in connection with the Closing (the “OpCo LLC Agreement”). The amount of cash to be contributed by the Company to Nerdy at the Closing of the Proposed Business Combination is estimated to be approximately $265 million.

In addition to the consideration described above, the existing holders of Nerdy equity will be issued an aggregate of 4 million additional issued (i) shares Class A Common Stock or (ii) OpCo Units (and a corresponding number of Class B Common Stock), as applicable, in earn-out consideration that will be subject to forfeiture if the achievement of certain stock price thresholds are not met within five years of the Closing Date (the “Nerdy Earnout”).

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the Company obtaining the requisite approval of its shareholders and the holders of Nerdy membership interests, which the Company expects to seek at an extraordinary general meeting of the Company in the second quarter of 2021. The Business Combination Agreement may be terminated at any time prior to the closing of the Proposed Business Combination by mutual written consent of the Company and Nerdy and, among other things, if the Proposed Business Combination has not occurred prior to the date that is 180 days after the date of the Business Combination Agreement. As such, the closing of the Proposed Business Combination cannot be assured.

Concurrently with the execution of the Business Combination Agreement, the Company entered into the following agreements:

Transaction Support Agreements, pursuant to which the Nerdy equity holders agreed to, among other things, vote in favor of the Business Combination Agreement and the Proposed Business Combination and to be bound by certain other covenants and agreements related to the Proposed Business Combination;

A Stockholders Agreement, pursuant to which certain unit holders in Nerdy and our Sponsor were provided with certain governance and board nomination rights;

Subscription Agreements with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 15,000,000 newly issued shares of Class A Common Stock in connection with the closing of the Proposed Business Combination for aggregate gross proceeds of $150,000,000 (the “Pipe Financing”); and

A Waiver Agreement with each holder of Founder Shares, including the Sponsor, pursuant to which such holders agreed to waive their right to receive certain shares of Class A Common Stock in connection with a conversion adjustment applicable to the Pipe Financing and other issuances of securities in excess of 15,000,000 shares under the forward purchase agreements. Such holders also agreed (i) to forfeit (a) 2,000,000 shares, (b) certain shares of Class A Common Stock in connection with the consummation of issuances pursuant to the forward purchase agreements of any shares in excess of an aggregate 15,000,000 shares and (c) 2,444,444 warrants, and (ii) to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout.

Other than as specifically discussed herein, this quarterly report on Form 10-Q does not give effect to the Proposed Business Combination or the transactions contemplated thereby.

Financing

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective by the United States Securities and Exchange Commission on October 6, 2020. The Public Offering closed on October 9, 2020 (the “Close Date”). The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on October 6, 2020 (the “Private Placement”). The warrants are included in derivative liabilities at the balance sheet. At June 30, 2021, the Sponsor and each of the Company’s four independent directors (collectively, the “Initial Shareholders) held 11,250,000 Class F ordinary shares (“Founder Shares”) for which the Initial Shareholders had paid $25,000.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 3) and $11,000,000 Private Placement (see Note 4). At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited into an interest bearing U.S. based Trust Account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Trust Account

On October 14, 2020, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the Close Date and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the Close Date to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s four independent directors (the “Initial Shareholders”) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. However, if the Initial Shareholders acquire Public Shares after the Close Date, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares were recorded at their redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at June 30, 2021 and December 31, 2020, and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have any cash equivalents as of June 30, 2021 or December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Derivative Liabilities

The Company evaluated the Warrants (as defined below in Note 5) and Private Placement Warrants (as defined below in Note 5) (collectively, “Warrant Securities”), and the Forward Purchase Agreements and Additional Forward Purchase Agreements (as defined below in Note 5, and collectively, “FPAs”) in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity”, and concluded that the Warrant Securities and FPAs could not be accounted for as components of equity. As the Warrant Securities and FPAs meet the definition of a derivative in accordance with ASC 815, the Warrant Securities are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.

Key inputs ranges of inputs for the valuation models used to calculate the fair value of the Warrant Securities and FPAs were as follows,

	June 30, 2021	December 31, 2020
Implied volatility	45%	22%
Risk-free interest rate	0.05%	0.10% - 0.43%
Instrument exercise price for one Class A ordinary share	$11.50	$11.50
Expected term	0.08 years	5.5 years

Redeemable Ordinary Shares

All of the 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,094,456 allocated to the issuance and sale of Class A ordinary shares in connection with the Public Offering. These costs, together with the portions of the underwriter discount and Deferred Discount (as defined below) allocated to the issuance and sale of Class A ordinary shares included in the Units, totaling $25,091,705, were charged to temporary equity upon completion of the Public Offering. Offering costs of $752,751 attributed to the issuance and sale of the warrants included in the Units were expensed at the Close Date.

Stock Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of June 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the latest modification date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At June 30, 2021, the Company had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net (loss) income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At June 30, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the three and six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, the Company has two classes of ordinary shares, Class A ordinary shares and Class F ordinary shares. As of June 30, 2020, the Company only had Class F ordinary shares. For the three and months ended June 30, 2021, earnings and losses are shared pro rata between the two classes of ordinary shares as follows,

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(7,348,914)	$(1,837,228)	$15,316,014	$3,829,003
Denominator:
Weighted average ordinary shares outstanding:	45,000,000	11,250,000	45,000,000	11,250,000
Basic and diluted net (loss) income per ordinary share	$(0.16)	$(0.16)	$0.34	$0.34

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-fifth of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at June 30, 2021.

4. Related Party Transactions

Founder Shares

On August 12, 2019, the Sponsor purchased 20,000,000 of the Company’s Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued.

On October 2, 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On October 2, 2020, the Sponsor forfeited 7,062,500 Founder Shares for no consideration. On November 20, 2020, the Sponsor forfeited 1,687,500 Founder Shares on the expiration of the underwriters’ over-allotment option. At each of June 30, 2021 and December 31, 2020, the Initial Shareholders held 11,250,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units being sold in the Proposed Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination;

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the initial shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to the Founder Shares and in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares on the first business day following the completion of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the initial shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”). See Note 9—Subsequent Events.

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Forward Purchase Agreements

Prior to the Close Date, an affiliate of the Company (the “TPG Forward Purchaser”) entered into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser agreed to purchase an aggregate of 5,000,000 Class A ordinary shares at a price of $10.00 per Class A ordinary share (the “Forward Purchase Shares”), plus an aggregate of 1,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate purchase price of $50,000,000. The purchase of the 5,000,000 Forward Purchase Shares and 1,000,000 Forward Purchase Warrants will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Company’s Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward Purchaser. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Securities, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee, or up to an aggregate of 500,000 additional Class A ordinary shares, for no additional cash consideration, potentially lowering the effective purchase price per Class A ordinary share. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee, or up to an aggregate of 500,000 Founder Shares, at the time of the forward purchase.

The Company also entered into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional Forward Purchasers will purchase up to an aggregate of 11,000,000 Class A ordinary shares (the “Additional Forward Purchase Shares”), plus up to an aggregate of 2,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Additional Forward Purchase Warrants” and, together with the Additional Forward Purchase Shares, the “Additional Forward Purchase Securities”), for an aggregate purchase price of approximately $100,000,000. Any purchases of the up to 11,000,000 Additional Forward Purchase Shares and up to 1,000,000 Additional Forward Purchase Warrants will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor. The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into the Company’s operating account. In connection with the Additional Forward Purchase Agreements, the Sponsor shall forfeit 1,000,000 Founder Shares at the time of the forward purchase.

The terms of the Forward Purchase Securities and Additional Forward Purchase Securities, respectively, are generally identical to the terms of the Class A ordinary shares and the Redeemable Warrants included in the Units sold in the Public Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from our trust account. In addition, as long as the Additional Forward Purchase Securities and the Additional Forward Purchase Securities are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the Initial Shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

On September 15, 2020, the Company’s Sponsor loaned the Company $300,000 under an unsecured non-interest bearing promissory note. The funds were used to pay up front expenses associated with the Proposed Offering. The note was repaid on October 9, 2020.

On March 29, 2021, the Sponsor issued a promissory note to the Company for borrowings of up to $7,000,000. The promissory note does not bear interest, and any borrowings made are due on the earlier of March 29, 2022 or the consummation of a Business Combination, except in the event of a default, as defined in the promissory note agreement, at which point any outstanding borrowings become due immediately. On March 29, 2021, the Company borrowed $2,000,000 under the promissory note.

On May 12, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through August 31, 2022, and further to defer any required repayment of existing loans, or any loans made through August 31, 2022, until after August 31, 2022.

Independent Financial Advisory Services

In connection with the Public Offering, TPG Capital BD, LLC, an affiliate of the Company, acted as the Company’s independent financial advisor as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with the Public Offering, for which it received a fee of $832,500, which was paid on the Close Date. TPG Capital BD, LLC was engaged to represent the Company’s interests only and is independent of the underwriters. TPG Capital BD, LLC did not act as an underwriter in the Public Offering and did not sell or offer to sell any securities in the Public Offering, nor did it identify or solicit potential investors in the Public Offering.

Administrative Services Agreement

On October 9, 2020, the Company entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of the Sponsor upon completion of the Public Offering and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.

In addition to the transactions described above, the Company and the Sponsor, among others, entered into certain agreements in connection with the signing of the Business Combination Agreement pursuant to which, among other things, the Sponsor and the Company’s directors and officers have certain interests. For more information, please see Note 1—Proposed Business Combination.

5. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On October 14, 2020, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the three and six months ended June 30, 2021, the Permitted Investments generated interest income of $6,839 and $13,602, respectively, all of which was reinvested in Permitted Investments.

At June 30, 2021, the balance of funds held in the Trust Account was $450,019,539.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At each of June 30, 2021 and December 31, 2020, there were 45,000,000 Class A ordinary shares issued and outstanding. Of the 45,000,000 Class A ordinary shares outstanding at June 30, 20201 and December 31, 2020, 45,000,000 shares were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At each of June 30, 2021 and December 31, 2020, there were 11,250,000 Class F ordinary shares (Founder Shares) issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

8. Fair Value Measurements

The following table presents information about the Company’s derivative liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	As of June 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$15,750,000	$—	$—	$15,750,000
Private Placement Warrants	—	12,833,333	—	12,833,333
Forward purchase agreements (FPAs)	—	—	6,190,000	6,190,000

Total	$15,750,000	$12,833,333	$6,190,000	$34,773,333

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$19,350,000	$—	$—	$19,350,000
Private Placement Warrants	—	15,766,667	—	15,766,667
Forward purchase agreements (FPAs)	—	—	24,420,000	24,420,000

Total	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The following table presents the changes in the fair value of the Company’s derivative liabilities that are measured at fair value for the three and six months ended June 30, 2021. The Company did not hold any derivative liabilities measured at fair value as of or for the three and six months ended June 30, 2020.

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at March 31, 2021	$12,150,000	$9,900,000	$4,670,000	$26,720,000
Change in fair value	3,600,000	2,933,333	1,520,000	8,053,333

Fair value at June 30, 2021	$15,750,000	$12,833,333	$6,190,000	$34,773,333

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at December 31, 2020	$19,350,000	$15,766,667	$24,420,000	$59,536,667
Change in fair value	(3,600,000)	(2,933,334)	(18,230,000)	(24,763,334)

Fair value at June 30, 2021	$15,750,000	$12,833,333	$6,190,000	$34,773,333

The valuation methodology used in the determination of the fair value of financial instruments for which Level 3 inputs were used at June 30, 2021 and December 31, 2020 was a market approach.

The following tables summarize the changes in the fair value of financial instruments for which the Company has used Level 3 inputs to determine fair value for the three and six months ended June 30, 2021. The Company did not hold any Level 3 financial instruments as of or for the three and six months ended June 30, 2020.

	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at March 31, 2021	$4,670,000	$4,670,000
Change in fair value	1,520,000	1,520,000

Fair value at June 30, 2021	$6,190,000	$6,190,000

	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value at December 31, 2020	$24,420,000	$24,420,000
Change in fair value	(18,230,000)	(18,230,000)

Fair value at June 30, 2021	$6,190,000	$6,190,000

9. Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other subsequent events which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TPG Pace Tech Opportunities Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TPG Pace Tech Opportunities Corp. (the Company) as of December 31, 2020 and 2019, the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2020 and for the period from July 11, 2019 (inception) to December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from July 11, 2019 (inception) to December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Correction of Misstatements

As discussed in Note 3 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Fort Worth, Texas

February 16, 2021, except for Note 10 and the effects of the restatement disclosed in Note 3, as to which the date is May 14, 2021

TPG Pace Tech Opportunities Corp.

Balance Sheets

	December 31, 2020	December 31, 2019
	(As Restated)
Assets
Current assets:
Cash	$534,095	$25,093
Prepaid expenses	277,890	—

Total current assets	811,985	25,093
Investments held in Trust Account	450,005,937	—

Total assets	$450,817,922	$25,093

Liabilities and shareholders’ (deficit) equity
Current liabilities:
Accrued professional fees and other expenses	$533,908	$8,587
Derivative liabilities	59,536,667	—

Total current liabilities	60,070,575	8,587
Deferred underwriting compensation	15,750,000	—

Total liabilities	75,820,575	8,587
Commitments and contingencies
Class A ordinary shares subject to possible redemption: 45,000,000 and 0 shares at December 31, 2020 and 2019, respectively, at a redemption value of $10.00 per share	450,005,937	—
Shareholders’ (deficit) equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 45,000,000 shares subject to possible redemption) at December 31, 2020, 0 shares issued and outstanding at December 31, 2019	—	—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 and 20,000,000 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,125	2,000
Additional paid-in capital	—	23,000
Accumulated deficit	(75,009,715)	(8,494)

Total shareholders’ (deficit) equity	(75,008,590)	16,506
Total liabilities and shareholders’ (deficit) equity	$450,817,922	$25,093

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Operations

	For the Year Ended December 31, 2020	For the Period from July 11, 2019 (Inception) to December 31, 2019
	(As Restated)
Revenue	$—	$—
Professional fees, offering costs and other expenses	1,396,054	8,587
Change in fair value of derivatives	31,926,667	—

Loss from operations	(33,322,721)	(8,587)

Interest income	5,937	93

Net loss attributable to ordinary shares	$(33,316,784)	$(8,494)

Net loss per ordinary share:
Class A ordinary shares—basic and diluted	$(2.58)	$—

Class F ordinary shares—basic and diluted	$(0.37)	$(0.00)

Weighted average ordinary shares outstanding:
Class A ordinary shares—basic and diluted	10,327,869	—

Class F ordinary shares—basic and diluted	18,050,376	16,321,839

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 11, 2019 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on August 12, 2019 at $0.001 per share	—	—	—	—	20,000,000	2,000	23,000	—	25,000
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(8,494)	(8,494)

Balance at December 31, 2019	—	$—	—	$—	20,000,000	$2,000	$23,000	$(8,494)	$16,506

Class F ordinary shares forfeited by Sponsor on October 2, 2020 (As Restated)	—	—	—	—	(7,062,500)	(706)	—	—	(706)
Class F ordinary shares forfeited by Sponsor on November 20, 2020 (As Restated)	—	—	—	—	(1,687,500)	(169)	—	—	(169)
Adjustment to increase Class A ordinary shares subject to possible redemption to maximum redemption value as of December 31, 2020 (As Restated)	—	—	—	—	—	—	(23,000)	(41,684,437)	(41,707,437)
Net loss attributable to ordinary shares (As Restated)	—	—	—	—	—	—	—	(33,316,784)	(33,316,784)

Balance at December 31, 2020 (As Restated)	—	$—	—	$—	11,250,000	$1,125	$—	$(75,009,715)	$(75,008,590)

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Statements of Cash Flows

	For the Year Ended December 31, 2020	For the Period from July 11, 2019 (Inception) to December 31, 2019
	(As Restated)
Cash flows from operating activities:
Net loss attributable to ordinary shares	$(33,316,784)	$(8,494)
Changes in operating assets and liabilities:
Prepaid expenses	(277,890)	—
Accrued professional fees and other expenses	1,193,073	8,587
Change in fair value of derivatives	31,926,667	—
Interest on investments held in Trust Account	(5,937)	—

Net cash (used in) provided by operating activities	(480,871)	93
Cash flows from investing activities:
Proceeds deposited into Trust Account	(450,000,000)	—

Net cash used in investing activities	(450,000,000)	—
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	450,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	11,000,000	—
Proceeds of notes payable from Sponsor	300,000	—
Payment of underwriters discounts	(9,000,000)	—
Payment of accrued offering costs	(1,010,127)	—
Repayment of notes payable from Sponsor	(300,000)	—

Net cash provided by financing activities	450,989,873	25,000
Net change in cash	509,002	25,093
Cash at beginning of period	25,093	—

Cash at end of period	$534,095	$25,093

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000	$—
Accrued offering costs	84,999	—

The accompanying notes are an integral part of these financial statements.

TPG Pace Tech Opportunities Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

TPG Pace III Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 11, 2019. On July 27, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association to change the name of the Company to TPG Pace Tech Opportunities Corp. On October 6, 2020, the Company filed with the Registrar of Companies of the Cayman Islands to amend and restate the Memorandum and Articles of Association in connection with its Proposed Offering (as defined below). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace Tech Opportunities Sponsor, Series LLC, a Delaware series limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

On January 28, 2021, the Company entered into the Business Combination Agreement (as defined below in Note 10) with a Business Combination target. Please see Note 10 – Subsequent Events.

All activity for the period from Inception to December 31, 2020 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares (“Public Shares”) and one-fifth of one warrant to purchase one Class A ordinary share (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective by the United States Securities and Exchange Commission on October 6, 2020. The Public Offering closed on October 9, 2020 (the “Close Date”). The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on October 6, 2020 (the “Private Placement”). The warrants are included in derivative liabilities at the balance sheet. At December 31, 2020, the Sponsor and each of the Company’s four independent directors (collectively, the “Initial Shareholders”) held 11,250,000 Class F ordinary shares (“Founder Shares”) for which the Initial Shareholders had paid $25,000.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 4) and $11,000,000 Private Placement (see Note 5). At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited into an interest bearing U.S. based Trust Account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Trust Account

On October 14, 2020, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the Close Date and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Initial Shareholders and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the closing of the Proposed Offering. However, if the Initial Shareholders acquire Public Shares after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. As a result, such ordinary shares will be recorded at their redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity”.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2020 and 2019, and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet owing to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Derivative Liabilities

The Company evaluated the Warrants (as defined below in Note 4) and Private Placement Warrants (as defined below in Note 5) (collectively, “Warrant Securities”), and the Forward Purchase Agreements and Additional Forward Purchase Agreements (as defined below in Note 5, and collectively, “FPAs”) in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity”, and concluded that the Warrant Securities and FPAs could not be accounted for as components of equity. As the Warrant Securities and FPAs meet the definition of a derivative in accordance with ASC 815, the Warrant Securities and FPAs are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (the Close Date) and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change. See Note 3.

Key ranges of inputs for the valuation models used to calculate the fair value of the Warrant Securities and FPAs were as follows,

	Inception (October 2020)	December 31, 2020
Implied volatility	20% - 25%	22%
Risk-free interest rate	0.13% - 0.40%	0.10% - 0.43%
Instrument exercise price for one Class A ordinary share	$ 11.50	$ 11.50
Expected term	5.5 years	5.5 years

Redeemable Ordinary Shares

All of the 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company had previously classified 2,046,599 shares in permanent equity given its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A ordinary as redeemable as the threshold in its charter does not change the nature of the underlying shares as redeemable. See Note 3.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,094,456 allocated to the issuance and sale of Class A ordinary shares in connection with the Public Offering. These costs, together with the portions of the underwriter discount and Deferred Discount (as defined below) allocated to the issuance and sale of Class A ordinary shares included in the Units, totaling $25,091,705, were charged to temporary equity upon completion of the Public Offering. Offering costs of $752,751 attributed to the issuance and sale of the warrants included in the Units were expensed at the Close Date.

Stock-Based Compensation Expense

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. The fair value of equity awards has been estimated using a market approach. Forfeitures are recognized as incurred.

Compensation expense related to the Founders Shares (as defined below in Note 6) is recognized only when the performance condition is probable of occurrence. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the latest modification date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At December 31, 2020, the Company had outstanding warrants and forward purchase contracts to purchase up to 36,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants and forward purchase contracts is contingent upon the occurrence of future events. At December 31, 2020 and 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company has two classes of ordinary shares, Class A ordinary shares and Class F ordinary shares. As of December 31, 2019, the Company only had Class F ordinary shares. For the year ended December 31, 2020, earnings and losses are shared pro rata between the two classes of ordinary shares as follows,

	For the Year Ended December 31, 2020 (As Restated)
	Class A	Class F
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(26,653,427)	$(6,663,357)
Denominator:
Weighted average ordinary shares outstanding:	10,327,869	18,050,376
Basic and diluted net loss per ordinary share	$(2.58)	$(0.37)

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Restatement of Previously Issued Financial Statements

The Company previously accounted for its Warrant Securities and FPAs as components of equity rather than as derivative liabilities. In light of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC issued on dated April 12, 2021 (the “SEC Staff Statement”), the Company’s management further evaluated the Warrant Securities under Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”),

which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary shares.

Based on management’s evaluation, the Audit Committee, in consultation with management, concluded that the Company’s Warrant Securities and forward purchase agreements are not indexed to the Company’s Class A ordinary shares in the manner contemplated by ASC Section 815-40. As a result, the Company is reclassifying the Warrant Securities and forward purchase agreements as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognizing changes in the estimated fair value of the derivative instruments in the Company’s operating results.

In the process of evaluating its financial statements the Company also restated its December 31, 2020 financial statements to classify all Class A ordinary shares in temporary equity. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified 2,046,599 shares in permanent equity at December 31, 2020. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its December 31, 2020 financial statements to classify all Class A ordinary shares as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

The Company also determined its Class A ordinary shares and Class F ordinary shares represented two distinct classes of ordinary shares and restated its reported earnings per share for the year ended December 31, 2020 to reflect the presentation of earnings per share for each class of its ordinary shares.

The Company’s accounting for the Warrant Securities and FPAs as derivative liabilities instead of components of equity, the reclassification of amounts from permanent equity to temporary equity and separate earnings per share reporting for each class of its ordinary shares result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

The following table summarizes the effect of the restatement on each financial statement line items as of December 31, 2020, or for the year ended December 31, 2020, as indicated:

	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet:
Derivative liabilities	$—	$59,536,667	$59,536,667
Total current liabilities	533,908	59,536,667	60,070,575
Total liabilities	16,283,908	59,536,667	75,820,575
Redeemable Equity	429,534,010	20,471,927	450,005,937
Class A ordinary shares	205	(205)	—
Additional paid-in capital	5,644,534	(5,644,534)	—
Accumulated deficit	(645,860)	(74,363,855)	(75,009,715)
Total shareholders’ (deficit) equity	5,000,004	(80,008,594)	(75,008,590)

	For the Year Ended December 31, 2020
	As Previously Reported	Adjustments	As Restated
Statement of Operations:
Professional fees, offering costs and other expenses	$643,303	$752,751	$1,396,054
Change in fair value of derivatives	—	31,926,667	31,926,667
Loss from operations	(643,303)	(32,679,418)	(33,322,721)
Net loss attributable to ordinary shares	(637,366)	(32,679,418)	(33,316,784)
Basic and diluted net loss per Class A ordinary share	—	(2.58)	(2.58)
Basic and diluted net loss per Class F ordinary share	—	(0.37)	(0.37)
Statement of Cash Flows:
Net loss attributable to ordinary shares	$(637,366)	$(32,679,418)	$(33,316,784)
Change in accrued professional fees and other expenses	440,322	752,751	1,193,073
Change in fair value of derivatives	—	31,926,667	31,926,667

4. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-fifth of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount.

5. Related Party Transactions

Founder Shares

On August 12, 2019, the Sponsor purchased 20,000,000 of the Company’s Class F ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued.

On October 2, 2020, the Sponsor transferred 40,000 Founder Shares to each of the Company’s four independent directors at their original purchase price. On October 2, 2020, the Sponsor forfeited 7,062,500 Founder Shares for no consideration. On November 20, 2020, the Sponsor forfeited 1,687,500 Founder Shares on the expiration of the underwriters’ over-allotment option. At December 31, 2020 and December 31, 2019, the Initial Shareholders held 11,250,000 and 20,000,000 Founder Shares, respectively.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the Initial Shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Shareholders agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account.

The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Forward Purchase Agreements

Prior to the Close Date, an affiliate of the Company (the “TPG Forward Purchaser”) entered into a forward purchase agreement (the “Original Forward Purchase Agreement”). The TPG Forward Purchaser agreed to purchase an aggregate of 5,000,000 Class A ordinary shares at a price of $10.00 per Class A ordinary share (the “Forward Purchase Shares”), plus an aggregate of 1,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants” and, together with the Forward Purchase Shares, the “Forward Purchase Securities”), for an aggregate purchase price of $50,000,000. The purchase of the 5,000,000 Forward Purchase Shares and 1,000,000 Forward Purchase Warrants will take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Company’s Business Combination. The TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities may be transferred, in whole or in part, to the forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the TPG Forward Purchaser. As an inducement to a transferee that is not an affiliate of the TPG Forward Purchaser to assume the TPG Forward Purchaser’s obligation to purchase the Forward Purchase Securities, the Company may agree to issue on a case-by-case basis to such transferee at the time of the forward purchase, in addition to the Forward Purchase Securities, an additional number of Class A ordinary shares equal to 10% of the Forward Purchase Shares purchased by such transferee, or up to an aggregate of 500,000 additional Class A ordinary shares, for no additional cash consideration, potentially lowering the effective purchase price of the forward purchase shares. In addition, the Sponsor shall forfeit a number of Founder Shares equal to such additional amount of Class A ordinary shares issued to such transferee, or up to an aggregate of 500,000 Founder Shares, at the time of the forward purchase.

The Company also entered into forward purchase agreements (the “Additional Forward Purchase Agreements”) with other third parties (the “Additional Forward Purchasers”) which provide that the Additional Forward Purchasers will purchase up to an aggregate of 11,000,000 Class A ordinary shares (the “Additional Forward Purchase Shares”), plus up to an aggregate of 2,000,000 warrants to purchase one Class A ordinary share at $11.50 per share (the “Additional Forward Purchase Warrants” and, together with the Additional Forward Purchase Shares, the “Additional Forward Purchase Securities”), for an aggregate purchase price of approximately $100,000,000. Any purchases of the up to 11,000,000 Additional Forward Purchase Shares and up to 1,000,000 Additional Forward Purchase Warrants will also take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. The sale of the Additional Forward Purchase Securities will be subject to the approval of the board of directors and the Sponsor. The proceeds of all purchases made pursuant to the Forward Purchase Agreements will be deposited into the Company’s operating account. In connection with the Additional Forward Purchase Agreements, the Sponsor shall forfeit 1,000,000 Founder Shares at the time of the forward purchase.

The terms of the Forward Purchase Securities and Additional Forward Purchase Securities, respectively, are generally identical to the terms of the Class A ordinary shares and the Redeemable Warrants included in the Units sold in the Public Offering, except that the Forward Purchase Shares and Additional Forward Purchase Shares will have no redemption rights and will have no right to liquidating distributions from our trust account.

In addition, as long as the Forward Purchase Securities and the Additional Forward Purchase Securities are held by the TPG Forward Purchaser and Additional Forward Purchasers, they will have certain registration rights. In connection with the sale of the Forward Purchase Shares and the Additional Forward Purchase Shares, except to the extent of any forfeitures of Founder Shares by the Sponsor in connection with the forward purchases, the Company expects that the Sponsor will receive an aggregate number of additional Class A ordinary shares so that the Initial Shareholders, in the aggregate, on an as-converted basis, will hold 20% of the Company’s Class A ordinary shares at the time of the closing of the Business Combination.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

On September 15, 2020, the Company’s Sponsor loaned the Company $300,000 under an unsecured non-interest bearing promissory note. The funds were used to pay up front expenses associated with the Proposed Offering. The note was repaid on October 9, 2020.

Independent Financial Advisory Services

In connection with the Public Offering, TPG Capital BD, LLC, an affiliate of the Company, acted as the Company’s independent financial advisor as defined under FINRA Rule 5110(j)(9), to provide independent financial consulting services, consisting of a review of deal structure and terms and related structuring advice in connection with the Public Offering, for which it received a fee of $832,500, which was paid on the Close Date.

TPG Capital BD, LLC was engaged to represent the Company’s interests only and is independent of the underwriters. TPG Capital BD, LLC did not act as an underwriter in the Public Offering and did not sell or offer to sell any securities in the Public Offering, nor did it identify or solicit potential investors in the Public Offering.

Administrative Services Agreement

On October 9, 2020, the Company entered into an agreement to pay $50,000 a month for office space, administrative and support services to an affiliate of the Sponsor upon completion of the Proposed Offering, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company.

In addition to the transactions described above, the Company and the Sponsor, among others, entered into certain agreements in connection with the signing of the Business Combination Agreement (as defined below in Note 8), pursuant to which, among other things, the Sponsor and the Company’s directors and officers have certain interests. For more information, please see Note 8 – Subsequent Events.

6. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On October 14, 2020, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the year ended December 31, 2020, the Permitted Investments generated interest income of $5,937 all of which was reinvested in Permitted Investments.

At December 31, 2020, the balance of funds held in the Trust Account was $450,005,937.

7. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

8. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At December 31, 2020 and December 31, 2019, there were 45,000,000 and 0 Class A ordinary shares issued and outstanding, respectively. Of the 45,000,000 Class A ordinary shares outstanding at December 31, 2020, 45,000,000 shares were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At December 31, 2020 and December 31, 2019, there were 11,250,000 and 20,000,000 Class F ordinary shares (Founder Shares) issued and outstanding, respectively.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020 and December 31, 2019, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

9. Fair Value Measurements

The following table presents information about the Company’s derivative liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	$19,350,000	$—	$—	$19,350,000
Private Placement Warrants	—	15,766,667	—	15,766,667
Forward purchase agreements (FPAs)	—	—	24,420,000	24,420,000

Total	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The following table presents the changes in the fair value of the Company’s derivative liabilities that are measured at fair value for the year ended December 31, 2020.

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value when issued (October 2020)	$13,500,000	$11,000,000	$3,110,000	$27,610,000
Change in fair value	5,850,000	4,766,667	21,310,000	31,926,667

Fair value at December 31, 2020	$19,350,000	$15,766,667	$24,420,000	$59,536,667

The valuation methodologies used in the determination of the fair value of financial instruments for which Level 3 inputs were used at December 31, 2020 included a market approach.

The following tables summarize the changes in the fair value of financial instruments for which the Company has used Level 3 inputs to determine fair value (in thousands):

	Warrants	Private Placement Warrants	Forward Purchase Agreements (FPAs)	Total
Liabilities:
Fair value when issued (October 2020)	$13,500,000	$11,000,000	$3,110,000	$27,610,000
Change in fair value	—	—	21,310,000	21,310,000
Transfers	(13,500,000)	(11,000,000)	—	(24,500,000)

Total	$—	$—	$24,420,000	$24,420,000

Transfers between Level 3 and Level 1 and Level 3 and Level 2 during the year ended December 31, 2020 occurred due to a change in observable inputs for the related derivatives. There were no transfers between Level 2 and Level 1 during the year ended December 31, 2020.

Total realized and unrealized gains and losses recorded for Level 3 investments are reported in change in fair value of derivatives on the Statement of Operations.

10. Subsequent Events

On January 28, 2021, the Company, TPG Pace Tech Merger Sub LLC, a Delaware limited liability company (“Nerdy Merger Sub”), TCV VIII (A) VT, Inc., a Delaware corporation (“TCV Blocker”), LCSOF XI VT, Inc., a Delaware corporation (“Learn Blocker” and, together with TCV Blocker, the “Blockers”), TPG Pace Blocker Merger Sub I Inc., a Delaware corporation (“Blocker Merger Sub I”), TPG Pace Blocker Merger Sub II Inc., a Delaware corporation (“Blocker Merger Sub II” and, together with Blocker Merger Sub I, the “Blocker Merger Subs” and, together with Nerdy Merger Sub, the “Merger Subs”), Live Learning Technologies LLC, a Delaware limited liability company (“Nerdy”), and, solely for the purposes described therein, certain entities affiliated with the Blockers (“Blocker Holders”) entered into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Proposed Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained therein:

(a) Pursuant to the Business Combination Agreement, on the date (the “Closing Date”) of closing of the Proposed Business Combination (the “Closing”), prior to the Effective Time (as defined in the Business Combination Agreement), (i) the Company will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which the Company will change its name to “Nerdy Inc.”, and (ii) Nerdy will cause each outstanding class of preferred units and the Nerdy profits units to be automatically converted into Nerdy common units (subject to applicable vesting requirements).

(b) Nerdy Merger Sub will merge with and into Nerdy (the “Merger”), with Nerdy surviving the Merger. Pursuant to the Merger, (i) each holder of Nerdy common units (other than the Blockers) will exchange its Nerdy common units for (A) certain cash consideration, (B) either (x) certain limited liability company units in Nerdy (“OpCo Units”), subject to applicable vesting requirements, and an equivalent number of shares of the Company’s class B common stock, par value $0.0001 per share (“Class B Common Stock”), or (y) certain shares of the Company’s class A common stock, par value $0.0001 per share (“Class A Common Stock” and, together with Class B Common Stock, “Common Stock”)), and (C) (x) certain Nerdy warrants to purchase OpCo Units at an exercise price of $11.50 (the “OpCo Warrants”) or (y) certain Company warrants to purchase shares of

Class A Common Stock at an exercise price of $11.50 (“Pace Warrants”) and (ii) each holder of unit appreciation rights under the Nerdy 2016 U.S. Unit Appreciation Rights Plan and the 2016 Canadian Unit Appreciation Rights Plan will exchange all such unit appreciation rights for either (1) corresponding stock appreciation rights in the

Company or (2) certain cash consideration. The holders of Nerdy common units (other than the Blockers) will also receive the rights set forth in the Tax Receivable Agreement (as defined below).

(c) (i) Immediately following the Merger, Blocker Merger Sub I will merge with and into TCV Blocker, with TCV Blocker surviving such merger, and (ii) immediately thereafter, Blocker Merger Sub II will merge with and into Learn Blocker, with Learn Blocker surviving such merger (such mergers in clauses (i) and (ii), each a “Reverse Blocker Merger” and, together, the “Reverse Blocker Mergers”), and (iv) immediately following the Reverse Blocker Mergers, each surviving Blocker will merge with and into the Company (one after another) (each a “Direct Blocker Merger” and, together, the “Direct Blocker Mergers” and, together with the Reverse Blocker Mergers, the “Blocker Mergers”), with the Company surviving each Direct Blocker Merger. Each holder of equity interests in the Blockers will exchange such equity interests in the Reverse Blocker Mergers for (A) certain cash consideration, (B) certain shares of Class A Common Stock and (C) certain Pace Warrants.

(d) Immediately following the Blocker Mergers and in connection with the Closing, the Company will contribute all of its assets (other than the OpCo Units it then holds) to Nerdy in exchange for a number of additional OpCo Units and a number of OpCo Warrants, such that the Company will hold a number of OpCo Units equal to the total number of shares of Class A Common Stock and a number of OpCo Warrants equal to the total number of Pace Warrants, in each case, issued and outstanding immediately after giving effect to the Proposed Business Combination. The aggregate consideration to be paid to the holders of Nerdy equity (including the owners of the Blockers with respect to their indirect interest in the Nerdy equity) is based on an enterprise value of $1,250,000,000 (subject to certain debt related adjustments) and shall consist of (i) an amount of cash equal to the excess of the amount of available cash over $250,000,000 (but not to exceed $388,200,000), plus (ii) equity consideration valued at $10.00 per share in respect of the remaining portion of Nerdy’s enterprise value after deducting the cash consideration in clause (i), plus (iii) certain OpCo Warrants or Pace Warrants, as applicable, plus (iv) the Nerdy Earnout (as defined below), if payable.

Following the Closing, the combined company will be organized in an “Up-C” structure, and the Company’s only direct assets will consist of OpCo Units and OpCo Warrants. Immediately following the Closing, the Company is expected to own approximately 60% of the OpCo Units and approximately 90% of the OpCo Warrants, and will control Nerdy as the managing member of Nerdy in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Nerdy entered into in connection with the Closing (the “OpCo LLC Agreement”). The amount of cash to be contributed by the Company to Nerdy at the Closing of the Proposed Business Combination is estimated to be approximately $265 million.

In addition to the consideration described above, the existing holders of Nerdy equity will be issued an aggregate of 4 million additional issued (i) shares Class A Common Stock or (ii) OpCo Units (and a corresponding number of Class B Common Stock), as applicable, in earn-out consideration that will be subject to forfeiture if the achievement of certain stock price thresholds are not met within five years of the Closing Date (the “Nerdy Earnout”).

Under the Business Combination Agreement, the obligations of the parties to consummate the transactions contemplated thereby are subject to a number of closing conditions, including the Company obtaining the requisite approval of its shareholders and the holders of Nerdy membership interests, which the Company expects to seek at an extraordinary general meeting of the Company in the second quarter of 2021. The Business Combination Agreement may be terminated at any time prior to the closing of the Proposed Business Combination by mutual written consent of the Company and Nerdy and, among other things, if the Proposed Business Combination has not occurred prior to the date that is 180 days after the date of the Business Combination Agreement. As such, the closing of the Proposed Business Combination cannot be assured.

Concurrently with the execution of the Business Combination Agreement, the Company entered into the following agreements:

•	Transaction Support Agreements, pursuant to which the Nerdy equity holders agreed to, among other things, vote in favor of the Business Combination Agreement and the Proposed Business Combination

and to be bound by certain other covenants and agreements related to the Proposed Business Combination;

•	A Stockholders Agreement, pursuant to which certain unit holders in Nerdy and our Sponsor were provided with certain governance and board nomination rights;

•

Subscription Agreements with certain qualified institutional buyers and accredited investors (collectively, the “Investors”), pursuant to which, among other things, the Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Investors, an aggregate of 15,000,000 newly issued shares of Class A Common Stock in connection with the closing of the Proposed Business Combination for aggregate gross proceeds of $150,000,000 (the “Pipe Financing”); and

A Waiver Agreement with each holder of Founder Shares, including the Sponsor, pursuant to which such holders agreed to waive their right to receive certain shares of Class A Common Stock in connection with a conversion adjustment applicable to the Pipe Financing and other issuances of securities in excess of 15,000,000 shares under the forward purchase agreements. Such holders also agreed (i) to forfeit (a) 2,000,000 shares, (b) certain shares of Class A Common Stock in connection with the consummation of issuances pursuant to the forward purchase agreements of any shares in excess of an aggregate 15,000,000 shares and (c) 2,444,444 warrants, and (ii) to subject 4,000,000 shares of Class A Common Stock following the closing to potential forfeiture if certain stock price thresholds are not achieved within a period of five years from the Closing Date, consistent with the forfeiture thresholds for the Nerdy Earnout.

Other than as specifically discussed herein, this annual report on Form 10-K does not give effect to the Proposed Business Combination or the transactions contemplated thereby.

On February 3, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through April 1, 2022, and further to defer any required repayment of existing loans, or any loans made during the year ended December 31, 2021 or the quarter ended March 31, 2022, until after April 1, 2022.

On March 29, 2021, the Sponsor received a promissory note from the Company for borrowings of up to $7,000,000. The promissory note does not bear interest, and any borrowings made are due on the earlier of March 29, 2022 or the consummation of a Business Combination, except in the event of a default, as defined in the promissory note agreement, at which point any outstanding borrowings become due immediately. On March 29, 2021, the Company borrowed $2,000,000 under the promissory note.

On May 12, 2021, the Sponsor signed a commitment letter in which it committed to lending funds, if needed, to the Company to timely satisfy any of the Company’s financial obligations or debt service requirements through August 31, 2022, and further to defer any required repayment of existing loans, or any loans made through August 31, 2022, until after August 31, 2022.

Other than the foregoing, management has performed an evaluation of subsequent events through the date the financial statements were issued, noting no items which require adjustment or disclosure.

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Financial Statements (Unaudited)

As of June 30, 2021 and December 31, 2020, and for the three and six months ended June 30, 2021 and 2020

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Operations

(amounts in thousands, except per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$32,786	$21,570	$67,351	$44,565
Cost of revenue	11,513	7,523	22,705	15,982

Gross Profit	21,273	14,047	44,646	28,583
Sales and marketing expenses	14,165	7,411	28,747	17,615
General and administrative expenses	14,526	9,475	27,772	20,647

Operating loss	(7,418)	(2,839)	(11,873)	(9,679)
Interest expense	1,258	1,248	2,502	2,372
Other expense (income), net	55	14	82	48
Gain on extinguishment of debt	(8,395)	—	(8,395)	—

Net loss	$(336)	$(4,101)	$(6,062)	$(12,099)

Net loss per common unit, basic and diluted	$(0.01)	$(0.05)	$(0.07)	$(0.14)
Weighted average common units outstanding, basic and diluted	85,565	85,565	85,565	85,565

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Comprehensive Loss

(amounts in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(336)	$(4,101)	$(6,062)	$(12,099)
Other comprehensive income (loss)
Foreign currency translation	16	(10)	50	(277)

Total comprehensive loss	$(320)	$(4,111)	$(6,012)	$(12,376)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Balance Sheets

(amounts in thousands, except unit data)

(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$14,718	$29,265
Accounts receivable, net	1,442	475
Other current assets	2,256	1,821

Total current assets	18,416	31,561
Fixed assets, net	9,864	10,297
Goodwill	5,717	5,717
Intangible assets, net	8,035	8,534
Deferred issuance costs	2,278	—
Other assets	1,154	1,165

Total assets	$45,464	$57,274

Liabilities, Redeemable Preferred Units & Members’ Equity
Current liabilities
Accounts payable	$5,243	$4,446
Deferred revenue	17,695	17,270
Current portion of long-term debt	—	6,535
Other current liabilities	6,127	6,090

Total current liabilities	29,065	34,341
Other liabilities	1,452	1,554
Long-term debt, net	39,620	41,044

Total liabilities	70,137	76,939
Redeemable preferred units:
Class B Redeemable Preferred Units, no par value—40,499,299 units authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	259,638	259,638
Class C Redeemable Preferred Units, no par value—18,586,623 units authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	119,158	119,158

Total redeemable preferred units	378,796	378,796
Members’ Equity:
Class A Preferred Units, no par value—7,906,980 units authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3,309	3,309
Class A-1 Preferred Units, no par value—7,822,681 units authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3,398	3,398
Common units, $0.000001 par value—85,564,605 units authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	86	86
Additional paid-in capital	7,837	6,833
Accumulated deficit	(418,445)	(412,383)
Accumulated other comprehensive income	346	296

Total members’ equity	(403,469)	(398,461)

Total liabilities, redeemable preferred units and members’ equity	$45,464	$57,274

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(6,062)	$(12,099)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation & amortization	2,629	2,470
Amortization of intangibles	536	519
Stock-based compensation	1,004	790
Amortization of deferred debt charges	335	321
Gain on extinguishment of debt	(8,395)	—
Changes in assets and liabilities
Accounts receivable	(967)	514
Other current assets	(435)	44
Other assets	11	17
Accounts payable	119	292
Other current liabilities	65	1,007
Other liabilities	(102)	321
Deferred revenue	425	(1,438)

Net Cash Used In Operating Activities	(10,837)	(7,242)

Cash Flows From Investing Activities
Capital expenditures	(2,115)	(1,319)

Net Cash Used In Investing Activities	(2,115)	(1,319)

Cash Flows From Financing Activities
Deferred issuance costs	(1,606)	—
Proceeds from promissory note	—	8,293
Proceeds from loan and security agreement	—	4,000

Net Cash (Used In) Provided By Financing Activities	(1,606)	12,293

Effect of Exchange Rate Change on Cash	11	(69)
Net (decrease) increase in Cash, cash equivalents and restricted cash	(14,547)	3,663

Cash, cash equivalents and restricted cash at beginning of period	30,682	27,896

Cash, cash equivalents and restricted cash at end of period	$16,135	$31,559

Supplemental Cash Flow Information
Purchase of fixed assets included in accounts payable	$79	$—
Cash paid for interest	$2,136	$2,006

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity

(amounts in thousands, except unit data)

(unaudited)

	Three Months Ended June 30, 2021
	Redeemable Preferred Units							Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C		Class A		Class A-1					Common
	Units	Value	Units	Value	Units	Value	Units					Value	Units	Value
March 31, 2021	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$7,335	$(418,109)	$330	$(24,855)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	502	—	—	502
Net loss	—	—	—	—	—	—	—	—	—	—	—	(336)	—	(336)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	16	16

June 30, 2021	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$7,837	$(418,445)	$346	$(24,673)

	Three Months Ended June 30, 2020
	Redeemable Preferred Units							Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
	Class B		Class C		Class A		Class A-1					Common
	Units	Value	Units	Value	Units	Value	Units					Value	Units	Value
March 31, 2020	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,499	$(176,461)	$(91)	$(4,721)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	394	—	—	394
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,101)	—	(4,101)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(10)	(10)

June 30, 2020	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,893	$(180,562)	$(101)	$(8,438)

	Six Months Ended June 30, 2021
	Redeemable Preferred Units							Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C		Class A		Class A-1					Common
	Units	Value	Units	Value	Units	Value	Units					Value	Units	Value
December 31, 2020	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$6,833	$(412,383)	$296	$(19,665)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,004	—	—	1,004
Net loss	—	—	—	—	—	—	—	—	—	—	—	(6,062)	—	(6,062)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	50	50

June 30, 2021	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$7,837	$(418,445)	$346	$(24,673)

	Six Months Ended June 30, 2020
	Redeemable Preferred Units							Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Class B		Class C		Class A		Class A-1					Common
	Units	Value	Units	Value	Units	Value	Units					Value	Units	Value
December 31, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,103	$(168,463)	$176	$3,148
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	790	—	—	790
Net loss	—	—	—	—	—	—	—	—	—	—	—	(12,099)	—	(12,099)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(277)	(277)

June 30, 2020	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,893	$(180,562)	$(101)	$(8,438)

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

Live Learning Technologies LLC d/b/a Nerdy

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.	Organization and Description of Business

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000 subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors UK.

On January 28, 2021, the Company executed a definitive business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”). As a result of the proposed business combination, TPG Pace will be redomesticated to Delaware and renamed Nerdy Inc. The combined company will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the post-merger Nerdy equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in Nerdy Inc.

Nerdy Inc. will be a holding company, and immediately after the consummation of the business combination, its primary assets will consist of Nerdy units. Nerdy’s management will continue to manage the Company and all of its related and affiliated entities (subject to Nerdy Inc.’s board of directors) and Nerdy Inc.’s executive officers will serve as the executive officers for all of its related and affiliated entities. The boards of directors of TPG Pace, the Company’s board of managers, and the members of Nerdy have approved the proposed transaction. We expect the transaction to close in the third quarter of 2021.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with existing accounting principles generally accepted in the United States of America (“GAAP”), under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), and on a basis consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with such audited consolidated financial statements.

These unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair statement of the Company’s results of operations, comprehensive income, financial condition, cash flows, and redeemable preferred units and members’ equity for the interim periods presented. Interim results are not necessarily indicative of the results to be expected for the full year.

3.	Recently Issued Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements (other than the ones described below) that had or will have an impact on the results of operations, comprehensive income, financial condition, cash flows, or redeemable preferred units and members’ equity based on current information.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, which provides entities with a new transition method where comparative periods presented in the financial statements in the period of adoption will not need to be restated. Under the new transition method, an entity initially applies the provisions of the standard at the adoption date, versus at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is required to adopt Topic 842 on January 1, 2022. Early application is permitted. The Company is in the process of assessing the impact of this ASU.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for the Company beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts, and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as a reduction in the amortized cost of the securities, and provides for additional disclosure requirements. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by this ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. This ASU is elective and effective for all entities as of March 12, 2020, the date this ASU was issued. An entity may elect to apply the amendments for contract modifications provided by this ASU as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. Once elected, this ASU must be applied prospectively for all eligible contract modifications. The Company is in the process of assessing the impact of this ASU as it relates to its contracts that reference LIBOR.

4.	Fair Value Measurement

The Company holds certain items that are required to be disclosed at fair value, primarily debt instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair values for debt are based on published forward interest rate curves for similar liabilities and are categorized as Level 2 measurements. As of June 30, 2021 and December 31, 2020, the fair values of the Company’s borrowings under its Loan and Security Agreement (“LSA”) approximates carrying value. As of December 31, 2020 the fair value of the Company’s borrowings under its promissory note approximates carrying value.

The Company’s financial assets and liabilities also include cash and cash equivalents, restricted cash, receivables, and accounts payable for which the carrying value approximates fair value due to their short maturities (less than 12 months). Certain assets and liabilities, including long-lived assets and goodwill, are measured at fair value on a non-recurring basis.

5.	Cash, cash equivalents, and restricted cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the unaudited Condensed Consolidated Balance Sheets to the unaudited Condensed Consolidated Statements of Cash Flows (in thousands):

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$14,718	$29,265
Restricted cash included in Other current assets	270	270
Restricted cash included in Other assets	1,147	1,147

Total Cash, Cash Equivalents, and Restricted Cash shown in the Condensed Consolidated Statements of Cash Flows	$16,135	$30,682

Amounts included in restricted cash represent amounts required to be set aside by contractual agreement. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. Restricted cash amounts for contractual obligations with an expected duration of greater than one year are included within other assets.

6.	Revenues

The following table presents the Company’s revenues by service category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Online	$32,786	$20,718	$67,351	$38,037
In-person	—	852	—	6,528

Revenue	$32,786	$21,570	$67,351	$44,565

The following table presents our “Accounts receivable, net”, and “Deferred revenue” balances (in thousands):

	June 30, 2021	December 31, 2020
Accounts receivable, net	$1,442	$475
Deferred revenue	$17,695	$17,270

“Accounts receivable, net”, is shown net of reserves of $0.4 million and $0.2 million as of June 30, 2021 and December 31, 2020, respectively. The Company expects to recognize substantially all of the deferred revenue balance in the next twelve months.

7.	Fixed Assets, Net

Fixed assets, net, as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Fixed assets	$24,994	$22,838
Accumulated depreciation	(15,130)	(12,541)

Fixed assets, net	$9,864	$10,297

Amortization expense related to capitalized internal use software for the six months ended June 30, 2021 and 2020 totaled $2.2 million and $2.0 million, respectively, and is included as a component of “Cost of revenue” in the accompanying unaudited Condensed Consolidated Statements of Operations.

Depreciation expense for all other fixed assets for the six months ended June 30, 2021 and 2020 totaled $0.4 million and $0.5 million, respectively, and is included as a component of “General and administrative expenses” in the accompanying unaudited Condensed Consolidated Statements of Operations.

The Company added $2.2 million of fixed assets during the six months ended June 30, 2021, of which $0.1 million is included in accounts payable and is excluded from Cash Flows from Investing Activities in the unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021.

8.	Definite-Lived Intangible Assets, Net

Intangible Assets, net as of June 30, 2021 and December 31, 2020, consist of the following (in thousands):

	June 30, 2021
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,669)	$7,703
Foreign currency translation adjustment	341	(9)	332

Intangible Assets, Net	$10,713	$(2,678)	$8,035

	December 31, 2020
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,099)	$8,273
Foreign currency translation adjustment	295	(34)	$261

Intangible Assets, Net	$10,667	$(2,133)	$8,534

9.	Other Current Liabilities

As of June 30, 2021 and December 31, 2020, other current liabilities consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued payroll	$1,351	$742
Accrued CARES Act FICA deferral	589	589
Accrued professional services	489	1,037
Accrued sublease liability	335	688
Other	3,363	3,034

Total	$6,127	$6,090

10.	Debt

The Company’s total indebtedness as of June 30, 2021, and December 31, 2020, consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Loan and security agreement	$39,000	$39,000
Promissory note	—	8,293
Paid-in-kind interest	392	283
End of term charge	548	399
Less: Debt issuance costs, net	(320)	(396)

Total debt	$39,620	$47,579
Less: current maturities of long-term debt	—	6,535

Total long-term debt	$39,620	$41,044

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million were used to extinguish previously issued long-term debt and for general corporate purposes. The LSA bears interest equal to the greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% at both June 30, 2021 and December 31, 2020. Monthly payments on the LSA are interest only, with the principal, accrued PIK interest and the end of term charge due in full at maturity. Unused capacity under the LSA does not bear a commitment fee.

The LSA matures on August 1, 2023, subject to certain conditions, is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The Company incurred debt issuance costs of $0.6 million associated with the LSA. On March 19, 2020, the Company borrowed an additional $4.0 million from the LSA (the maximum borrowing capacity available at the time), increasing total borrowings from $35.0 million to $39.0 million. There was $11.0 million of available borrowing capacity under the LSA as of June 30, 2021.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note was scheduled to mature on April 16, 2022 and bore a 1.00% interest rate. The Company applied for forgiveness of the promissory note and on June 30, 2021, the Company received notice from the SBA that the promissory note and accrued interest of $0.1 million was forgiven in full. Accordingly, the Company recognized a gain on debt extinguishment of $8.4 million for the three and six months ended June 30, 2021.

11.	Deferred Issuance Costs

The Company recorded $0.3 million and $2.4 million of expenditures related to the completion of the proposed business combination with TPG in “General and administrative expense” during the three and six months ended June 30, 2021, respectively. Additionally, the Company capitalized certain costs related to the preparation of the related transaction documents within noncurrent assets of $2.3 million, of which $0.7 million were accrued as of June 30, 2021. Upon consummation of the business combination with TPG, the Company expects to record these costs in equity.

12.	Earnings per Unit

Basic earnings per unit is calculated as the sum of net loss less undeclared cumulative dividends on preferred stock divided by the average number of units of common units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of profit interest units using the “treasury stock” method to the extent they are dilutive. Unit appreciation rights would be considered a participating security in the event of settlement. The impact of potentially dilutive preferred units is calculated using the “if-converted” method.

The following table sets forth the computation of basic and diluted earnings per unit (in thousands, except per unit amounts):

	Three Months Ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Basic and diluted earnings per unit:
Net loss	$(336)	$(4,101)	$(6,062)	$(12,099)
Undeclared dividends on nonredeemable preferred units	(145)	(145)	(290)	(290)

	(481)	(4,246)	(6,352)	(12,389)
Weighted average common units outstanding:	85,565	85,565	85,565	85,565

Basic and diluted earnings per unit	$(0.01)	$(0.05)	$(0.07)	$(0.14)

The following table details the securities that have been excluded from the calculation of weighted-average units for diluted earnings per unit as they were anti-dilutive.

	Three Months Ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Anti-dilutive units:
Class A preferred units	7,906,980	7,906,980	7,906,980	7,906,980
Class A-1 preferred units	7,822,681	7,822,681	7,822,681	7,822,681
Class B preferred units	40,499,299	40,499,299	40,499,299	40,499,299
Class C preferred units	18,586,623	18,586,623	18,586,623	18,586,623
Profits interest units	30,732,995	30,102,751	30,732,995	30,102,751

13.	Related Parties

The Company’s Chief Executive Officer (“CEO”) is the majority owner of the outstanding common units. Members of the executive leadership team, although not including the CEO, have also been granted profits interest units “PIUs”, and have received compensation (guaranteed wages) at contracted rates per written executive agreements. The CEO’s compensation is determined annually by the Company’s Compensation Committee (which also determines executive team bonuses, increases in base guaranteed wages, and equity awards, as applicable).

For the three months ended June 30, 2021 and 2020, $1.8 million and $1.3 million, respectively, of certain products and services were purchased from companies in which certain of our Class B and C preferred unit holders have active investments.

For the six months ended June 30, 2021 and 2020, $3.9 million and $1.9 million, respectively, of certain products and services were purchased from companies in which certain of our Class B and C preferred unit holders have active investments.

As of June 30, 2021 and December 31, 2020, $0.6 million, and $0.5 million, respectively, of amounts due to companies in which certain of our Class B and C preferred unit holders have active investments were included in Accounts payable and Other current liabilities.

14.	Legal Proceedings

The Company has received inquiries from certain statutory authorities regarding the designation of Experts as independent contractors. The Company is responding to these inquiries and believes this designation to be appropriate based on the nature of its relationship with such individuals and entities. The Company believes that it is only reasonably possible and not probable that the Company will incur a loss under various legal and regulatory proceedings challenging the classification of Experts as independent contractors because of the Company’s significant experience with such claims of this nature as well as our analysis of the facts and circumstances related to current claims. Additionally, the amount of loss cannot be reasonably estimated because the amount of loss contingency is often based on certain variable inputs (e.g., Platform usage by the Expert, number of plaintiffs/claimants, jurisdiction, etc.) which make the determination of a range of loss not possible.

The Company is subject to various other legal proceedings and actions in the normal course of business. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from such pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accrual for estimated liabilities (if any), are not expected to be material individually or in the aggregate to the consolidated financial condition, result of operations or cash flows of the Company. In addition, although it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the consolidated financial condition, results of operations or cash flows of the Company.

15.	Subsequent Events

The Company has evaluated subsequent events in accordance with U.S. GAAP through August 11, 2021, the date the financial statements were available to be issued.

Events Subsequent to the Original Issuance of Condensed Consolidated Financial Statements

In connection with the reissuance of the condensed consolidated financial statements, the Company has evaluated subsequent events in accordance with U.S. GAAP through October 14, 2021, the date the condensed consolidated financial statements were available to be reissued.

On September 20, 2021 the Company completed a previously announced business combination with TPG Pace Tech Opportunities Corp. (“TPG Pace”). As a result of the business combination, the Company received cash consideration in exchange for equity ownership in the form of Class A Common Stock. As a result of the business combination, TPG Pace was redomesticated to Delaware and renamed Nerdy Inc. The combined company is organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering.

The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the post-merger Nerdy equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in Nerdy Inc.

Nerdy Inc. is a holding company, its primary assets consist of Nerdy units. Nerdy Inc. controls Nerdy in accordance with the terms of Nerdy’s Operating Agreement. Nerdy’s management will continue to manage the Company and all of its related and affiliated entities (subject to Nerdy Inc.’s board of directors) and Nerdy Inc.’s executive officers will serve as the executive officers for all of its related and affiliated entities in the United States.

On September 20, 2021, the Company extinguished all outstanding borrowings under the LSA.

On September 20, 2021, the Nerdy Inc. Board of Directors approved the repayment of the Company’s previously fully forgiven Promissory Note, which totals $8.4 million and includes $0.1 million of accrued interest. The Company expects to record an expense for the repayment of the Promissory Note in the third quarter of 2021 and make repayment of the Promissory Note in the fourth quarter of 2021.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Live Learning Technologies LLC d/b/a Nerdy

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Live Learning Technologies LLC d/b/a Nerdy and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in redeemable preferred units and members’ equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

March 19, 2021

We have served as the Company’s auditor since 2016.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Operations

December 31, 2020, 2019 and 2018

(amounts in thousands, except per unit data)

	Year Ended December 31,
	2020	2019	2018
Revenue	$103,968	$90,452	$72,038
Cost of revenue	34,834	30,830	26,501

Gross profit	69,134	59,622	45,537
Sales and marketing expenses	43,838	37,967	30,494
General and administrative expenses	43,231	42,192	40,592

Operating loss	(17,935)	(20,537)	(25,549)
Interest expense	4,904	2,101	157
Other expense (income), net	1,824	(199)	(329)

Net loss	$(24,663)	$(22,439)	$(25,377)

Net loss per common unit, basic and diluted	$(2.86)	$(0.27)	$(0.30)
Weighted average common units outstanding, basic and diluted	85,565	85,565	85,565

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Comprehensive Loss

December 31, 2020, 2019 and 2018

(amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(24,663)	$(22,439)	$(25,377)
Other comprehensive income (loss)
Foreign currency translation	120	141	(270)

Total comprehensive loss	$(24,543)	$(22,298)	$(25,647)

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Balance Sheets

December 31, 2020 and 2019

(amounts in thousands, except for units)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$29,265	$25,044
Accounts receivable, net	475	758
Other current assets	1,821	2,307

Total current assets	31,561	28,109
Fixed assets, net	10,297	12,878
Goodwill	5,717	5,717
Intangible assets, net	8,534	9,481
Other assets	1,165	2,606

Total assets	$57,274	$58,791

Liabilities, Redeemable Preferred Units & Members’ Equity
Current liabilities
Accounts payable	$4,446	$2,267
Current portion of long-term debt	6,535	—
Other current liabilities	6,090	4,024
Deferred revenue	17,270	14,723

Total current liabilities	34,341	21,014
Other liabilities	1,554	—
Long-term debt, net	41,044	34,629

Total liabilities	76,939	55,643
Commitments and Contingencies (See Note 14)
Redeemable Preferred Units:
Class B Redeemable Preferred Units, no par value—40,499,299 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	259,638	109,492
Class C Redeemable Preferred Units, no par value—18,586,623 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	119,158	50,047

Total redeemable preferred units	378,796	159,539
Members’ Equity:
Class A Preferred Units, no par value—7,906,980 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	3,309	3,309
Class A-1 Preferred Units, no par value—7,822,681 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	3,398	3,398
Common units, $0.000001 par value—85,564,605 units authorized, issued and outstanding as of December 31, 2020, and 2019, respectively	86	86
Additional paid-in capital	6,833	5,103
Accumulated deficit	(412,383)	(168,463)
Accumulated other comprehensive loss	296	176

Total members’ equity	(398,461)	(156,391)

Total liabilities, redeemable preferred units and members’ equity	$57,274	$58,791

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(amounts in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash Flows Used In Operating Activities
Net loss	$(24,663)	$(22,439)	$(25,377)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation & amortization	4,997	3,956	2,535
Amortization of intangibles	1,046	1,053	—
Loss (gain) on asset dispositions	458	(4)	7
Stock-based compensation	1,730	1,747	1,405
Amortization of deferred debt charges	657	242	—
Changes in assets and liabilities
Accounts receivable	283	(239)	632
Other current assets	343	(283)	270
Other assets	149	71	50
Accounts payable	2,179	953	186
Other current liabilities	2,066	(1,401)	793
Other liabilities	1,554	—	—
Deferred revenue	2,547	26	4,831

Net Cash Used In Operating Activities	(6,654)	(16,318)	(14,668)

Cash Flows Used In Investing Activities
Capital expenditures	(2,874)	(6,356)	(5,842)
Acquisitions	—	—	(10,000)

Net Cash Used In Investing Activities	(2,874)	(6,356)	(15,842)

Cash Flows Provided By Financing Activities
Proceeds from revolving debt facility	—	—	10,000
Repayment of revolving debt facility	—	(10,000)	—
Proceeds from loan and security agreement	4,000	35,000	—
Proceeds from promissory note	8,293	—	—
Debt issuance costs	—	(613)	—
Capital contributions	—	—	1,083
Settlement redemption	—	—	(50)

Net Cash Provided By Financing Activities	12,293	24,387	11,033

Effect of Exchange Rate Change on Cash	21	28	(13)
Net increase (decrease) in Cash, cash equivalents and restricted cash	2,786	1,741	(19,490)

Cash, cash equivalents and restricted cash at beginning of year	27,896	26,155	45,645

Cash, cash equivalents and restricted cash at end of year	$30,682	$27,896	$26,155

Supplemental Cash Flow Information
Cash paid for interest	$4,148	$1,442	$—

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity

Years ended December 31, 2020, 2019 and 2018

(amounts in thousands, except for units)

	Redeemable Preferred Units				Class A		Class A-1		Common		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Total
	Class B		Class C
	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
December 31, 2017	40,539,397	$109,542	18,185,918	$48,964	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$1,951	$(137,414)	$305	$30,141
Capital contribution	—	—	400,705	1,083	—	—	—	—	—	—	—	—	—	1,083
Settlement redemption	(40,098)	(50)	—	—	—	—	—	—	—	—	—	—	—	(50)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,405	—	—	1,405
Net loss	—	—	—	—	—	—	—	—	—	—	—	(25,377)	—	(25,377)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(270)	(270)

December 31, 2018	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$3,356	$(162,791)	$35	$6,932

Balance at January 1, 2019, as previously reported	40,499,299	109,492	18,586,623	50,047	7,906,980	3,309	7,822,681	3,398	86,564,605	86	3,356	(162,791)	35	6,932
Impact of change in accounting policy	—	—	—	—	—	—	—	—	—	—		16,767	—	16,767

Adjusted balance at January 1, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$3,356	$(146,024)	$35	$23,699

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,747	—	—	1,747
Net loss	—	—	—	—	—	—	—	—	—	—	—	(22,439)	—	(22,439)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	141	141

December 31, 2019	40,499,299	$109,492	18,586,623	$50,047	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$5,103	$(168,463)	$176	$3,148

Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,730	—	—	1,730
Net loss	—	—	—	—	—	—	—	—	—	—	—	(24,663)	—	(24,663)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	120	120
Redeemable Preferred Unit accretion	—	150,146	—	69,111	—	—	—	—	—	—	—	(219,257)	—	—

December 31, 2020	40,499,299	$259,638	18,586,623	$119,158	7,906,980	$3,309	7,822,681	$3,398	85,564,605	$86	$6,833	$(412,383)	$296	$(19,665)

The accompanying notes are an integral part of these consolidated financial statements.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

1. Organization and Description of Business

Live Learning Technologies LLC d/b/a Nerdy (“Nerdy” or “the Company”) is a leading direct-to-consumer platform for learning. Nerdy’s mission is to transform the way people learn through technology. The Company has built a comprehensive online learning destination that enables the delivery of scaled, high-quality live learning for people of all ages across more than 3,000 subjects and multiple learning formats—including one-on-one instruction, small group classes, large format group classes, adaptive self-study, and other online learning offerings. Nerdy’s purpose-built proprietary platform leverages technology, to source, and match top Experts with Learners of all ages. Nerdy’s platform offers Experts the opportunity to generate income from the convenience of home, while also increasing access for Learners by removing barriers to high-quality live online learning.

Nerdy’s platform delivers value to both Learners, who are our customers, and Experts. Nerdy has built a diverse business across the following audiences: K-8, High School, College, Graduate School and Professional. Learners and Experts come to Nerdy for convenience, value and a superior learning experience. The Company has built a scalable platform that allows us to drive growth, Learner satisfaction and retention across audiences and subjects.

Nerdy is a holding company that is the sole owner of several operating companies, including its flagship business Varsity Tutors, one of the largest platforms for live online one-on-one instruction and classes in the United States; and our legacy businesses Veritas Prep and First Tutors UK.

2. Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are described below and are in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements comprise the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions among the Company and its consolidated subsidiaries have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. Significant estimates, assumptions, and judgments are used for, but not limited to: revenue recognition, stock-based compensation expense, useful lives assigned to long-lived assets and definite-lived intangibles for depreciation and amortization, impairment of goodwill, long-lived assets and definite-lived intangible assets, the valuation of acquired intangible assets, internal-use software and website development costs. We base our estimates on historical experience, knowledge of current business conditions, and various other factors we believe to be reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ from these estimates, and such differences could be material to our financial position and operating cash flows.

Business Combinations

The Company accounts for business combinations in accordance with ASC Topic 805, Business Combinations using the acquisition method of accounting. The Company allocates the fair value of purchase consideration to

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

the tangible assets acquired, liabilities assumed, and intangible assets acquired through a business combination based on their estimated fair values. The excess of fair value of purchase consideration over the fair values of these identifiable assets acquired and liabilities assumed is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates. During the measurement period, which does not exceed one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Segment Information

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”) which is the Company’s chief executive officer in determining how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated basis. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements. Substantially all of the Company’s net assets and operations are located within the United States.

Fair Value

The Company holds certain items that are required to be disclosed at fair value, primarily debt instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level hierarchy is followed for disclosure to show the extent and level of judgment used to estimate fair value measurements:

Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2—Inputs used to measure fair value, other than quoted prices included in Level 1, are either directly or indirectly observable as of the reporting date through correlation with market data, including quoted prices for similar assets and liabilities in active markets and quoted prices in markets that are not active. Level 2 also includes assets and liabilities that are valued using models or other pricing methodologies that do not require significant judgment since the input assumptions used in the models, such as interest rates and volatility factors, are corroborated by readily observable data from actively quoted markets for substantially the full term of the financial instrument.

Level 3—Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Fair values for debt are based on published forward interest rate curves for similar liabilities and are categorized as Level 2 measurements. As of December 31, 2020, and 2019, the fair values of the Company’s borrowings under its Loan and Security Agreement (“LSA”) and its Promissory note approximate their carrying value. The Company’s financial assets and liabilities also include cash and cash equivalents, restricted cash, receivables, and accounts payable for which the carrying value approximates fair value due to their short maturities (less than 12 months). Certain assets and liabilities, including long-lived assets and goodwill, are measured at fair value on a non-recurring basis.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Foreign Currency Translation

The Company operates a single foreign business, First Tutors, in the United Kingdom. The functional currency of our foreign subsidiary is the local currency. Adjustments from the translation of foreign currency into U.S. dollars for balance sheet amounts are based on exchange rates as of the Consolidated Balance Sheet date. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in “Accumulated other comprehensive loss” as a component of redeemable preferred units and members’ equity in the Consolidated Balance Sheets.

Revenue Recognition and Deferred Revenue

In conjunction with the adoption of Topic 606 “Revenue from Contracts with Customers,” on January 1, 2019, the policy for recognizing revenue was updated. See Note 6 for a summary of the Company’s updated policy under Topic 606.

Prior to the adoption of Topic 606, the Company’s revenue recognition policy was as follows: when cash for services was collected in advance from Learners, who are the Company’s customers, the Company recorded the associated amounts to deferred revenue until services were provided to the Learner. Revenue was recognized when services were provided to Learners and learning services were consumed. Advanced payments for services were recognized in revenue when the related services were used, or deposits were forfeited in accordance with the related contractual terms.

Cost of Revenue

Cost of revenue includes the cost of Experts, who provide services to Learners on the Company’s behalf, performing instruction, amortization of capitalized technology costs, and other costs required to deliver services to Learners. Costs of Experts are recognized as services are provided to Learners.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. Our cash and cash equivalents, which consist of cash and certificates of deposit at financial institutions, are stated at cost, and approximate fair value.

The Company maintains bank accounts in the United States, which, at times may exceed the federally insured limits; and in the United Kingdom. As of December 31, 2020, and 2019, the Company had cash located in foreign banks totaling approximately $1.5 million and $1.6 million, respectively.

Restricted Cash

We classify certain restricted cash balances within other current assets and other assets in the accompanying Consolidated Balance Sheets. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. As of December 31, 2020, and 2019, the Company had $1.4 million and $2.9 million in restricted cash, respectively. See Note 5 for additional information.

Accounts Receivable, Net

The Company’s accounts receivables relate to sales of services which have not been collected and contractual amounts due to the Company.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Allowance for Doubtful Accounts

The Company assesses the creditworthiness of its customers based on multiple sources of information, and analyzes factors such as historical bad debt experience, industry and geographic concentrations of credit risk, and economic trends. Accounts receivable are written off as a decrease to the allowance for doubtful accounts when all collection efforts have been exhausted and an account is deemed uncollectible. The allowance for doubtful accounts as of December 31, 2020, and 2019, was immaterial.

Prepaid Expenses

Prepaid expenses are stated at historical cost, net of any related amortization, and consist of amounts paid in advance for insurance, rent, advertising and other operating costs which are of continuing benefit to the Company. As of December 31, 2020, and 2019, the Company had approximately $0.6 million and $1.5 million, respectively, of prepaid expenses recorded in “Other current assets” in the accompanying Consolidated Balance Sheets.

Fixed Assets, Net

Expenditures for fixed assets are capitalized and primarily include costs related to software developed or acquired for internal use and purchases of furniture and equipment. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation of fixed assets other than capitalized internal use software costs is calculated on a straight-line basis over estimated useful lives of one to seven years and is included in “General and administrative expenses.” When fixed assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in Consolidated Statements of Operations.

The Company capitalizes certain costs associated with software developed or obtained for internal use and website and application development. The Company capitalizes development stage internal and external costs. These costs are capitalized when management has authorized and committed project funding and it is probable that the project will be completed, and the software will be used as intended. Once the software is ready for its intended use it is placed into service and such costs are amortized on a straight-line basis within “Cost of revenue”, generally over a four year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the upgrades.

The carrying value of fixed assets is assessed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairments were recorded for the years ended December 31, 2020, 2019, and 2018.

Goodwill

Goodwill relates to the acquired assets of Veritas LLC (“Veritas”) through our subsidiary Veritas Prep LLC (“Veritas Prep”) in 2018. Goodwill represents the excess of the fair value of purchase consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination. Goodwill and intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date.

The Company conducts a goodwill impairment qualitative assessment for its single reporting unit during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an analysis to determine if it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the reporting unit to the extent that it is more likely than not that the fair value of the reporting unit is below its carrying value, a quantitative goodwill impairment test would be performed. Our qualitative assessment requires management to make judgments surrounding macroeconomic, industry, and market factors as well as the overall condition and performance of the Company and other relevant entity-specific events. For the years ended December 31, 2020, 2019, and 2018, the Company concluded that there were no significant adverse trends that made it more likely than not that the Company’s fair value of the reporting unit was below carrying value. No impairments of goodwill were recorded for the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020 and 2019, the Company had goodwill of $5.7 million.

Definite-lived Intangible Assets

Definite-lived intangible assets are definite-lived trade names. Intangible assets acquired are recorded at fair market value under the acquisition method of accounting as of the acquisition date.

The carrying value of definite-lived intangible assets is assessed whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No impairments of definite-lived intangible assets were recorded for the years ended December 31, 2020, 2019, and 2018. As of December 31, 2020 and 2019, the Company had intangible assets, net of accumulated amortization, of $8.5 million, and $9.5 million, respectively.

Stock-based Compensation

The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. That cost is recognized over the period during which the service provider is required to provide service in exchange for the award over the requisite service period. Any forfeitures of stock-based compensation are recorded as they occur. See Note 11 for further information on the Company’s stock-based compensation accounting policy.

Marketing Expense

Marketing expenses primarily include media costs, including television, radio, podcasts, paid social, paid search and other paid channels. Costs associated with the delivery of our Large Group Classes, including celebrity-led StarCourse costs, and expenditures across new marketing channels to drive brand awareness and reach, are also included in marketing expenses. Marketing costs are expensed as incurred by the Company within “Sales and marketing expenses” in the Consolidated Statement of Operations. Advertising expenses were $29.3 million, $20.6 million, and $16.5 million, for years 2020, 2019, and 2018, respectively.

Income Taxes

Nerdy is an LLC taxed as a partnership. As such, its income and losses are allocated to its members.

Debt Issuance Costs

Debt issuance costs are presented in the Consolidated Balance Sheets as a direct deduction from the carrying value of debt. Debt issuance costs are amortized over the term of the related debt instrument using the effective-interest method. Amortization of debt issuance costs are recorded as “Interest expense” in the Consolidated Statements of Operations.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

3. Recently Issued and Adopted Accounting Pronouncements

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements (other than the ones described below) that had or will have an impact on the results of operations, other comprehensive income, financial condition, cash flows, or members’ equity based on current information.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which superseded all existing revenue recognition guidance under GAAP. This ASU’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expected to be entitled in exchange for those goods or services. This ASU also calls for additional disclosures around the nature, amount, timing, and uncertainty of revenue cash flows arising from contracts with customers. The Company adopted this ASU on January 1, 2019, using the modified retrospective transition method of adoption. See Note 6 for the required disclosures related to the adoption of this standard.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This ASU requires that a statement of cash flows explain the change in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents, and therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of year cash balance to the end of year cash balance as shown on the statement of cash flows. The Company adopted this ASU as of January 1, 2018, which did not have a material impact on the Company’s consolidated financial statements or disclosures. See Note 5 for the required disclosures related to the adoption of this standard.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing, and uncertainty of cash flows arising from leases. In July 2018, the FASB issued ASU 2018-11, which provides entities with a new transition method where comparative periods presented in the financial statements in the period of adoption will not need to be restated. Under the new transition method, an entity initially applies the provisions of the standard at the adoption date, versus at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is required to adopt Topic 842 on January 1, 2022. Early application is permitted. The Company is in the process of assessing the impact of this ASU.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for the Company beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts, and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as a reduction in the amortized cost of the securities, and provides for additional disclosure requirements. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by this ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. This ASU is elective and effective for all entities as of March 12, 2020, the date this ASU was issued. An entity may elect to apply the amendments for contract modifications provided by this ASU as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. Once elected, this ASU must be applied prospectively for all eligible contract modifications. The Company is in the process of assessing the impact of this ASU as it relates to its debt relationships that reference LIBOR.

4. Business Combinations

On December 21, 2018, the Company completed its acquisition of the assets of Veritas, through our subsidiary Veritas Prep to accelerate its class and adaptive diagnostic assessment capabilities, among other reasons, in a transaction accounted for under the acquisition method of accounting. Veritas Prep is a test preparation and admissions business. The Company funded the acquisition of Veritas’ assets with $10.0 million of borrowings from its unsecured revolving debt facility. The purchase consideration was paid in cash.

The purchase price was allocated to acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition. The following table presents the final total allocation of purchase consideration recorded in the Company’s Consolidated Balance Sheets as of the acquisition date (in thousands):

Purchase price	$10,000
Allocation of purchase price:
Other current assets	297
Fixed assets	16
Intangible assets	4,299
Other assets	152

Total assets	4,764
Accounts payable and accrued expenses	481

Net assets required	4,283

Goodwill	$5,717

The acquired intangible assets includes a tradename which is being amortized on a straight-line basis over a 10-year period. The fair value of goodwill related to the acquisition of Veritas Prep LLC is deductible for U.S. income tax purposes.

During the year ended December 31, 2018, the Company incurred $0.4 million of acquisition-related expenses associated with the acquisition which have been included in “General and administrative expenses” in its Consolidated Statement of Operations.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

5. Cash, cash equivalents, and restricted cash

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets to the Consolidated Statements of Cash Flows.

	December 31
	2020	2019	2018
Cash and cash equivalents	$29,265	$25,044	$23,278
Restricted cash included in Other current assets	270	412	—
Restricted cash included in Other assets	1,147	2,440	2,877

Total Cash, Cash Equivalents and Restricted Cash shown in the Consolidated Statements of Cash Flows	$30,682	$27,896	$26,155

Amounts included in restricted cash represent amounts required to be set aside by contractual agreement. Restricted cash consists of cash collateralized letters of credit in support of our corporate office leases. Restricted cash amounts for contractual obligations with an expected duration of greater than one year are included within other assets.

6. Revenues

In conjunction with the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2019, the Company updated its policy for recognizing revenue. The Company utilized a comprehensive approach to assess the impact of this ASU by reviewing its customer contracts and existing accounting policies and procedures in order to identify potential differences that would result from applying the new requirements of Topic 606. A summary of the updated policy is included below:

Revenue Recognition Policy

Upon adoption of Topic 606, the Company recognizes revenues from its services as performance obligations are satisfied. Performance obligations are satisfied throughout the term of its contracts with Learners, who are our customers, when Learners are provided services. Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company generates revenue by selling services to Learners for one-on-one instruction and classes that are fulfilled by Experts, who deliver instruction on the Company’s behalf through its proprietary Live Learning Platform.

The Company’s revenues are from contracts with Learners, which are short-term duration of generally one year or less. Cash for the purchase of services is generally collected in advance (at one time or in installments) and recorded to deferred revenue until the services are used by the Learner. With respect to installment sales, the first installment payment is collected at the time of sale with the subsequent payment typically due thirty days later. Per the terms of the contract, purchased services can be redeemed up to one year from the date of the first payment. Beginning with the adoption of Topic 606 on January 1, 2019, the Company recognizes revenue for unredeemed payments for services over the life of the agreement with the customer based on customer usage. The Company estimates the amount in which and the period of time over which payments for services are not redeemed using historical usage and redemption patterns. These estimates are reassessed each reporting period.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The Company recognizes revenues from its one-on-one and class services as performance obligations are satisfied. Given the customer receives benefit from the completion of each session (as Learners are not obligated to meet with the same Expert for a minimum number of sessions), the Company has concluded that each session is a separate performance obligation. Revenue is recognized and deferred revenue is relieved on the date services are delivered to Learners in an amount that reflects the consideration the Company is contractually entitled to receive in exchange for those services.

The Company provides a significant service of integrating instruction services, which are provided by Experts on the Company’s behalf through its platform, using the Company’s curation and matching technologies, and features in order to deliver a combined output to meet the Company’s performance obligation to Learners. The Company is primarily responsible for the services provided, and sets pricing. The Company has determined that collectively, these factors reflect that it is the principal in transactions with Learners.

The Company does not have any incremental costs to obtain or fulfill a contract that would require capitalization. The Company has elected as a practical expedient, not to disclose additional information about unsatisfied performance obligations for contracts with customers that have an expected duration of one year or less.

Impacts of Adoption

The Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. The Company recorded an adjustment to accumulated deficit as of January 1, 2019, to reflect the application of its updated revenue recognition policy, primarily related to the accounting for unredeemed payments for services, which are now recognized over the expected customer usage period rather than at the end of the contract period. The cumulative adjustment resulted in a decrease of $16.8 million recorded in “Accumulated deficit”, and “Deferred revenue”. Results for reporting periods beginning January 1, 2019 are presented under Topic 606, resulting in a decrease recorded in “Deferred revenue” of approximately $3.9 million and a corresponding increase recorded in “Revenue”, as of and for the year ended December 31, 2019, due to revenue from unredeemed payments for services being recognized in accordance with Topic 606. Prior period amounts were not adjusted and continue to be reported in accordance with the previous revenue recognition guidance.

Contract Balances and Accounts Receivable, net

Contract liabilities are recorded within “Deferred revenue” in the Company’s Consolidated Balance Sheets. Deferred revenue consists of advanced payments from customers for performance obligations that have not been satisfied. Deferred revenue is recognized when the services are provided, and all other revenue recognition criteria have been met.

The following table presents our “Accounts receivable, net”, and “Deferred revenue” balances (in thousands):

	December 31,
	2020	2019
Accounts receivable, net	$475	$758
Deferred revenue	$17,270	$14,723

“Accounts receivable, net”, is shown net of reserves of less than $0.3 million and $0.1 million as of December 31, 2020 and 2019, respectively. The Company has recognized and expects to recognize substantially all of the deferred revenue balance outstanding in any given period, over the next year.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The following table presents the Company’s revenues by service category (in thousands):

	Year Ended December 31,
	2020	2019	2018
Online	$97,440	$64,378	$41,860
In-person	6,528	26,074	30,178

Revenue	$103,968	$90,452	$72,038

7. Fixed Assets, Net

Fixed assets, net, as of December 31, 2020, and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Capitalized internal use software	$17,906	$15,077
Office equipment	1,702	1,978
Leasehold improvements	1,489	1,677
Furniture & fixtures	941	1,502
Other assets	800	800

Fixed assets	22,838	21,034
Less: accumulated depreciation and amortization	(12,541)	(8,156)

Fixed assets, net	$10,297	$12,878

Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives range from one to seven years for furniture and fixtures; the shorter of lease term or seven years for leasehold improvements; one to four years for capitalized internal use software; one to three years for office equipment; and one to four years for other assets. Repair and maintenance costs are expensed as incurred. Any gains and losses incurred on the sale or disposals of assets are included in “Other expenses (income), net” in the Consolidated Statements of Operations.

Amortization expense related to capitalized internal use software for the years ended December 31, 2020, 2019, and 2018 totaled $4.1 million, $2.9 million, and $1.5 million, respectively, and is included as a component of “Cost of revenue” in the accompanying Consolidated Statements of Operations.

Depreciation expense for all other fixed assets for the years ended December 31, 2020, 2019, and 2018 totaled $0.9 million, $1.1 million, and $1.1 million, respectively, and is included as a component of “General and administrative expenses” in the accompanying Consolidated Statements of Operations.

Internal Use Software

The Company accounts for costs incurred to develop computer software for internal use in accordance with Accounting Standards Codification (“ASC”) 350-40 Internal Use Software and 350-50, Website Development Costs. The Company capitalizes the costs incurred during the development stage, which generally include personnel and related costs to design the software configuration and interfaces, coding, installation, and testing.

The Company begins capitalization of qualifying costs when both the preliminary project stage is completed, and management has authorized further funding for the completion of the project. Costs incurred during the

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

preliminary project stage along with post implementation stages of internal-use computer software are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized development costs are recorded in “Property and equipment, net”, in the Consolidated Balance Sheets and are amortized over the lesser of the estimated useful life of the software up to four years.

8. Goodwill and Intangible Assets, Net

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the reporting unit, a quantitative goodwill impairment test is performed. No impairments of goodwill were recorded for the years ended December 31, 2020, 2019, and 2018. Goodwill as of December 31, 2020, and 2019, was $5.7 million.

Intangible assets consist of trade names subject to amortization. Amortization expense, which is provided on a straight-line basis over a 10 year period, was $1.0 million, $1.1 million and $0.0 million for the years ended December 31, 2020, 2019 and 2018 respectively and is reflected in “General and administrative expenses” in the Consolidated Statement of Operations.

Trade-names as of December 31, 2020, and 2019, consist of the following (in thousands):

	December 31, 2020
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(2,099)	$8,273
Foreign currency translation adjustment	295	(34)	261

Intangible Assets, Net	$10,667	$(2,133)	$8,534

	December 31, 2019
	Carrying Amount	Accumulated Amortization	Net Amount
Trade names	$10,372	$(1,053)	$9,319
Foreign currency translation adjustment	162	—	162

Intangible Assets, Net	$10,534	$(1,053)	$9,481

The estimated future amortization expense related to our trade-names is as follows (in thousands):

2021	$1,046
2022	1,046
2023	1,046
2024	1,046
2025	1,046
Thereafter	3,304

Total	$8,534

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

9. Other current liabilities

As of December 31, 2020, and 2019, other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued professional services	$1,037	$123
Accrued payroll	742	771
Accrued sublease liability	688	—
Accrued CARES Act FICA deferral	589	—
Other	3,034	3,130

Total	$6,090	$4,024

10. Debt

The Company’s total indebtedness as of December 31, 2020, and 2019, consisted of the following (in thousands):

	December 31,
	2020	2019
Loan and security agreement	$39,000	$35,000
Promissory note	8,293	—
Paid-in-kind interest	283	69
End of term charge	399	109
Less: Debt issuance costs, net	(396)	(549)

Total debt	$47,579	$34,629

Less: current maturities of long-term debt	6,535	—
Total long-term debt	$41,044	$34,629

On January 10, 2017, the Company entered into an unsecured revolving credit facility (the “Facility”). The Facility allowed for aggregate borrowings of up to $15.0 million. Monthly payments under the Facility were interest only with aggregate outstanding borrowings due at the termination of the Facility. The Facility contained affirmative and negative covenants customary for agreements of this type. The Facility contained a financial covenant that required the Company to either maintain a deposit balance of $5.0 million at the Facility lender or obtain minimum revenue requirements.

On June 22, 2018, the Company amended the Facility by increasing the total amount available to borrow on the Facility to $30.0 million, based on certain financial covenants being met. Monthly payments on the Facility were interest only, with the principal and accrued interest due in full at maturity. Total borrowings of $10.0 million for the acquisition of Veritas Prep were outstanding on the Facility at December 31, 2018. The Facility bore interest equal to the variable prime rate established by the Facility lender plus 0.30%. The Company was in compliance with all debt covenants as of December 31, 2018.

On August 9, 2019, the Company entered into a LSA for an aggregate principal amount of up to $50.0 million, subject to certain limitations. Initial borrowings from the LSA of $35.0 million were used to extinguish the Facility, and for general corporate purposes. The Company incurred a loss of less than $0.1 million on the extinguishment of the Facility and the associated unamortized issuance costs. The LSA bears interest equal to the

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

greater of either (i) 10.75% plus the prime rate as reported in The Wall Street Journal minus 5.5%, or (ii) 10.75%. Additionally, the Company is subject to paid-in-kind (“PIK”) interest of 0.55% and an end of term charge equal to 3.00% of the total funded amount. The LSA bore interest at a rate of 10.75% for the years ended December 31, 2020 and 2019. Monthly payments on the LSA are interest only, with the principal, accrued PIK interest and the end of term charge due in full at maturity. Unused capacity under the LSA does not bear a commitment fee.

The LSA matures on August 1, 2023, subject to certain conditions, is secured by substantially all of the Company’s assets, and does not contain any financial covenants. The Company incurred debt issuance costs of $0.6 million associated with the LSA. On March 19, 2020, the Company borrowed an additional $4.0 million from the LSA (the maximum borrowing capacity available at the time), increasing total borrowings from $35.0 million to $39.0 million. Total borrowings of $39.0 million are outstanding as of December 31, 2020. There was $7.8 million of available borrowing capacity under the LSA as of December 31, 2020.

Interest and debt issuance amortization costs of $4.9 million, $2.1 million, and $0.2 million were incurred by the Company in conjunction with the LSA and the Facility for the years ended December 31, 2020, 2019, and 2018, respectively, and are included as “Interest expense” in the accompanying Consolidated Statements of Operations.

The Company applied for and received a promissory note under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act program in the amount of $8.3 million on April 16, 2020. The promissory note is scheduled to mature on April 16, 2022 and has a 1.00% interest rate. The promissory note is forgivable under certain conditions. The promissory note has not been forgiven.

11. Members’ Equity

Nonredeemable Preferred Units

Class A Preferred Units

The Company has authorized 7,906,980 units of Class A preferred voting units (“Class A Units”), of which 7,906,980 were issued and are outstanding as of December 31, 2020. Class A Units were issued in fiscal 2014 with an original issuance price (“OIP”) of $0.430000 per unit and carry a mandatory dividend at the rate of 8.5%, accruing cumulatively and quarterly in arrears (the “Class A Mandatory Dividend Amount”). As of December 31, 2020, 2019 and 2018, $1.9 million, $1.6 million and $1.3 million of cumulative dividends would be payable in the event of a qualifying distribution.

Class A-1 Preferred Units

The Company has authorized 7,822,681 units of Class A-1 preferred voting units (“Class A-1 Units”), of which 7,822,681 were issued and are outstanding as of December 31, 2020. Class A-1 Units were issued in fiscal 2015 with an OIP of $0.434634 per unit and carry a mandatory dividend at the rate of 8.5%, accruing cumulatively and quarterly in arrears (the “Class A-1 Mandatory Dividend Amount”). As of December 31, 2020, 2019, and 2018, $1.7 million, $1.4 million, and $1.1 million of cumulative dividends would be payable in the event of a qualifying distribution.

Nonredeemable Preferred Units Rights

Class A Units are eligible to receive, in the aggregate, an amount equal to 3x the Class A OIP (the “Class A Preferred Return”) in accordance with and subject to the Company’s distribution waterfall. Class A-1 Units are

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

eligible to receive, in the aggregate, an amount equal to 3x the Class A-1 OIP (the “Class A-1 Preferred Return” and together with the Class A Preferred Return, the “Preferred Return”) in accordance with and subject to the Company’s distribution waterfall. Alternatively, at the election of a holder at any time, or automatically in connection with a qualified Initial Public Offering (“IPO”), the Class A Units and Class A-1 Units convert to common units in accordance with the then-applicable conversion ratio.

Redeemable Preferred Units

Class B Redeemable Preferred Units

The Company has authorized 40,499,299 units of Class B redeemable preferred voting units (“Class B Units”), of which 40,499,299 were issued and are outstanding as of December 31, 2020. Class B Units were issued in 2015 with an OIP of $1.246935 per unit.

Class C Redeemable Preferred Units

The Company has authorized 18,586,623 units of Class C redeemable preferred voting units (“Class C Units”), of which 18,586,623 were issued and are outstanding as of December 31, 2020. Class C Units were issued in 2017 and 2018 with an OIP of $2.703557 per unit.

Redeemable Preferred Units Rights

The Company’s Amended and Restated Operating Agreement (the “Operating Agreement”) states that starting on November 24, 2022 (the fifth anniversary of the Operating Agreement), holders of a majority of the Class B and Class C units (collectively the “Senior Preferred Units”) may elect to have the Company redeem one-third of the outstanding Senior Preferred Units within 60 days from the election date and then on each of the following two anniversaries, at a redemption price equal to the greater of (i) the applicable OIP of such class of Senior Preferred Units or (ii) the fair market value of the Senior Preferred Units as of the redemption election date. The Company’s Senior Preferred Units are accreted to the greater of OIP or fair market value, which is the redemption value, at the end of each reporting date. During the year ended December 31, 2020, the Company recognized accretion of $150.1 million and $69.1 million on the Class B Redeemable Preferred Units and the Class C Redeemable Preferred Units, respectively. Senior Preferred Units are convertible into common units at any time at the option of the holders, or automatically upon a qualified IPO, at a conversion price equal to the applicable OIP of such class of Senior Preferred Units, subject to adjustment for subsequent issuances of common units.

Upon any liquidation, dissolution, winding up, or change in control of the Company, the holders of the Redeemable Preferred Units are entitled to receive, prior and in preference to any distribution or payment made to any other equity holders, an amount equal to the aggregate Class B OIP and Class C OIP.

Common Units

The Company has authorized 85,564,605 units of common membership voting units, of which 85,564,605 were issued and are outstanding as of December 31, 2020. Common units have an OIP of $0.000001 per unit and represent the initial capital contributions of approximately $0.1 million. Common unit holders share in the Company’s profits and distributions after the holders of Class A Units, Class A-1 Units, Class B Units, Class C Units, and the Class A Units and Class A-1 Units Preferred Return, or on a pro rata basis in the event of a Qualified IPO.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

As of December 31, 2020, there were no authorized and unissued Class A Units, Class A-1 Units, Class B Units, Class C Units or Common Units.

Profits Interest Units

As of December 31, 2020, and 2019, 30,732,995 and 28,452,751 of profits interest units (“PIU”), respectively, had been issued. Each PIU represents a non-voting equity interest in the Company that entitles the holder to appreciation in the equity value of the Company arising after the date of grant and after such time as an applicable hurdle amount is met. The Company recognizes the cost of services received in exchange for PIUs based on the grant-date fair value. That cost is recognized on a straight-line basis over the period during which a service provider is required to provide service in exchange for the award—the requisite service period. Any forfeitures of equity-based compensation are recorded as they occur.

The Company uses the Black-Scholes-Merton pricing model to estimate the fair value of PIU awards, using the following assumptions:

•	Equity price per unit is based on an enterprise valuation of the Company in effect at the time of grant

•	The expected term varies from 6 to 10 years and is determined using the simplified method based on the weighted average term to vest and the contractual term for each individual grant

•	The dividend yield is set at zero as the underlying security does not pay a dividend

•

The volatility rate varies from 45% to 55% based on observed historical stock price movements over a period commensurate with the expected life of each PIU, as well as, consideration for the implied volatility of the guideline companies as of each grant date

•	The risk-free rate varies from 1.28% to 2.95% to correspond with the expected life as of each grant date, based on observation of yields on U.S. Treasury constant maturities

The value resulting from the Black-Scholes-Merton option pricing model is then discounted to reflect the lack of marketability of the PIUs. The size of the discount is determined as a function of market participant assumptions as to the estimated time for the Company to reach a liquidity event, using both empirical studies and quantitative analysis.

PIUs are subject to multi-year, time-based, graded, vesting schedules, typically over a four to six year period. Stock-based compensation expense is based on the grant date fair value of the awards, and is recognized over the requisite service period for the entire award.

The PIUs are classified as equity awards, and are subject to forfeiture or repurchase consistent with the Operating Agreement. Forfeitures are recorded based on actual forfeiture experience, and result in an adjustment to stock-based compensation expense recognized in the Consolidated Statements of Operations. Upon a termination event or involuntary transfer of Company units, the Board may elect to cause the Company to purchase all or any portion of the PIUs that are not forfeited at their fair market value of such units.

Once vested, holders of PIUs are eligible to participate in distributions upon the occurrence of certain qualifying events, which would trigger the waterfall liquidation schedule and result in a distribution to holders of PIUs.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The following tables summarize PIU activity:

	Number of Units	Weighted Average Fair Value Per Unit
Non-vested profits interest units at December 31, 2017	6,827,138	$0.22

Granted	11,414,684	0.45
Vested	(2,942,987)	0.22
Settled	(402,284)	0.23
Forfeited	(477,250)	0.34

Non-vested profits interest units at December 31, 2018	14,419,301	$0.40
Granted	6,354,248	0.59
Vested	(4,604,155)	0.34
Forfeited	(3,864,945)	0.46

Non-vested profits interest units at December 31, 2019	12,304,449	$0.50
Granted	2,280,244	0.83
Vested	(4,071,402)	0.50
Forfeited	—	—

Non-vested profits interest units at December 31, 2020	10,513,291	$0.57

For the years ended December 31, 2020, 2019, and 2018, $1.7 million, $1.7 million, and $1.4 million, respectively, was recorded as stock-based compensation expense as a component of “General and administrative expenses” in the accompanying Consolidated Statements of Operations. As of December 31, 2020, total unrecognized compensation related to unvested PIUs of $5.4 million is expected to be recognized over a weighted average period of 2.0 years.

Unit Appreciation Rights

Unit Appreciation Rights (“UARs”) have been granted to U.S. employees of the Company as well as a defined group of qualifying independent contractors in Canada. UARs are considered liability classified awards and are subject to multi-year, time-based, graded, vesting schedules, typically over a four or five year period; and are only eligible for payment upon certain triggering events or as determined by the Board of Managers. UARs are settled prior to settlement with equity holders of the Company with the holder of the UAR receiving the difference between the hurdle rate at issuance and the fair market value of a common unit at the time of settlement. Because UARs are only settled upon the outcome of certain events, there is no compensation expense to be recorded until such time that a triggering event is deemed to be probable.

As of December 31, 2020, 13,428,010 UARs were outstanding at an average hurdle rate of $1.35. If there was a qualifying liquidity event under the terms of the UAR Plan, the vested UARs would be valued at $11.9 million based on the Company’s January 1, 2021 valuation.

12. Earnings per Unit

Basic earnings per unit is calculated as the sum of net loss less undeclared cumulative dividends on preferred stock and redeemable preferred unit accretion divided by the average number of units of common units outstanding for the period. Diluted earnings per unit is based on the average number of units used for the basic earnings per unit calculation, adjusted for the dilutive effect of PIUs using the “treasury stock” method to the extent they are dilutive. The UARs would be considered a participating security in the event of settlement. The impact of potentially dilutive preferred units is calculated using the “if-converted” method.

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

The following table sets forth the computation of basic and diluted earnings per unit (in thousands, except per unit amounts).

	Year Ended December 31,
	2020	2019	2018
Basic and diluted earnings per unit:
Net loss	$(24,663)	$(22,439)	$(25,377)
Undeclared dividends on nonredeemable preferred units	(578)	(578)	(578)
Redeemable Preferred Unit accretion	(219,257)	—	—

	(244,498)	(23,017)	(25,955)
Weighted average common units outstanding:	85,564,605	85,564,605	85,564,605

Basic and diluted earnings per unit	$(2.86)	$(0.27)	$(0.30)

The following table details the securities that have been excluded from the calculation of weighted-average units for diluted earnings per unit as they were anti-dilutive.

	Year Ended December 31,
	2020	2019	2018
Anti-dilutive units:
Class A preferred units	7,906,980	7,906,980	7,906,980
Class A-1 preferred units	7,822,681	7,822,681	7,822,681
Class B preferred units	40,499,299	40,499,299	40,499,299
Class C preferred units	18,586,623	18,586,623	18,586,623
Profits interest units	30,732,995	28,452,751	25,963,448

13. Related Parties

The Company’s Chief Executive Officer (“CEO”) is the majority owner of the outstanding common units, and the CEO and other members of the executive leadership team own Class B Units. Members of the executive leadership team, although not including the CEO, have also been granted PIUs, and have received compensation (guaranteed wages) at contracted rates per written executive agreements. The CEO’s compensation is determined annually by the Company’s Compensation Committee (which also determines executive team bonuses, increases in base guaranteed wages, and equity awards, as applicable).

In 2020, 2019, and 2018, $4.5 million, $1.8 million, and $0.8 million, respectively, of certain products and services purchased from companies in which certain of our Class B and C Unit holders have active investments.

As of December 31, 2020, and 2019, $0.5 million, and $0.2 million, respectively, of amounts due to companies in which certain of our Class B and C Unit holders have active investments were included in Other current liabilities.

14. Commitments and Contingencies

Leases

As of December 31, 2020, the Company leased office space in St. Louis, MO and Tempe, AZ. During fiscal 2020, the Company entered into a sublease agreement for the Tempe, AZ office space. The cash flows from the sublease were less than those the Company was required to make under the original lease agreement. As such, the Company recognized a loss on the sublease of $1.8 million, which was recorded in “Other expense (income), net.”

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

Future minimum lease payments due in each of the following fiscal years under the terms of the leases are as follows (in thousands):

2021	$1,891
2022	1,749
2023	1,599
2024	1,250
2025	632
Thereafter	—

Total	$7,121

Future sublease income in each of the following fiscal years under the terms of the subleases are as follows (in thousands):

2021	$588
2022	981
2023	1,000
2024	1,019
2025	516
Thereafter	—

Total	$4,104

Rent expense was $1.6 million, $2.5 million, and $2.2 million for the years ended December 31, 2020, 2019, and 2018, respectively.

The Company also maintains executive agreements with certain members of its executive management team which contain separation from service clauses that provide for severance upon termination by Company without cause, or certain other contractual terms.

15. Legal Proceedings

The Company is subject to various legal and regulatory proceedings with statutory authorities alleging that the Company violated labor or other laws that would apply to employees by misclassifying Experts as independent contractors. The Company has and is responding to these claims and believes this designation to be appropriate based on the nature of its relationship with such individuals and entities. The Company believes that it is only reasonably possible and not probable that the Company will incur a loss under various legal and regulatory proceedings challenging the classification of Experts as independent contractors because of the Company’s significant experience with such claims. Additionally, the amount of loss cannot be reasonably estimated because the amount of loss contingency is based on certain variable inputs (e.g., Platform usage by the Expert, number of plaintiffs/claimants, jurisdiction, etc.) which make the determination of a range of loss not possible.

The Company is subject to various other legal proceedings and actions in the normal course of business. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from such pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accrual for estimated liabilities (if any), are not expected to be material individually or in the aggregate to the consolidated financial condition, result of operations or cash

Live Learning Technologies LLC d/b/a Nerdy

Notes to Consolidated Financial Statements

December 31, 2020, 2019 and 2018

flows of the Company. In addition, although it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the consolidated financial condition, results of operations or cash flows of the Company.

16. Subsequent Events

The Company has evaluated subsequent events in accordance with U.S. GAAP through March 19, 2021, the date the financial statements were available to be issued.

On January 28, 2021, the Company executed a definitive business combination agreement with TPG Pace Tech Opportunities Corp. (“TPG Pace”). As a result of the proposed business combination, TPG Pace will be redomesticated to Delaware and renamed Nerdy Inc. The combined company will be organized in an umbrella partnership corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies (operating as partnerships) undertaking an initial public offering. The Up-C structure allows current equity unit holders to retain their equity ownership in the Company, an entity that is classified as a partnership for U.S. federal income tax purposes, and provides potential future tax benefits for Nerdy Inc. when the post-merger Nerdy equity holders ultimately exchange their pass-through interests for shares of Class A Common Stock in Nerdy Inc.

Nerdy Inc. will be a holding company, and immediately after the consummation of the business combination, its primary assets will consist of Nerdy units. Immediately following the closing of the transaction, Nerdy Inc. will control Nerdy in accordance with the terms of Nerdy’s Operating Agreement. Nerdy’s management will continue to manage the Company and all of its related and affiliated entities (subject to Nerdy Inc.’s board of directors) and Nerdy Inc.’s executive officers will serve as the executive officers for all of its related and affiliated entities in the United States. The boards of directors of TPG Pace and the board of managers and the members of Nerdy have approved the proposed transaction. We expect the transaction to close in the second quarter of 2021. The Company recorded $1.3 million of expenditures related to this transaction in “General and administrative expense” for the year ended December 31, 2020.

55,665,294 SHARES OF CLASS A COMMON STOCK

8,281,469 CLASS A WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

8,281,469 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO PURCHASE CLASS A COMMON STOCK

2,051,864 SHARES OF CLASS A COMMON STOCK UNDERLYING THE SHARES OF CLASS B COMMON STOCK UNDERLYING THE WARRANTS TO PURCHASE CLASS B COMMON STOCK

AND

76,732,173 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK

PROSPECTUS

October 24, 2021